As filed with the Securities and Exchange Commission on July 29, 2022
Registration No. 333 - 266200

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROLOGIS, INC.
(Exact name of registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	94-3281941 (I.R.S. Employer Identification Number)
Pier 1, Bay 1
San Francisco, California 94111
(415) 394-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward S. Nekritz, Secretary
Prologis, Inc.
1800 Wazee Street, Suite 500
Denver, Colorado 80202
(303) 567-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Adam O. Emmerich Viktor Sapezhnikov Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000	David Bonser Stacey P. McEvoy Tiffany Posil Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, DC 20004 (202) 637-5600

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the mergers described herein.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended. (Check one):
Large Accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Prologis, Inc. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED JULY 29, 2022
JOINT PROXY STATEMENT/PROSPECTUS

Dear Stockholders of Prologis, Inc. and Shareholders of Duke Realty Corporation:
The board of directors of Prologis, Inc., which we refer to as “Prologis,” and the board of directors of Duke Realty Corporation, which we refer to as “Duke Realty,” have each unanimously approved a combination of Prologis and Duke Realty to bring together two complementary owners, operators and developers of industrial real estate.
Prologis and Duke Realty, together with certain of their subsidiaries, entered into an agreement and plan of merger on June 11, 2022. In the proposed transaction, Duke Realty shareholders will receive 0.475 of a newly issued share of Prologis common stock for each share of Duke Realty common stock that they own. The exchange ratio described above is fixed and will not be adjusted to reflect stock price changes prior to the closing. Prologis common stock and Duke Realty common stock are each traded on the New York Stock Exchange, which we refer to as the “NYSE,” under the symbols “PLD” and “DRE,” respectively. Based on the closing price of Prologis common stock on the NYSE of $117.24 on June 10, 2022, the last trading day before public announcement of the proposed transaction, the exchange ratio represented approximately $55.69 in Prologis common stock for each share of Duke Realty common stock. Based on the closing price of Prologis common stock on the NYSE of $127.59 on July 26, 2022, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $60.61 in Prologis common stock for each share of Duke Realty common stock.
The combination of Duke Realty and Prologis will be accomplished through a series of transactions consisting of (i) a merger of Duke Realty with and into Compton Merger Sub LLC, a wholly owned subsidiary of Prologis, which we refer to as “Prologis Merger Sub,” with Prologis Merger Sub continuing as the surviving entity, which we refer to as the “company merger”; (ii) a contribution of all outstanding equity interests of Prologis Merger Sub to Prologis, L.P., which we refer to as “Prologis OP,” in exchange for newly issued Prologis OP common units to Prologis and/or its subsidiaries as directed by Prologis; and (iii) a merger of Compton Merger Sub OP LLC, a wholly owned subsidiary of Prologis OP, which we refer to as “Prologis OP Merger Sub,” with and into Duke Realty Limited Partnership, which we refer to as “Duke Realty OP,” with Duke Realty OP surviving the merger as a wholly owned subsidiary of Prologis OP, which we refer to as the “partnership merger” and, together with the company merger, the “mergers.” In addition to the exchange of shares of Duke Realty common stock for Prologis common stock, if the mergers are completed, each common partnership interest of Duke Realty OP, or the “Duke Realty OP common units,” will be converted into 0.475 of a newly issued common limited partnership interest of Prologis OP. The obligations of the parties to effect the mergers are subject to the satisfaction or waiver of certain customary conditions set forth in the merger agreement (including the approval of Prologis stockholders and Duke Realty shareholders).
Upon completion of the mergers, we estimate that former holders of Duke Realty common stock will own approximately 20% of the then outstanding Prologis common stock, based on the number of shares of Prologis common stock outstanding as of June 30, 2022 and the number of shares of Duke Realty common stock and equity-based awards outstanding as of June 30, 2022. In connection with the mergers, based on the outstanding shares of Duke Realty common stock as of June 30, 2022, we anticipate that Prologis will issue a total of approximately 183,334,282 shares of Prologis common stock, including 182,789,895 shares of Prologis common stock in exchange for the outstanding shares of Duke Realty common stock in the company merger and up to 544,387 shares of Prologis common stock to be issued in exchange for the

Duke Realty restricted stock units, certain Duke Realty performance stock units, and the Duke Realty executive and director deferred stock unit accounts.
The company merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes, and accordingly, assuming the company merger so qualifies, Duke Realty shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the surrender of their Duke Realty common stock and receipt of Prologis common stock, except with respect to cash they may receive in lieu of any fractional shares of Prologis common stock.
Prologis and Duke Realty will each hold a special meeting of their stockholders and shareholders, respectively, on September 28, 2022 in connection with the mergers. Due to the COVID-19 pandemic and to support the health and well-being of the stockholders of Prologis and shareholders of Duke Realty, as well as their respective directors and employees, the special meetings will be held in a virtual format only. You will not be able to attend either of the special meetings physically.
At the Prologis special meeting, Prologis stockholders will be asked to consider and vote on a proposal to approve the issuance of shares of Prologis common stock in connection with the company merger on the terms and conditions set forth in the merger agreement, which we refer to as the “Prologis common stock issuance proposal.” The record date for determining the stockholders entitled to receive notice of, and to vote at, the Prologis special meeting is August 8, 2022. The mergers cannot be completed unless Prologis stockholders approve the Prologis common stock issuance proposal by the affirmative vote of holders of a majority of votes cast on such matter by holders of shares of Prologis common stock entitled to vote on such matter.
At the special meeting of Duke Realty shareholders, Duke Realty shareholders will be asked to consider and vote on a proposal to approve the merger agreement, which we refer to as the “Duke Realty merger agreement proposal.” The record date for determining the shareholders entitled to receive notice of, and to vote at, the Duke Realty special meeting is August 8, 2022. The mergers cannot be completed unless Duke Realty shareholders approve the Duke Realty merger agreement proposal by the affirmative vote of holders of a majority of the outstanding shares of Duke Realty common stock entitled to vote on such matter.
This joint proxy statement/prospectus contains important information about Prologis, Duke Realty, the mergers, the merger agreement and the Prologis and Duke Realty special meetings. This document is also a prospectus for shares of Prologis common stock that will be issued to Duke Realty shareholders and holders of Duke Realty equity-based awards pursuant to the merger agreement. We encourage you to read this joint proxy statement/prospectus, the annexes and documents incorporated herein by reference carefully before voting, including the section entitled “Risk Factors” beginning on page 28.
Your vote is very important, regardless of the number of shares of Prologis or Duke Realty common stock you own. Whether or not you plan to attend the Prologis or Duke Realty special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares of Prologis or Duke Realty common stock are represented at the Prologis or Duke Realty special meeting, as applicable. Please review this joint proxy statement/prospectus for more complete information regarding the mergers and the Prologis and Duke Realty special meetings.
The Prologis board of directors unanimously recommends that the Prologis stockholders vote FOR the Prologis common stock issuance proposal, which approval is necessary to complete the mergers.
The Duke Realty board of directors unanimously recommends that the Duke Realty shareholders vote FOR the Duke Realty merger agreement proposal, which approval is necessary to complete the mergers.
Sincerely, HAMID R. MOGHADAM Co-Founder, Chief Executive Officer and Chairman Prologis, Inc.	Sincerely, JAMES B. CONNOR Chairman and Chief Executive Officer Duke Realty Corporation
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the mergers or the securities to be issued under this joint proxy statement/prospectus or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated August 2, 2022, and is first being mailed to Prologis stockholders and Duke Realty shareholders on or about August 5, 2022.

PROLOGIS, INC.
Pier 1, Bay 1
San Francisco, California 94111

NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 28, 2022

To the Stockholders of Prologis, Inc.:
A special meeting of the stockholders of Prologis, Inc., a Maryland corporation, which we refer to as “Prologis,” will be conducted via a virtual live webcast on September 28, 2022, commencing at 9:00 a.m., Pacific Time, which we refer to as the “Prologis special meeting.” Due to the COVID-19 pandemic and to support the health and well-being of our stockholders, directors and employees, the Prologis special meeting will be held in a virtual format only. The link for the virtual live webcast is www.virtualshareholdermeeting.com/PLD2022SM. To be admitted to the Prologis special meeting at www.virtualshareholdermeeting.com/PLD2022SM, you must enter the control number found on your proxy card or voting instruction form or notice you previously received. You may vote during the Prologis special meeting by following the instructions available on the meeting website during the meeting. At the Prologis special meeting, Prologis stockholders will be asked to consider and vote upon the following matters:
1.
a proposal to approve the issuance of shares of Prologis common stock, which we refer to as the “Prologis common stock issuance proposal,” in connection with the merger of Duke Realty Corporation, an Indiana corporation, which we refer to as “Duke Realty,” with and into Compton Merger Sub LLC, a newly created wholly owned subsidiary of Prologis, which we refer to as “Prologis Merger Sub,” with Prologis Merger Sub continuing as the surviving entity (we refer to such merger as the “company merger”), pursuant to which each outstanding share of Duke Realty common stock will be converted into the right to receive 0.475 of a newly issued share of Prologis common stock, in each case, pursuant to, and on the terms and conditions set forth in, the Agreement and Plan of Merger, dated as of June 11, 2022, as it may be amended from time to time, by and among Prologis, Duke Realty and the other parties thereto, which we refer to as the “merger agreement,” a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice; and

2.
a proposal to approve one or more adjournments of the Prologis special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the Prologis common stock issuance proposal, which we refer to as the “Prologis adjournment proposal.”

Prologis does not expect to transact any other business at the Prologis special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Prologis special meeting. The board of directors of Prologis, which we refer to as the “Prologis board,” has fixed the close of business on August 8, 2022 as the record date for the determination of Prologis’ stockholders entitled to receive notice of, and to vote at, the Prologis special meeting and any adjournments or postponements of the Prologis special meeting. Only holders of record of shares of Prologis common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Prologis special meeting.

Assuming a quorum is present, approval of the Prologis common stock issuance proposal requires the affirmative vote of a majority of all votes cast on such proposal. The company merger cannot be completed without the approval by Prologis’ stockholders of the Prologis common stock issuance proposal.
Assuming a quorum is present, approval of the Prologis adjournment proposal requires the affirmative vote of a majority of all votes cast on such proposal.
The Prologis board has unanimously approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement and unanimously recommends that the Prologis stockholders vote FOR the Prologis common stock issuance proposal and FOR the Prologis adjournment proposal.
YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Prologis special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the Prologis special meeting. If Prologis stockholders of record return properly executed proxies but do not indicate how their shares of Prologis common stock should be voted on a proposal, the shares of Prologis common stock represented by their properly executed proxy will be voted as the Prologis board recommends and, therefore, FOR the Prologis common stock issuance proposal and FOR the Prologis adjournment proposal. Even if you plan to attend the Prologis special meeting virtually, we urge you to submit your proxy as promptly as possible by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card, or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope prior to the Prologis special meeting to ensure that your shares will be represented and voted at the Prologis special meeting.
If your shares of Prologis common stock are held in “street name” by your broker or other nominee, please follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of Prologis common stock. If you do not provide voting instructions to your broker or other nominee, your broker or other nominee may not vote such shares with respect to any of the proposals being voted on at the Prologis special meeting.
You may revoke your proxy at any time before it is voted at the Prologis special meeting. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the company merger, the other transactions contemplated by the merger agreement and the Prologis special meeting.
This notice and the enclosed joint proxy statement/prospectus are first being mailed to Prologis stockholders on or about August 5, 2022.
By Order of the Board of Directors of Prologis, Inc.,
Edward S. Nekritz
Secretary
San Francisco, CA
August 2, 2022

DUKE REALTY CORPORATION
8711 River Crossing Boulevard
Indianapolis, Indiana 46240

NOTICE OF VIRTUAL SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 28, 2022

To the Shareholders of Duke Realty Corporation:
A special meeting of the shareholders of Duke Realty Corporation, an Indiana corporation, which we refer to as “Duke Realty,” will be conducted via a virtual live webcast on September 28, 2022, commencing at 12:00 p.m., Eastern Time, which we refer to as the “Duke Realty special meeting.” Due to the COVID-19 pandemic and to support the health and well-being of our shareholders, directors and employees, the Duke Realty special meeting will be held in a virtual format only. The link for the virtual live webcast is www.virtualshareholdermeeting.com/DRE2022SM. To be admitted to the Duke Realty special meeting at www.virtualshareholdermeeting.com/DRE2022SM, you must enter the 16-digit control number found on your proxy card or voting instruction form. You may vote during the Duke Realty special meeting by following the instructions available on the meeting website during the meeting. At the Duke Realty special meeting, Duke Realty shareholders will be asked to consider and vote upon the following matters:
1.
a proposal to approve the Agreement and Plan of Merger (including the plan of merger set forth therein), dated as of June 11, 2022, as it may be amended from time to time, by and among Prologis, Inc., a Maryland corporation, which we refer to as “Prologis,” Duke Realty and the other parties thereto, which we refer to as the “merger agreement,” a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, and the transactions contemplated thereby, including the merger of Duke Realty with and into Compton Merger Sub LLC, a newly created wholly owned subsidiary of Prologis, which we refer to as “Prologis Merger Sub,” with Prologis Merger Sub continuing as the surviving entity (we refer to such merger as the “company merger”), on the terms and conditions set forth in the merger agreement, which we refer to as the “Duke Realty merger agreement proposal”;

2.
a non-binding advisory proposal to approve the compensation that may be paid or become payable to the named executive officers of Duke Realty in connection with the company merger and the other transactions contemplated by the merger agreement, which we refer to as the “Duke Realty compensation proposal”; and

3.
a proposal to approve one or more adjournments of the Duke Realty special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the Duke Realty merger agreement proposal, which we refer to as the “Duke Realty adjournment proposal.”

Duke Realty does not expect to transact any business other than as set forth above at the Duke Realty special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Duke Realty special meeting. The board of directors of Duke Realty, which we refer to as the “Duke Realty board,” has fixed the close of business on August 8, 2022 as the record date for the determination of Duke Realty shareholders entitled to receive notice of, and to vote at, the Duke Realty special meeting and any adjournments or postponements of the Duke Realty special meeting. Only holders of record of shares of

Duke Realty common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Duke Realty special meeting.
Approval of the Duke Realty merger agreement proposal requires the affirmative vote of holders of a majority of the outstanding shares of Duke Realty common stock entitled to vote on such proposal. If a Duke Realty shareholder does not vote on the Duke Realty merger agreement proposal, it will have the same effect as a vote by such holder against the proposal. The company merger cannot be completed without the approval by Duke Realty shareholders of the Duke Realty merger agreement proposal.
Assuming a quorum is present, approval of the Duke Realty compensation proposal requires the affirmative vote of a majority of all votes cast on such proposal.
Assuming a quorum is present, approval of the Duke Realty adjournment proposal requires the affirmative vote of a majority of all votes cast on such proposal.
The Duke Realty board has unanimously approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement and unanimously recommends that the Duke Realty shareholders vote FOR the Duke Realty merger agreement proposal, FOR the Duke Realty compensation proposal and FOR the Duke Realty adjournment proposal.
YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Duke Realty special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the Duke Realty special meeting. If Duke Realty shareholders of record return properly executed proxies but do not indicate how their shares of Duke Realty common stock should be voted on a proposal, the shares of Duke Realty common stock represented by their properly executed proxy will be voted as the Duke Realty board recommends and, therefore, FOR the Duke Realty merger agreement proposal, FOR the Duke Realty compensation proposal and FOR the Duke Realty adjournment proposal. Even if you plan to attend the Duke Realty special meeting virtually, we urge you to submit your proxy as promptly as possible by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card, or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope prior to the Duke Realty special meeting to ensure that your shares will be represented and voted at the Duke Realty special meeting.
If your shares of Duke Realty common stock are held in “street name” by your broker or other nominee, please follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of Duke Realty common stock. If you do not provide voting instructions to your broker or other nominee, your broker or other nominee may not vote such shares with respect to any of the proposals being voted on at the Duke Realty special meeting.
You may revoke your proxy at any time before it is voted at the Duke Realty special meeting. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the company merger, the other transactions contemplated by the merger agreement and the Duke Realty special meeting.
This notice and the enclosed joint proxy statement/prospectus are first being mailed to Duke Realty shareholders on or about August 5, 2022.
By Order of the Board of Directors of Duke Realty Corporation,
Ann C. Dee
Corporate Secretary
Indianapolis, IN
August 2, 2022

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Prologis and Duke Realty from other documents that are not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 174.
Documents incorporated by reference are also available to Prologis stockholders and Duke Realty shareholders without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers.
Prologis, Inc. Pier 1, Bay 1 San Francisco, CA 94111 Attention: Investor Relations (415) 394-9000 www.prologis.com	Duke Realty Corporation 8711 River Crossing Boulevard Indianapolis, IN 46240 Attention: Investor Relations (317) 808-6060 www.dukerealty.com
To receive timely delivery of the requested documents in advance of the applicable special meeting, you should make your request no later than September 21, 2022.
ABOUT THIS DOCUMENT
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Prologis (File No. 333-266200) with the Securities and Exchange Commission, which we refer to as the “SEC,” constitutes a prospectus of Prologis for purposes of the Securities Act of 1933, as amended, with respect to the shares of Prologis common stock to be issued to Duke Realty shareholders in exchange for shares of Duke Realty common stock and to holders of Duke Realty equity-based awards pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a joint proxy statement for Prologis and Duke Realty for purposes of the Securities Exchange Act of 1934, as amended. In addition, it constitutes a notice of meeting with respect to the Prologis and Duke Realty special meetings.
You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 2, 2022. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date or the date of such incorporated information. Neither our mailing of this joint proxy statement/prospectus to Prologis stockholders or Duke Realty shareholders nor the issuance by Prologis of shares of its common stock to Duke Realty shareholders or holders of Duke Realty equity-based awards pursuant to the merger agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Prologis has been provided by Prologis, and information contained in this joint proxy statement/prospectus regarding Duke Realty has been provided by Duke Realty.

i

ii

iii

DEFINED TERMS
The following terms are used throughout this joint proxy statement/prospectus. Unless stated otherwise, the terms set forth below, whenever used in this joint proxy statement/prospectus, have the following meanings:
•
“closing” means the closing of the mergers.

•
“closing date” means the date on which the closing actually occurs.

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“Code” means the Internal Revenue Code of 1986, as amended.

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“Combined Company” means Prologis and its subsidiaries after the effective time of the partnership merger.

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“Combined Company common stock” means the common stock of Prologis after the effective time of the partnership merger.

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“company merger” means the merger of Duke Realty with and into Prologis Merger Sub, with Prologis Merger Sub continuing as the surviving entity.

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“company merger effective time” means the date and time the company merger becomes effective.

•
“contribution” means the contribution of all outstanding equity interests of Prologis Merger Sub to Prologis OP, in exchange for the issuance of Prologis OP common units, which we refer to as the “issuance” to Prologis and/or its subsidiaries.

•
“contribution and issuance effective time” means the date and time the contribution and issuance becomes effective.

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“DLLCA” means the Delaware Limited Liability Company Act.

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“Duke Realty” means Duke Realty Corporation.

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“Duke Realty 2000 PSP award” means a Duke Realty performance share award granted under the Duke Realty 2000 Performance Share Plan (including any dividend equivalent units credited thereon).

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“Duke Realty board” means the board of directors of Duke Realty.

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“Duke Realty common stock” means the common stock of Duke Realty, par value $0.01 per share.

•
“Duke Realty director DSU account” means the portion of each account of each participant in the Duke Realty 2015 Non-Employee Directors Compensation Plan or the Duke Realty Directors’ Deferred Compensation Plan that is notionally invested in shares of Duke Realty common stock as of immediately prior to the company merger effective time (including any notional shares credited thereto in respect of deemed reinvested dividends).

•
“Duke Realty executive DSU account” means the portion of each account of each participant in the Duke Realty Executives’ Deferred Compensation Plan that is notionally invested in shares of Duke Realty common stock as of immediately prior to the company merger effective time (including any notional shares credited thereto in respect of deemed reinvested dividends).

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“Duke Realty OP” means Duke Realty Limited Partnership.

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“Duke Realty OP common units” means the common limited partnership interests of Duke Realty OP.

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“Duke Realty OP LTIP unit” means a partnership interest in Duke Realty OP that has been designated as an “LTIP Unit” pursuant to the Duke Realty OP partnership agreement.

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“Duke Realty OP partnership agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Duke Realty OP, as amended.

•
“Duke Realty OP performance-based LTIP unit award” means each performance-based vesting award granted under a Duke Realty equity incentive plan that relates to Duke Realty OP LTIP units that is outstanding and unvested as of immediately prior to the partnership merger effective time (including any dividend equivalent units credited thereon).

•
“Duke Realty OP time-based LTIP unit award” means each time-based vesting award granted under a Duke Realty equity incentive plan that relates to Duke Realty OP LTIP units that is outstanding and unvested as of immediately prior to the partnership merger effective time.

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“Duke Realty parties” means Duke Realty and Duke Realty OP.

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“Duke Realty PSP award” means a Duke Realty performance share award granted under a Duke Realty equity incentive plan (including any dividend equivalent units credited thereon) that is not a Duke Realty 2000 PSP award.

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“Duke Realty RSU award” means a Duke Realty restricted stock unit award granted under a Duke Realty equity incentive plan (including any dividend equivalent units credited thereon).

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“Duke Realty shareholder approval” means the affirmative vote of the holders of a majority of the outstanding shares of Duke Realty common stock entitled to vote on the approval of the merger agreement.

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“Duke Realty special meeting” means a special meeting of the shareholders of Duke Realty conducted via a virtual live webcast on September 28, 2022, commencing at 12:00 p.m., Eastern Time.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“exchange agent” means Computershare Trust Company, N.A.

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“exchange ratio” means the right to receive 0.475 of a share of Prologis common stock or 0.475 Prologis OP common units for each share of Duke Realty common stock or Duke Realty OP common unit, respectively.

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“GAAP” means generally accepted accounting principles as applied in the United States.

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“Goldman Sachs” means Goldman Sachs & Co. LLC, financial advisor to Prologis.

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“merger agreement” means the Agreement and Plan of Merger, dated as of June 11, 2022, by and among the Prologis parties and the Duke Realty parties, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference.

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“merger consideration” means 0.475 of a share of Prologis common stock for each share of Duke Realty common stock.

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“mergers” means the company merger and the partnership merger.

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“Morgan Stanley” means Morgan Stanley & Co. LLC, financial advisor to Duke Realty.

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“new Prologis OP common units” means the new Prologis OP common units into which the Duke Realty OP common units are converted in the partnership merger.

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“NYSE” means the New York Stock Exchange.

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“partnership merger” means the merger of Prologis OP Merger Sub with and into Duke Realty OP, with Duke Realty OP continuing as the surviving entity.

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“partnership merger effective time” means the date and time the partnership merger becomes effective.

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“Prologis” means Prologis, Inc.

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“Prologis board” means the board of directors of Prologis.

•
“Prologis common stock” means the common stock of Prologis, par value $0.01 per share.

•
“Prologis Merger Sub” means Compton Merger Sub LLC.

•
“Prologis OP” means Prologis, L.P.

•
“Prologis OP Class A convertible common unit” means a limited partnership interest in Prologis OP designated as a “Class A Convertible Common Unit” under the Prologis OP partnership agreement.

•
“Prologis OP common unit” means a limited partnership interest in Prologis OP designated as a “Common Unit” under the Prologis OP partnership agreement.

•
“Prologis OP Merger Sub” means Compton Merger Sub OP LLC.

•
“Prologis OP partnership agreement” means the thirteenth amended and restated agreement of limited partnership of Prologis OP, as amended from time to time.

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“Prologis OP preferred units” means a limited partnership interest in Prologis OP designated as a “Series Q Preferred Partnership Unit” or a “6.25% Series T Cumulative Redeemable Preferred Partnership Unit” under the Prologis OP partnership agreement.

•
“Prologis parties” means Prologis, Prologis OP, Prologis Merger Sub and Prologis OP Merger Sub.

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“Prologis special meeting” means a special meeting of the stockholders of Prologis conducted via a virtual live webcast on September 28, 2022, commencing at 9:00 a.m., Pacific Time.

•
“Prologis VWAP” means the volume weighted average price of Prologis common stock for the 10 trading days immediately prior to the 2nd business day prior to the date of the company merger effective time, starting with the opening of trading on the 1st trading day of such period and ending with the closing of trading on the trading day immediately prior to the 2nd business day prior to the date of the company merger effective time, as reported by Bloomberg (or, in the event Bloomberg does not report such information, such third-party service as is mutually agreed upon in good faith by Prologis and Duke Realty).

•
“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

•
“SEC” means the Securities and Exchange Commission.

•
“Securities Act” means the Securities Act of 1933, as amended.

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“Taxable REIT Subsidiary” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

•
“Qualified REIT Subsidiary” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.

•
“UBOAPA” means the Indiana Uniform Business Organizations Administrative Provisions Act (2018).

•
“UBOTA” means the Indiana Uniform Business Organization Transactions Act.

•
“U.S. Treasury regulations” means regulations (as in effect from time to time) of the U.S. Department of the Treasury under the Code.

QUESTIONS AND ANSWERS
The following are answers to some questions that Prologis stockholders and Duke Realty shareholders may have regarding the proposed combination of Prologis and Duke Realty. Prologis and Duke Realty urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.
Q:
What is the proposed transaction?

A:
Prologis and Duke Realty have entered into a merger agreement, pursuant to which, subject to the terms and conditions set forth in the merger agreement, Prologis will acquire Duke Realty in three steps: (i) first, in the company merger, Duke Realty will merge with and into Prologis Merger Sub, with Prologis Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Prologis, (ii) thereafter, in the contribution and issuance, Prologis and Prologis Merger Sub will cause all the outstanding equity interests of Prologis Merger Sub to be contributed to Prologis OP in exchange for the issuance by Prologis OP of Prologis OP common units to Prologis and/or its subsidiaries as directed by Prologis, and (iii) thereafter, in the partnership merger, Prologis OP Merger Sub will merge with and into Duke Realty OP, with Duke Realty OP continuing as the surviving entity and a wholly owned subsidiary of Prologis OP.

Q:
What will happen in the proposed transaction?

A:
At the company merger effective time, each issued and outstanding share of Duke Realty common stock as of immediately before the company merger effective time will be automatically converted into the right to receive the merger consideration, together with cash in lieu of fractional shares (the “fractional share consideration”), without interest, upon the terms and subject to the conditions set forth in the merger agreement.

At the partnership merger effective time, (i) each membership interest of Prologis OP Merger Sub issued and outstanding immediately prior to the partnership merger effective time will be converted into and become one new validly issued Duke Realty OP common unit, (ii) the general partner interests in Duke Realty OP as of immediately prior to the partnership merger effective time will remain general partnership interests in Duke Realty OP, (iii) each Duke Realty OP common unit that is issued and outstanding immediately prior to the partnership merger effective time (other than any Duke Realty OP common units as described in clauses (iv) and (v) below) will automatically be converted into 0.475 of a new validly issued Prologis OP common unit, and each holder of Duke Realty OP common units will be admitted as a limited partner of Prologis OP in accordance with the terms of the Prologis OP partnership agreement, (iv) each Duke Realty OP common unit owned by Prologis Merger Sub as of immediately prior to the partnership merger effective time will remain outstanding at and following the partnership merger effective time, and (v) each Duke Realty OP common unit owned by any wholly owned subsidiary of Prologis Merger Sub or of Duke Realty OP, in each case, as of immediately prior to the partnership merger effective time, will be canceled and will cease to exist, and no consideration will be delivered in exchange therefor. No fractional new Prologis OP common units will be issued in the partnership merger. Any fractional new Prologis OP common unit that would otherwise be issued to any holder of Duke Realty OP common units will be rounded up to the nearest whole number, and the holders of Duke Realty OP common units will not be entitled to any further consideration with respect thereto.
See “The Merger Agreement — Merger Consideration; Effects of the Mergers” beginning on page 112 for detailed descriptions of the merger consideration and treatment of securities. See also “The Merger Agreement — Merger Consideration; Effects of the Mergers — Duke Realty Equity-Based Awards” beginning on page 113 for detailed descriptions of the treatment of equity awards in the mergers.

Q:
What happens if the company merger is not completed?

A:
If the company merger is not completed for any reason, Duke Realty shareholders will not have their shares of Duke Realty common stock exchanged for the merger consideration. Instead, each of Prologis and Duke Realty would remain a separate company.

Q:
What happens if the market price of shares of Prologis common stock or Duke Realty common stock changes before the closing of the mergers?

A:
No change will be made to the exchange ratio of 0.475 if the market price of shares of Prologis common stock or Duke Realty common stock changes before the mergers. As a result, the market value of the consideration to be received by Duke Realty shareholders in the company merger and Duke Realty OP unitholders in the partnership merger will increase or decrease depending on the market price of shares of Prologis common stock at the effective time of the mergers.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
Each of the Prologis board and the Duke Realty board is using this joint proxy statement/prospectus to solicit proxies of Prologis stockholders and Duke Realty shareholders, as applicable, in connection with seeking approval of the merger agreement, the company merger and the other transactions contemplated by the merger agreement. In addition, Prologis is using this joint proxy statement/prospectus as a prospectus for Duke Realty shareholders because Prologis is offering shares of Prologis common stock to be issued in connection with the company merger. The mergers cannot be completed unless the holders of Prologis common stock vote to approve the Prologis common stock issuance proposal and the holders of Duke Realty common stock vote to approve the Duke Realty merger agreement proposal.

Prologis and Duke Realty will each hold a meeting of its stockholders and shareholders, respectively, to obtain such approval and to consider other proposals as described elsewhere in this joint proxy statement/prospectus.
This joint proxy statement/prospectus contains important information about the company merger and the other proposals being voted on at the Prologis special meeting and the Duke Realty special meeting and you should read it carefully. The enclosed voting materials allow you to vote your Prologis common stock or Duke Realty common stock, as applicable, without attending the special meeting.
Your vote is important. You are encouraged to submit your proxy as promptly as possible.
Q:
Am I being asked to vote on any other proposals at the special meetings in addition to the Prologis common stock issuance proposal or the Duke Realty merger agreement proposal, as applicable?

A:
At the Prologis special meeting, Prologis stockholders will be asked to consider and vote upon the following additional proposal:

•
the Prologis adjournment proposal — a proposal to approve one or more adjournments of the Prologis special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the Prologis common stock issuance proposal.

At the Duke Realty special meeting, Duke Realty shareholders will be asked to consider and vote upon the following additional proposals:
•
the Duke Realty compensation proposal — a non-binding advisory proposal to approve the compensation that may be paid or become payable to the named executive officers of Duke Realty in connection with the company merger and the other transactions contemplated by the merger agreement; and

•
the Duke Realty adjournment proposal — a proposal to approve one or more adjournments of the Duke Realty special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the Duke Realty merger agreement proposal.

Q:
Why are Prologis and Duke Realty proposing the mergers?

A:
Among other reasons, because if completed, the mergers are expected to provide a number of significant potential strategic opportunities and benefits, including combining two highly complementary portfolios, allowing the Combined Company to capture significant cost and revenue synergies while offering its customers more choice, flexibility and product offerings as a result of the combined portfolios. To review the reasons of the Prologis board for the mergers in greater detail, see “The Mergers — Recommendation of the Prologis Board of Directors and Its Reasons for the Mergers” beginning on page 67. To review the reasons of the Duke Realty board for the mergers in greater detail, see “The Mergers — Recommendation of the Duke Realty Board of Directors and Its Reasons for the Mergers” beginning on page 70.

Q:
Who will be the board of directors and management of the Combined Company?

A:
The merger agreement provides that Prologis will take all actions necessary to add Duke Realty’s Chairman and Chief Executive Officer, James B. Connor, to the Prologis board at the company merger effective time. Except for the addition of Mr. Connor to the Prologis board, there will be no change to the members of the Prologis board as a result of the mergers, and the directors of Prologis as of immediately prior to the company merger effective time, together with Mr. Connor, will continue to serve as the directors of the Combined Company. Hamid R. Moghadam will continue to serve as Prologis’ Chief Executive Officer and Chairman of the Prologis board.

The executive officers of Prologis immediately prior to the company merger effective time will continue to serve as the executive officers of the Combined Company, with Hamid R. Moghadam continuing to serve as the Chief Executive Officer of the Combined Company.
Q:
Will Prologis and Duke Realty continue to pay dividends or distributions prior to the closing of the mergers?

A:
Yes.

The merger agreement permits Prologis to pay, subject to certain other exceptions related to preferred stock and dividends and distributions that are reasonably necessary to maintain its REIT qualification and/or avoid the imposition of United States federal income or excise tax, (i) regular quarterly cash distributions at a quarterly rate not to exceed $0.79 per share of Prologis common stock, except that the Prologis board may increase such dividend by no more than 15%, (ii) dividends pursuant to the terms of the series Q preferred stock, par value $0.01 per share, of Prologis, (iii) regular distributions that are required to be made in respect of the Prologis OP common units in connection with any dividends paid on the Prologis common stock, and (iv) distributions that are required to be made in respect of the Prologis OP preferred units and Prologis Class A convertible common units under the Prologis OP partnership agreement.
The merger agreement permits Duke Realty to pay, subject to certain other exceptions related to dividends and distributions that are reasonably necessary to maintain its REIT qualification and/or avoid the imposition of United States federal income or excise tax, (i) regular quarterly cash distributions at a quarterly rate not to exceed $0.28 per share of Duke Realty common stock, provided that if the Prologis board increases its regular quarterly cash distributions (by not more than 15%), then Duke Realty will be permitted to make a corresponding increase (of not more than 15%) in its regular dividend for the same quarterly period, and (ii) regular distributions that are required to be made in respect of the Duke Realty OP common units in connection with any dividends paid on the Duke Realty common stock.
Duke Realty has agreed that the record and payment dates for its quarterly dividends will be set to be the same dates as those of Prologis. Without limiting the foregoing, the timing of quarterly dividends will be coordinated by Prologis and Duke Realty so that if either Prologis stockholders or Duke Realty shareholders receive a dividend for any particular quarter between January 1, 2022, and the partnership merger effective time, the stockholders or shareholders, as applicable, of the other entity will also receive a dividend for that quarter between January 1, 2022 and the partnership merger effective time.

Q:
When and where are the Prologis special meeting and the Duke Realty special meeting?

A:
Due to the COVID-19 pandemic and to support the health and well-being of the stockholders of Prologis and the shareholders of Duke Realty, and the directors and employees of Prologis and Duke Realty, the special meetings will be held in a virtual format only. You will not be able to attend any of the special meetings physically.

The Prologis special meeting will be conducted via a virtual live webcast on September 28, 2022, commencing at 9:00 a.m., Pacific Time. The link for the virtual live webcast is www.virtualshareholdermeeting.com/PLD2022SM. To be admitted to the Prologis special meeting at www.virtualshareholdermeeting.com/PLD2022SM, you must enter the control number found on your proxy card or voting instruction form or notice you previously received. You may vote during the Prologis special meeting by following the instructions available on the meeting website during the meeting.
The Duke Realty special meeting will be conducted via a virtual live webcast on September 28, 2022, commencing at 12:00 p.m., Eastern Time. The link for the virtual live webcast is www.virtualshareholdermeeting.com/DRE2022SM. To be admitted to the Duke Realty special meeting at www.virtualshareholdermeeting.com/DRE2022SM, you must enter the 16-digit control number found on your proxy card or voting instruction form. You may vote during the Duke Realty special meeting by following the instructions available on the meeting website during the meeting.
Q:
How can I vote my shares without virtually attending my company’s special meeting?

A:
Prologis.   If you are a holder of record of Prologis common stock as of the record date for the Prologis special meeting, you may vote by proxy by:

•
Telephone or via the Internet.   This joint proxy statement/prospectus is accompanied by a proxy card with instructions for submitting voting instructions. Prologis stockholders may authorize a proxy by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Shares will be voted as directed by Prologis stockholders in the same manner as if such Prologis stockholder had completed, signed, dated and returned a proxy card, as described below.

•
Mail.   Prologis stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

If you hold Prologis common stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at your special meeting.
Duke Realty.   If you are a holder of record of Duke Realty common stock as of the record date for the Duke Realty special meeting, you may vote by proxy by:
•
Telephone or via the Internet.   This joint proxy statement/prospectus is accompanied by a proxy card with instructions for submitting voting instructions. Duke Realty shareholders may authorize a proxy by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Shares will be voted as directed by Duke Realty shareholders in the same manner as if such Duke Realty shareholder had completed, signed, dated and returned a proxy card, as described below.

•
Mail.   Duke Realty shareholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

If you hold shares of Duke Realty common stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at your special meeting.
Q:
Who can vote at the Prologis special meeting and the Duke Realty special meeting?

A:
All holders of record of Prologis common stock as of the close of business on August 8, 2022, the record date for determining stockholders entitled to notice of and to vote at the Prologis special meeting, are entitled to receive notice of and to vote at the Prologis special meeting. As of July 26, 2022, the latest practicable date before the date of this joint proxy statement/prospectus, there were 740,375,654 shares of Prologis common stock outstanding and entitled to vote at the Prologis special meeting, held by approximately 5,906 holders of record. Each outstanding share of Prologis common stock is entitled to one vote on each proposal presented at the Prologis special meeting.
All holders of record of Duke Realty common stock as of the close of business on August 8, 2022, the record date for determining shareholders entitled to notice of and to vote at the Duke Realty special meeting, are entitled to receive notice of and to vote at the Duke Realty special meeting. As of July 26, 2022, the latest practicable date before the date of this joint proxy statement/prospectus, there were 384,835,231 shares of Duke Realty common stock outstanding and entitled to vote at the Duke Realty special meeting, held by approximately 4,295 holders of record. Each outstanding share of Duke Realty common stock is entitled to one vote on each proposal presented at the Duke Realty special meeting.
Q:
What constitutes a quorum?

A:
For the Prologis special meeting, to constitute a quorum, there must be present in person or by proxy the holders of Prologis common stock constituting a majority of all issued and outstanding shares of Prologis common stock entitled to vote. If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the Prologis special meeting. If your shares are held in “street name” by your broker or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Prologis special meeting.

For the Duke Realty special meeting, to constitute a quorum, there must be present in person or by proxy the holders of a majority of all issued and outstanding shares of Duke Realty common stock entitled to vote at the Duke Realty special meeting. If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the Duke Realty special meeting. If your shares are held in “street name” by your broker or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Duke Realty special meeting.
Q:
What vote is required to approve the proposals?

A:
The proposals to be voted upon at the Prologis special meeting and the Duke Realty special meeting require the following votes in order to be approved:

Prologis special meeting proposals:
•
Approval of the Prologis common stock issuance proposal requires the affirmative vote of holders of shares of Prologis common stock constituting a majority of all votes cast on such proposal.

•
Approval of the Prologis adjournment proposal requires the affirmative vote of holders of shares of Prologis common stock constituting a majority of all votes cast on such proposal.

Duke Realty special meeting proposals:
•
Approval of the Duke Realty merger agreement proposal requires the affirmative vote of holders of a majority of the outstanding shares of Duke Realty common stock entitled to vote on such proposal.

•
Approval of the Duke Realty compensation proposal requires the affirmative vote of holders of shares of Duke Realty common stock constituting a majority of all votes cast on such proposal.

•
Approval of the Duke Realty adjournment proposal requires the affirmative vote of holders of shares of Duke Realty common stock constituting a majority of all votes cast on such proposal.

Q:
How does each of the Prologis board and the Duke Realty board recommend that Prologis stockholders and Duke Realty shareholders, respectively, vote on the proposals?

A:
Each of the Prologis board and Duke Realty board has unanimously approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement.

The Prologis board recommends that Prologis stockholders vote FOR the Prologis common stock issuance proposal and FOR the Prologis adjournment proposal. For a more complete description of the recommendation of the Prologis board, see “The Mergers — Recommendation of the Prologis Board of Directors and Its Reasons for the Mergers” beginning on page 67.
The Duke Realty board recommends that Duke Realty shareholders vote FOR the Duke Realty merger agreement proposal, FOR the Duke Realty compensation proposal and FOR the Duke Realty adjournment proposal. For a more complete description of the recommendation of the Duke Realty board, see “The Mergers — Recommendation of the Duke Realty Board of Directors and Its Reasons for the Mergers” beginning on page 70.
Q:
Do any of Duke Realty’s named executive officers or directors have interests in the mergers that may differ from those of Duke Realty shareholders?

A:
Certain of Duke Realty’s named executive officers and directors have interests in the mergers that are different from, or in addition to, their interests as Duke Realty shareholders. The members of the Duke Realty board were aware of and considered such Duke Realty named executive officers’ and directors’ interests, among other matters, in evaluating the merger agreement and the mergers, and in recommending that Duke Realty shareholders vote FOR the Duke Realty merger agreement proposal.

For a description of these interests, see the section entitled “The Mergers — Interests of Duke Realty’s Directors and Named Executive Officers in the Mergers” beginning on page 98.
Q:
Are there any conditions to closing of the mergers that must be satisfied for the mergers to be completed?

A:
In addition to the approval of the Prologis stockholders of the Prologis common stock issuance proposal and the approval of the Duke Realty shareholders of the Duke Realty merger agreement proposal, there are a number of customary conditions that must be satisfied or waived for the mergers to be consummated. For a description of all the conditions to the mergers, see “The Merger Agreement — Conditions to Completion of the Mergers” beginning on page 134.

Q:
Are there risks associated with the mergers that I should consider in deciding how to vote?

A:
Yes.   There are a number of risks related to the mergers that are discussed in this joint proxy statement/prospectus described in the section entitled “Risk Factors” beginning on page 28.

Q:
If I do not vote for a proposal, what effect will that have?

A:
If you are a Prologis stockholder, failure to vote, abstentions and broker non-votes will have no effect on the Prologis common stock issuance proposal or the Prologis adjournment proposal, in each case assuming a quorum is present.

If you are a Duke Realty shareholder, failure to vote, abstentions and broker non-votes will have the same effect as votes AGAINST the Duke Realty merger agreement proposal. Failure to vote, abstentions and broker non-votes will have no effect on the Duke Realty compensation proposal or the Duke Realty adjournment proposal, in each case assuming a quorum is present.
Q:
Will my rights as a stockholder of Prologis change as a result of the mergers?

A:
No.   The governing documents of Prologis that are in effect immediately prior to the company merger effective time will remain in effect following the company merger effective time. Therefore, the rights of legacy Prologis stockholders will not change as a result of the mergers, except insofar as such stockholders face a risk of dilution, as described in the section entitled “Risk Factors” beginning on page 28.

Q:
Will my rights as a shareholder of Duke Realty change as a result of the mergers?

A:
Yes.   Duke Realty shareholders will have different rights following the company merger effective time due to the differences between the governing documents of Prologis and Duke Realty and differences between Indiana law and Maryland law. For more information regarding the differences in shareholder rights, see “Comparison of Rights of the Prologis Stockholders and the Duke Realty Shareholders” beginning on page 154.

Q:
When are the mergers expected to be completed?

A:
If Prologis stockholders approve the Prologis common stock issuance proposal and Duke Realty shareholders approve the Duke Realty merger agreement proposal and if the other conditions to closing the mergers are satisfied or waived, it is currently expected that the mergers will be completed in the fourth quarter of 2022. However, there is no guarantee that the conditions to the mergers will be satisfied or that the mergers will close.

Q:
What are the material United States federal income tax consequences to United States holders of the mergers?

A:
The company merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the company merger qualifies as a reorganization, United States holders (as defined in the discussion under the heading “The Mergers — Material United States Federal Income Tax Consequences of the Company Merger”) of shares of Duke Realty common stock generally will not recognize gain or loss for United States federal income tax purposes upon the receipt of Prologis common stock in exchange for shares of Duke Realty common stock in connection with the company merger, except with respect to cash received in lieu of fractional shares of Prologis common stock. Holders of shares of Duke Realty common stock should read the discussion under the heading “The Mergers — Material United States Federal Income Tax Consequences of the Company Merger” beginning on page 104 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-United States income and other tax laws) of the mergers.

Q.
What happens if the Duke Realty compensation proposal is not approved?

A.
Approval of the Duke Realty compensation proposal is not a condition to completion of the mergers. Because the vote regarding merger-related compensation is advisory only, it will not be binding on either Duke Realty or Prologis regardless of whether the mergers are completed. Accordingly, if the mergers are completed, the merger-related compensation will become payable in connection with the mergers and, if applicable, a qualifying termination of employment, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the non-binding advisory proposal.

Q:
Are Prologis stockholders or Duke Realty shareholders entitled to appraisal or dissenters’ rights?

A:
No.   Prologis stockholders and Duke Realty shareholders are not entitled to exercise appraisal or dissenters’ rights in connection with the mergers. See “The Merger Agreement — Merger Consideration; Effects of the Mergers — Dissenters’ Rights” beginning on page 115 for more information.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of Prologis common stock or Duke Realty common stock, as applicable, will be represented and voted at the Prologis special meeting or the Duke Realty special meeting, respectively. Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you. The method by which you submit a proxy will in no way limit your right to vote at the Prologis special meeting or the Duke Realty special meeting, as applicable, if you later decide to attend the meeting virtually. However, if your Prologis common stock or Duke Realty common stock, as applicable, is held in the name of a broker or other nominee, you must follow the directions provided by your broker or other nominee regarding how to vote your shares of Prologis common stock or Duke Realty common stock at the Prologis special meeting or the Duke Realty special meeting, as applicable.
Q:
How will my proxy be voted?

A:
All shares of Prologis common stock or Duke Realty common stock, as applicable, entitled to vote and represented by properly completed proxies received prior to the Prologis special meeting or the Duke Realty special meeting, respectively, and not revoked, will be voted at such applicable special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your Prologis common stock or Duke Realty common stock should be voted on a matter, the Prologis or Duke Realty common stock represented by your proxy, as applicable, will be voted as the Prologis board or the Duke Realty board, respectively, recommends and, therefore:

At the Prologis special meeting:   FOR the Prologis common stock issuance proposal and FOR the Prologis adjournment proposal.
Shares of Prologis common stock held in the Prologis 401(k) plan are voted by the Prologis 401(k) plan’s trustee in accordance with specific instructions given by the plan participants to whose accounts such shares of the Prologis common stock have been allocated. Participants in the Prologis 401(k) plan may not vote their plan shares at the Prologis special meeting and in order to vote their shares, must provide voting instructions to the trustee by September 21, 2022 at 11:59 p.m., Pacific Time. Any shares of Prologis common stock held in the Prologis 401(k) plan for which no instructions are received will not be voted.
At the Duke Realty special meeting:   FOR the Duke Realty merger agreement proposal, FOR the Duke Realty compensation proposal and FOR the Duke Realty adjournment proposal.
Shares of Duke Realty common stock held in the Duke Realty 401(k) plan are voted by the Duke Realty 401(k) plan’s trustee in accordance with specific instructions given by the plan participants to whose accounts such shares of the Duke Realty common stock have been allocated. Participants in the Duke Realty 401(k) plan may not vote their plan shares at the Duke Realty special meeting and in order to vote their shares, must provide voting instructions to the trustee by September 22, 2022 at 11:59 p.m., Eastern Time. Any shares of Duke Realty common stock held in the Duke Realty 401(k) plan for which no instructions are received will not be voted.
Q:
If I am a Duke Realty shareholder, should I send in my Duke Realty common stock certificates now?

A:
No.   Please do not send in your Duke Realty common stock certificates with your proxy. After the completion of the mergers, the exchange agent will send you instructions for exchanging Duke Realty stock certificates for the merger consideration.

Q:
What should I do if I hold my shares of Duke Realty common stock in book-entry form?

A:
You are not required to take any special additional actions if your shares of Duke Realty common stock are not represented by a certificate and are instead held in book-entry form. After the completion of the company merger, the exchange agent will send you instructions for converting your book-entry shares into the merger consideration, including shares of Prologis common stock in book-entry form and any cash to be paid instead of fractional shares in the company merger.

Q:
Can I revoke my proxy or change my vote after I have delivered my proxy?

A:
Yes.   You may revoke your proxy or change your vote at any time before your proxy is voted at the Prologis special meeting or the Duke Realty special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•
by sending a written notice to the Corporate Secretary of Prologis or Duke Realty, as applicable, in time to be received before the Prologis special meeting or the Duke Realty special meeting, as applicable, stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail in time to be received before the Prologis special meeting or the Duke Realty special meeting, as applicable, or by submitting a later-dated proxy by telephone or via the Internet, in which case your later-dated proxy will be recorded and your earlier proxy revoked; or

•
by virtually attending the Prologis special meeting or the Duke Realty special meeting, as applicable, and voting in person. Simply attending the Prologis special meeting or the Duke Realty special meeting, as applicable, without voting will not revoke your proxy or change your vote.

If your Prologis common stock or Duke Realty common stock, as applicable, is held in an account at a broker or other nominee and you desire to change your vote or vote virtually, you should contact your broker or other nominee for instructions on how to do so.
Q:
What does it mean if I receive more than one set of voting materials for the Prologis special meeting or the Duke Realty special meeting, as applicable?

A:
You may receive more than one set of voting materials for the Prologis special meeting or the Duke Realty special meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Prologis common stock or Duke Realty common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your Prologis common stock or Duke Realty common stock, as applicable. If you are a holder of record and your Prologis common stock or Duke Realty common stock, as applicable, is registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or via the Internet.

Q:
Will proxy solicitors be used?

A:
Yes. Prologis has engaged D.F. King & Co., Inc., which we refer to as “D.F. King,” and Duke Realty has engaged Georgeson LLC, which we refer to as “Georgeson,” to assist in the solicitation of proxies for the Prologis special meeting and Duke Realty special meeting, respectively. Prologis estimates it will pay D.F. King a fee of approximately $20,000, and Duke Realty estimates it will pay Georgeson a fee of approximately $30,000. Each of Prologis and Duke Realty has also agreed to reimburse D.F. King and Georgeson, respectively, for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. In addition to mailing proxy solicitation material, Prologis’ and Duke Realty’s respective directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Prologis’ or to Duke Realty’s respective directors, officers or employees for such services.

Q:
What if I have technical difficulties or trouble accessing the virtual live webcast for the Prologis special meeting or the Duke Realty special meeting?

A:
If you encounter any difficulties accessing the virtual live webcast for the Prologis special meeting during the check-in or meeting time, please call the technical support number that will be posted on the meeting website log-in page at www.virtualshareholdermeeting.com/PLD2022SM for the Prologis special meeting.

If you encounter any difficulties accessing the virtual live webcast for the Duke Realty special meeting during the check-in or meeting time, please call the technical support number that will be posted on the meeting website log-in page at www.virtualshareholdermeeting.com/DRE2022SM for the Duke Realty special meeting.

Q:
Who can answer my questions?

A:
If you have any questions about the mergers or how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

Prologis, Inc.
Pier 1, Bay 1
San Francisco, CA 94111
Attention: Investor Relations
(415) 394-9000
Proxy Solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers May Call: (212) 269-5550
All Others Call Toll Free: (866) 356-7814
Email: PLD@dfking.com

Duke Realty Corporation
8711 River Crossing Boulevard
Indianapolis, IN 46240
Attention: Investor Relations
(317) 808-6060
Proxy Solicitor:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks, Brokers
May Call Toll Free: 1-888-680-1525
Email: dukerealty@georgeson.com

SUMMARY
The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the mergers and the other transactions contemplated by the merger agreement, Prologis and Duke Realty encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the mergers and the Prologis and Duke Realty special meetings. See also the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 174. We have included page references to direct you to a more complete description of the topics presented in this summary.
The Parties to the Merger
Prologis, Inc. and Prologis, L.P. (See page 43)
Prologis, Inc.
Pier 1, Bay 1
San Francisco, California 94111
(415) 394-9000
Prologis was formed in 1997 and is a global leader in logistics real estate with a focus on high growth markets. Prologis owns, manages and develops well-located, high-quality logistics facilities in 19 countries across four continents. Prologis’ teams actively manage its portfolio to provide comprehensive real estate services, including leasing, property management, development, acquisitions and dispositions. Prologis invests significant capital each year into new logistics properties principally through our development activity and third-party acquisitions. Prologis’ property dispositions allow Prologis to recycle capital and contribute to self-funding these development and acquisition activities. The majority of Prologis’ properties in the U.S. are wholly owned, while its properties outside the U.S. are generally held in co-investment ventures to mitigate Prologis’ exposure to foreign currency movements.
Prologis commenced operations as a fully integrated real estate company in 1997, elected to be taxed as a REIT under the Code, and believes the current organization and method of operation will enable Prologis to maintain its status as a REIT.
Prologis OP was formed in 1997 and is the primary operating subsidiary of Prologis. As of March 31, 2022, Prologis owned an approximate 97.25% common general partnership interest in Prologis OP and substantially all of the preferred units in Prologis OP. As the sole general partner of Prologis OP, Prologis has complete responsibility and discretion in the day-to-day management and control of Prologis OP. Prologis only holds a de minimis amount of assets outside of Prologis OP.
Prologis common stock is listed on the NYSE, trading under the symbol “PLD.” Prologis’ global headquarters are located at Pier 1, Bay 1, San Francisco, California 94111; its telephone number is (415) 394-9000.
Compton Merger Sub LLC (See page 43)
Compton Merger Sub LLC, a wholly owned subsidiary of Prologis, which we refer to as “Prologis Merger Sub,” is a Delaware limited liability company organized on June 7, 2022 for the purpose of effecting the company merger. Prologis Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Prologis Merger Sub are located at 1800 Wazee Street, Suite 500, Denver, Colorado 80202.
Compton Merger Sub OP LLC (See page 43)
Compton Merger Sub OP LLC, a wholly owned subsidiary of Prologis OP, which we refer to as “Prologis OP Merger Sub,” is a Delaware limited liability company organized on June 7, 2022 for the purpose of effecting the partnership merger. Prologis OP Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Prologis OP Merger Sub are located at 1800 Wazee Street, Suite 500, Denver, Colorado 80202.
Duke Realty Corporation and Duke Realty Limited Partnership (See page 44)
Duke Realty Corporation
8711 River Crossing Boulevard
Indianapolis, Indiana 46240
(317) 808-6060
Duke Realty is a self-administered and self-managed REIT, which owns and operates approximately 164.9 million rentable square feet of industrial assets in 19 major U.S. logistics markets. Duke Realty’s common stock is publicly traded on the NYSE under the symbol “DRE” and is a member of the S&P 500 Index. Duke Realty OP is the primary operating subsidiary of Duke Realty. As of March 31, 2022, Duke Realty owned approximately 99.0% of the common partnership interests of Duke Realty OP. The remaining 1.0% of the common partnership interests are owned by limited partners. As the sole general partner of Duke Realty OP, Duke Realty has full, exclusive and complete responsibility and discretion in the day-to-day management and control of Duke Realty OP. Duke Realty does not have any significant assets other than its investment in Duke Realty OP.
The Combined Company (See page 44)
References to the Combined Company are to Prologis after the partnership merger effective time. The Combined Company will continue to be named “Prologis, Inc.” and will be a Maryland corporation. The Combined Company after the completion of the mergers is expected to have a total equity market capitalization of approximately $153 billion (based on the closing price of Prologis common stock on March 31, 2022 of $161.48 per share). The Combined Company will have a footprint in high-demand metropolitan areas throughout the world.
The business of the Combined Company will be operated through Prologis OP. Prologis will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of Prologis OP.
The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “PLD.”
The Combined Company’s principal executive offices will continue to be located at Pier 1, Bay 1, San Francisco, California 94111, and its telephone number will be (415) 394-9000.
The Mergers
The Merger Agreement (See page 111)
The Prologis parties and the Duke Realty parties have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. Prologis and Duke Realty encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the mergers and the other transactions contemplated by the merger agreement.
The merger agreement provides that the closing of the mergers will take place at the offices of Wachtell, Lipton, Rosen & Katz, which we refer to as “Wachtell Lipton”, 51 West 52nd Street, New York,
New York 10019 on the second business day following the date on which the last of the conditions to the closing of the mergers has been satisfied or waived (other than those conditions that by their terms are required to be satisfied at the closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the closing), unless otherwise agreed by the Prologis parties and the Duke Realty parties.
The Mergers (See page 56)
Upon the terms and subject to the conditions set forth in the merger agreement, Duke Realty and Prologis will combine through a multi-step process:

•
first, in the company merger, Duke Realty will merge with and into Prologis Merger Sub, with Prologis Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Prologis;

•
thereafter, in the contribution and issuance, Prologis, its applicable subsidiaries and Prologis Merger Sub will cause all the outstanding equity interests of Prologis Merger Sub to be contributed to Prologis OP in exchange for the issuance by Prologis OP of Prologis OP common units to Prologis and/or certain of Prologis’ subsidiaries as directed by Prologis; and

•
thereafter, in the partnership merger, Prologis OP Merger Sub will merge with and into Duke Realty OP, with Duke Realty OP continuing as the surviving entity and a wholly owned subsidiary of Prologis OP.

Upon the consummation of the company merger described above, the separate existence of Duke Realty will cease. Upon completion of the partnership merger described above, the separate existence of Prologis OP Merger Sub will cease.
Merger Consideration (See page 112)
In the company merger, each share of Duke Realty common stock issued and outstanding immediately prior to the company merger effective time will automatically be converted into 0.475 of a newly issued share of Prologis common stock, without interest, plus the right, if any, to receive cash in lieu of fractional shares of Prologis common stock into which such shares of Duke Realty common stock would have been converted pursuant to the merger agreement. In the partnership merger, each Duke Realty OP common unit that is issued and outstanding immediately prior to the partnership merger effective time will automatically be converted into 0.475 of a new validly issued Prologis OP common unit (such consideration referred to as the “partnership merger consideration”). No fractional new Prologis OP common units will be issued in the partnership merger. Any fractional new Prologis OP common unit that would otherwise be issued to any holder of Duke Realty OP common units will be rounded up to the nearest whole number.
Recommendation of the Prologis Board of Directors (See page 45)
The Prologis board has unanimously approved the merger agreement, the mergers and the other transactions contemplated thereby. The Prologis board made its determination after consultation with its legal and financial advisors and consideration of numerous factors.
The Prologis board unanimously recommends that the Prologis stockholders vote FOR the Prologis common stock issuance proposal and FOR the Prologis adjournment proposal.
Recommendation of the Duke Realty Board of Directors (See page 50)
The Duke Realty board has unanimously approved the merger agreement, the mergers and the other transactions contemplated thereby. The Duke Realty board made its determination after consultation with its legal and financial advisors and consideration of numerous factors.
The Duke Realty board unanimously recommends that the Duke Realty shareholders vote FOR the Duke Realty merger agreement proposal, FOR the Duke Realty compensation proposal and FOR the Duke Realty adjournment proposal.
The Prologis Special Meeting (See page 45)
Prologis has agreed to hold a special meeting for the purpose of voting upon the approval of the issuance of Prologis common stock in connection with the company merger and other related matters. The Prologis board has agreed to recommend that the Prologis stockholders approve the Prologis common stock issuance proposal and to use its reasonable best efforts to solicit the approval of the Prologis common stock issuance proposal at the Prologis special meeting. The Prologis special meeting will be held on September 28, 2022, commencing at 9:00 a.m., Pacific Time, at the following link: www.virtualshareholdermeeting.com/PLD2022SM. Due to the COVID-19 pandemic and to support the health and well-being of our stockholders, directors and employees, the Prologis special meeting will be held in a virtual format only. To be admitted to the Prologis special meeting at

www.virtualshareholdermeeting.com/PLD2022SM, you must enter the control number found on your proxy card or voting instruction form or notice you previously received. You may vote during the Prologis special meeting by following the instructions available on the meeting website during the meeting.
At the Prologis special meeting, the Prologis stockholders will be asked to consider and vote upon the following matters:
1.
the Prologis common stock issuance proposal; and

2.
the Prologis adjournment proposal.

Assuming a quorum is present, approval of the Prologis common stock issuance proposal requires the affirmative vote of a majority of all votes cast on such proposal.
Assuming a quorum is present, approval of the Prologis adjournment proposal requires the affirmative vote of a majority of all votes cast on such proposal.
At the close of business on July 26, 2022, the latest practicable date before the date of this joint proxy statement/prospectus, directors and executive officers of Prologis were entitled to vote 2,454,102 shares of Prologis common stock, or approximately 0.33% of the Prologis common stock issued and outstanding on that date. Prologis currently expects that all Prologis directors and executive officers will vote their shares of Prologis common stock in favor of the proposal to approve the issuance of Prologis common stock in connection with the company merger on the terms and conditions set forth in the merger agreement as well as the other proposals to be considered at the Prologis special meeting, although none of them is contractually obligated to do so.
Your vote as a Prologis stockholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Prologis special meeting virtually.
The Duke Realty Special Meeting (See page 50)
Duke Realty has agreed to hold a special meeting for the purpose of voting upon the approval of the merger agreement and other related matters. The Duke Realty board has agreed to recommend that the Duke Realty shareholders approve the Duke Realty merger agreement proposal and to use its reasonable best efforts to solicit the approval of the Duke Realty merger agreement proposal at the Duke Realty special meeting. The Duke Realty special meeting will be held on September 28, 2022, commencing at 12:00 p.m., Eastern Time, at the following link: www.virtualshareholdermeeting.com/DRE2022SM. Due to the COVID-19 pandemic and to support the health and well-being of our shareholders, directors and employees, the Duke Realty special meeting will be held in a virtual format only. To be admitted to the Duke Realty special meeting at www.virtualshareholdermeeting.com/DRE2022SM, you must enter the 16-digit control number found on your proxy card or voting instruction form. You may vote during the Duke Realty special meeting by following the instructions available on the meeting website during the meeting.
At the Duke Realty special meeting, the Duke Realty shareholders will be asked to consider and vote upon the following matters:
1.
the Duke Realty merger agreement proposal;

2.
the Duke Realty compensation proposal; and

3.
the Duke Realty adjournment proposal.

Approval of the Duke Realty merger agreement proposal requires the affirmative vote of holders of a majority of the outstanding shares of Duke Realty common stock entitled to vote on such proposal.
Assuming a quorum is present, approval of the Duke Realty compensation proposal requires the affirmative vote of a majority of all votes cast on such proposal.
Assuming a quorum is present, approval of the Duke Realty adjournment proposal requires the affirmative vote of a majority of all votes cast on such proposal.

At the close of business on July 26, 2022, the latest practicable date before the date of this joint proxy statement/prospectus, directors and executive officers of Duke Realty were entitled to vote 1,643,721 shares of Duke Realty common stock, or approximately 0.43% of the Duke Realty common stock issued and outstanding on that date. Duke Realty currently expects that all Duke Realty directors and executive officers will vote their shares of Duke Realty common stock in favor of the proposal to approve the merger agreement as well as the other proposals to be considered at the Duke Realty special meeting, although none of them is contractually obligated to do so.
Your vote as a Duke Realty shareholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Duke Realty special meeting virtually.
Opinion of Prologis’ Financial Advisor (See page 73 and Annex B)
At a meeting of the Prologis board, Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered to the Prologis board its oral opinion, subsequently confirmed in Goldman Sachs’ written opinion dated June 11, 2022, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Prologis.
The full text of the written opinion of Goldman Sachs, dated June 11, 2022, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex B. The summary of the Goldman Sachs opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Prologis board in connection with its consideration of the company merger and the opinion does not constitute a recommendation as to how any holder of shares of Prologis common stock should vote with respect to the company merger or any other matter.
Pursuant to an engagement letter between Prologis and Goldman Sachs, Prologis has agreed to pay Goldman Sachs for its services in connection with the company merger an aggregate fee of $40.00 million, all of which is payable contingent upon consummation of the company merger.
For more information, see “— Opinion of Prologis’ Financial Advisor” beginning on page 73 and Annex B.
Opinion of Duke Realty’s Financial Advisor (See page 82 and Annex C)
Duke Realty retained Morgan Stanley to act as its lead financial advisor to the Duke Realty board of directors in connection with the proposed mergers. The Duke Realty board of directors selected Morgan Stanley to act as its lead financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the industry, and its knowledge of Duke Realty’s business and affairs. At the meeting of the Duke Realty board of directors on June 11, 2022, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated June 11, 2022, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Duke Realty common stock (other than the shares held by Duke Realty, Prologis or any of their respective subsidiaries, which we refer to in this section collectively as the “Excluded Shares”).
The full text of the written opinion of Morgan Stanley, dated as of June 11, 2022, sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated herein by reference. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Duke Realty board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of shares of Duke Realty common stock (other than the holders of the Excluded Shares). Morgan Stanley’s opinion did not address any other aspect of the mergers or related transactions or any implications thereof, including the relative merits of the mergers as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Duke Realty common stock or shares of Prologis common stock would trade at any time, or any compensation or compensation agreements arising from (or relating to) the mergers which benefit any officer, director or employee of Duke Realty, or any class of such persons, relative to the consideration to be received by the holders of shares of Duke Realty common stock in the transaction (other than the holders of the Excluded Shares). The opinion was addressed to, and rendered for the benefit of, the Duke Realty board of directors and was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Duke Realty common stock or any holder of shares of Prologis common stock as to how to vote or act on any matter with respect to the mergers or related transactions, or any other action with respect to the transactions contemplated by the merger agreement, including the mergers.
For a further discussion of Morgan Stanley’s opinion, see the section entitled “The Mergers — Opinion of Duke Realty’s Financial Advisor” beginning on page 82 of this joint proxy statement/prospectus and Annex C.
Treatment of the Duke Realty Equity-Based Awards (See page 113)
Treatment of Duke Realty RSU Awards in the Company Merger.   As of the company merger effective time, each Duke Realty RSU award that is outstanding immediately prior to the company merger effective time will vest in full and will, as of the company merger effective time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within 10 business days, after the company merger effective time a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty RSU award immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings.
Treatment of Duke Realty 2000 PSP Awards in the Company Merger.   As of the company merger effective time, each Duke Realty 2000 PSP award that is outstanding immediately prior to the company merger effective time will, as of the company merger effective time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within 10 business days, after the company merger effective time a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty 2000 PSP award immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings.
Treatment of Duke Realty PSP Awards in the Company Merger.   As of the company merger effective time, each Duke Realty PSP award that is outstanding immediately prior to the company merger effective time will vest in full and will, as of the company merger effective time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within 10 business days, after the company merger effective time an amount in cash equal to the Prologis VWAP multiplied by a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty PSP award immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings. For purposes of clause (i) of the preceding sentence, the number of shares will be determined by deeming the applicable performance conditions to be achieved based upon (A) in the case of each Duke Realty PSP award granted in calendar year 2021 and 2022, the target level of achievement and (B) in the case of each Duke Realty PSP award granted in calendar year 2020, the actual level of achievement of the applicable performance conditions measured in accordance with the terms of the applicable award certificate.
Treatment of Duke Realty Director DSU Accounts in the Company Merger.   As of the company merger effective time, each Duke Realty director DSU account will, as of the company merger effective time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within 10 business days, after the company merger effective time a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty director DSU account immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings.
Treatment of Duke Realty Executive DSU Accounts in the Company Merger.   As of the company merger effective time, each Duke Realty executive DSU account will, as of the company merger effective time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within 10 business days, after the company merger effective time a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty executive DSU account immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings.
Treatment of Duke Realty OP LTIP Units in the Partnership Merger.   Each vested Duke Realty OP LTIP unit, each Duke Realty OP time-based LTIP unit award, and Duke Realty OP performance-based LTIP unit award, in each case, that is outstanding immediately prior to the partnership merger effective time will, to the extent unvested, vest in full and will, as of the partnership merger effective time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder to receive promptly, and in any event within 10 business days, after the partnership merger effective time a number of new Prologis OP common units equal to (i) the number of vested Duke Realty OP LTIP units held by such holder, the number of Duke Realty OP LTIP units subject to such Duke Realty OP time-based LTIP unit award, or the number of Duke Realty OP LTIP units subject to such Duke Realty OP performance-based LTIP unit award, as applicable, as of immediately prior to the partnership merger effective time, multiplied by (ii) the applicable LTIP Conversion Factor (as defined in the Duke Realty OP partnership agreement), multiplied by (iii) 0.475, in each case less applicable taxes and withholdings, and such holder shall be admitted as a limited partner of Prologis OP following the partnership merger effective time in accordance with the terms of the Prologis OP partnership agreement. For purposes of clause (i) of the preceding sentence, the number of Duke Realty OP LTIP units subject to each Duke Realty OP performance-based LTIP unit award will be determined by deeming the applicable performance conditions to be achieved based upon (A) in the case of each Duke Realty OP performance-based LTIP unit award granted in calendar year 2021 or 2022, the target level of achievement and (B) in the case of each Duke Realty OP performance-based LTIP unit award granted in calendar year 2020, the actual level of achievement of the applicable performance conditions measured in accordance with the terms of the applicable award agreement.
Directors and Management of the Combined Company Following the Mergers (See page 141)
The merger agreement provides that Prologis will take all actions necessary to add James B. Connor, Duke Realty’s Chairman and Chief Executive Officer, to the Prologis board at the company merger effective time. Except for the addition of Mr. Connor to the Prologis board, there will be no change to the members of the Prologis board or executive officers as a result of the mergers. Hamid R. Moghadam will continue to serve as Prologis’ Chief Executive Officer and Chairman of the Prologis board.
Interests of Duke Realty’s Directors and Named Executive Officers in the Mergers (See page 98)
In considering the recommendation of the Duke Realty board to vote in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the company merger, Duke Realty shareholders should be aware that Duke Realty directors and executive officers have interests in the company merger that may be different from, or in addition to, the interests of Duke Realty shareholders generally, including potential severance benefits, treatment of outstanding Duke Realty equity-based awards in connection with the company merger, rights to ongoing indemnification and insurance coverage, and, in the case of Mr. Connor, expected appointment to the Prologis board. The Duke Realty board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the company merger), and in recommending to Duke Realty shareholders that the merger agreement be approved.

Listing of Prologis Common Stock; Delisting and Deregistration of Duke Realty Common Stock
(See page 110)
It is a condition to each party’s obligation to complete the mergers that the shares of Prologis common stock to be issued in connection with the company merger be approved for listing on the NYSE, subject to official notice of issuance. Prologis has agreed to use its commercially reasonable efforts to have the application for the listing of the Prologis common stock accepted by the NYSE as promptly as is practicable. After the company merger is completed, the Duke Realty common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.
Stockholder Dissenters’ Rights in the Mergers (See page 115)
No dissenters’ or appraisal rights will be available with respect to the mergers or the other transactions contemplated by the merger agreement.
Expected Timing of the Merger
The parties expect the mergers to be completed in the fourth quarter of 2022. Neither Duke Realty nor Prologis can predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, because completion of the mergers is subject to conditions and factors outside of the control of both companies, including the approval of the issuance of Prologis common stock in connection with the company merger by the Prologis stockholders, the approval of the merger agreement by the Duke Realty shareholders and the satisfaction of certain other closing conditions.
Conditions to Completion of the Mergers (See page 134)
The respective obligations of each of the Duke Realty parties and the Prologis parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of certain customary conditions, including, among others, the approval of the merger agreement by the Duke Realty shareholders, the approval of the issuance of Prologis common stock in connection with the company merger by the Prologis stockholders, the absence of any legal prohibitions, listing of Prologis common stock, delivery of certain tax opinions, the accuracy of the other parties’ representations and warranties (subject to customary materiality qualifiers), and compliance by the other parties with their respective obligations under the merger agreement (subject to customary materiality qualifiers).
Neither Duke Realty nor Prologis can be certain when, or if, the conditions to the completion of the mergers will be satisfied or waived, or that the mergers will be effected. See “The Merger Agreement — Conditions to Completion of the Mergers” beginning on page 134 for more information.
Regulatory Approvals Required for the Mergers (See page 104)
Prologis and Duke Realty are not aware of any material federal or state regulatory requirements (including any mandatory waiting period) that must be complied with, or regulatory approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement, other than filings of applicable certificates or articles of merger with respect to the mergers with the Delaware Secretary of State and the Indiana Secretary of State.
No Solicitation of Acquisition Proposals (See page 125)
The merger agreement provides that each of Prologis and Duke Realty will not, and will cause its subsidiaries and its and their respective officers and directors not to, and will instruct and use its reasonable best efforts to cause its and their respective other affiliates, officers, directors, employees or consultants or investment bankers, financial advisors, attorneys, accountants or other representative retained by such person or entity not to, directly or indirectly:
•
solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries, indications of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined in “The Merger Agreement — Covenants and Agreements — No Solicitation of Acquisition Proposals”);
•
engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, an acquisition proposal or any inquiries, proposals, indications of interest or offers that constitute, or would reasonably be expected to lead to an acquisition proposal;

•
approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement relating to any acquisition proposal; or

•
propose or agree to do any of the foregoing.

Notwithstanding these restrictions, under certain circumstances, and to the extent that the Prologis board or the Duke Realty board, as applicable, concludes in good faith, after receiving the advice of its outside legal counsel and its financial advisors, that an acquisition proposal either constitutes or could reasonably be expected to lead to a superior proposal (as defined in “The Merger Agreement — Covenants and Agreements — No Solicitation of Acquisition Proposals”) and that failure to do so would reasonably be expected to be inconsistent with their duties as directors under applicable law, Prologis or Duke Realty, as applicable, may, prior to the Prologis special meeting or Duke Realty special meeting, respectively, provide non-public information or data, and engage in discussions and negotiations, with respect to certain unsolicited bona fide written acquisition proposals that did not result from a breach of the merger agreement, subject to certain specified requirements.
See “The Merger Agreement — Covenants and Agreements — No Solicitation of Acquisition Proposals” on page 125 for more information.
No Change of Board Recommendation; No Entry into Alternative Transactions (See page 125)
Prior to obtaining the Prologis stockholder approval, the Prologis board may make a change in Prologis recommendation (as defined in “The Merger Agreement — Covenants and Agreements — No Solicitation of Acquisition Proposals” beginning on page 125), and prior to the Duke Realty shareholder approval, the Duke Realty board may make a change in Duke Realty recommendation (as defined in “The Merger Agreement — Covenants and Agreements — No Solicitation of Acquisition Proposals” beginning on page 125), in each case (as applicable), if and only if:
•
(i) Prologis or Duke Realty, as applicable, has received an unsolicited bona fide written acquisition proposal that did not result from a breach of Prologis’ or Duke Realty’s, as applicable, non-solicitation covenant and covenants restricting the sharing of information in the merger agreement (and such proposal is not withdrawn) and the Prologis board or the Duke Realty board, as applicable, concludes in good faith (after consultation with its outside legal counsel and its financial advisors) that such acquisition proposal constitutes a superior proposal or (ii) an intervening event (as defined in “The Merger Agreement — Covenants and Agreements — No Solicitation of Acquisition Proposals”) has occurred, and in the case of either clause (i) or clause (ii), the Prologis board or the Duke Realty board, as applicable, concludes in good faith (after consultation with its outside counsel) that the failure to take such action would reasonably be expected to be inconsistent with their duties as directors under applicable law;

•
Prologis or Duke Realty, as applicable, gives the other party at least four business days’ prior written notice of its intention to take such action, which notice (i) in the case of an acquisition proposal, specifies in reasonable detail the reasons for Prologis or Duke Realty, as applicable, taking such action, including the material terms and conditions of any such superior proposal that is the basis of the proposed action and (ii) in the case of an intervening event, advising the other party that it intends to take such action and specifying in reasonable detail the reasons therefor; and

•
during such notice period, the Prologis board or the Duke Realty board, as applicable, considers, and, if requested by the other party, engages, and causes its representatives to engage, in good faith discussions with the other party regarding any adjustment or modification of the terms of the merger agreement proposed by the other party and the Prologis board or the Duke Realty board, as applicable, following such notice period, again concludes in good faith (after consultation with its outside legal counsel and its financial advisors and taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party) that (i) in the case of both an acquisition proposal and an intervening event, the failure to do so would reasonably be expected to be inconsistent with their duties as directors under applicable law and (ii) in the case of an acquisition proposal, such acquisition proposal continues to constitute a superior proposal.
Unless the merger agreement is terminated, notwithstanding a change in Prologis recommendation, Prologis must cause the approval of the Prologis common stock issuance to be submitted to a vote of its stockholders and notwithstanding a change in Duke Realty recommendation, unless Duke Realty terminates the merger agreement in connection with a superior proposal, Duke Realty must cause the approval of the merger agreement to be submitted to a vote of its shareholders.
Neither Prologis nor Duke Realty may submit to the vote of its stockholders or shareholders, respectively, any acquisition proposal other than the mergers prior to the termination of the merger agreement. In addition, except as part of a change in Prologis recommendation permitted by the merger agreement, prior to the termination of the merger agreement, neither Prologis nor any of its subsidiaries may file a proxy statement (including in preliminary form) with respect to, or publicly announce the entry into a definitive agreement providing for, an acquisition proposal with respect to Prologis (including any acquisition proposal with respect to more than 15% of the voting securities or assets of Prologis and its subsidiaries on a consolidated basis) if such acquisition proposal would require a vote of Prologis’ stockholders in connection with such acquisition proposal.
See “The Merger Agreement — Covenants and Agreements — No Solicitation of Acquisition Proposals” on page 125 for more information.
Termination of the Merger Agreement (See page 136)
The merger agreement may be terminated and the mergers may be abandoned at any time prior to the company merger effective time, whether before or after the receipt of the Duke Realty shareholder approval and the Prologis stockholder approval (in each case, unless otherwise specified below), under the following circumstances:
•
by mutual written consent of Duke Realty and Prologis;

•
by either Duke Realty or Prologis if:

•
upon the completion of voting at the Duke Realty special meeting, the Duke Realty shareholder approval is not obtained (except that Duke Realty will not have this right to terminate if the failure to obtain the Duke Realty shareholder approval was primarily caused by a material breach by any of the Duke Realty parties of their respective obligations with respect to the preparation of the Form S-4 and this joint proxy statement/prospectus, the Duke Realty special meeting, non-solicitation of acquisition proposals or making any change in Duke Realty recommendation);

•
upon the completion of voting at the Prologis special meeting, the Prologis stockholder approval is not obtained (except that Prologis will not have this right to terminate if the failure to obtain the Prologis stockholder approval was primarily caused by a material breach by any of the Prologis parties of their respective obligations with respect to the preparation of the Form S-4 and this joint proxy statement/prospectus, the Prologis special meeting, non-solicitation of acquisition proposals or making any change in Prologis recommendation);

•
a governmental authority of competent jurisdiction has issued an order, decree, judgment, injunction or taken any other action, which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the mergers, and such order, decree, judgment, injunction or other action has become final and non-appealable; or

•
the mergers have not been consummated on or before 5:00 p.m. (New York time) on January 11, 2023 (except that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement has been the primary cause of, or resulted in, the failure of the mergers to occur on or before such date);

•
by Duke Realty if:

•
at any time prior to the receipt of the Duke Realty shareholder approval, in order to enter into an acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement (except that the merger agreement may not be so terminated unless Duke Realty concurrently pays the termination fee described below);

•
a change in Prologis recommendation has occurred or there is a willful breach by Prologis or any of its subsidiaries or its or their respective representatives of the non-solicitation/change of recommendation covenants (except that Duke Realty will no longer have this right to terminate if and when the Prologis stockholder approval is obtained); or

•
any of the Prologis parties has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the related closing conditions not being satisfied on the closing date, unless such breach or failure to perform is not cured or curable by the earlier of 30 days after notice of such breach or failure to perform is given or two business days prior to 5:00 p.m. (New York time) on January 11, 2023 (except that Duke Realty will not have this right to terminate if Duke Realty or Duke Realty OP is in breach of any of its own representations, warranties, covenants or agreements set forth in the merger agreement such that the related closing conditions would not be satisfied).

•
by Prologis if:

•
a change in Duke Realty recommendation has occurred (except that Prologis will no longer have this right to terminate if and when the Duke Realty shareholder approval is obtained);

•
there is a willful breach by Duke Realty or any of its subsidiaries or its or their respective representatives of the non-solicitation/change of recommendation covenants; or

•
any of the Duke Realty parties has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the related closing conditions not being satisfied on the closing date, and such breach or failure to perform is not cured or curable by the earlier of 30 days after notice of such breach or failure to perform is given or two business days prior to 5:00 p.m. (New York time) on January 11, 2023 (except that Prologis will not have this right to terminate if Prologis or Prologis OP is in breach of any of its own representations, warranties, covenants or agreements set forth in the merger agreement such that the related closing conditions would not be satisfied).

See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 136 for more information.
Termination Fees and Expenses (See page 138)
Duke Realty has agreed to pay to Prologis a termination fee of $775 million if the merger agreement is terminated in the following circumstances:
•
Duke Realty terminates the merger agreement, at any time prior to the receipt of the Duke Realty shareholder approval, to enter into an acquisition agreement with respect to a superior proposal; or

•
Prologis terminates the merger agreement following a change in company recommendation or a willful breach by Duke Realty or any of its subsidiaries or its or their respective representatives of the non-solicitation/change of recommendation covenants.

Further, Duke Realty has agreed to pay to Prologis a termination fee of $775 million in the following instances (provided that for purposes of the analysis below, the references to “15%” in the definition of “acquisition proposal” in the merger agreement will instead be deemed to be “50%”):
•
In the event that:

•
Duke Realty receives or has received an acquisition proposal with respect to Duke Realty or any Duke Realty subsidiary that has been publicly announced prior to the time of the Duke Realty special meeting or, in certain other circumstances, otherwise communicated to the Duke Realty board prior to the date of termination of the merger agreement;

•
thereafter (i) Duke Realty or Prologis terminates the merger agreement as a result of the failure to obtain the Duke Realty shareholder approval (or Duke Realty or Prologis terminates the merger agreement as a result of the failure to obtain Prologis stockholder approval when either party could have terminated as a result of the failure to obtain the Duke Realty shareholder approval), (ii) Duke Realty or Prologis terminates the merger agreement as a result of the failure to complete the mergers on or before 5:00 p.m. (New York time) on January 11, 2023 or (iii) Prologis terminates the merger agreement as a result of any of the Duke Realty parties’ breach or failure to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the related closing conditions not being satisfied on the closing date, and such breach or failure to perform is not cured or curable by the earlier of 30 days after notice of such breach or failure to perform is given or two business days prior to 5:00 p.m. (New York time) on January 11, 2023; and

•
before the date that is 12 months after the date of termination of the merger agreement, any transaction or series of related transactions included within the definition of an acquisition proposal is consummated by Duke Realty or a Duke Realty subsidiary or Duke Realty or a Duke Realty subsidiary enters into an acquisition agreement with respect to such a transaction or series of related transactions.

Duke Realty has agreed to pay to Prologis all documented reasonable out-of-pocket expenses (including fees and expenses of counsel and other advisors) paid or payable by any of the Prologis parties in connection with the merger agreement and the other transactions contemplated by the merger agreement up to a maximum of $15 million if the merger agreement is terminated by either Duke Realty or Prologis because of the failure to obtain the Duke Realty shareholder approval (or if the merger agreement is terminated by either Duke Realty or Prologis because the Prologis stockholders failed to approve the Prologis common stock issuance at the Prologis special meeting when either party could have terminated the merger agreement because the Duke Realty shareholders failed to approve the merger agreement at the Duke Realty special meeting). Any such amount paid by Duke Realty would be credited against the payment of any termination fee that Duke Realty subsequently becomes obligated to pay Prologis.
Prologis has agreed to pay to Duke Realty a termination fee of $1.5 billion upon a termination of the merger agreement by Duke Realty following a change in Prologis recommendation or a willful breach by Prologis or any of its subsidiaries or its or their respective representatives of the non-solicitation/change of recommendation covenants.
Further, Prologis has agreed to pay to Duke Realty a termination fee of $1.5 billion in the following instances:
•
In the event that:

•
Prologis receives or has received an acquisition proposal with respect to Prologis or any Prologis subsidiary that has been publicly announced prior to the time of the Prologis special meeting or, in certain other circumstances, otherwise communicated to the Prologis board prior to the date of termination of the merger agreement;

•
thereafter (i) Duke Realty or Prologis terminates the merger agreement as a result of the failure to obtain the Prologis stockholder approval (or Duke Realty or Prologis terminates the merger agreement as a result of the failure to obtain the Duke Realty shareholder approval when either party could have terminated as a result of the failure to obtain Prologis stockholder approval) or (ii) Duke Realty or Prologis terminates the merger agreement as a result of the failure to complete the mergers on or before 5:00 p.m. (New York time) on January 11, 2023; and

•
before the date that is 12 months after the date of termination of the merger agreement, any transaction or series of related transactions included within the definition of an acquisition proposal is consummated by Prologis or a Prologis subsidiary or Prologis or a Prologis subsidiary enters into an acquisition agreement with respect to such a transaction or series of related transactions.
Prologis has agreed to pay to Duke Realty all documented reasonable out-of-pocket expenses (including fees and expenses of counsel and other advisors) paid or payable by any of the Duke Realty parties in connection with the merger agreement and the other transactions contemplated by the merger agreement up to a maximum of $15 million if the merger agreement is terminated by either Duke Realty or Prologis because of the failure to obtain Prologis stockholder approval (or if the merger agreement is terminated by either Duke Realty or Prologis because the Duke Realty shareholders failed to approve the merger agreement at the Duke Realty special meeting when either party could have terminated the merger agreement because the Prologis stockholders failed to approve the Prologis common stock issuance at the Prologis special meeting). Any such amount paid by Prologis would be credited against the payment of any termination fee that Prologis subsequently becomes obligated to pay Duke Realty.
See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 136 for more information.
Remedies (See page 140)
The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement by any other party and to specifically enforce the terms and provisions of the merger agreement.
Litigation Relating to the Mergers (See page 110)
On July 26, 2022, Prologis and the Prologis board were sued in a putative class action lawsuit, captioned Stephen Bushansky v. Prologis, Inc. et al., Case No. 3:22-cv-04320 (the “Bushansky Action”), filed in the United States District Court for the Northern District of California, in connection with the proposed merger between Duke Realty and Prologis and the related Form S-4. The complaint in the Bushansky Action alleges that Prologis and the Prologis board violated federal securities laws by omitting or misstating material information in the Form S-4, rendering the Form S-4 materially deficient. On July 27, 2022, Duke Realty and the Duke Realty board were sued in a lawsuit, captioned Shiva Stein v. Duke Realty Corporation et al., Case No. 1:22-cv-06387 (the “Stein Action”), filed in the United States District Court for the Southern District of New York, in connection with the proposed merger between Duke Realty and Prologis and the related Form S-4. The complaint in the Stein Action alleges that Duke Realty and the Duke Realty board violated federal securities laws by omitting or misstating material information in the Form S-4, rendering the Form S-4 materially deficient. The Plaintiffs in the Bushansky and Stein Actions seek, among other things, (i) to enjoin the transaction until the alleged deficiencies in the Form S-4 are corrected, and (ii) attorneys’ and experts’ fees and costs in connection with the lawsuit. If additional similar complaints are filed, absent new or different allegations that are material, neither Prologis nor Duke Realty will necessarily announce such additional filings.
Although the ultimate outcome of litigation cannot be predicted with certainty, Prologis and Duke Realty believe that these lawsuits are without merit and intend to defend against these actions vigorously.
Material United States Federal Income Tax Consequences of the Company Merger (See page 104)
Prologis and Duke Realty intend that the company merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Prologis and Duke Realty receive written opinions from their respective counsel to the effect that the company merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the company merger qualifies as a reorganization, United States holders (as defined in the discussion under the heading “The Mergers — Material United States Federal Income Tax Consequences of the Company Merger”) of shares of Duke Realty common stock generally will not recognize gain or loss for United States federal income tax purposes upon the receipt of shares of Prologis common stock in exchange for shares of Duke Realty common stock in connection with the company merger (except with respect to the receipt of cash in lieu of fractional shares of Prologis common stock, if any).

For further discussion of material United States federal income tax consequences of the company merger, see “The Mergers — Material United States Federal Income Tax Consequences of the Company Merger” beginning on page 104.
Holders of Duke Realty common stock should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-United States income and other tax laws) of the company merger and the ownership and disposition of shares of the Combined Company common stock.
Accounting Treatment of the Mergers (See page 108)
Prologis prepares its financial statements in accordance with United States generally accepted accounting principles, which we refer to as “GAAP.” The mergers will be accounted for by using the business combination accounting rules. See “The Mergers — Accounting Treatment” beginning on page 108 for more information.
Comparison of Rights of Prologis Stockholders and Duke Realty Shareholders (See page 154)
The rights of Duke Realty shareholders are currently governed by and subject to the provisions of the Indiana Business Corporation Law, or the “IBCL,” and the Duke Realty charter and bylaws. Upon consummation of the company merger, the rights of the former Duke Realty shareholders that receive shares of Prologis common stock in the company merger will be governed by the Maryland General Corporation Law, or the “MGCL,” and the Prologis charter and bylaws, rather than the IBCL and the Duke Realty charter and bylaws. See “Comparison of Rights of the Prologis Stockholders and the Duke Realty Shareholders” beginning on page 154 for more information.

RISK FACTORS
In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote your shares of Prologis common stock or Duke Realty common stock. In addition, you should read and consider the risks associated with each of the businesses of Prologis and Duke Realty because these risks will also affect the Combined Company. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q of Prologis and Duke Realty, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 174.
Risks Related to the Mergers
The exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Prologis or Duke Realty.
Upon the closing of the company merger, each outstanding share of Duke Realty common stock (other than shares of Duke Realty common stock owned by any of the Duke Realty parties or any wholly owned subsidiary of Duke Realty and each share of Duke Realty common stock owned by any of the Prologis parties or any of their respective wholly owned subsidiaries) will be converted into the right to receive 0.475 of a share of Prologis common stock, with cash paid in lieu of any fractional shares, without interest. The exchange ratio of 0.475 was fixed in the merger agreement and, except for certain adjustments on account of changes in the capitalization of Prologis or Duke Realty, will not be adjusted for changes in the market prices of shares of either Prologis common stock or Duke Realty common stock. Changes in the market price of shares of Prologis common stock prior to the closing of the company merger will affect the market value of the merger consideration that Duke Realty shareholders will be entitled to receive upon completion of the company merger. Stock price changes may result from a variety of factors (many of which are beyond the control of either Prologis or Duke Realty), including the following factors:
•
market reaction to the announcement of the mergers and the prospects of the Combined Company;

•
changes in the respective businesses, operations, assets, liabilities and prospects of Prologis, Duke Realty or the Combined Company;

•
changes in market assessments of the business, operations, financial position and prospects of Prologis, Duke Realty or the Combined Company;

•
market assessments of the likelihood that the mergers will close;

•
interest rates (including changes or anticipated changes in interest rates), general market and economic conditions and other factors generally affecting the market prices of Prologis common stock and Duke Realty common stock;

•
federal, state and local legislation, governmental regulation and legal developments in the businesses in which Prologis or Duke Realty operate; and

•
other factors beyond the control of either Prologis or Duke Realty, including those described or referred to elsewhere in this “Risk Factors” section.

The market price of shares of Prologis common stock at the closing of the mergers may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus, on the date of the Prologis special meeting and on the date of the Duke Realty special meeting. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. For example, based on the range of trading prices of shares of Prologis common stock during the period after June 10, 2022, the last trading day before Duke Realty and Prologis announced the merger agreement, through July 26, 2022, the exchange ratio represented a market value ranging from $50.57 to $61.16 per share.

If the market price of shares of Prologis common stock increases between the date the merger agreement was signed, the date of this joint proxy statement/prospectus, the date of the Prologis special meeting or the date of the Duke Realty special meeting and the date of the closing of the mergers, Duke Realty shareholders could receive shares of Prologis common stock that have a market value upon completion of the mergers that is greater than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed, the date of the joint proxy statement/prospectus, the date of the Prologis special meeting or the date of the Duke Realty special meeting, respectively. Conversely, if the market price of shares of Prologis common stock declines between the date the merger agreement was signed, the date of this joint proxy statement/prospectus, the date of the Prologis special meeting or the date of the Duke Realty special meeting and the closing of the mergers, Duke Realty shareholders could receive shares of Prologis common stock that have a market value upon the closing of the mergers that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed, the date of this joint proxy statement/prospectus, the date of the Prologis special meeting or the date of the Duke Realty special meeting, respectively. Furthermore, at the time of the Prologis special meeting and the Duke Realty special meeting, Prologis stockholders and Duke Realty shareholders will not know with certainty the value of the Prologis common stock that Duke Realty shareholders will receive upon completion of the mergers.
Therefore, while the number of shares of Prologis common stock to be issued per share of Duke Realty common stock is fixed, Prologis stockholders and Duke Realty shareholders cannot be sure of the market value of the merger consideration Duke Realty shareholders will receive upon the closing of the mergers.
Holders of Prologis common stock and Duke Realty common stock will have a reduced ownership and voting interest in the Combined Company after the mergers and will exercise less influence over management.
The mergers will result in Prologis stockholders and Duke Realty shareholders having an ownership stake in the Combined Company that is smaller than their current stake in Prologis and Duke Realty, respectively, as of immediately prior to the mergers. Upon completion of the mergers, based on the number of shares of Prologis common stock and Duke Realty common stock outstanding on June 30, 2022, we estimate that continuing Prologis stockholders will own approximately 80% of the issued and outstanding common stock of the Combined Company, and former Duke Realty shareholders will own approximately 20% of the issued and outstanding common stock of the Combined Company. Consequently, Prologis stockholders and Duke Realty shareholders, as a general matter, will have less influence over the management and policies of the Combined Company after the company merger effective time than they currently exercise over the management and policies of Prologis and Duke Realty, respectively.
Completion of the mergers is subject to many conditions, and if these conditions are not satisfied or waived, the mergers will not be completed, which could result in a requirement that Prologis or Duke Realty pay certain termination fees.
The consummation of the mergers is subject to certain conditions, including (i) the approval of the merger agreement by the holders of a majority of the outstanding shares of Duke Realty common stock entitled to vote on such matter, (ii) the approval of the Prologis common stock issuance by the holders of a majority of votes cast on such matter, (iii) the shares of Prologis common stock to be issued in the company merger having been approved for listing on the NYSE, (iv) the Form S-4 (of which this joint proxy statement/prospectus forms a part) having been declared effective, (v) the absence of any temporary restraining order, injunction or other order, decree or judgment being issued by any governmental authority and no law being enacted, which would have the effect of making illegal or otherwise prohibiting the consummation of the mergers, (vi) the receipt of certain legal opinions by Prologis and Duke Realty and (vii) other customary conditions specified in the merger agreement. See “The Merger Agreement — Conditions to Completion of the Mergers” beginning on page 134.
There can be no assurance that the conditions to the closing of the mergers will be satisfied or waived or that the mergers will be completed. Failure to consummate the mergers may adversely affect Prologis’ or Duke Realty’s results of operations and business prospects for the following reasons, among others: (i) each of Prologis and Duke Realty have incurred and will incur certain transaction costs, regardless of whether the proposed mergers close, which could adversely affect its financial condition, results of operations and ability to make distributions to its stockholders or shareholders, respectively; and (ii) the proposed mergers, whether or not they close, will divert the attention of certain of each of Prologis’ and Duke Realty’s management and other key employees from ongoing business activities, including the pursuit of other opportunities that could be beneficial to Prologis and Duke Realty, respectively. In addition, Duke Realty or Prologis may terminate the merger agreement under certain circumstances, including, among other reasons, if the mergers are not completed by January 11, 2023.
If the merger agreement is terminated under certain circumstances specified in the merger agreement, Prologis may be required to pay Duke Realty a termination fee of $1.5 billion and/or reimburse Duke Realty’s transaction expenses up to an amount equal to $15 million, or Duke Realty may be required to pay Prologis a termination fee of $775 million and/or reimburse Prologis’ transaction expenses up to an amount equal to $15 million. If the mergers are not consummated, the price of Prologis common stock or Duke Realty common stock might decline.
Failure to complete the mergers could negatively impact the stock prices and the future business and financial results of Prologis or Duke Realty.
If the mergers are not completed, the ongoing business of Prologis or Duke Realty could be materially adversely affected and without realizing any of the benefits of having completed the mergers, Prologis and Duke Realty will be subject to a variety of risks associated with the failure to complete the mergers, including the following:
•
the market price of Prologis common stock or Duke Realty common stock could decline;

•
Prologis being required, under certain circumstances, to pay to Duke Realty a termination fee of $1.5 billion depending on the circumstances and/or reimburse Duke Realty’s reasonable expenses up to $15 million or Duke Realty being required, under certain circumstances, to pay to Prologis a termination fee of $775 million depending on the circumstances and/or reimburse Prologis’ reasonable expenses up to $15 million, as applicable;

•
if the merger agreement is terminated and the Prologis board or the Duke Realty board seeks another business combination, Prologis stockholders or Duke Realty shareholders, respectively, cannot be certain that Prologis or Duke Realty, respectively, will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that Prologis and Duke Realty have agreed to in the merger agreement;

•
Prologis or Duke Realty may experience negative reactions from the financial markets or its tenants, vendors or employees;

•
Prologis or Duke Realty having to pay certain costs relating to the mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees whether or not the mergers are completed; and

•
diversion of Prologis’ or Duke Realty’s management focus and resources from operational matters and other strategic opportunities while working to implement the mergers.

If the mergers are not completed, these risks could materially affect the business, financial results and share price of Prologis or Duke Realty. In addition, if the mergers are not completed, Prologis or Duke Realty could be subject to litigation related to any failure to complete the mergers or related to any enforcement proceeding commenced against Prologis or Duke Realty to perform its obligations under the merger agreement. The materialization of any of these risks could adversely impact Prologis’ or Duke Realty’s ongoing business.
The pendency of the mergers could adversely affect the business and operations of Prologis or Duke Realty.
Prior to the effective time of the mergers, some tenants, prospective tenants or vendors of Prologis or Duke Realty may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of Prologis or Duke Realty, regardless of whether the mergers are completed. Similarly, current and prospective employees of Duke Realty may experience uncertainty about their future roles with the Combined Company following the mergers, which may materially adversely affect the ability of Duke Realty to attract and retain key personnel during the pendency of the mergers. In addition, due to operating restrictions in the merger agreement, Prologis and Duke Realty may be unable, during the pendency of the mergers, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.
The merger agreement contains provisions that could make it difficult for a third party to acquire all or a significant portion of Prologis or Duke Realty prior to the mergers.
Pursuant to the merger agreement, each of Prologis and Duke Realty has agreed not to (i) solicit proposals relating to certain alternative transactions, (ii) engage in discussions or negotiations or provide non-public information in connection with any proposal for an alternative transaction from a third party or (iii) approve or enter into any agreements providing for any such alternative transaction, in each case, subject to certain exceptions to permit members of the Prologis board and the Duke Realty board to comply with their duties as directors under applicable law. Notwithstanding these “no-shop” restrictions, prior to obtaining the Prologis stockholder approval or the Duke Realty shareholder approval, as applicable, under specified circumstances the Prologis board or the Duke Realty board, respectively, may change its recommendation of the transaction, and Duke Realty may also terminate the merger agreement to accept a superior proposal upon payment of the termination fee described below.
The merger agreement provides that, in connection with the termination of the merger agreement under specified circumstances, Prologis may be required to pay to Duke Realty a termination fee of $1.5 billion and/or reimburse Duke Realty’s transaction expenses up to an amount equal to $15 million and Duke Realty may be required to pay to Prologis a termination fee of $775 million and/or reimburse Prologis’ transaction expenses up to an amount equal to $15 million. See “The Merger Agreement —  Covenants and Agreements — No Solicitation of Acquisition Proposals” and “The Merger Agreement —  Termination of the Merger Agreement — Termination Fees and Expenses” beginning on page 138.
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Prologis or Duke Realty from considering or proposing such an acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share value than the value proposed to be received or realized in the mergers, or might result in a potential competing acquirer proposing to pay a lower per share value than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
If the merger agreement is terminated and Prologis or Duke Realty determines to seek another business combination, Prologis or Duke Realty, respectively, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the mergers contemplated by the merger agreement.
If the mergers are not consummated by January 11, 2023, either Prologis or Duke Realty may terminate the merger agreement.
Either Prologis or Duke Realty may terminate the merger agreement if the mergers have not been consummated by January 11, 2023. However, this termination right will not be available to a party if that party failed to comply with the merger agreement and that failure was the primary cause of, or resulted in, the failure to consummate the mergers on or before January 11, 2023. See “The Merger Agreement —  Termination of the Merger Agreement” beginning on page 136.
Some of the directors and named executive officers of Duke Realty have interests in the mergers that are different from, or in addition to, those of the other Duke Realty shareholders.
In considering whether to approve the merger agreement and the transasctions contemplated thereby, including the mergers, Duke Realty shareholders should recognize that members of management and the Duke Realty board have interests in the mergers that differ from, or are in addition to, the interests of other Duke Realty shareholders. Some of the directors and named executive officers of Duke Realty have arrangements that provide them with interests in the mergers that are different from, or in addition to, those generally of the Duke Realty shareholders. These interests, among other things, may influence or may have influenced the directors and named executive officers of Duke Realty to support or approve the merger agreement. See “The Mergers — Interests of Duke Realty’s Directors and Named Executive Officers in the Mergers” beginning on page 98.
If the company merger does not qualify as a reorganization, there may be adverse tax consequences.
The company merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Prologis and Duke Realty receive written opinions from their respective counsel to the effect that the company merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The foregoing opinions, however, are limited to the factual representations provided by Prologis and Duke Realty to counsel and the assumptions set forth therein, and are not a guarantee that the company merger, in fact, will qualify as a reorganization. Moreover, neither Duke Realty nor Prologis has requested or plans to request a ruling from the IRS that the company merger qualifies as a reorganization. If the company merger were to fail to qualify as a reorganization, then each United States holder (as defined in the discussion under the heading “The Mergers — Material United States Federal Income Tax Consequences of the Company Merger”) of shares of Duke Realty common stock generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the shares of Prologis common stock received by such holder in the company merger; and (ii) such holder’s adjusted tax basis in its shares of Duke Realty common stock.
In connection with the announcement of the merger agreement, two lawsuits have been filed and are pending as of July 27, 2022, seeking, among other things, to enjoin the mergers until alleged deficiencies in the Form S-4 are corrected. An injunction or other adverse ruling being entered in either lawsuit may prevent the mergers from being effective or from becoming effective within the expected timeframe.
On July 26, 2022, Prologis and the Prologis board were sued in a putative class action lawsuit, captioned Stephen Bushansky v. Prologis, Inc. et al., Case No. 3:22-cv-04320 (the “Bushansky Action”), filed in the United States District Court for the Northern District of California, in connection with the proposed merger between Duke Realty and Prologis and the related Form S-4. The complaint in the Bushansky Action alleges that Prologis and the Prologis board violated federal securities laws by omitting or misstating material information in the Form S-4, rendering the Form S-4 materially deficient. On July 27, 2022, Duke Realty and the Duke Realty board were sued in a lawsuit, captioned Shiva Stein v. Duke Realty Corporation et al., Case No. 1:22-cv-06387 (the “Stein Action”), filed in the United States District Court for the Southern District of New York, in connection with the proposed merger between Duke Realty and Prologis and the related Form S-4. The complaint in the Stein Action alleges that Duke Realty and the Duke Realty board violated federal securities laws by omitting or misstating material information in the Form S-4, rendering the Form S-4 materially deficient. The Plaintiffs in the Bushansky and Stein Actions seek, among other things, (i) to enjoin the transaction until the alleged deficiencies in the Form S-4 are corrected, and (ii) attorneys' and experts' fees and costs in connection with the lawsuit. If additional similar complaints are filed, absent new or different allegations that are material, neither Prologis nor Duke Realty will necessarily announce such additional filings.
While Prologis and Duke Realty management believe that the allegations in these complaints are without merit and intend to defend vigorously against these allegations, we cannot assure you as to the outcome of these or similar future lawsuits, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. For more information about litigation related to the mergers, see “The Mergers — Litigation Relating to the Mergers” beginning on page 110.
Risks Related to the Combined Company Following the Mergers
The Combined Company expects to incur substantial expenses related to the mergers.
The Combined Company expects to incur substantial expenses in connection with completing the mergers and integrating the operations and systems of Duke Realty with those of Prologis. While Prologis has assumed that a certain level of expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of the Combined Company’s expenses relating to the completion of the mergers and the Combined Company’s operations. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the expenses associated with the mergers could, particularly in the near term, reduce the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the operations of Duke Realty following the completion of the mergers.
Following the mergers, the Combined Company may be unable to integrate the operations of Prologis and Duke Realty successfully and realize the anticipated synergies and other benefits of the mergers or do so within the anticipated time frame.
The mergers involve the combination of two companies that currently operate as independent public companies and their respective operating partnerships. The Combined Company is expected to benefit from the elimination of duplicative costs associated with supporting a public company platform and the leveraging of state-of-the-art technology and systems. However, the Combined Company will be required to devote significant management attention and resources to integrating the operations of Prologis and Duke Realty. Potential difficulties the Combined Company may encounter in the integration process include the following:
•
the inability to successfully combine the operations of Prologis and Duke Realty in a manner that permits the Combined Company to achieve the cost savings anticipated to result from the mergers, which would result in the anticipated benefits of the mergers not being realized in the time frame currently anticipated or at all;

•
the inability to dispose of former Duke Realty assets or operations that the Combined Company desires to dispose of;

•
potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the mergers; and

•
performance shortfalls as a result of the diversion of management’s attention caused by completing the mergers and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Company’s management, the disruption of the Combined Company’s ongoing business or inconsistencies in the Combined Company’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Company to maintain relationships with tenants, vendors and employees or to achieve the anticipated benefits of the mergers, or could otherwise adversely affect the business and financial results of the Combined Company.
The Combined Company’s anticipated level of indebtedness may increase upon completion of the mergers and may increase the related risks Prologis now faces.
In connection with the mergers, the Combined Company may assume and/or refinance certain indebtedness of Duke Realty and Duke Realty OP and, as a result, may be subject to increased risks associated with debt financing. On March 31, 2022, Prologis had indebtedness of approximately $18.4 billion. After giving effect to the mergers, the Combined Company’s total pro forma consolidated indebtedness will increase. Taking into account Prologis’ existing indebtedness and the assumption of Duke Realty’s debt in the mergers, the Combined Company’s pro forma consolidated indebtedness as of March 31, 2022, after giving effect to the mergers, would be approximately $21.6 billion.
The Combined Company’s increased indebtedness could have important consequences to holders of its common stock, including Duke Realty shareholders that receive Prologis common stock in the company merger, including:
•
increasing the Combined Company’s vulnerability to general adverse economic and industry conditions;

•
limiting the Combined Company’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements; and

•
limiting the Combined Company’s flexibility in planning for, or reacting to, changes in its business and its industry.

If the Combined Company defaults under a mortgage loan, it will automatically be in default under any other loan that has cross-default provisions, and it may lose the properties securing these loans. Although the Combined Company anticipates that it will pay off its mortgage payables as soon as prepayment penalties and other costs make it economically feasible to do so, the Combined Company cannot anticipate when such payment will occur.
The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded operations following the mergers.
Following the mergers, the Combined Company expects to continue to expand its operations through additional acquisitions and development of properties, some of which may involve complex challenges. The future success of the Combined Company will depend, in part, upon the ability of the Combined Company to manage its expansion opportunities, which may pose substantial challenges for the Combined Company to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. There is no assurance that the Combined Company’s expansion or acquisition opportunities will be successful, or that the Combined Company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.
Counterparties to certain significant agreements with Duke Realty may exercise contractual rights under such agreements in connection with the mergers.
Duke Realty is a party to certain agreements that give the counterparty certain rights following a “change in control,” including in some cases the right to terminate the agreement. Under some such agreements, the mergers may constitute a change in control, and therefore the counterparty may exercise certain rights under the agreement upon the closing of the mergers. Any such counterparty may request modifications of their respective agreements as a condition to granting a waiver or consent under their agreement. The pursuit of such rights by the counterparties may result in the Combined Company suffering a loss of potential future revenue or incurring liabilities and may result in the loss of rights that are material to the Combined Company’s business. There can be no assurances that such counterparties will not exercise their rights under these agreements, including termination rights where available, or that the exercise of any such rights under, or modification of, these agreements will not adversely affect the business or operations of the Combined Company.
Risks Related to an Investment in the Combined Company Common Stock Following the Mergers
The market price and trading volume of the Combined Company common stock may be volatile.
The Combined Company’s common stock may experience significant price and volume fluctuations, and investors in shares of the Combined Company common stock may experience a decrease in the value of their shares, including decreases unrelated to the Combined Company’s operating performance or prospects. Prologis and Duke Realty cannot assure you that the market price of the Combined Company common stock will not fluctuate or decline significantly in the future.
In addition to the risks listed in this “Risk Factors” section, a number of factors could negatively affect the Combined Company’s share price or result in fluctuations in the price or trading volume of the Combined Company common stock, including:
•
the annual yield from distributions on the Combined Company common stock as compared to yields on other financial instruments;

•
equity issuances by the Combined Company, or future sales of substantial amounts of the Combined Company common stock by its existing or future stockholders, or the perception that such issuances or future sales may occur;

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increases in market interest rates or a decrease in the Combined Company’s distributions to stockholders that lead purchasers of the Combined Company common stock to demand a higher yield;

•
changes in market valuations of similar companies;

•
fluctuations in stock market prices and volumes;

•
additions or departures of key management personnel;

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the Combined Company’s operating performance and the performance of other similar companies;

•
actual or anticipated differences in the Combined Company’s quarterly operating results;

•
changes in expectations of future financial performance or changes in estimates of securities analysts;

•
publication of research reports about the Combined Company or its industry by securities analysts;

•
failure to qualify as a REIT for federal income tax purposes;

•
adverse market reaction to any indebtedness the Combined Company incurs in the future;

•
strategic decisions by the Combined Company or its competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•
the passage of legislation or other regulatory developments that adversely affect the Combined Company or its industry or any failure by the Combined Company to comply with regulatory requirements;

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the expiration or loss of local tax abatements, tax credit programs, or other governmental incentives;

•
the imposition of a penalty tax as a result of certain property transfers that may generate prohibited transaction income;

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the inability of the Combined Company to sell properties if and when it would be appropriate to do so;

•
risks and liabilities in connection with the Combined Company’s co-investment ventures and investment in new or existing co-investment ventures, including that the Combined Company’s property ownership through joint ventures may limit its ability to act exclusively in its interests and may depend on the financial performance of its co-venturers;

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speculation in the press or investment community;

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changes in the Combined Company’s earnings;

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failure to satisfy the listing requirements of the NYSE;

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failure to comply with the requirements of the Sarbanes-Oxley Act;

•
actions by institutional stockholders of the Combined Company;

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changes in accounting principles;

•
changes in environmental conditions or the potential impact of climate change;

•
terrorist attacks or other acts of violence or war in areas in which the Combined Company’s properties are located or markets on which the Combined Company’s securities are traded; and

•
general economic and/or market conditions, including factors unrelated to the Combined Company’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert the Combined Company’s management’s attention and resources, which could have a material adverse effect on the Combined Company’s cash flows, its ability to execute its business strategy and the Combined Company’s ability to make distributions to its stockholders.

The market price of shares of the common stock of the Combined Company may be affected by factors different from those affecting the prices of shares of Prologis common stock or Duke Realty common stock before the mergers.
The results of operations of the Combined Company, as well as the market price of the common stock of the Combined Company, after the mergers may be affected by other factors in addition to those currently affecting Prologis’ or Duke Realty’s results of operations and the market prices of Prologis common stock and Duke Realty common stock. These factors include:
•
a greater number of shares of the Combined Company common stock outstanding as compared to the number of currently outstanding shares of Prologis common stock;

•
different stockholders; and

•
different assets and capitalizations.

Accordingly, the historical market prices and financial results of Prologis and Duke Realty may not be indicative for the Combined Company after the mergers. For a discussion of the businesses of Prologis and Duke Realty and certain risks to consider in connection with investing in those businesses, see the documents incorporated by reference by Prologis and Duke Realty into this joint proxy statement/prospectus referred to under “Where You Can Find More Information and Incorporation by Reference” beginning on page 174.
The market price of the Combined Company common stock may decline as a result of the mergers.
The market price of the Combined Company common stock may decline as a result of the mergers if the Combined Company does not achieve the perceived benefits of the mergers as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the mergers on the Combined Company’s financial results is not consistent with the expectations of financial or industry analysts.
In addition, upon consummation of the mergers, Prologis stockholders and Duke Realty shareholders will own interests in a Combined Company operating an expanded business with a different mix of properties, risks and liabilities. Current Prologis stockholders and Duke Realty shareholders may not wish to continue to invest in the Combined Company, or for other reasons may wish to dispose of some or all of their shares of the Combined Company common stock. If, following the company merger effective time, large amounts of the Combined Company common stock are sold, the price of the Combined Company common stock could decline.
After the mergers are completed, Duke Realty shareholders that receive shares of Prologis common stock in the company merger will have different rights that may be less favorable than their current rights as Duke Realty shareholders.
After the closing of the mergers, Duke Realty shareholders that receive shares of Prologis common stock in the company merger will have different rights than they currently have as Duke Realty shareholders. For a detailed discussion of the similarities and material differences between the current rights you have as a Duke Realty shareholder and the rights you will have as a stockholder of the Combined Company following the mergers, see “Comparison of Rights of the Prologis Stockholders and the Duke Realty Shareholders” beginning on page 154.
The Combined Company cannot assure you that it will be able to continue paying dividends at or above the rates currently paid by Prologis and Duke Realty.
The stockholders of the Combined Company may not receive dividends at the same rate they received dividends as Prologis stockholders and as Duke Realty shareholders following the mergers for various reasons, including the following:
•
the Combined Company may not have enough cash to pay such dividends due to changes in the Combined Company’s cash requirements, capital spending plans, cash flow or financial position;

•
decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Combined Company’s board of directors, which reserves the right to change Prologis’ current dividend practices at any time and for any reason;

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the Combined Company may desire to retain cash to maintain or improve its credit ratings; and

•
the amount of dividends that the Combined Company’s subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of the Combined Company will have no contractual or other legal right to dividends that have not been declared by the Combined Company’s board of directors.
The Combined Company may need to incur additional indebtedness in the future.
In connection with executing the Combined Company’s business strategies following the mergers, the Combined Company expects to evaluate the possibility of additional acquisitions and strategic investments, and the Combined Company may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including hindering the Combined Company’s ability to adjust to changing market, industry or economic conditions; limiting the Combined Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses; limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses; making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.
The historical and unaudited pro forma combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Company’s results following the mergers, and accordingly, you have limited financial information on which to evaluate the Combined Company.
The unaudited pro forma combined financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the mergers been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company. The unaudited pro forma combined financial information does not reflect future events that may occur after the company merger effective time, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the mergers, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the mergers that Prologis and Duke Realty believe are reasonable under the circumstances. Prologis and Duke Realty cannot assure you that the assumptions will prove to be accurate over time.
The Combined Company may incur adverse tax consequences if Prologis or Duke Realty has failed or fails to qualify as a REIT for United States federal income tax purposes.
Each of Prologis and Duke Realty has operated in a manner that it believes has allowed it to qualify as a REIT for United States federal income tax purposes under the Code and each intends to continue to do so through the closing date or the moment in time immediately prior to the company merger effective time, respectively. The Combined Company intends to continue operating in such a manner following the mergers. The closing of the mergers is conditioned on the receipt by Prologis of an opinion of Duke Realty’s counsel to the effect that Duke Realty has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and on the receipt by Duke Realty of an opinion of Prologis’ counsel to the effect that Prologis has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Prologis’ proposed method of organization and operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code. The foregoing REIT opinions, however, are limited to the factual representations provided by Prologis and Duke Realty to counsel and the assumptions set forth therein, and are not a guarantee that Prologis or Duke Realty, in fact, has qualified or that the Combined Company will continue to qualify as a REIT. Moreover, neither Duke Realty nor Prologis has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable U.S. Treasury regulations is greater in the case of a REIT, like Prologis, that holds assets through a partnership and that has substantial foreign operations. The determination of various factual matters and circumstances not entirely within Duke Realty’s and Prologis’ control may affect their ability to qualify as REITs.
If Prologis or Duke Realty (or, following the mergers, the Combined Company) loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders or shareholders, respectively, because:
•
it would be subject to United States federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders or shareholders, respectively, in computing its taxable income);

•
it could be subject to the federal alternative minimum tax and possibly increased state and local taxes for such periods;

•
unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•
for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

As a result of all these factors, Prologis’ or Duke Realty’s (or following the mergers, the Combined Company’s) failure to qualify as a REIT could impair the Combined Company’s ability to expand its business and raise capital, and would materially adversely affect the value of its capital stock.
In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain United States federal, state, and other taxes, which would reduce the Combined Company’s cash available for distribution to its stockholders.
Even if the Combined Company has qualified and continues to qualify as a REIT, it may be subject to some federal, state and local taxes on its income or property and, in certain cases, a 100% penalty tax, in the event it sells property as a dealer. In addition, the Combined Company’s domestic corporate subsidiaries that are taxable REIT subsidiaries could be subject to federal and state taxes, and its foreign properties and companies are subject to tax in the jurisdictions in which they operate and are located. Any federal, state or other taxes the Combined Company pays will reduce its cash available for distribution to stockholders.
If Prologis OP is classified as a “publicly traded partnership” under the Code, the Combined Company’s status as a REIT and its ability to pay distributions to the Combined Company’s stockholders could be adversely affected.
Prologis OP is organized as a partnership for United States federal income tax purposes. Even though Prologis OP will not elect to be treated as an association taxable as a corporation, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A publicly traded partnership is a partnership whose interests are traded on an established securities market or are considered readily tradable on a secondary market or the substantial equivalent thereof. Prologis believes and currently takes the position that Prologis OP should not be classified as a publicly traded partnership because interests in Prologis OP are not traded on an established securities market or the substantial equivalent thereof, and Prologis OP should satisfy certain safe harbors, which prevent a partnership’s interests from being treated as readily tradable on an established securities market or substantial equivalent thereof. No assurance can be given, however, that the IRS would not assert that Prologis OP constitutes a publicly traded partnership or that facts and circumstances will not develop which could result in Prologis OP being treated as a publicly traded partnership. If the IRS were to assert successfully that Prologis OP is a publicly traded partnership, and substantially all of Prologis OP’s gross income did not consist of specified types of passive income, Prologis OP would be treated as an association taxable as a corporation and would be subject to corporate tax at the entity level. In such event, the character of the Combined Company’s assets and items of gross income would change and would result in a termination of the Combined Company’s status as a REIT. In addition, the imposition of a corporate tax on Prologis OP would reduce the amount of cash available for distribution to the Combined Company’s stockholders.
The Combined Company depends on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company’s business.
The members of the Prologis board, together with James B. Connor, the Chairman and Chief Executive Officer of Duke Realty, and Prologis’ executive officers will continue as the members of the board and executive management of the Combined Company. The future success of the Combined Company depends in large part on its ability to hire and retain a sufficient number of qualified personnel. The future success of the Combined Company also depends upon the service of the Combined Company’s executive officers, who have extensive market knowledge and relationships and will exercise substantial influence over the Combined Company’s operational, financing, acquisition and disposition activity. Among the reasons that they are important to the Combined Company’s success is that each has a national or regional industry reputation that is expected to attract business and investment opportunities and assist the Combined Company in negotiations with lenders, existing and potential tenants and industry personnel.
Many of the Combined Company’s other key executive personnel, particularly its senior managers, also have extensive experience and strong reputations in the industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective customers is critically important to the success of the Combined Company’s business. The loss of services of one or more members of the Combined Company’s senior management team, or the Combined Company’s inability to attract and retain highly qualified personnel, could adversely affect the Combined Company’s business, diminish the Combined Company’s investment opportunities and weaken its relationships with lenders, business partners, existing and prospective customers and industry personnel, which could materially and adversely affect the Combined Company.
Prologis and Duke Realty face other risks.
The foregoing risks are not exhaustive, and you should be aware that, following the mergers, the Combined Company will face various other risks, including those discussed in reports filed by Prologis and Duke Realty with the SEC. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 174.

COMPARATIVE MARKET PRICE DATA
The following table presents the closing prices of Prologis common stock and Duke Realty common stock on June 10, 2022, the last trading day before the date of the public announcement of the merger agreement, and July 26, 2022, the last practicable trading day prior to the date of this joint proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration for each share of Duke Realty common stock on the relevant date, calculated by multiplying the closing prices of Prologis common stock on those dates by 0.475.
	Prologis Closing Price	Duke Realty Closing Price	Implied Value of the Merger Consideration
June 10, 2022	$117.24	$49.78	$55.69
July 26, 2022	$127.59	$60.15	$60.61
The above table shows only historical comparisons. These comparisons may not provide meaningful information to Prologis stockholders or Duke Realty shareholders in determining whether to approve the Prologis common stock issuance proposal or the Duke Realty merger agreement proposal, as applicable, because the value of the merger consideration will fluctuate with the market price of Prologis common stock. As a result, Prologis stockholders and Duke Realty shareholders are urged to obtain current market quotations for shares of Prologis common stock and Duke Realty common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the Prologis common stock issuance proposal or the Duke Realty merger agreement proposal, as applicable. The market prices of Prologis common stock and Duke Realty common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the company merger. No assurance can be given concerning the market prices of Prologis common stock or Duke Realty common stock before or after the company merger effective time.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
The statements in this document that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Prologis and Duke Realty operate as well as beliefs and assumptions of management of Prologis and management of Duke Realty. Such statements involve uncertainties that could significantly impact financial results of Prologis or Duke Realty. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “could,” and “will” including variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that Prologis or Duke Realty expect or anticipate will occur in the future — including statements relating to the potential benefits of the proposed mergers, the expected timing to complete the proposed mergers, rent and occupancy growth, acquisition and development activity, contribution and disposition activity, general conditions in the geographic areas where Prologis and Duke Realty operate, Prologis’ and Duke Realty’s respective debt, capital structure and financial position, Prologis’ and Duke Realty’s respective ability to earn revenues from co-investment ventures, form new co-investment ventures and the availability of capital in existing or new co-investment ventures — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although Prologis and Duke Realty believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, neither Prologis nor Duke Realty can give assurance that these expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:
(i)
Prologis’ and Duke Realty’s ability to complete the proposed transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary stockholder approvals and satisfaction of other closing conditions to consummate the proposed transaction;

(ii)
the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the proposed transaction;

(iii)
risks related to diverting the attention of Prologis and Duke Realty management from ongoing business operations;

(iv)
failure to realize the expected benefits of the proposed transaction;

(v)
significant transaction costs and/or unknown or inestimable liabilities;

(vi)
the risk of stockholder litigation in connection with the proposed transaction, including resulting expense or delay;

(vii)
the risk that Duke Realty’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected;

(viii)
risks related to future opportunities and plans for the Combined Company, including the uncertainty of expected future financial performance and results of the Combined Company following completion of the proposed transaction;

(ix)
the effect of the announcement of the proposed transaction on the ability of Prologis and Duke Realty to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships;

(x)
risks related to the market value of the Prologis common stock to be issued in the proposed transaction;

(xi)
ongoing challenges and uncertainties posed by the COVID-19 pandemic for businesses and governments around the world;

(xii)
national, international, regional and local economic and political climates;

(xiii)
changes in global financial markets, interest rates and foreign currency exchange rates;

(xiv)
increased or unanticipated competition for each of Prologis’ and Duke Realty’s properties;

(xv)
risks associated with acquisitions, dispositions and development of properties, including increased development costs due to additional regulatory requirements related to climate change;

(xvi)
maintenance of REIT status, tax structuring and changes in income tax laws and rates;

(xvii)
availability of financing and capital, the levels of debt that each of Prologis and Duke Realty maintain and their respective credit ratings;

(xviii)
risks related to each of Prologis’ and Duke Realty’s investments in their respective co-investment ventures, including their respective abilities to establish new co-investment ventures;

(xix)
risks of doing business internationally, including currency risks;

(xx)
environmental uncertainties, including risks of natural disasters;

(xxi)
those additional risks and factors discussed in the reports filed with the SEC by Prologis and Duke Realty from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Form 10-K and Form 10-Q; and

(xxii)
other risks and uncertainties set forth in this joint proxy statement/prospectus in the section entitled “Risk Factors”.

Neither Prologis nor Duke Realty undertakes any duty to update any forward-looking statements appearing in this document except as may be required by law.

THE COMPANIES
Prologis, Inc. and Prologis, L.P.
Pier 1, Bay 1
San Francisco, California 94111
(415) 394-9000
Prologis was formed in 1997 and is a global leader in logistics real estate with a focus on high growth markets. Prologis owns, manages and develops well-located, high-quality logistics facilities in 19 countries across four continents. Prologis’ teams actively manage its portfolio to provide comprehensive real estate services, including leasing, property management, development, acquisitions and dispositions. Prologis invests significant capital each year into new logistics properties principally through our development activity and third-party acquisitions. Prologis’ property dispositions allow Prologis to recycle capital and contribute to self-funding these development and acquisition activities. The majority of Prologis’ properties in the U.S. are wholly owned, while its properties outside the U.S. are generally held in co-investment ventures to mitigate Prologis’ exposure to foreign currency movements.
Prologis commenced operations as a fully integrated real estate company in 1997, elected to be taxed as a REIT under the Code, and believes the current organization and method of operation will enable Prologis to maintain its status as a REIT.
Prologis OP was formed in 1997 and is the primary operating subsidiary of Prologis. As of March 31, 2022, Prologis owned an approximate 97.25% common general partnership interest in Prologis OP and substantially all of the preferred units in Prologis OP. As the sole general partner of Prologis OP, Prologis has complete responsibility and discretion in the day-to-day management and control of Prologis OP. Prologis only holds a de minimis amount of assets outside of Prologis OP.
Prologis common stock is listed on the NYSE, trading under the symbol “PLD.” Prologis’ global headquarters are located at Pier 1, Bay 1, San Francisco, California 94111; its telephone number is (415) 394-9000. Prologis’ other principal office locations are in Amsterdam, Denver, Luxembourg, Mexico City, Shanghai, Singapore and Tokyo. Prologis’ website address is http://www.prologis.com. Information contained on Prologis’ website is not and should not be deemed a part of this joint proxy statement/prospectus, the accompanying prospectus supplement or any other report or filing filed with the SEC.
Additional information about Prologis, Prologis OP and their subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 174.
Compton Merger Sub LLC
Prologis Merger Sub, a wholly owned subsidiary of Prologis, is a Delaware limited liability company organized on June 7, 2022 for the purpose of effecting the company merger. Prologis Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Prologis Merger Sub are located at 1800 Wazee Street, Suite 500, Denver, Colorado 80202.
Compton Merger Sub OP LLC
Prologis OP Merger Sub, a wholly owned subsidiary of Prologis OP, is a Delaware limited liability company organized on June 7, 2022 for the purpose of effecting the partnership merger. Prologis OP Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Prologis OP Merger Sub are located at 1800 Wazee Street, Suite 500, Denver, Colorado 80202.

Duke Realty Corporation and Duke Realty Limited Partnership
8711 River Crossing Boulevard
Indianapolis, IN 46240
Attention: Investor Relations
Duke Realty is a self-administered and self-managed REIT, which owns and operates approximately 164.9 million rentable square feet of industrial assets in 19 major U.S. logistics markets. Duke Realty’s common stock is publicly traded on the NYSE under the symbol “DRE” and is a member of the S&P 500 Index. Duke Realty OP is the primary operating subsidiary of Duke Realty. As of March 31, 2022, Duke Realty owned approximately 99.0% of the common partnership interests of Duke Realty OP. The remaining 1.0% of the common partnership interests are owned by limited partners. As the sole general partner of Duke Realty OP, Duke Realty has full, exclusive and complete responsibility and discretion in the day-to-day management and control of Duke Realty OP. Duke Realty does not have any significant assets other than its investment in Duke Realty OP.
Additional information about Duke Realty, Duke Realty OP and their subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 174.
The Combined Company
References to the Combined Company are to Prologis after the company merger effective time. The Combined Company will be named “Prologis, Inc.” and will be a Maryland corporation. The merger agreement provides that Prologis will take all actions necessary to add James B. Connor, Duke Realty’s Chairman and Chief Executive Officer, to the Prologis board of directors at the company merger effective time. Except for the addition of Mr. Connor to the Prologis board of directors, there will be no change to the members of the Prologis board as a result of the mergers, and the directors of Prologis as of immediately prior to the company merger effective time, together with Mr. Connor, will continue to serve as the directors of the Combined Company. The Combined Company is expected to have a pro forma enterprise value of approximately $175 billion and a total equity market capitalization of approximately $153 billion (each based on the closing price of Prologis common stock on March 31, 2022 of $161.48 per share). The Combined Company will have a footprint in high-demand metropolitan areas throughout the world.
The business of the Combined Company will be operated through Prologis OP and its subsidiaries. The Prologis parties will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of Prologis OP.
The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “PLD.”
The Combined Company’s principal executive offices will continue to be located at Pier 1, Bay 1, San Francisco, California 94111, and its telephone number will be (415) 394-9000.

THE PROLOGIS SPECIAL MEETING
This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from Prologis stockholders for use at the Prologis special meeting.
Date, Time, Place and Purpose of the Prologis Special Meeting
The special meeting of the Prologis stockholders will be held on September 28, 2022, commencing at 9:00 a.m., Pacific Time, at the following link: www.virtualshareholdermeeting.com/PLD2022SM. Due to the COVID-19 pandemic and to support the health and well-being of our stockholders, directors and employees, the Prologis special meeting will be held in a virtual format only. To be admitted to the Prologis special meeting at www.virtualshareholdermeeting.com/PLD2022SM, you must enter the control number found on your proxy card or voting instruction form or notice you previously received. You may vote during the Prologis special meeting by following the instructions available on the meeting website during the meeting.
At the Prologis special meeting, Prologis stockholders will be asked to consider and vote upon the following matters:
1.
the Prologis common stock issuance proposal; and

2.
the Prologis adjournment proposal.

Recommendation of the Prologis Board of Directors
The Prologis board has unanimously approved the merger agreement, the mergers and the other transactions contemplated thereby and unanimously recommends that the Prologis stockholders vote FOR the Prologis common stock issuance proposal and FOR the Prologis adjournment proposal. For the reasons for this recommendation, see “The Mergers — Recommendation of the Prologis Board of Directors and Its Reasons for the Mergers” beginning on page 67.
Prologis Record Date; Who Can Vote at the Prologis Special Meeting
Only holders of record of Prologis common stock at the close of business on August 8, 2022, the record date for the Prologis special meeting, are entitled to notice of, and to vote at, the Prologis special meeting and any adjournment or postponement of the Prologis special meeting. As of July 26, 2022, the latest practicable date before the date of this joint proxy statement/prospectus, there were 740,375,654 shares of Prologis common stock outstanding and entitled to vote at the Prologis special meeting, held by approximately 5,906 stockholders of record.
Each share of Prologis common stock owned on Prologis’ record date is entitled to one vote on each proposal at the Prologis special meeting.
Directors and Officers of Prologis
At the close of business on July 26, 2022, the latest practicable date before the date of this joint proxy statement/prospectus, directors and executive officers of Prologis were entitled to vote 2,454,102 shares of Prologis common stock, or approximately 0.33% of the Prologis common stock issued and outstanding on that date. Prologis currently expects that all Prologis directors and executive officers will vote their shares of Prologis common stock in favor of the proposal to approve the Prologis common stock issuance and the other proposal to be considered at the Prologis special meeting, although none of them is contractually obligated to do so.
Required Vote; Quorum
Assuming a quorum is present, approval of the Prologis common stock issuance proposal requires the affirmative vote of holders of shares of Prologis common stock constituting a majority of all votes cast on such proposal. Assuming a quorum is present, approval of the Prologis adjournment proposal requires the affirmative vote of holders of shares of Prologis common stock constituting a majority of all votes cast on such proposal.

Regardless of the number of shares Prologis common stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet.
To constitute a quorum for the Prologis special meeting, there must be present at the special meeting in person or by proxy holders of Prologis common stock constituting a majority of all issued and outstanding shares of Prologis common stock entitled to vote. If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the Prologis special meeting. If your shares are held in “street name” by your broker or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Prologis special meeting.
In addition, under Prologis’ bylaws, if a quorum is not present at the Prologis special meeting, the holders of a majority of the shares present in person or by proxy at the Prologis special meeting may adjourn the Prologis special meeting until a date not more than 120 days after the original record date, without notice other than announcement at the meeting, until a quorum shall be present or represented. If the adjournment is for more than 120 days, or if after the adjournment a new record date is fixed for the adjourned meeting, then Prologis must provide notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting.
Abstentions and Broker Non-Votes
If your shares are held by a broker or other nominee on your behalf in “street name,” your broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many brokerage firms and other nominees have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card. In accordance with the rules of the NYSE, brokers and other nominees who hold common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the Prologis common stock issuance proposal. Accordingly, if brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the Prologis common stock issuance proposal. Under such circumstance, a “broker non-vote” would arise.
Assuming a quorum is present, abstentions and broker non-votes will have no effect on the Prologis common stock issuance proposal or the Prologis adjournment proposal.
Manner of Submitting Proxy
Prologis stockholders may vote for or against the proposals submitted at the Prologis special meeting in person or by proxy. Prologis stockholders can authorize a proxy in the following ways:
•
Telephone or via the Internet.   This joint proxy statement/prospectus is accompanied by a proxy card with instructions for submitting voting instructions. Prologis stockholders may authorize a proxy by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Shares will be voted as directed by Prologis stockholders in the same manner as if such Prologis stockholder had completed, signed, dated and returned a proxy card, as described below.

•
Mail.   Prologis stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

Prologis stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.
The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy via the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at 11:59 p.m. Eastern Time on September 27, 2022.

The method by which Prologis stockholders submit a proxy will in no way limit their right to vote at the Prologis special meeting if they later decide to virtually attend the meeting and vote in person. If Prologis common stock is held in the name of a broker or other nominee, Prologis stockholders must follow the directions provided by their broker or other nominee, to be able to vote virtually at the Prologis special meeting.
All shares of Prologis common stock entitled to vote and represented by properly completed proxies received prior to the Prologis special meeting, and not revoked, will be voted at the Prologis special meeting as instructed on the proxies. If Prologis stockholders of record return properly executed proxies but do not indicate how their Prologis common stock should be voted on a proposal, the Prologis common stock represented by their properly executed proxy will be voted as the Prologis board recommends and therefore, FOR the Prologis common stock issuance proposal and FOR the Prologis adjournment proposal. If your shares of Prologis common stock are held in “street name” by your broker or other nominee and you do not provide voting instructions to your broker or other nominee, your broker or other nominee will not be permitted to vote those shares and it will have the effect as described above under “— Abstentions and Broker Non-Votes.”
Shares of Prologis common stock held in the Prologis 401(k) plan are voted by the Prologis 401(k) plan’s trustee in accordance with specific instructions given by the plan participants to whose accounts such shares of the Prologis common stock have been allocated. Participants in the Prologis 401(k) plan may not vote their plan shares at the Prologis special meeting and in order to vote their shares, must provide voting instructions to the trustee by September 21, 2022 at 11:59 p.m., Pacific Time. Any shares of Prologis common stock held in the Prologis 401(k) plan for which no instructions are received will not be voted.
Shares Held in “Street Name”
If Prologis stockholders hold Prologis common stock in an account of a broker or other nominee and they wish to vote such shares by proxy, they must return their voting instructions to the broker or other nominee.
If Prologis stockholders hold shares of Prologis common stock in an account of a broker or other nominee and they wish to attend and vote at the Prologis special meeting, they must follow the directions provided by their broker or other nominee.
Revocation of Proxies or Voting Instructions
Prologis stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the Prologis special meeting by:
•
submitting notice in writing to Prologis’ Secretary at Prologis, Inc., 1800 Wazee Street, Suite 500, Denver, CO 80202, Attn: Secretary;

•
executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or via the Internet; or

•
virtually attending the special meeting and voting in person at the Prologis special meeting.

Written revocations will not be effective until received by Prologis’ Secretary at or before the Prologis special meeting. Telephone and Internet revocations will not be effective unless, in the case of stockholders who hold their shares through the Prologis 401(k) plan, received on or before 11:59 p.m. Pacific Time on September 21, 2022, and, in the case of all other stockholders, received on or before 11:59 p.m. Eastern Time on September 27, 2022.
Attending the Prologis special meeting without voting will not revoke your proxy.
Prologis stockholders that hold Prologis common stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.
Solicitation of Proxies; Payment of Solicitation Expenses
The solicitation of proxies from Prologis stockholders is made on behalf of the Prologis board. Prologis will pay the cost of soliciting proxies from Prologis stockholders. Prologis has engaged D.F. King to assist in the solicitation of proxies for the special meeting and Prologis estimates it will pay D.F. King a fee of approximately $20,000. Prologis has also agreed to reimburse D.F. King for reasonable expenses incurred in connection with the proxy solicitation. In addition to mailing proxy solicitation materials, Prologis’ directors and officers, and employees of Prologis may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Prologis’ directors or officers, or to employees of Prologis for such services.
In accordance with the regulations of the SEC and NYSE, Prologis also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Prologis common stock.

PROPOSALS SUBMITTED TO PROLOGIS STOCKHOLDERS
Prologis Common Stock Issuance Proposal
(Proposal 1 on the Prologis Proxy Card)
The Prologis stockholders are being asked to consider and vote on a proposal to approve the issuance of Prologis common stock in connection with the company merger on the terms and conditions set forth in the merger agreement. For a summary and detailed information regarding this proposal, see the information about the mergers, the contribution and issuance and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in the sections entitled “The Mergers” and “The Merger Agreement”. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the merger agreement, approval of this proposal is a condition to the consummation of the mergers. If this proposal is not approved, the mergers will not be completed.
Assuming a quorum is present, approval of this proposal requires the affirmative vote of a majority of all votes cast on such proposal.
Recommendation of the Prologis Board of Directors
The Prologis board unanimously recommends that Prologis stockholders vote FOR the Prologis common stock issuance proposal.
Prologis Adjournment Proposal
(Proposal 2 on the Prologis Proxy Card)
The Prologis stockholders are being asked to approve a proposal that will give the chairman of the Prologis special meeting the authority to adjourn the Prologis special meeting one or more times to another date, time or place, to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the Prologis common stock issuance proposal if there are not sufficient votes at the time of the Prologis special meeting to approve such proposal.
If, at the Prologis special meeting, the number of shares of Prologis common stock present or represented by proxy and voting for the approval of the Prologis common stock issuance proposal is insufficient to approve such proposal, Prologis intends to adjourn the Prologis special meeting to another place, date or time in order to enable the Prologis board to solicit additional proxies for approval of the Prologis common stock issuance proposal.
Prologis is asking Prologis stockholders to approve one or more adjournments of the Prologis special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the Prologis common stock issuance proposal.
Assuming a quorum is present, approval of this proposal requires the affirmative vote of a majority of all votes cast on such proposal. In addition, under Prologis’ bylaws, if a quorum is not present at the Prologis special meeting, the holders of a majority of the shares present in person or by proxy at the Prologis special meeting may adjourn the Prologis special meeting until a date not more than 120 days after the original record date, without notice other than announcement at the meeting, until a quorum shall be present or represented.
Recommendation of the Prologis Board of Directors
The Prologis board unanimously recommends that Prologis stockholders vote FOR the Prologis adjournment proposal.
Other Business
No business may be brought before the Prologis special meeting except as set forth in this notice.

THE DUKE REALTY SPECIAL MEETING
This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from Duke Realty shareholders for use at the Duke Realty special meeting.
Date, Time, Place and Purpose of the Duke Realty Special Meeting
The special meeting of the Duke Realty shareholders will be held on September 28, 2022, commencing at 12:00 p.m., Eastern Time, at the following link: www.virtualshareholdermeeting.com/DRE2022SM. Due to the COVID-19 pandemic and to support the health and well-being of our shareholders, directors and employees, the Duke Realty special meeting will be held in a virtual format only. To be admitted to the Duke Realty special meeting at www.virtualshareholdermeeting.com/DRE2022SM, you must enter the 16-digit control number found on your proxy card or voting instruction form. You may vote during the Duke Realty special meeting by following the instructions available on the meeting website during the meeting.
At the Duke Realty special meeting, Duke Realty shareholders will be asked to consider and vote upon the following matters:
1.
the Duke Realty merger agreement proposal;

2.
the Duke Realty compensation proposal; and

3.
the Duke Realty adjournment proposal.

Recommendation of the Duke Realty Board of Directors
The Duke Realty board has unanimously approved the merger agreement, the mergers and the other transactions contemplated thereby and unanimously recommends that the Duke Realty shareholders vote FOR the Duke Realty merger agreement proposal, FOR the Duke Realty compensation proposal and FOR the Duke Realty adjournment proposal. For the reasons for this recommendation, see “The Mergers — Recommendation of the Duke Realty Board of Directors and Its Reasons for the Mergers” beginning on page 70.
Duke Realty Record Date; Who Can Vote at the Duke Realty Special Meeting
Only holders of record of Duke Realty common stock at the close of business on August 8, 2022, the record date for the Duke Realty special meeting, are entitled to vote at the Duke Realty special meeting and any adjournment or postponement of the Duke Realty special meeting, except in the event such special meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting in which case a new record date will be fixed by the Duke Realty board. As of July 26, 2022, the latest practicable date before the date of this joint proxy statement/prospectus, there were 384,835,231 shares of Duke Realty common stock outstanding and entitled to vote at the Duke Realty special meeting, held by approximately 4,295 shareholders of record.
Each share of Duke Realty common stock owned on Duke Realty’s record date is entitled to one vote on each proposal at the Duke Realty special meeting.
Directors and Officers of Duke Realty
At the close of business on July 26, 2022, the latest practicable date before the date of this joint proxy statement/prospectus, directors and executive officers of Duke Realty were entitled to vote 1,643,721 shares of Duke Realty common stock, or approximately 0.43% of the Duke Realty common stock issued and outstanding on that date. Duke Realty currently expects that all Duke Realty directors and executive officers will vote their shares of Duke Realty common stock in favor of the proposal to approve the merger agreement as well as the other proposals to be considered at the Duke Realty special meeting, although none of them is contractually obligated to do so.
Required Vote; Quorum
Approval of the Duke Realty merger agreement proposal requires the affirmative vote of holders of a majority of the outstanding shares of Duke Realty common stock entitled to vote on such proposal.

Assuming a quorum is present, approval of the Duke Realty compensation proposal requires the affirmative vote of holders of shares of Duke Realty common stock constituting a majority of all votes cast on such proposal.
Assuming a quorum is present, approval of the Duke Realty adjournment proposal requires the affirmative vote of holders of shares of Duke Realty common stock constituting a majority of all votes cast on such proposal.
Regardless of the number of shares of Duke Realty common stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet. If you do not vote, this will have the same effect as a vote AGAINST the Duke Realty merger agreement proposal.
To constitute a quorum for the Duke Realty special meeting, there must be present at the special meeting in person or by proxy the holders of a majority of all issued and outstanding shares of Duke Realty common stock entitled to vote at the Duke Realty special meeting. If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the Duke Realty special meeting. If your shares are held in “street name” by your broker or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Duke Realty special meeting.
In addition, under Duke Realty’s bylaws, if a quorum is not present at the Duke Realty special meeting, the chairman of the Duke Realty special meeting, or the holders of a majority of the shares of Duke Realty common stock entitled to vote at the Duke Realty special meeting that are present in person or by proxy at the Duke Realty special meeting, may adjourn the Duke Realty special meeting to another place, date, or time. If a notice of any adjourned special meeting is sent to all shareholders entitled to vote at such adjourned special meeting, stating that the adjourned special meeting will be held with those present constituting a quorum, then, except as otherwise required by law, those present at the adjourned special meeting will constitute a quorum.
Abstentions and Broker Non-Votes
If your shares are held by a broker or other nominee on your behalf in “street name,” your broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many brokerage firms and other nominees have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card. In accordance with the rules of the NYSE, brokers and other nominees who hold common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the Duke Realty merger agreement proposal, the Duke Realty compensation proposal or the Duke Realty adjournment proposal. Accordingly, if brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the Duke Realty merger agreement proposal, the Duke Realty compensation proposal or the Duke Realty adjournment proposal, as applicable. Under such circumstance, a “broker non-vote” would arise.
Abstentions and broker non-votes will have the same effect as votes AGAINST the Duke Realty merger agreement proposal. Assuming a quorum is present, abstentions and broker non-votes will have no effect on the Duke Realty compensation proposal or the Duke Realty adjournment proposal.
Manner of Submitting Proxy
Duke Realty shareholders may vote for or against the proposals submitted at the Duke Realty special meeting in person or by proxy. Duke Realty shareholders can authorize a proxy in the following ways:
•
Telephone or via the Internet.   This joint proxy statement/prospectus is accompanied by a proxy card with instructions for submitting voting instructions. Duke Realty shareholders may authorize a proxy by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Shares will be voted as directed by Duke Realty shareholders in the same manner as if such Duke Realty shareholder had completed, signed, dated and returned a proxy card, as described below.
•
Mail.   Duke Realty shareholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

Duke Realty shareholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.
The Internet and telephone proxy submission procedures are designed to authenticate shareholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy via the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at 11:59 p.m. Eastern Time on September 27, 2022.
The method by which Duke Realty shareholders submit a proxy will in no way limit their right to vote at the Duke Realty special meeting if they later decide to virtually attend the meeting and vote in person. If shares of Duke Realty common stock are held in the name of a broker or other nominee, Duke Realty shareholders must follow the directions provided by their broker or other nominee to be able to vote virtually at the Duke Realty special meeting.
All shares of Duke Realty common stock entitled to vote and represented by properly completed proxies received prior to the Duke Realty special meeting, and not revoked, will be voted at the Duke Realty special meeting as instructed on the proxies. If Duke Realty shareholders of record return properly executed proxies but do not indicate how their shares of Duke Realty common stock should be voted on a proposal, the shares of Duke Realty common stock represented by their properly executed proxy will be voted as the Duke Realty board recommends and therefore, FOR the Duke Realty merger agreement proposal, FOR the Duke Realty compensation proposal and FOR the Duke Realty adjournment proposal. If your shares of Duke Realty common stock are held in “street name” by your broker or other nominee and you do not provide voting instructions to your broker or other nominee, your broker or other nominee will not be permitted to vote those shares and it will have the effect as described above under “— Abstentions and Broker Non-Votes.”
Shares of Duke Realty common stock held in the Duke Realty 401(k) plan are voted by the Duke Realty 401(k) plan’s trustee in accordance with specific instructions given by the plan participants to whose accounts such shares of the Duke Realty common stock have been allocated. Participants in the Duke Realty 401(k) plan may not vote their plan shares at the Duke Realty special meeting and in order to vote their shares, must provide voting instructions to the trustee by September 22, 2022 at 11:59 p.m., Eastern Time. Any shares of Duke Realty common stock held in the Duke Realty 401(k) plan for which no instructions are received will not be voted.
Shares Held in “Street Name”
If Duke Realty shareholders hold shares of Duke Realty common stock in an account of a broker or other nominee and they wish to vote such shares by proxy, they must return their voting instructions to the broker or other nominee.
If Duke Realty shareholders hold shares of Duke Realty common stock in an account of a broker or other nominee and they wish to attend and vote at the Duke Realty special meeting, they must follow the directions provided by their broker or other nominee.
Revocation of Proxies or Voting Instructions
Duke Realty shareholders of record may change their vote or revoke their proxy at any time before it is exercised at the Duke Realty special meeting by:
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submitting notice in writing to Duke Realty’s Secretary at Duke Realty Corporation, 8711 River Crossing Boulevard, Indianapolis, IN 46240, Attn: Secretary;

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executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or via the Internet; or

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virtually attending the special meeting and voting in person at the Duke Realty special meeting.

Written revocations will not be effective until received by Duke Realty’s Secretary at or before the Duke Realty special meeting. Telephone and Internet revocations will not be effective unless, in the case of shareholders who hold their shares through the Duke Realty 401(k) plan, received on or before 11:59 p.m. Eastern Time on September 22, 2022, and, in the case of all other shareholders, received on or before 11:59 p.m. Eastern Time on September 27, 2022.
Attending the Duke Realty special meeting without voting will not revoke your proxy.
Duke Realty shareholders that hold Duke Realty common stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.
Solicitation of Proxies; Payment of Solicitation Expenses
The solicitation of proxies from Duke Realty shareholders is made on behalf of the Duke Realty board. Duke Realty will pay the cost of soliciting proxies from Duke Realty shareholders. Duke Realty has engaged Georgeson to assist in the solicitation of proxies for the special meeting and Duke Realty estimates it will pay Georgeson a fee of approximately $30,000. Duke Realty has also agreed to reimburse Georgeson for reasonable expenses incurred in connection with the proxy solicitation. In addition to mailing proxy solicitation materials, Duke Realty’s directors and officers, and employees of Duke Realty may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Duke Realty’s directors or officers, or to employees of Duke Realty for such services.
In accordance with the regulations of the SEC and NYSE, Duke Realty also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Duke Realty common stock.

PROPOSALS SUBMITTED TO DUKE REALTY SHAREHOLDERS
Duke Realty Merger Agreement Proposal
(Proposal 1 on the Duke Realty Proxy Card)
The Duke Realty shareholders are being asked to consider and vote on a proposal to approve the merger agreement (including the plan of merger set forth therein) and the transactions contemplated thereby, including the company merger. For a summary and detailed information regarding this proposal, see the information about the mergers and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in the sections entitled “The Mergers” and “The Merger Agreement”. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the merger agreement, approval of this proposal is a condition to the consummation of the mergers. If this proposal is not approved, the mergers will not be completed.
Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of Duke Realty common stock entitled to vote on such proposal.
Recommendation of the Duke Realty Board of Directors
The Duke Realty board unanimously recommends that Duke Realty shareholders vote FOR the Duke Realty merger agreement proposal.
Duke Realty Compensation Proposal
(Proposal 2 on the Duke Realty Proxy Card)
The Duke Realty shareholders are being asked to consider and vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to the Duke Realty named executive officers. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, Duke Realty is providing its shareholders with the opportunity to cast a non-binding advisory vote on the compensation that may be paid or become payable to Duke Realty’s named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, that is based upon or otherwise relates to the mergers and the other transactions contemplated by the merger agreement and arises from any form of arrangement or understanding, whether written or unwritten, between Duke Realty or the Combined Company and the named executive officers of Duke Realty. Duke Realty therefore is asking its shareholders to vote on the adoption of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to Duke Realty Corporation’s named executive officers in connection with the mergers and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Mergers — Interests of Duke Realty’s Directors and Named Executive Officers in the Mergers” is hereby APPROVED.”
Vote Required
The vote regarding the Duke Realty compensation proposal is a vote separate and apart from the vote on the Duke Realty merger agreement proposal. Because the vote regarding merger-related compensation is advisory only, it will not be binding on either Duke Realty or Prologis regardless of whether the mergers are completed. Accordingly, if the mergers are completed, the merger-related compensation will become payable in connection with the mergers and a qualifying termination of employment, subject only to the conditions applicable thereto, regardless of the outcome of this non-binding advisory vote.
Assuming a quorum is present, approval of the Duke Realty compensation proposal requires the affirmative vote of a majority of all votes cast on such proposal.

Recommendation of the Duke Realty Board of Directors
The Duke Realty board unanimously recommends that Duke Realty shareholders vote FOR the Duke Realty compensation proposal.
Duke Realty Adjournment Proposal
(Proposal 3 on the Duke Realty Proxy Card)
The Duke Realty shareholders are being asked to approve a proposal that will give the chairman of the Duke Realty special meeting the authority to adjourn the Duke Realty special meeting one or more times to another date, time or place, to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the Duke Realty merger agreement proposal if there are not sufficient votes at the time of the Duke Realty special meeting to approve such proposal.
If, at the Duke Realty special meeting, the number of shares of Duke Realty common stock present in person or represented by proxy and voting for the approval of the Duke Realty merger agreement proposal is insufficient to approve such proposal, Duke Realty intends to adjourn the Duke Realty special meeting to another place, date or time in order to enable the Duke Realty board to solicit additional proxies for approval of the proposal.
Assuming a quorum is present, approval of this proposal requires the affirmative vote of a majority of all votes cast on such proposal. In addition, under Duke Realty’s bylaws, if a quorum is not present at the Duke Realty special meeting, the chairman of the Duke Realty special meeting, or the holders of a majority of the shares entitled to vote that are present in person or by proxy at the Duke Realty special meeting, may adjourn the Duke Realty special meeting to another place, date, or time.
Recommendation of the Duke Realty Board of Directors
The Duke Realty board unanimously recommends that Duke Realty shareholders vote FOR the Duke Realty adjournment proposal.
Other Business
No business may be brought before the Duke Realty special meeting except as set forth in the Duke Realty special meeting notice.

THE MERGERS
The following contains a discussion of various aspects of or relating to the merger agreement and the mergers. Prologis and Duke Realty encourage Prologis stockholders and Duke Realty shareholders to carefully read this entire joint proxy statement/prospectus, including the information set forth in section entitled “The Merger Agreement”, as well as the merger agreement and the other documents attached to this joint proxy statement/prospectus or incorporated herein by reference, for a more complete understanding of the merger agreement and the mergers.
General
The Prologis board has unanimously (i) approved the merger agreement and (ii) declared the merger agreement and the transactions contemplated thereby, including the mergers, to be advisable and in the best interests of Prologis and its stockholders and in the best interests of Prologis OP, Prologis Merger Sub and Prologis OP Merger Sub. Based on, among other factors, the reasons described below in the section “— Recommendation of the Prologis Board of Directors and Its Reasons for the Mergers” beginning on page 67, the Prologis board believes that the exchange ratio pursuant to the merger agreement is fair from a financial point of view to Prologis.
The Duke Realty board has unanimously (i) determined that the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of Duke Realty and its shareholders, and Duke Realty OP and its limited partners, (ii) approved the mergers and the other transactions contemplated by the merger agreement, and (iii) approved and adopted the merger agreement. To review the reasons of the Duke Realty board for the mergers, see “— Recommendation of the Duke Realty Board of Directors and Its Reasons for the Mergers” beginning on page 70.
Pursuant to the merger agreement, (i) Duke Realty will merge with and into Prologis Merger Sub, with Prologis Merger Sub continuing as the surviving entity and remaining a wholly owned subsidiary of Prologis, (ii) thereafter, Prologis, its applicable subsidiaries and Prologis Merger Sub will cause all the outstanding equity interests of Prologis Merger Sub to be contributed to Prologis OP in exchange for the issuance by Prologis OP of Prologis OP common units to Prologis and/or its subsidiaries as directed by Prologis, and (iii) thereafter, Prologis OP Merger Sub will merge with and into Duke Realty OP, with Duke Realty OP continuing as the surviving entity and a wholly owned subsidiary of Prologis OP. Duke Realty shareholders will receive the merger consideration described below under “The Merger Agreement — Merger Consideration; Effects of the Mergers” beginning on page 112.
Background of the Mergers
The boards of directors and management teams of Prologis and Duke Realty periodically and in the ordinary course evaluate and consider a variety of financial and strategic opportunities as part of their respective long-term strategies to enhance value for their respective shareholders, including potential acquisitions, divestitures, business combinations and other transactions. Members of the management teams of each of Prologis and Duke Realty from time to time have met or otherwise communicated informally and independently with each other and with representatives of other real estate companies and investors regarding industry trends and considerations and the performance, business, strategic direction and prospects of their respective companies.
On July 15, 2020, Hamid R. Moghadam, the Chairman and Chief Executive Officer of Prologis, contacted a representative of Morgan Stanley, which was generally known to have an investment banking relationship with Duke Realty, to discuss Prologis’ interest in pursuing a potential strategic transaction between the companies. The representative of Morgan Stanley contacted James B. Connor, Chairman and Chief Executive Officer of Duke Realty, to inform him of Prologis’ interest in a potential strategic transaction between Prologis and Duke Realty. Thereafter, Mr. Connor reported to David P. Stockert, Lead Independent Director of Duke Realty, regarding the call between the representative of Morgan Stanley and Mr. Moghadam. Mr. Connor and Mr. Stockert agreed that, while there were potential merits to a transaction with Prologis, Prologis would need to make a compelling offer for Duke Realty to consider engaging in negotiations regarding a potential strategic transaction and sharing non-public information. At such time, Duke Realty and Prologis did not engage in further substantive discussions regarding a potential transaction, enter into a non-disclosure agreement or exchange non-public information. Mr. Connor and Mr. Moghadam and other members of the Prologis and Duke Realty executive management teams continued to have occasional, informal communications with each other, including at industry events and elsewhere, but no specific terms of a potential transaction between the parties were discussed during these informal communications.
On January 27, 2021, representatives of Morgan Stanley presented to the Duke Realty board a review of the strategic landscape, an assessment of Duke Realty’s business plan and prospects and, among other topics, observations regarding a potential merger or sale to third parties, including Prologis.
On or about April 30, 2021, a representative from Goldman Sachs, on behalf of Prologis, contacted a representative from Morgan Stanley to inquire about a potential strategic transaction between Prologis and Duke Realty and indicated a mid-teens premium. The representative of Morgan Stanley, upon consultation with Mr. Connor, informed the Goldman Sachs representative that Duke Realty was open to an approach from Prologis but it would need to be at a materially higher premium given the prospects for Duke Realty. There was no follow up from this discussion.
On August 3, 2021, Eugene F. Reilly, Chief Investment Officer of Prologis, contacted Mr. Connor regarding Prologis’ interest in pursuing a potential strategic transaction between the companies.
On August 17, 2021, Mr. Reilly contacted Mr. Connor and suggested an in person meeting to discuss Prologis’ interest in a potential strategic transaction. Mr. Connor indicated that a premium in the 20% or greater range would be appropriate, while Mr. Reilly believed a premium around 15% was more reflective of market premia paid in similar transactions. Mr. Reilly and Mr. Connor subsequently confirmed to each other that members of the management teams of Prologis and Duke Realty, including Mr. Reilly and Mr. Connor, would be available to meet on August 30, 2021.
On August 30, 2021, Mr. Reilly, Thomas S. Olinger, then Chief Financial Officer of Prologis, and Timothy D. Arndt, then Treasurer of Prologis, met with Mr. Connor and Mark A. Denien, Executive Vice President and Chief Financial Officer of Duke Realty, to discuss Prologis’ interest in a potential strategic transaction. During the discussion, Mr. Olinger and Mr. Arndt discussed preliminary valuations of Prologis and Duke Realty and indicated that Prologis would be interested in a stock-for-stock transaction with Duke Realty that valued Duke Realty at a 15% premium to the closing price of Duke Realty common stock of $50.59 on August 27, 2021, which at that time would have equated to an implied exchange ratio of approximately 0.445 of a share of Prologis common stock for each share of Duke Realty common stock. Mr. Connor indicated that he did not believe such offer sufficiently valued Duke Realty.
On September 7, 2021, Mr. Connor updated Mr. Stockert on the August 30th meeting with members of the Prologis executive management team, including Prologis’ proposed valuation of Duke Realty. Mr. Connor and Mr. Stockert agreed that the proposed offer and the premium and exchange ratio implied thereby was insufficient and decided to not engage further with Prologis on a potential transaction at that time.
On September 21, 2021, the Prologis board held a regularly scheduled meeting. At this meeting, Mr. Moghadam provided an update to the Prologis board with respect to discussions with Duke Realty regarding a potential strategic transaction between the two companies. The Prologis board was supportive of Prologis management continuing to seek further discussions with Duke Realty.
On October 26-27, 2021, the Duke Realty board held a regularly scheduled meeting. Mr. Connor informed the Duke Realty board of Prologis’ interest in a potential strategic transaction between the two companies. Mr. Connor summarized the discussions to date with Prologis and noted that Prologis had proposed a stock-for-stock transaction that valued Duke Realty at a 15% premium over the then-current market price of Duke Realty common stock, which he believed did not sufficiently value Duke Realty. Following discussion, the Duke Realty board agreed that such a valuation was insufficient and did not warrant further discussions with Prologis at that time.
On October 29, 2021, Mr. Connor and Mr. Moghadam met informally while attending an industry conference in Napa, California. Mr. Connor and Mr. Moghadam discussed the industry in general and their respective companies, but no specific terms of a potential transaction between the two companies were discussed.

On November 4, 2021, Mr. Reilly contacted Mr. Connor to request certain financial information regarding Duke Realty that would be helpful to Prologis in continuing to analyze a potential strategic transaction between the two companies. Mr. Reilly and Mr. Connor agreed to schedule another discussion between the respective executive management teams.
On November 15, 2021, members of the Prologis executive management team, including Mr. Reilly, and members of the Duke Realty executive management team, including Mr. Connor, communicated regarding Prologis’ request for certain non-public financial information in advance of their upcoming meeting to assist Prologis in evaluating a potential strategic transaction. During this exchange, Mr. Connor communicated that, while Duke Realty was willing to engage in high-level discussions about a potential strategic transaction, no decision had been made to engage in a strategic transaction with Prologis and therefore it was not prepared to provide non-public information at that time absent a compelling proposal from Prologis.
On November 17, 2021, members of the Prologis executive management team and members of the Duke Realty executive management team held a meeting and discussed various financial and performance metrics at a high level, including earnings growth, rent growth and mark to market for the sector. No non-public information was discussed at that time nor were specific terms of a potential strategic transaction discussed.
On November 23, 2021, Mr. Reilly contacted Mr. Connor and indicated that Prologis intended to provide Duke Realty with a proposal for a potential strategic transaction in the coming days.
On November 29, 2021, Prologis sent Duke Realty a written preliminary non-binding proposal for an all-stock transaction at an exchange ratio of 0.465 of a share of Prologis common stock for each share of Duke Realty common stock, which would result in an implied premium of 20% to the closing price of Duke Realty common stock of $59.13 on November 23, 2021, which we refer to as the “November 29 Proposal.” The November 29 Proposal requested an exclusivity period of 30 days to conduct diligence and negotiate mutually acceptable documentation. Later that day, Mr. Connor updated Mr. Stockert as to the receipt of the November 29 Proposal and they agreed to schedule a meeting of the Duke Realty board to review and consider the November 29 Proposal.
On November 30, 2021, the Duke Realty board held a meeting to review and discuss the November 29 Proposal. Mr. Connor provided a summary of the preliminary discussions between Duke Realty and Prologis and of the November 29 Proposal. Mr. Denien reviewed with the Duke Realty board an updated version of the materials prepared by Morgan Stanley that were previously discussed with the Duke Realty board at the January 2021 meeting regarding the strategic landscape, an assessment of Duke Realty’s business plan and prospects and, among other topics, observations regarding a potential merger or sale to third parties, including Prologis. The Duke Realty board discussed the merits of and risks related to the November 29 Proposal and to continuing to pursue Duke Realty’s existing business strategy as an independent, stand-alone company, noting, among other things, that while the November 29 Proposal was at a significant premium to historical and recent trading prices of Duke Realty common stock, Duke Realty management believed that Duke Realty had the potential to achieve significant growth in funds from operations, which we refer to as “FFO,” and total shareholder returns. The Duke Realty board discussed various possible responses to Prologis, including whether to propose a counteroffer to the exchange ratio proposed in the November 29 Proposal, but determined that the November 29 Proposal did not present a sufficiently compelling exchange ratio (including premium implied thereby) to warrant further engaging with Prologis. Following this discussion, the Duke Realty board instructed management to send a written response to Prologis rejecting the November 29 Proposal and indicating that Duke Realty was not prepared to engage further at that time unless Prologis submitted a more compelling proposal.
On December 1, 2021, Duke Realty sent a letter to Prologis indicating that the Duke Realty board did not find the November 29 Proposal to present a compelling premium and therefore Duke Realty was not prepared to engage in further negotiations at that time. The letter further indicated that Duke Realty was optimistic about its future outlook, given favorable metrics such as the significant opportunity for rent increases upon lease expirations (with management forecasting a 30% mark-to-market increase on rents in its portfolio), 14% projected FFO growth in 2021 and a $1.1 billion development pipeline, and the significant benefits to Prologis of a transaction, including substantial cash synergies and the addition of a high-quality portfolio, warranted a premium in the high 20% or low 30% range to the closing price of Duke Realty common stock of $58.33 on November 30, 2021.
On December 15, 2021, Mr. Moghadam contacted a representative of Morgan Stanley to discuss the November 29 Proposal and the response received from Duke Realty on December 1. Mr. Moghadam stated that the premium represented by the November 29 Proposal was now higher given the recent performance of the Prologis stock.
On December 16, 2021, Mr. Connor received an update from a representative of Morgan Stanley regarding the December 15th discussion with Mr. Moghadam. Later that day, Mr. Connor contacted Mr. Reilly regarding the November 29 Proposal and Duke Realty’s response. Mr. Connor reiterated several points included in the December 1 letter, including that Duke Realty’s 2021 projected FFO growth, development pipeline and potential cash synergies warranted a higher valuation.
On December 20, 2021, Mr. Reilly contacted Mr. Connor in response to Duke Realty’s December 1st letter and provided additional information regarding recent market comparisons for merger transactions.
On December 22, 2021, Mr. Reilly and Mr. Olinger contacted Mr. Connor and expressed Prologis’ continuing interest in a strategic transaction with Duke Realty, and presented updated valuation information regarding the November 29 Proposal. During this discussion, Mr. Reilly and Mr. Olinger indicated that Prologis would not be able to offer an exchange ratio representing a 30% premium to the price of Duke Realty common stock at that time. Following this discussion, there were no further communications between representatives of Prologis and representatives of Duke Realty about a potential strategic transaction between the two companies until March 2022 as described below.
On January 26, 2022, the Duke Realty board held a regularly scheduled meeting. Mr. Connor updated the Duke Realty board on the discussions with Prologis since December 2021, including that he did not expect further communications with Prologis following the December 22, 2021 discussion unless Prologis was prepared to present a more compelling exchange ratio and premium.
On March 6, 2022, Mr. Connor and Mr. Moghadam met informally while attending an industry conference in Florida during which they discussed the November 29 Proposal. Mr. Moghadam presented to Mr. Connor certain analyses showing that while Duke Realty was outperforming the industry as a whole, Prologis had been outperforming Duke Realty and the proposed exchange ratio of 0.465 of a share of Prologis common stock for each share of Duke Realty common stock included in the November 29 Proposal was now even more favorable to Duke Realty shareholders than it had been in November 2021, with an implied premium in the high 20% range. Mr. Moghadam also indicated that Prologis would consider adding one existing Duke Realty board member to the Combined Company’s board of directors. During this discussion, Mr. Moghadam noted that the November 29 Proposal was still on the table but would not remain open indefinitely, and requested that the Duke Realty board reconsider the November 29 Proposal. Mr. Connor indicated that he would discuss the continued availability of the November 29 Proposal with Mr. Stockert, but noted that since November 2021, Duke Realty’s operating performance had only further improved.
Also on March 6, 2022, Mr. Connor updated Mr. Stockert and representatives of Morgan Stanley on his discussion with Mr. Moghadam. Based on the discussions at the prior Duke Realty board meeting on November 30, 2021 regarding the November 29 Proposal, and the fact that no change had been made to Prologis’ proposed exchange ratio in the November 29 Proposal, Messrs. Connor and Stockert, in consultation with representatives of Morgan Stanley, concluded that Prologis’ proposal remained unchanged and insufficient to warrant further engagement with Prologis. Absent further developments, Messrs. Connor and Stockert agreed that this matter would be taken up at the Duke Realty board’s next regularly scheduled meeting, scheduled to take place in April 2022.
On March 25, 2022, following the discussions between Mr. Connor and Mr. Moghadam on March 6, 2022, Mr. Connor contacted Mr. Moghadam to inform him that Prologis would need to present a more compelling offer in order for Duke Realty to consider further engaging with Prologis regarding a potential strategic transaction between the two companies. Mr. Moghadam discussed the benefits of a potential strategic transaction while Mr. Connor reiterated that given such benefits, the proposed offer should reflect an improved exchange ratio and that Duke Realty was not prepared to engage with Prologis unless the exchange ratio was improved.
On March 31, 2022, Mr. Moghadam contacted Mr. Connor and reiterated Prologis’ belief that the November 29 Proposal was a strong offer and represented an increasing implied premium to Duke Realty common stock based on recent trading prices. Mr. Moghadam also shared with Mr. Connor certain information regarding the benefits that former shareholders of DCT Industrial Trust Inc. and Liberty Property Trust have received as a result of receiving Prologis common stock in Prologis’ respective acquisitions of such companies. Following this discussion, there were no further communications between Prologis and Duke Realty or their respective representatives regarding a potential strategic transaction between the two companies until April 29, 2022 as described below.
On April 19, 2022 and on several occasions thereafter, at the request of Duke Realty, a representative from Morgan Stanley discussed with a representative of a large private equity firm with a significant real estate business, which we refer to as “Party A,” which had previously expressed interest in a potential strategic transaction involving Duke Realty, whether Party A still had interest in Duke Realty. Party A conveyed knowledge of and liking for Duke Realty and its assets and expressed conceptual interest in a transaction. Party A stated that they planned to undertake a further internal evaluation of Duke Realty and would follow up with Morgan Stanley. From this date through May 11, 2022, Party A declined to provide a proposal despite further inquiry from Morgan Stanley.
On April 22, 2022, the Duke Realty board held a regularly scheduled meeting. Mr. Connor provided an update on the various discussions on and prior to March 31, 2022 with Prologis, including Prologis’ request that the Duke Realty board reconsider the November 29 Proposal, and noted, among other things, that Prologis had not increased the exchange ratio included in the November 29 Proposal. The Duke Realty board discussed that a hypothetical exchange ratio of 0.475-0.480 of a share of Prologis common stock for each share of Duke Realty common stock (which at that time would result in an implied premium of approximately 34% to recent closing prices of Duke Realty common stock), would be worth considering on the basis that such exchange ratio would still be expected to be accretive to Prologis both on an FFO and adjusted funds from operations, which we refer to as “AFFO,” basis and such exchange ratio would represent a compelling outcome for Duke Realty’s shareholders. Following discussion, the Duke Realty board reiterated its prior determination not to negotiate with Prologis unless a more compelling proposal was presented, but instructed Mr. Connor to indicate to Prologis that should Prologis increase its offer, the Duke Realty board would consider authorizing further discussions and due diligence.
On April 29, 2022, after consultation with a representative of Morgan Stanley, Mr. Connor contacted Mr. Moghadam to reiterate that the Duke Realty board had again reviewed the November 29 Proposal, that the Duke Realty board was not interested in a potential strategic transaction at the proposed exchange ratio, but that Prologis was welcome to propose an improved exchange ratio. Mr. Connor also reiterated Duke Realty’s rationale for its determination that the proposed exchange ratio was insufficient and why Prologis should be able to offer a more attractive exchange ratio. Mr. Connor further noted that while Duke Realty was not engaged in a sale process, Duke Realty shareholders could benefit under an appropriate exchange ratio framework and the Duke Realty board was prepared to review a more compelling proposal in a timely manner. In response, during this discussion, Mr. Moghadam indicated that Prologis was prepared to increase the proposed exchange ratio from 0.465 to 0.466 of a share of Prologis common stock for each share of Duke Realty common stock (which represented an implied value of $80.62 per share of Duke Realty common stock based on the closing price of Prologis common stock on April 28, 2022, and a 34% premium for Duke Realty shareholders over the closing price of Duke Realty common stock on such date), which we refer to as the “Revised Proposal.”
On May 2, 2022, Mr. Connor contacted Mr. Stockert and a representative of Morgan Stanley to update them on his April 29 discussion with Mr. Moghadam. They agreed that, based on prior board discussions, the proposed exchange ratio increase to 0.466 was not likely to be viewed by the Duke Realty board as a sufficient increase and that Duke Realty should continue its current approach and not engage in further negotiations with Prologis regarding a strategic transaction unless Prologis further improved its proposed exchange ratio. That same day, Mr. Moghadam contacted Mr. Connor to request an update from Duke Realty prior to an upcoming Prologis board meeting.

On May 3, 2022, Mr. Connor contacted Mr. Moghadam during which Mr. Connor reiterated Duke Realty’s position regarding the Revised Proposal. Mr. Connor and Mr. Moghadam also discussed the impact of recent stock price declines in the industry. During this discussion, Mr. Connor noted that for purposes of analyzing the potential benefits of a strategic transaction, the focus should be on 2023 and 2024 FFO and AFFO growth, rather than 2022 figures, and reiterated that the Duke Realty board would consider a further revised proposal with a higher exchange ratio.
Later on May 3, 2022, Mr. Connor updated Mr. Stockert and another member of the Duke Realty board, and a representative of Morgan Stanley, on his discussion with Mr. Moghadam. The representative of Morgan Stanley and Mr. Connor also discussed the merits of and considerations involved in potentially introducing a floating exchange ratio and a cash election into the discussion with Prologis as a means to elicit an improved offer from Prologis. It was ultimately concluded to continue to wait for Prologis to further increase its offer above the Revised Proposal before engaging further.
Also on May 3, 2022, Mr. Moghadam sent Mr. Connor a letter following up on their earlier conversation and reiterating the specifics of the Revised Proposal. Mr. Moghadam noted, among other things, that the November 29 Proposal then represented a premium of nearly 34% to Duke Realty shareholders based on trading prices as of such date, and the Revised Proposal was a symbolic, good faith gesture to show movement, but would expire on May 6, 2022. In response, on May 3, 2022, Mr. Connor contacted Mr. Moghadam to clarify that Duke Realty may be interested in a potential strategic transaction and reiterated how Duke Realty would contribute to the merits of a combined company, but noted that the Revised Proposal was not at a level that Duke Realty would accept. Mr. Connor also noted that Duke Realty believed that Prologis can afford and should pay more for Duke Realty, and reiterated that he was encouraging Mr. Moghadam to improve the offer and that the Duke Realty board was open to and would consider a more compelling offer. Mr. Moghadam responded that the friendly and private negotiations between the two parties did not seem to be resulting in any progress, despite both parties acknowledging that a transaction could be compelling to the companies and their shareholders.
On May 4, 2022, the Prologis board held a meeting, during which, among other things, Mr. Moghadam provided an update to the Prologis board with respect to discussions with Duke Realty regarding a potential strategic transaction between the two companies, including the recent correspondence between Mr. Moghadam and Mr. Connor.
Also on May 4, 2022, Mr. Moghadam contacted Mr. Connor to reiterate that Prologis had improved its offer from 0.465 to 0.466 as a gesture of goodwill and that Prologis continued to believe that the Revised Proposal was a compelling offer and that Prologis was not inclined to increase it further at such time.
On May 9, 2022, the Prologis board held a meeting to discuss the potential strategic transaction between Prologis and Duke Realty. Members of Prologis management and representatives of Goldman Sachs and Wachtell, Lipton, Rosen & Katz, which we refer to as “Wachtell Lipton,” Prologis’ legal counsel, were also present. Mr. Moghadam provided an update to the Prologis board regarding the recent discussions with Duke Realty. Mr. Moghadam stated that, in light of the compelling premium represented by the Revised Proposal, the continued belief of Prologis management and Prologis’ financial advisor in the strategic rationale for the transaction and Duke Realty’s continued decision not to engage with Prologis, it would be prudent to publicly release an offer letter to Duke Realty and issue a press release regarding the offer. After discussion, the Prologis board approved Prologis taking such action.
On May 10, 2022, Prologis sent a letter to Duke Realty reiterating its proposal to acquire Duke Realty at an exchange ratio of 0.466 of a share of Prologis common stock for each share of Duke Realty common stock. The letter also summarized Prologis’ rationale for the strategic transaction and provided a brief history of the discussions between representatives of Prologis and Duke Realty since November 2021. Shortly thereafter, Prologis issued a press release disclosing its interest in a potential strategic transaction with Duke Realty and the May 10 letter sent to Duke Realty.
Later on May 10, 2022, the Duke Realty board met to discuss Prologis’ latest letter and subsequent press release, and Duke Realty’s potential response. The Duke Realty board also discussed the change in dynamics from a private negotiation to a public campaign. In light of the public nature of the unsolicited offer, the Duke Realty board determined to formally engage outside legal and financial advisors at that time, and engaged Hogan Lovells US LLP, which we refer to as “Hogan Lovells,” which had represented Duke Realty on prior significant transactions, as its outside legal counsel and Morgan Stanley, which had provided various financial advisory and financing services to Duke Realty in the past and in the discussions with Prologis, as its outside financial advisor.
On May 11, 2022, Duke Realty issued a press release in response to the Prologis May 10th press release, which, among other things, reiterated that while Duke Realty was open to exploring all paths to maximize shareholder value, the Revised Proposal that Prologis made public on May 10 was insufficient in that regard.
Also on May 11, 2022, a representative of Party A contacted a representative of Morgan Stanley regarding Party A’s potential interest in a transaction involving Duke Realty. The parties discussed Party A’s potential interest in different forms of strategic transactions. Subsequent to this discussion, the representative of Party A indicated to the representative of Morgan Stanley that Party A was not interested in pursuing a transaction with Duke Realty.
On May 12, 2022, the Duke Realty board met with members of the executive management team of Duke Realty and representatives of Morgan Stanley and Hogan Lovells participating. At the meeting, representatives of Hogan Lovells discussed with the Duke Realty board the duties of a director under Indiana law in connection with the consideration of unsolicited offers and sale transactions. Representatives of Morgan Stanley discussed with the Duke Realty board, among other topics, a comparison of Duke Realty’s and Prologis’s relative share price performance and public market valuation levels, a comparison of Duke Realty’s and Prologis’s forecasted operating and financial performance, and a preliminary financial analysis of a potential combination with Prologis. Representatives of Morgan Stanley also apprised the Duke Realty board of its conversations with Party A.
Throughout May 2022 until the beginning of June 2022, Mr. Moghadam and other members of Prologis senior management held discussions with representatives of Goldman Sachs and Citigroup Global Markets, Inc., which we refer to as “Citi,” who was also acting as a financial advisor to Prologis, and with representatives of Wachtell Lipton, regarding various aspects of and strategy relating to the contemplated transaction with Duke Realty and regarding the discussions with Mr. Connor. In addition, during this period, Mr. Moghadam discussed with members of the Prologis board the updates and proposed strategy regarding the potential transaction with Duke Realty, including with respect to the proposed consideration.
On May 18, 2022, a representative of Goldman Sachs, on behalf of Prologis, contacted a representative of Morgan Stanley to discuss a potential revised proposal with a mix of cash and stock consideration. Following some back and forth discussions among such representatives of Goldman Sachs and Morgan Stanley, the potential revised proposal was contemplated to consist of a mix of stock and cash whereby 90% of a share of Duke Realty common stock would be converted into Prologis common stock based on an exchange ratio of 0.466 and the remaining 10% of a share of Duke Realty common stock would receive $6.17 in cash, for total consideration of 0.419 of a share of Prologis common stock and $6.17 in cash for each outstanding share of Duke Realty common stock (which together represented an implied value of $56.30 per share of Duke Realty common stock based on the closing price of Prologis common stock on May 18, 2022).
Later on May 18, 2022, representatives of Morgan Stanley had a call with Mr. Connor to discuss the potential revised proposal from Prologis communicated by representatives of Goldman Sachs. The consensus reached on that call was that the potential revised proposal was not sufficiently compelling, and that Mr. Connor would discuss the potential revised proposal with Mr. Stockert the following day and follow up with the representatives of Morgan Stanley.
On May 19, 2022, Mr. Connor contacted Mr. Stockert to discuss the potential revised proposal communicated by representatives of Goldman Sachs to representatives of Morgan Stanley on May 18 and Mr. Connor’s subsequent discussions with representatives of Morgan Stanley. Mr. Connor and Mr. Stockert agreed that this potential revised proposal would not be a sufficiently compelling proposal and that representatives of Morgan Stanley should respond accordingly to representatives of Goldman Sachs. Following this discussion, Mr. Connor contacted representatives of Morgan Stanley and instructed them to notify the representatives of Goldman Sachs that this potential revised proposal including a cash component would not be sufficiently compelling and that Prologis should focus on improving the exchange ratio.

On May 27, 2022, Mr. Connor and Mr. Stockert discussed proposed exchange ratios in a potential strategic transaction. Mr. Stockert indicated that he had communicated with several members of the Duke Realty board and they supported proposing an exchange ratio of 0.480 of a share of Prologis common stock for each share of Duke Realty common stock.
On May 31, 2022, Mr. Connor contacted Mr. Moghadam to discuss the upcoming industry conference that both companies would be attending as well as the possibility of both parties reengaging in private discussions.
On June 1, 2022, Mr. Connor contacted Mr. Moghadam to further discuss the Prologis proposal. During this discussion, Mr. Moghadam indicated that Prologis was willing to increase its proposal to 0.470 of a share of Prologis common stock for each share of Duke Realty common stock. Mr. Connor informed Mr. Moghadam that he believed members of the Duke Realty board would be prepared to approve of a transaction at an exchange ratio of 0.480 of a share of Prologis common stock for each share of Duke Realty common stock. After a lengthy discussion, Mr. Moghadam proposed an exchange ratio of 0.475 of a share of Prologis common stock for each share of Duke Realty common stock (which represented an implied value of $59.78 per share of Duke Realty common stock based on the closing price of Prologis common stock on June 1, 2022), which we refer to as the “Final Proposal.” Mr. Connor responded that he would discuss the Final Proposal with the Duke Realty board.
On June 2, 2022, Mr. Connor contacted several members of the Duke Realty board, including Mr. Stockert, to discuss the Final Proposal. Such members of the Duke Realty board agreed that, based on the Final Proposal, the parties should proceed with negotiating a mutual non-disclosure agreement and merger agreement and conducting due diligence.
Later on June 2, 2022, Mr. Connor contacted Mr. Moghadam to inform him that he was prepared to recommend to the Duke Realty board that it provide authorization to proceed with negotiating a mutual non-disclosure agreement and merger agreement and conducting due diligence.
On June 3, 2022, the Duke Realty board met with members of the executive management team of Duke Realty and representatives of Morgan Stanley and Hogan Lovells participating. At this meeting, representatives of Morgan Stanley reviewed with the Duke Realty board, among other topics, a comparison of Duke Realty’s and Prologis’s relative share price performance and public market valuation levels and a preliminary financial analysis of a potential combination with Prologis based on the Final Proposal. Representatives of Hogan Lovells reviewed the Duke Realty board’s duties as directors under Indiana law when considering a potential strategic transaction with Prologis. During the meeting, the Duke Realty board discussed these matters and also discussed and considered the following alternatives to pursuing the potential stock-for-stock transaction proposed by Prologis: (i) continuing to pursue Duke Realty’s existing business strategy as an independent, standalone company, (ii) the viability of pursuing another strategic combination and (iii) exploring a possible cash sale transaction. The representatives of Morgan Stanley discussed that there were a limited number of potential strategic buyers that would have the capability to make an acquisition proposal for Duke Realty. A discussion ensued among members of the Duke Realty board and representatives of Morgan Stanley regarding whether any other potential strategic buyers would have both the financial ability and the interest in making and closing on an acquisition proposal at a price greater than the Final Proposal. Representatives of Morgan Stanley and the Duke Realty board also discussed potential financial buyers, including Party A, and whether any such potential financial buyers would have both the financial ability and the interest in making and closing on an acquisition proposal at a cash price more attractive than the Final Proposal. The Duke Realty board noted that Party A had declined to engage in discussions regarding a potential transaction with Duke Realty following Prologis’ public announcement of its proposal to acquire Duke Realty. Following discussion, the Duke Realty board authorized management of Duke Realty to continue negotiations with Prologis regarding a potential strategic transaction on the terms described and discussed at the meeting. Later on June 3, 2022, Mr. Connor contacted Mr. Moghadam to inform him of the outcome of the Duke Realty board meeting.
Also on June 3, 2022, representatives of Wachtell Lipton sent to representatives of Hogan Lovells a draft mutual non-disclosure agreement that did not request exclusivity or contain a standstill provision and a due diligence request list. Later that day, Wachtell Lipton also sent Hogan Lovells a draft merger agreement, which was generally consistent with other Prologis acquisition transactions. The draft merger agreement (i) included generally reciprocal representations and warranties, customary interim operating covenants and closing conditions, (ii) provided for one Duke Realty board seat on the Combined Company board, (iii) provided that Duke Realty could continue to pay its quarterly dividend at a rate not to exceed $0.28 per share per quarter and would align its dividend payments to Prologis’ dividend payments during the period between signing and closing the potential transaction and (iv) included a mutual non-solicitation or “no shop” restrictions on either party’s ability to solicit or negotiate alternative acquisition proposals, the ability of Duke Realty to terminate the agreement to accept a superior proposal and related fiduciary provisions, the ability of either party to change its recommendation to its stockholders due to a superior proposal or an intervening event after signing and a mutual termination fee (equal to 3.75% of Duke Realty’s transaction equity value) and expense reimbursement (up to $15 million) that would be payable by either party under certain circumstances.
On June 4, 2022, the Prologis board held a meeting with members of the executive management team of Prologis participating. Mr. Moghadam provided an update to the Prologis board regarding recent discussions with Duke Realty, including Mr. Connor’s statement that Duke Realty was willing to proceed with negotiating a mutual non-disclosure agreement and merger agreement and conducting due diligence at an exchange ratio of 0.475 of a share of Prologis common stock for each share of Duke Realty common stock. Members of Prologis management, including Mr. Moghadam, reviewed the strategic rationale for the proposed transaction with the Prologis board and provided an overview of certain financial metrics of the transaction. The Prologis board supported negotiating transaction agreements with Duke Realty and proceeding with due diligence, and Prologis management agreed to keep the Prologis board apprised of issues during the due diligence and negotiation period.
On June 4, 2022, representatives of Hogan Lovells sent to representatives of Wachtell Lipton a revised draft mutual non-disclosure agreement that included a 30-day standstill provision. Later on June 4, 2022, representatives of Hogan Lovells and representatives of Wachtell Lipton discussed the mutual non-disclosure agreement, and representatives of Wachtell Lipton proposed a revised draft mutual non-disclosure agreement that included a 14-day standstill provision. Also, representatives of Wachtell Lipton, Hogan Lovells and Alston & Bird LLP, legal advisor to Duke Realty, which we refer to as “Alston & Bird,” discussed certain employee compensation matters in connection with a potential strategic transaction, relating to, among other things, payment of 2022 annual bonuses, payment of severance to employees terminated in connection with the potential transaction and payment of a “gross-up” in respect of any excise taxes imposed on certain senior executives of Duke Realty under Section 4999 of the Code.
On June 5, 2022, following further discussions between representatives of Wachtell Lipton and representatives of Hogan Lovells regarding the length of the standstill period, Prologis and Duke Realty entered into a mutual non-disclosure agreement that included a 21-day standstill provision (with customary fall-away provisions) and customary mutual confidentiality restrictions.
From June 5, 2022 until the execution of the definitive merger agreement on June 11, 2022, the management teams of Prologis and Duke Realty, together with their respective financial, legal and accounting advisors, performed a diligence review with respect to the other company through a review of publicly available and non-public information, including opening up virtual data rooms with due diligence information for each of Prologis and Duke Realty on June 6, 2022, and held a series of discussions regarding diligence matters. During this period, members of Prologis management kept the members of the Prologis board apprised of the status of due diligence and negotiations with Duke Realty.
Also on June 5, 2022, representatives of Wachtell Lipton, Hogan Lovells and Alston & Bird held a further telephonic discussion regarding the employee compensation matters noted above.
Later on June 5, 2022, representatives of Hogan Lovells sent an issues list to representatives of Wachtell Lipton regarding the draft merger agreement, which, among other things, identified post-closing board representation, approach to payment of dividends during the pendency of the potential transaction, certain deal protection provisions, employee compensation matters and the parties’ respective termination fees as key open issues. Later that day, representatives of Hogan Lovells and representatives of Wachtell Lipton held a conference call to discuss such matters.
On June 7, 2022, representatives of Hogan Lovells provided representatives of Wachtell Lipton with a revised draft merger agreement. The revised draft merger agreement provided for, among other things, a termination fee for each party equal to 3.5% of such party’s respective equity value, the ability for Duke Realty to continue to pay dividends in the ordinary course, including increasing its dividend by 15% for the next quarter, and certain changes to the non-solicitation and fiduciary-out provisions, employee compensation matters, and two Duke Realty board seats on the Combined Company board. Later that day, representatives of Hogan Lovells and representatives of Wachtell Lipton held a conference call to discuss the merger agreement, including Duke Realty’s request for two representatives on the Combined Company’s board and Prologis’ proposal of a $1 billion termination fee payable by Prologis in the event of a change of recommendation by the Prologis board and Prologis’ desire that Duke Realty and Prologis align their dividend payments during the period between signing and closing the potential transaction.
Later on June 7, 2022, Mr. Arndt, Mr. Denien, additional members of management of Duke Realty and Prologis, and representatives of Morgan Stanley and Goldman Sachs held a conference call to review each company’s financial models. During such discussions, the reasonableness of each company’s projections were reviewed and assessed, including discussions regarding the assumptions underlying such projections and potential risks to those assumptions.
Also on June 7, 2022, representatives of Wachtell Lipton provided representatives of Hogan Lovells with a revised draft of the merger agreement. The revised draft merger agreement, among other things, rejected Duke Realty’s request for two Duke Realty representatives on the Prologis board, revised the termination fee payable by Prologis to $1 billion in the event of a change of recommendation by the Prologis board and provided that if Prologis increased its dividend, Duke Realty would also be permitted to increase its quarterly dividend by a corresponding amount if Duke Realty agreed to align its dividend payments to Prologis’ dividend payments during the period between signing and closing the potential transaction.
On June 8, 2022, representatives of Wachtell Lipton sent representatives of Hogan Lovells an initial draft of Prologis’ disclosure schedules to the merger agreement.
On June 9, 2022, representatives of Hogan Lovells provided representatives of Wachtell Lipton with a revised draft of the merger agreement. The revised draft merger agreement, among other things, proposed a $3 billion termination fee payable by Prologis in the event of a change of recommendation by the Prologis board and accepted Prologis’ proposal regarding dividend payments. Later that day, Duke Realty and Prologis agreed on a $1.5 billion termination payable by Prologis in the event of a change of recommendation by the Prologis board. Following these discussions, representatives of Wachtell Lipton provided representatives of Hogan Lovells with a further revised draft of the merger agreement. Also on June 9, 2022, representatives of Wachtell Lipton, Hogan Lovells and Alston & Bird discussed certain employee compensation matters in connection with the potential transaction.
On June 10, 2022, representatives of Hogan Lovells sent representatives of Wachtell Lipton an initial draft of Duke Realty’s disclosure schedules to the merger agreement, and representatives of Wachtell Lipton sent representatives of Hogan Lovells an initial draft of Prologis’ proposal regarding certain employee compensation matters in connection with the potential transaction.
Also on June 10, 2022, Prologis entered into engagement letters with each of Goldman Sachs and Citi to formally engage them as financial advisors to Prologis in connection with the proposed transaction.
Later on June 10, 2022, the Duke Realty board met with members of the executive management team of Duke Realty and representatives of Morgan Stanley and Hogan Lovells participating. Prior to Morgan Stanley joining the meeting, representatives of Hogan Lovells reviewed with the Duke Realty board the duties of a director under Indiana law when considering a potential strategic transaction with Prologis. Duke Realty’s executive management team provided the Duke Realty board an update regarding the status of negotiations with respect to the potential transaction. Representatives of Morgan Stanley then reviewed Morgan Stanley’s preliminary financial analysis of the potential transaction. Representatives of Hogan Lovells then reviewed the material terms of the merger agreement with the Duke Realty board. After discussion, representatives of Morgan Stanley and Hogan Lovells and members of Duke Realty’s executive management team responded to questions from the Duke Realty board. The Duke Realty board also approved the engagement of J.P. Morgan Securities LLC, noting that the engagement letter did not provide for the rendering of an opinion regarding the fairness of the potential strategic transaction with Prologis.

Also on June 10, 2022, representatives of Wachtell Lipton and representatives of Hogan Lovells worked to finalize the drafts of the merger agreement and the disclosure schedules.
On June 11, 2022, the proposed final draft of the merger agreement was circulated to all parties. Representatives of Wachtell Lipton and representatives of Hogan Lovells also finalized the terms of Duke Realty’s and Prologis’ disclosure schedules.
Also on June 11, 2022, the Duke Realty board met with members of the executive management team of Duke Realty and representatives of Morgan Stanley and Hogan Lovells participating. Prior to Morgan Stanley joining the meeting, representatives of Hogan Lovells reviewed with the Duke Realty board the duties of a director under Indiana law when considering a potential strategic transaction with Prologis. Duke Realty’s executive management team and representatives of Hogan Lovells provided an update on the proposed final draft of the merger agreement and representatives of Morgan Stanley reviewed Morgan Stanley’s financial analysis of the proposed transaction. During the meeting, representatives of Morgan Stanley delivered to the Duke Realty board its oral opinion, subsequently confirmed by delivery of a written opinion dated June 11, 2022, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in such written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Duke Realty common stock (other than shares held by Prologis, Duke Realty or any of their respective subsidiaries). The opinion of Morgan Stanley is more fully described in the section entitled “The Mergers — Opinion of Duke Realty’s Financial Advisor”. The Duke Realty board, with the advice and assistance of its financial advisors and outside legal counsel and Duke Realty’s executive management team, evaluated and discussed the terms of the merger agreement and the transactions contemplated thereby as well as the value and significant premium provided by the exchange ratio. Following these presentations and discussions, and other discussions by the Duke Realty board concerning, among other things, the matters described below under “The Mergers — Recommendation of the Duke Realty Board of Directors and its Reasons for the Mergers,” the Duke Realty board, by a unanimous vote of all directors, on behalf of Duke Realty and Duke Realty OP, then (i) determined that the mergers and the other transactions contemplated by the merger agreement were advisable and in the best interest of Duke Realty and its shareholders, and Duke Realty OP and its limited partners, (ii) authorized and approved the mergers and the other transactions contemplated by the merger agreement, (iii) authorized, approved and adopted the merger agreement, (iv) directed that the merger agreement and the transactions contemplated thereby, including the company merger be submitted for consideration at a meeting of the Duke Realty shareholders, and (v) recommended that Duke Realty’s shareholders approve the company merger and approved the inclusion of such recommendation in the proxy statement to be sent to shareholders in respect of the mergers.
Also on June 11, 2022, the Prologis board held a meeting with members of the executive management team of Prologis and representatives of Goldman Sachs and Wachtell Lipton participating. Mr. Moghadam provided an update to the Prologis board regarding the status of the proposed transaction with Duke Realty, including that the parties had finalized the draft merger agreement and the exchange ratio remained at the agreed 0.475 exchange ratio. Mr. Moghadam also provided an overview of the strategic rationale for the proposed transaction. Members of the Prologis management then provided the Prologis board with certain financial metrics of the proposed transaction, including potential synergies to be achieved by the proposed transaction, described the completion of legal, financial and tax due diligence and provided an overview of certain terms of the proposed merger agreement and the proposed resolutions for the Prologis board’s consideration. Representatives of Wachtell Lipton also provided an overview of certain provisions of the proposed merger agreement, including those relating to the Prologis stockholder vote and Prologis’ obligation to recommend that its stockholders vote to approve the Prologis common stock issuance proposal, subject to certain fiduciary-out provisions and termination payments. Representatives of Goldman Sachs reviewed with the Prologis board Goldman Sachs’ financial analysis summarized below under “— Opinion of Prologis’ Financial Advisor” and rendered to the Prologis board its oral opinion, subsequently confirmed in Goldman Sachs’ written opinion dated June 11, 2022, to the effect that, as of the date of Goldman Sachs’ written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Prologis. The Prologis board discussed the terms of the merger agreement and the transactions contemplated thereby with management and the legal and financial advisors. Following these presentations and discussions, and other discussions by the Prologis board concerning, among other things, the matters described below under “The Mergers — Recommendation of the Prologis Board of Directors and its Reasons for the Mergers,” the Prologis board, by a unanimous vote of all directors, on behalf of Prologis, Prologis OP, Prologis Merger Sub and Prologis OP Merger Sub, then (i) determined and declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of Prologis and its stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, including the mergers, (iii) directed that the Prologis common stock issuance proposal be submitted for consideration at a meeting of the Prologis stockholders and (iv) resolved to recommend that the Prologis stockholders vote to approve the Prologis common stock issuance on the terms and conditions set forth in the merger agreement.
On the afternoon of June 11, 2022, Duke Realty and Prologis executed and delivered the merger agreement.
On the morning of June 13, 2022, prior to the opening of trading of Duke Realty common stock and Prologis common stock on the NYSE, Duke Realty and Prologis issued a joint press release publicly announcing the mergers and execution of the merger agreement.
After becoming aware that certain adjustments needed to be made to certain calculations affecting the Goldman Sachs financial analysis presented to the Prologis board at the June 11, 2022 meeting of the Prologis board, primarily relating to (i) discount periods not fully corresponding with the timing of cash flows and (ii) a misapplication of Duke Realty’s forward EBITDA growth in the standalone terminal value calculation (as set forth in more detail in the section entitled “— Opinion of Prologis’ Financial Advisor”), on July 13, 2022, Goldman Sachs presented an updated financial analysis reflecting such adjusted calculations to the Prologis board and confirmed that, had Goldman Sachs performed its financial analysis set forth in the June 11 presentation using such adjusted calculations, there would have been no change to the conclusion set forth in Goldman Sachs’ fairness opinion that was delivered on June 11, 2022, as described above. The Prologis board considered the updated information and discussed the updated information with representatives of Goldman Sachs and, taking into account the totality of the information available to it, concluded that the updated analysis did not impact the Prologis board’s assessment of the mergers or its decision to unanimously approve the merger agreement and the transactions contemplated thereby and, accordingly, the Prologis board unanimously affirmed its recommendation that the Prologis stockholders approve the Prologis common stock issuance proposal.
Recommendation of the Prologis Board of Directors and Its Reasons for the Mergers
In evaluating the merger agreement and the transactions contemplated thereby, including the mergers, the Prologis board consulted with Prologis’ senior management and its outside legal counsel and financial advisors and unanimously determined and declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of Prologis and its stockholders. The Prologis board has unanimously approved the merger agreement and the transactions contemplated thereby and unanimously recommends that the Prologis stockholders vote to approve the Prologis common stock issuance on the terms and conditions set forth in the merger agreement.
In determining that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Prologis and its stockholders, in approving the merger agreement and the transactions contemplated thereby and in recommending that Prologis stockholders vote to approve the Prologis common stock issuance on the terms set forth in the merger agreement, the Prologis board considered various factors that it viewed as supporting its decisions, including the following material factors:
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its belief that Duke Realty’s logistics assets are highly complementary to Prologis’ U.S. portfolio and that Prologis will gain high quality properties for its portfolio in key geographies, including Southern California, New Jersey, South Florida, Chicago, Dallas and Atlanta;

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its expectation that the strategic fit between the Prologis and Duke Realty portfolios will allow Prologis to capture significant cost and revenue synergies, including approximately $310 to $370 million from immediate corporate general and administrative cost savings, operating leverage, lower interest expense and lease adjustments while offering its customers more choice, flexibility and product offerings as a result of the combined portfolios;

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its expectation that Prologis will be able to more efficiently manage the Duke Realty portfolio, increasing future property cashflows and generating additional Essentials income;

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its belief that the mergers will increase Prologis’ opportunity to expand and improve its Essentials business;

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its belief that the Duke Realty business and portfolio will provide compelling development opportunities for Prologis and its affiliated funds;

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its expectation that the mergers will strengthen Prologis’ customer roster by expanding Prologis’ relationship with 239 existing customers while adding 557 new customers;

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its belief that Prologis can unlock substantial value from the Duke Realty assets, given management’s successful track record integrating past acquisitions;

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its expectation that the execution of the proposed transactions will create additional capital for the Combined Company from the future sale of non-core assets, which will help fund future growth;

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current market and industry trends and its expectation that the mergers will increase the strength, size and diversification of the Prologis balance sheet;

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its belief that the businesses of Prologis and Duke Realty are highly complementary and that the integration of the two companies will be completed in a timely and efficient manner with minimal disruption to tenants and employees;

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its expectation that upon completion of the mergers, Prologis stockholders will own approximately 80% of the common stock of the Combined Company;

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the oral opinion of Goldman Sachs, subsequently confirmed in Goldman Sachs’ written opinion dated June 11, 2022, to the effect that, as of the date of Goldman Sachs’ written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Prologis, as more fully described below in the section entitled “The Mergers — Opinion of Prologis’ Financial Advisor”;

•
that, at the company merger effective time, Duke Realty Chairman and Chief Executive Officer, James B. Connor, is expected to join the Prologis board, and Prologis will therefore benefit from Mr. Connor’s significant experience and expertise with respect to the logistics real estate business and Duke Realty’s assets;

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that, following the mergers and except with respect to the addition of Mr. Connor to the Prologis board, there will be no changes to the Prologis board or executive management team, with Hamid R. Moghadam serving as Chief Executive Officer and Chairman of the Combined Company;

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management’s knowledge of Prologis’ business, financial condition, results of operations, industry and competitors;

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management’s knowledge of Duke Realty’s business, financial condition, results of operations, industry and competitors, taking into account the results of Prologis’ due diligence review of Duke Realty;

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restrictions on Duke Realty’s ability to solicit acquisition proposals, engage in negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, an acquisition proposal and enter into any agreement relating to any acquisition proposal, as further discussed in the section entitled “The Merger Agreement — Covenants and Agreements — No Solicitation of Acquisition Proposals”;

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the merger agreement’s provisions requiring Duke Realty to pay Prologis a termination fee of $775 million and/or reimburse Prologis’ transaction expenses up to an amount equal to $15 million if the merger agreement is terminated under specified circumstances;

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the historical and then-current trading prices and volumes of shares of each of Prologis common stock and Duke Realty common stock;

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the fact that the exchange ratio is fixed and will not be adjusted for fluctuations in the market price of Prologis common stock or Duke Realty common stock;

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that the merger agreement provides Prologis with sufficient operating flexibility between the signing of the merger agreement and the completion of the company merger for Prologis to conduct its business in the ordinary course of business consistent with past practice;

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the commitment on the part of each of Prologis and Duke Realty to complete the mergers as reflected in their respective obligations under the terms of the merger agreement and the absence of any significant closing conditions under the merger agreement, other than the approval of Duke Realty shareholders and Prologis stockholders, and the likelihood that the mergers will be completed on a timely basis; and

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the other terms and conditions of the merger agreement.

The Prologis board also considered a number of risks and other factors identified in its deliberations as weighing negatively against the mergers, including the following:
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the risk of not capturing all of the anticipated estimated cost and long-term revenue synergies and the risk that other anticipated benefits of the mergers might not be realized on the expected time frame or at all;

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the risk that the mergers might not be completed in a timely manner or at all, including as a result of the failure to obtain Prologis stockholder approval or Duke Realty shareholder approval, or the failure of Prologis or Duke Realty to satisfy other conditions to closing the mergers, and that such failure could negatively affect the price of Prologis common stock and future business and financial results;

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the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the mergers;

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the restrictions on the conduct of Prologis’ business during the period between the execution of the merger agreement and the consummation of the mergers (or, if applicable, the termination of the merger agreement);

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the costs to be incurred in connection with the mergers and related transactions;

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the risk that Prologis or Duke Realty may be unable to retain key employees;

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the potential impact on the market price of Prologis common stock as a result of the issuance of the merger consideration to Duke Realty shareholders;

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restrictions on Prologis’ ability to solicit acquisition proposals, engage in negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, an acquisition proposal and enter into any agreement relating to any acquisition proposal, as further discussed in the section entitled “The Merger Agreement — Covenants and Agreements — No Solicitation of Acquisition Proposals”;

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the merger agreement’s provisions requiring Prologis to pay Duke Realty a termination fee of $1.5 billion and/or reimburse Duke Realty’s transaction expenses up to an amount equal to $15 million if the merger agreement is terminated under specified circumstances;

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the merger agreement’s provisions permitting Duke Realty to terminate the merger agreement prior to the receipt of the Duke Realty shareholder approval to enter into an acquisition agreement with respect to a superior proposal (subject to compliance with the provisions of the merger agreement regarding non-solicitation of acquisition proposals) upon payment by Duke Realty to Prologis of a termination fee of $775 million; and

•
the risks described in the section entitled “Risk Factors.”

The foregoing discussion of factors considered by the Prologis board is not intended to be exhaustive and may not include all the factors considered by the Prologis board. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the Prologis board did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the mergers and the merger agreement. In addition, individual members of the Prologis board may have given differing weights to different factors. The

Prologis board conducted an overall review of the factors described above and other factors, including through discussions with, and inquiry of, Prologis’ management and outside legal and financial advisors.
After consideration of these factors, the Prologis board determined that, overall, the potential benefits of the mergers outweighed the potential risks. Accordingly, the Prologis board unanimously approved the merger agreement and the transactions contemplated thereby, including the mergers, and unanimously recommends that the Prologis stockholders vote FOR the Prologis common stock issuance proposal.
Recommendation of the Duke Realty Board of Directors and Its Reasons for the Mergers
In evaluating the merger agreement and the transactions contemplated thereby, including the mergers, the Duke Realty board consulted with Duke Realty’s senior management and its outside legal counsel and financial advisors and unanimously determined that the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of Duke Realty and its shareholders, and Duke Realty OP and its limited partners. The Duke Realty board has unanimously approved the mergers and the other transactions contemplated by the merger agreement, has unanimously approved and adopted the merger agreement, and unanimously recommends that the Duke Realty shareholders vote in favor of the Duke Realty merger agreement proposal.
In determining that the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of Duke Realty and its shareholders, and Duke Realty OP and its limited partners, in approving the mergers and the other transactions contemplated by the merger agreement on the terms set forth in the merger agreement, in approving and adopting the merger agreement, and in recommending that Duke Realty shareholders vote in favor of the Duke Realty merger agreement proposal, the Duke Realty board considered various factors that it viewed as supporting its decisions, including the following material factors:
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the receipt of Prologis common stock as merger consideration provides Duke Realty shareholders with the opportunity to have an ownership stake in the Combined Company, which is expected to provide a number of significant potential strategic opportunities and benefits, including the following:

•
the mergers combine two highly complementary portfolios, allowing the Combined Company to capture significant cost and revenue synergies while offering its customers more choice, flexibility and product offerings as a result of the combined portfolios; and

•
the Combined Company will be among the largest publicly traded United States REITs based on equity market capitalization, and its meaningful scale and investment-grade rating are expected to allow it to capitalize on corporate and operating cost efficiencies and to gain more efficient access to less expensive capital;

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the information with respect to the business, operating results and financial condition of Prologis, on both historical and prospective bases, including Prologis’ operating performance, the quality, breadth and experience of Prologis’ senior management team, and the complementary markets served by the two companies, as well as the Duke Realty board’s knowledge of the current and prospective environment in which the two companies operate, including industry, economic and market conditions, taking into account the results of Duke Realty’s due diligence review of Prologis (including with respect to operational, legal, financial, environmental and tax matters);

•
current market and industry trends, Duke Realty’s future prospects as an independent company and the challenges and risks that could affect Duke Realty’s future performance;

•
the merger consideration had an implied value per share of Duke Realty common stock of $62.88, which represented a premium of approximately 31.8% to Duke Realty’s common stock price, based on closing prices on May 9, 2022, the last trading day prior to Prologis’ public announcement of its proposal to acquire Duke Realty;

•
the historical and then-current trading prices and volumes of shares of each of Duke Realty common stock and Prologis common stock;

•
the exchange ratio is fixed and will not fluctuate as a result of changes in the market price of Duke Realty common stock or Prologis common stock, which provides certainty as to the pro forma percentage ownership of the Combined Company that the Duke Realty shareholders would receive in the company merger;
•
the expectation that upon completion of the mergers, Duke Realty shareholders will own approximately 20% of the common stock of the Combined Company;

•
the merger consideration, consisting of Prologis common stock, which will be listed for trading on the NYSE, continues to provide liquidity for Duke Realty shareholders after the mergers;

•
the opinion of Morgan Stanley, dated June 11, 2022, to the Duke Realty board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of shares of Duke Realty common stock (other than shares held by Prologis, Duke Realty or any of their respective subsidiaries) of the exchange ratio pursuant to the merger agreement, as more fully described below in the section entitled “The Mergers — Opinion of Duke Realty’s Financial Advisor”;

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the expectation that, assuming that the company merger qualifies as a reorganization under Section 368(a) of the Code, holders of shares of Duke Realty common stock that are United States holders generally will not recognize gain or loss for United States federal income tax purposes upon the receipt of Prologis common stock in exchange for shares of Duke Realty common stock in connection with the company merger, except with respect to cash received in lieu of fractional shares of Prologis common stock;

•
Duke Realty’s Chairman and Chief Executive Officer, James B. Connor, is expected to be appointed to the Prologis board at the company merger effective time, helping to oversee the ongoing equity investment of Duke Realty shareholders and providing an opportunity for the Combined Company to benefit from Mr. Connor’s significant experience and expertise with respect to the logistics real estate business and Duke Realty’s assets;

•
the company merger is subject to approval by the holders of a majority of the outstanding shares of Duke Realty common stock entitled to vote on the approval of the merger agreement;

•
the merger agreement permits Duke Realty to continue to pay its shareholders regular quarterly dividends of up to $0.28 per share of Duke Realty common stock (which dividend amount may be increased by a corresponding amount (of not more than 15%) for the same quarterly period in which Prologis makes an increase in its quarterly dividend) until the company merger effective time;

•
based on the current dividend rates of Duke Realty and Prologis and the exchange ratio in the company merger, Duke Realty shareholders are expected to benefit from an increased dividend rate following the mergers;

•
the merger agreement provides Duke Realty with the ability, under certain specified circumstances, to consider an unsolicited acquisition proposal if the Duke Realty board determines such proposal constitutes or could reasonably be expected to lead to a superior proposal and concludes in good faith that failure to take such action would reasonably be expected to be inconsistent with their duties as directors under applicable law, and the merger agreement provides the Duke Realty board with the ability, under certain specified circumstances, to make a change in recommendation or to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal upon payment of a termination fee to Prologis in an amount equal to $775 million;

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the merger agreement provides Duke Realty with sufficient operating flexibility between the signing of the merger agreement and the company merger effective time for Duke Realty to conduct its business in the ordinary course of business consistent with past practice;

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the commitment on the part of each of Duke Realty and Prologis to complete the mergers as reflected in their respective obligations under the merger agreement and the absence of any significant closing conditions under the terms of the merger agreement, other than the approval of Duke Realty shareholders and Prologis stockholders, and the likelihood that the mergers will be completed on a timely basis;

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the merger agreement requires Prologis to pay Duke Realty a termination fee of $1.5 billion and/or reimburse Duke Realty’s transaction expenses up to an amount equal to $15 million if the merger agreement is terminated under specified circumstances;

•
the other terms of the merger agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the merger agreement;

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the mergers would be in the best interests of Duke Realty shareholders in light of the expected long-term strategic and financial benefits associated with the combination of Duke Realty and Prologis, the ability of Duke Realty shareholders to continue to benefit from the prospects of the Combined Company, the overall terms of the merger agreement and transactions contemplated thereby and the timing, likelihood and risks of completing alternative transactions, including the business, competition, industry and market risks that would apply to Duke Realty and the mergers, as compared to potential alternatives, including the continued independent operation of Duke Realty and Duke Realty’s prospects for a merger or sale transaction with a company other than Prologis and the potential terms for such other transactions as more particularly described in this proxy statement/prospectus under “The Mergers — Background of the Mergers”; and

•
the course of negotiations with Prologis, which were conducted at arm’s length and during which the Duke Realty board was advised by its legal and financial advisors, including that the negotiations resulted in an improved offer.

The Duke Realty board also considered a number of risks and other potentially negative factors in considering the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the following:
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following the completion of the company merger, Duke Realty would no longer exist as an independent public company and Duke Realty shareholders would be able to participate in any future earnings growth Duke Realty might have achieved solely through their ownership of Prologis common stock;

•
because the merger consideration is a fixed exchange ratio of shares of Prologis common stock that will not fluctuate as a result of changes in the market price of Duke Realty common stock or Prologis common stock prior to the company merger effective time, the market value of the merger consideration could decrease prior to the company merger effective time if the trading price of Prologis common stock decreases;

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the risk that the anticipated cost and long-term revenue synergies and other benefits to the Duke Realty shareholders expected to result from the mergers might not be fully realized or not realized at all, including as a result of possible changes in the real estate market or the industrial real estate business affecting the markets in which the Combined Company will operate or as a result of potential difficulties integrating the two companies and their respective operations;

•
the risk that a different strategic alternative potentially could be more beneficial to Duke Realty shareholders than the proposed mergers;

•
under the terms of the merger agreement, Duke Realty must pay to Prologis a termination fee in an amount of $775 million if the merger agreement is terminated under certain circumstances, which might discourage or deter other parties from proposing an alternative transaction that may be more advantageous to Duke Realty shareholders;

•
under the terms of the merger agreement, if Duke Realty shareholders vote on, but do not approve, the company merger, and the merger agreement is thereafter terminated, Duke Realty may be required to reimburse Prologis’ transaction expenses up to an amount equal to $15 million, regardless of whether an alternative transaction is available to Duke Realty;

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the terms of the merger agreement place limitations on the ability of Duke Realty to solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to a competing transaction and to furnish information to, or enter into discussions with, a third party interested in pursuing an alternative strategic transaction;

•
the risk that one or more of the conditions to the parties’ obligations to complete the mergers will not be satisfied or waived;

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the risk of diverting management focus and resources from operational matters and other strategic opportunities as well as causing significant distractions for Duke Realty’s employees while working to implement the mergers, which may result in harm to Duke Realty’s business if the mergers do not close;

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the risk that the mergers may not be completed in a timely manner or at all, including as a result of the failure to obtain Prologis stockholder approval or Duke Realty shareholder approval, or the failure of Prologis or Duke Realty to satisfy other conditions to closing the mergers;

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the risk that failure to complete the mergers could negatively affect the price of Duke Realty common stock and/or the future business and financial results of Duke Realty;

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the terms of the merger agreement provide the Prologis board with the right to change its recommendation regarding the approval of the Prologis common stock issuance proposal under certain circumstances (subject to the payment of a $1.5 billion termination fee to Duke Realty in the event Duke Realty terminates the merger agreement as a result and prior to receipt of Prologis stockholder approval);

•
the risk that if Prologis stockholders fail to approve the Prologis common stock issuance proposal or Duke Realty shareholders fail to approve the Duke Realty merger agreement proposal, then Prologis may terminate the merger agreement;

•
provisions in the merger agreement placing certain restrictions on the operation of Duke Realty’s business during the period between the signing of the merger agreement and the company merger effective time may delay or prevent Duke Realty from undertaking business opportunities that may arise or other actions it would otherwise take with respect to its operations absent the pending completion of the mergers;

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Duke Realty and Prologis may be obligated to complete the mergers without having obtained appropriate consents, approvals or waivers from the counterparties under certain of Duke Realty’s contracts that require consent or approval to consummate the mergers, and the risk that such consummation could trigger the termination of, or default under, such contracts or the exercise of rights by the counterparties under such contracts;

•
the risk of litigation relating to the mergers and the other transactions contemplated by the merger agreement;

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certain of Duke Realty’s directors and named executive officers have certain interests in the mergers that might be different from the interests of Duke Realty shareholders generally as described under the section entitled “The Mergers — Interests of Duke Realty’s Directors and Executive Officers in the Mergers”;

•
the costs to be incurred in connection with the mergers and related transactions; and

•
the risks described under the section entitled “Risk Factors.”

The foregoing discussion of factors considered by the Duke Realty board is not intended to be exhaustive and may not include all the factors considered by the Duke Realty board. In view of the wide variety of factors considered by the Duke Realty board in evaluating the merger agreement and the transactions contemplated by the merger agreement, including the company merger, and the complexity of these matters, the Duke Realty board did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered. In addition, individual members of the Duke Realty board may have given differing weights to different factors. The Duke Realty board conducted an overall review of the factors described above and other factors, including through discussions with, and inquiry of, Duke Realty’s management and outside legal counsel and financial advisors.
After consideration of these factors, the Duke Realty board determined that, overall, the potential benefits of the mergers outweighed the potential risks. Accordingly, the Duke Realty board determined that the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of Duke Realty and its shareholders and unanimously approved the merger agreement and the transactions contemplated thereby, including the mergers. The Duke Realty board unanimously recommends that the Duke Realty shareholders vote FOR the Duke Realty merger agreement proposal.
Opinion of Prologis’ Financial Advisor
At a meeting of the Prologis board, Goldman Sachs rendered to the Prologis board its oral opinion, subsequently confirmed in Goldman Sachs’ written opinion dated June 11, 2022, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Prologis.
The full text of the written opinion of Goldman Sachs, dated June 11, 2022, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex B. The summary of the Goldman Sachs opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Prologis board in connection with its consideration of the mergers and the opinion does not constitute a recommendation as to how any holder of shares of Prologis common stock should vote with respect to the Prologis common stock issuance proposal or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
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the merger agreement;

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annual reports to stockholders and Annual Reports on Form 10-K of Prologis and Duke Realty for the five years ended December 31, 2021;

•
certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Prologis and Duke Realty;

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certain other communications from Prologis and Duke Realty to their respective stockholders;

•
certain publicly available research analyst reports for Prologis and Duke Realty;

•
certain internal financial analyses and forecasts for Duke Realty on a standalone basis prepared by its management; and

•
certain financial analyses and forecasts for Duke Realty on a standalone basis and giving effect to the company merger and certain internal financial analyses and forecasts for Prologis on a standalone and on a pro-forma basis giving effect to the company merger, in each case, as prepared by the management of Prologis and approved for Goldman Sachs’ use by Prologis, which collectively we refer to in this section as the “Forecasts”, including certain operating synergies projected by the management of Prologis to result from the company merger, as approved for Goldman Sachs’ use by Prologis, which we refer to in this section as the “Synergies” (as described in the sections entitled “— Certain Prologis Unaudited Prospective Financial Information” and “— Certain Duke Realty Unaudited Prologis Prospective Financial Information).”

Goldman Sachs also held discussions with members of the senior managements of Prologis and Duke Realty regarding their assessment of the past and current business operations, financial condition and future prospects of Duke Realty and with the members of senior management of Prologis regarding their assessment of the past and current business operations, financial condition and future prospects of Prologis and the strategic rationale for, and the potential benefits of, the company merger; reviewed the reported price and trading activity for the shares of Prologis common stock and shares of Duke Realty common stock; compared certain financial and stock market information for Prologis and Duke Realty with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the real estate industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the consent of the Prologis board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Prologis board that the Forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Prologis. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Prologis, Prologis OP, Duke Realty or Duke Realty OP or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the company merger would be obtained without any adverse effect on Prologis, Prologis OP, Duke Realty, Duke Realty OP or on the expected benefits of the company merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the company merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion did not address the underlying business decision of Prologis to engage in the company merger, or the relative merits of the company merger as compared to any strategic alternatives that may be available to Prologis; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to Prologis, as of the date of Goldman Sachs’ written opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the company merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the company merger, including, the partnership merger, the contribution, any distribution to the stockholders of Prologis, or the fairness of the company merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Prologis; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Prologis, Prologis OP, Duke Realty or Duke Realty OP, or any class of such persons, in connection with the company merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Prologis common stock or Duke Realty common stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Prologis, Prologis OP, Duke Realty or Duke Realty OP, or as to the impact of the company merger on the solvency or viability of Prologis, Prologis OP, Duke Realty or Duke Realty OP or the ability of Prologis, Prologis OP, Duke Realty or Duke Realty OP to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs, as of, the date of Goldman Sachs’ written opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Prologis board in connection with its consideration of the company merger and Goldman Sachs’ opinion does not constitute a recommendation as to how any holder of shares of Prologis common stock should vote with respect to the company merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Following Goldman Sachs’ presentation to the Prologis board of directors on June 11, 2022, which we refer to in this section as the “June 11 Presentation,” Goldman Sachs determined that certain items affecting the discounted cash flow analyses and the present value of future share price analyses, on both a standalone and pro forma basis, needed to be adjusted. These adjustments primarily related to (i) discount periods not fully corresponding with the timing of cash flows and (ii) a misapplication of Duke Realty’s forward EBITDA (as defined below) growth in the Duke Realty standalone terminal value calculation. Goldman Sachs subsequently performed such analyses, as of June 11, 2022, using the adjusted calculations, which we refer to in this section as the “Adjusted Calculations.” Such subsequent analyses performed by Goldman Sachs do not address any circumstances, developments or events occurring after June 11, 2022, which is the date of the written opinion of Goldman Sachs, other than in relation to the Adjusted Calculations and, except as described herein, Goldman Sachs’ opinion set forth in its written opinion letter was provided only as of such date. Based upon and subject to the foregoing, on July 7, 2022, Goldman Sachs confirmed to the Prologis board that, had Goldman Sachs performed its financial analysis set forth in the June 11 Presentation using the Adjusted Calculations, there would have been no change to the conclusion set forth in the written opinion of Goldman Sachs dated June 11, 2022.
Summary of Financial Analyses
The following is a summary of the material financial analyses presented by Goldman Sachs to the Prologis board of directors in connection with rendering to the Prologis board the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 10, 2022, the last trading day prior to Goldman Sachs’ delivery of its opinion to the Prologis board, and is not necessarily indicative of current market conditions.
Implied Premia
Goldman Sachs calculated and compared certain implied premia using the closing price for shares of Prologis common stock and Duke Realty common stock on June 10, 2022, and the implied value of the merger consideration to be paid by Prologis for each share of Duke Realty common stock pursuant to the merger agreement.
For purposes of its analysis, Goldman Sachs calculated implied values for the merger consideration of (a) $58.85 by multiplying the exchange ratio pursuant to the merger agreement by $123.90, an illustrative equity value per share of Prologis common stock calculated as the closing price for the shares of Prologis common stock on May 9, 2022, the last trading day before Prologis announced its offer to acquire Duke Realty, adjusted to track the average share price performance of the selected companies set forth below under “— Selected Publicly Traded Companies Analysis” since such date through June 10, 2022, which we refer to in this section as the “Prologis Peer-Adjusted Unaffected Price,” and (b) $55.69 by multiplying the exchange ratio pursuant to the merger agreement by $117.24, the closing price for the shares of Prologis common stock on June 10, 2022.
Goldman Sachs calculated and/or compared the implied premia represented by the $58.85 and $55.69 implied values of the merger consideration described in the previous paragraph, relative to:
•
$44.66, an illustrative equity value per share of Duke Realty common stock calculated as the closing price for the shares of Duke Realty common stock on May 9, 2022, adjusted to reflect the average share price performance of the selected companies set forth below under “— Selected Publicly Traded Companies Analysis” since such date through June 10, 2022, which we refer to in this section as the “Duke Realty Peer-Adjusted Unaffected Price”;

•
$65.64, the highest closing price for shares of Duke Realty common stock over the 52-week period ended May 9, 2022; and

•
$67.00, the median broker price target on May 9, 2022.

The results of these calculations were as follows:
Implied Premium/(Discount) to:	Value of Offer Based on Prologis Peer Adjusted Unaffected Price	Value of Offer Based on Latest Prologis Closing Price On 10-June-22
Duke Realty Peer-Adjusted Unaffected Price of $44.66	31.8%	24.7%
Duke Realty 52-Week High of $65.64	(10.3)%	(15.2)%
Median Broker Price Target of $67.00	(12.2)%	(16.9)%
Illustrative Discounted Cash Flow Analysis for Duke Realty on a Standalone Basis
Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of Duke Realty to derive a range of illustrative present values per share of Duke Realty common stock, both without taking into account the Synergies and taking into account the Synergies.
Using discount rates ranging from 7.0% to 8.0%, reflecting estimates of Duke Realty’s weighted average cost of capital, Goldman Sachs derived a range of illustrative present values per share of Duke Realty common stock, by discounting to present value as of March 31, 2022, (i) estimates of the unlevered free cash flows to be generated by Duke Realty on a standalone basis, both without taking into account the

Synergies and taking into account the Synergies, for the period from April 1, 2022 to December 31, 2026, as reflected in the Forecasts, and (ii) a range of illustrative terminal values for Duke Realty, as of December 31, 2026, calculated by applying exit terminal year multiples ranging from 25.0x to 28.0x to estimated 1-year forward adjusted earnings before interest, taxes, depreciation, and amortization, which we refer to in this section as “EBITDA,” to be generated by Duke Realty, both without taking into account the Synergies and taking into account the Synergies, as reflected in the Forecasts (which analysis implied (i) as set forth in the June 11 Presentation, perpetuity growth rates ranging from 3.0% to 4.3% both without taking into account the Synergies and taking into account the Synergies and (ii) using the Adjusted Calculations, perpetuity growth rates ranging from 3.4% to 4.7% without taking into account the Synergies, and 3.4% to 4.6% taking into account the Synergies). Goldman Sachs derived such discount rates by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including Duke Realty’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Duke Realty, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year multiples was estimated by Goldman Sachs utilizing its professional judgment and experience taking into account historical trading multiples of Prologis and Duke Realty and the multiples calculated by Goldman Sachs as set forth below under “— Selected Publicly Traded Companies Analysis”.
Goldman Sachs derived ranges of illustrative enterprise values for Duke Realty by adding the ranges of present values it calculated for the unlevered free cash flow and illustrative terminal values, as described above. Goldman Sachs then subtracted from the ranges of illustrative enterprise values it derived the net debt of Duke Realty as of March 31, 2022, as reflected in Duke Realty’s consolidated balance sheet as of that date, to derive ranges of illustrative equity values for Duke Realty, both without taking into account the Synergies and taking into account the Synergies. Goldman Sachs then divided the ranges of illustrative equity values it derived for Duke Realty on a standalone basis by the implied number of fully diluted shares of Duke Realty common stock estimated to be outstanding as of June 8, 2022, as provided by Duke Realty management, to derive a range of illustrative present values per share of Duke Realty common stock. As set forth in the June 11 Presentation, this analysis indicated a range of illustrative present values per share of Duke Realty common stock of $55.35 to $67.92 without taking into account the Synergies, and a range of illustrative present values per share of Duke Realty common stock of $66.00 to $80.11 taking into account the Synergies. Using the Adjusted Calculations, this analysis indicated a range of illustrative present values per share of Duke Realty common stock of $61.55 to $75.57 without taking into account the Synergies, and a range of illustrative present values per share of Duke Realty common stock of $72.86 to $88.59 taking into account the Synergies.
Illustrative Present Value of Future Share Price Analysis for Duke Realty on a Standalone Basis
Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of Duke Realty common stock, based on theoretical future prices calculated by Goldman Sachs for the shares of Duke Realty common stock.
Goldman Sachs derived a range of theoretical future values per share for the shares of Duke Realty common stock as of December 31 of each of 2022 through 2025 by applying price to next twelve months’ AFFO multiples ranging from 27.0x to 33.0x to estimates of the AFFO per share of Duke Realty for each of fiscal years 2023, 2024, 2025 and 2026, respectively, as reflected in the Forecasts. By applying a discount rate of 8.2%, reflecting an estimate of Duke Realty’s cost of equity, Goldman Sachs discounted to present value, as of March 31, 2022, and summed, both the theoretical future values per share of Duke Realty common stock it derived for each applicable year and the estimated dividends to be paid per share of Duke Realty common stock on a standalone basis through the end of the applicable year as reflected in the Forecasts, to yield illustrative present values per share of Duke Realty common stock. As set forth in the June 11 Presentation, this analysis indicated a range of illustrative present values per share of Duke Realty common stock of $49.91 to $67.38. Using the Adjusted Calculations, this analysis indicated a range of illustrative present values per share of Duke Realty common stock of $49.64 to $70.54.
The illustrative price to next twelve months’ AFFO multiples used in the foregoing analysis were derived by Goldman Sachs using its professional judgement and experience, taking into account the multiples calculated by Goldman Sachs as set forth below under “— Selected Publicly Traded Companies

Analysis.” Goldman Sachs derived the discount rate used in the foregoing analysis by application of the CAPM, which requires certain company-specific inputs, including a beta for Duke Realty, as well as certain financial metrics for the United States financial markets generally.
Illustrative Implied Premia of Precedent REIT Transactions
Goldman Sachs reviewed and analyzed, using publicly available information, the premia paid in certain acquisition transactions of publicly traded real estate investment trust companies in the United States and Canada announced since 2017 in which the target company had an implied enterprise value of greater than $500 million (excluding the Blackstone Group / Bluerock Residential Growth REIT transaction and the Pretium & Ares Management / Front Yard Residential transaction).
For the entire period, using publicly available information, Goldman Sachs calculated the yearly average, high and low premia of the price paid in the transactions relative to the closing stock prices of the target involved in the transaction on the trading day prior to the date on which such transaction was announced or a news report, management commentary, public filing, or other public disclosure regarding such transaction occurred, which we refer to as the “Unaffected date.” The following table presents the results of this analysis:
	Premia to Share Price on Unaffected Date
Year	High	Yearly Average	Low
2017	22.4%	14.8%	9.4%
2018	48.0%	22.4%	13.6%
2019	53.1%	21.0%	8.2%
2020	52.2%	29.6%	11.5%
2021	31.7%	18.9%	7.9%
2022	39.2%	21.6%	11.8%
Using this analysis, Goldman Sachs then applied a reference range of illustrative premia of 7.9% to 53.1%, reflecting the lowest and the highest one-day premia in the period from 2017 to 2022, to the Duke Realty Peer-Adjusted Unaffected Price of $44.66, to derive a range of illustrative implied values per share of Duke Realty common stock of $48.19 to $68.36.
Selected Publicly Traded Companies Analysis
Goldman Sachs reviewed and compared, using publicly available data obtained from Bloomberg and CapIQ, certain financial information and public market multiples for Prologis to corresponding financial information and public market multiples for Duke Realty and the selected publicly traded real estate investment trust companies listed below, which we refer to in this section as the “selected companies.” Although none of the selected companies or Duke Realty is directly comparable to Prologis, the selected companies and Duke Realty were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Prologis.
For each of Prologis, Duke Realty and the selected companies, Goldman Sachs calculated and compared:
•
the closing price per share, as of June 10, 2022, as a multiple of the next twelve months’, which we refer to as “NTM,” AFFO for such company, which we refer to in the table below as “NTM P/AFFO — Current”;

•
the closing price per share, as of May 9, 2022, as a multiple of NTM AFFO for such company, which we refer to in the table below as “NTM P/AFFO — Unaffected”;

•
the average of each company’s historical price to NTM AFFO multiples for the 1 year and 3 years ended June 10, 2022, which we refer to in the table below as “NTM P/AFFO — Last 1 Year Average” and “NTM P/AFFO — Last 3 Year Average,” respectively, and for the period from May 9, 2019 through February 21, 2020, which we refer to in the table below as “NTM P/AFFO — Pre-COVID Average”;

•
the implied enterprise value of each company, based on such company’s closing price per share, as of June 10, 2022, as a multiple of the estimated NTM EBITDA for such company, which we refer to in the table below as “NTM EV/EBITDA — Current”;

•
the implied enterprise value of each company, based on such company’s closing price per share, as of May 9, 2022, as a multiple of the estimated NTM EBITDA for such company, which we refer to in the table below as “NTM EV/EBITDA — Unaffected”; and

•
the average of each company’s historical enterprise value NTM EBITDA multiples for the 1 year and 3 years ended June 10, 2022, which we refer to in the table below as “NTM EV/EBITDA — Last 1 Year Average” and “NTM EV/EBITDA — Last 3 Year Average,” respectively, and for the period from May 9, 2019 through February 21, 2020, which we refer to in the table below as “NTM EV/EBITDA — Pre-COVID Average”.

Goldman Sachs calculated an implied enterprise value for each of Prologis, Duke Realty and the selected companies by multiplying its closing share price as the applicable date by the number of fully diluted shares of the company to derive an implied equity value for each company, and adding to the resulting implied equity value the amount of each company’s net debt and the value of its noncontrolling interests, based on information in the applicable company’s publicly available filings as well as information obtained from Bloomberg and CapIQ. For purposes of its calculations, Goldman Sachs used estimates of AFFO and EBITDA for Prologis, Duke Realty and each of the selected companies based on the median analyst estimates as of June 10, 2022 obtained from Bloomberg and CapIQ.
The multiples calculated by Goldman Sachs for Prologis, Duke Realty and the selected companies are as follows:
NTM P/AFFO
Company / Selected Company	Current	Unaffected	Last 1 Year Average	Last 3 Years Average	Pre-COVID Average
Prologis	25.9x	28.9x	36.5x	32.0x	29.1x
Prologis(1)	30.1x	35.8x	45.1x	39.6x	36.0x
Duke Realty	28.3x	27.1x	33.3x	28.7x	25.5x
Selected Companies:
Eastgroup Properties, Inc.	29.1x	30.5x	38.2x	33.6x	33.1x
Rexford Industrial Realty, Inc.	35.3x	39.1x	44.6x	42.4x	41.5x
Stag Industrial, Inc.	16.3x	17.4x	21.7x	18.6x	17.1x
Terreno Realty Corporation	36.6x	38.0x	49.5x	45.7x	42.8x
First Industrial Realty Trust, Inc.	26.9x	28.0x	33.5x	28.8x	26.5x
Average	28.6x	30.6x	37.8x	33.7x	31.4x

(1)
Adjusted for average 20% additional AFFO that is derived from promotes, and 5% of AFFO that is derived from gains.

NTM EV/EBITDA
Company / Selected Company	Current	Unaffected	Last 1 Year Average	Last 3 Years Average	Pre-COVID Average
Prologis	24.1x	27.1x	32.9x	30.0x	27.3x
Duke Realty	26.4x	27.1x	30.7x	27.0x	24.5x
Selected Companies:
Eastgroup Properties, Inc.	24.3x	24.5x	30.1x	26.7x	25.1x
Rexford Industrial Realty, Inc.	27.0x	30.0x	33.3x	30.9x	29.5x
Stag Industrial, Inc.	16.1x	17.0x	20.0x	18.1x	17.4x
Terreno Realty Corporation	26.4x	29.4x	35.1x	33.5x	31.6x

NTM EV/EBITDA
Company / Selected Company	Current	Unaffected	Last 1 Year Average	Last 3 Years Average	Pre-COVID Average
First Industrial Realty Trust, Inc.	22.7x	23.2x	27.1x	23.9x	21.9x
Average	23.9x	25.5x	29.9x	27.2x	25.3x
Illustrative Discounted Cash Flow Analysis for Prologis on a Standalone Basis and Pro Forma
Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of Prologis to derive a range of illustrative present values per share of Prologis common stock, both on a standalone basis and pro forma giving effect to the transaction.
Using discount rates ranging from 6.5% to 7.5%, reflecting estimates of Prologis’s weighted average cost of capital, Goldman Sachs derived a range of illustrative present values per share of Prologis common stock, by discounting to present value as of March 31, 2022, (i) estimates of the unlevered free cash flows to be generated by Prologis, both on a standalone basis and pro forma giving effect to the transaction, for the period from April 1, 2022 to December 31, 2026, as reflected in the Forecasts, and (ii) a range of illustrative terminal values for Prologis as of December 31, 2026, calculated by applying exit terminal year multiples ranging from 25.0x to 28.0x to 1-year forward adjusted EBITDA to be generated by Prologis, both on a standalone basis and pro forma giving effect to the transaction, as reflected in the Forecasts (which analysis implied perpetuity growth rates ranging from 3.2% to 4.5%). Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including Prologis’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Prologis, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year multiples was estimated by Goldman Sachs utilizing its professional judgment and experience taking into account historical trading multiples of Prologis and Duke Realty and the multiples calculated by Goldman Sachs as set forth above under “— Selected Publicly Traded Companies Analysis.”
Goldman Sachs derived ranges of illustrative enterprise values for Prologis by adding the ranges of present values it calculated for the unlevered free cash flow and illustrative terminal values, as described above. Goldman Sachs then subtracted from the ranges of illustrative enterprise values it derived (i) for Prologis on a standalone basis, the net debt of Prologis as of March 31, 2022, as reflected in Prologis’s consolidated balance sheet as of that date, and (ii) for Prologis pro forma giving effect to the transaction, the net debt of Prologis as of March 31, 2022, as reflected in Prologis’s consolidated balance sheet as of that date and the net debt of Duke Realty as of March 31, 2022, as reflected in Duke Realty’s consolidated balance sheet as of that date, to derive ranges of illustrative equity values for Prologis, both on a standalone basis and pro forma giving effect to the transaction. Goldman Sachs then divided the ranges of illustrative equity values it derived, (i) for Prologis on a standalone basis, by the implied number of fully diluted shares of Prologis common stock estimated to be outstanding as of June 8, 2022, as provided by Prologis management, and (ii) for Prologis pro forma giving effect to the transaction, by the implied number of fully diluted shares of Prologis common stock estimated to be outstanding as of June 8, 2022, as provided by Prologis management, plus the estimated number of shares of Prologis common stock to be issued as merger consideration, as provided by Prologis management, to derive a range of illustrative present values per share of Prologis common stock on a standalone basis and on a pro forma basis giving effect to the transaction. As set forth in the June 11 Presentation, this analysis indicated a range of illustrative present values per share of Prologis common stock on a standalone basis of $167.27 to $197.82, and a range of illustrative present values per share of Prologis common stock on a pro forma basis giving effect to the transaction of $169.60 to $200.88. Using the Adjusted Calculations, this analysis indicated a range of illustrative present values per share of Prologis common stock on a standalone basis of $159.36 to $189.71, and a range of illustrative present values per share of Prologis common stock on a pro forma basis giving effect to the transaction of $161.21 to $192.33.
Illustrative Present Value of Future Share Price Analysis for Prologis on a Standalone Basis and Pro Forma
Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of Prologis common stock, based on theoretical future prices calculated by Goldman Sachs for the shares of Prologis common stock, both on a standalone basis and pro forma giving effect to the transaction.

Goldman Sachs derived a range of theoretical future values per share for the shares of Prologis common stock as of December 31 of each of 2022 through 2025, both on a standalone basis and pro forma giving effect to the transaction, by applying price to next twelve months’ AFFO multiples ranging from 30.0x to 36.0x to estimates of the AFFO per share of Prologis for each of fiscal years 2023, 2024, 2025 and 2026, respectively, both on a standalone basis and pro forma giving effect to the transaction, as reflected in the Forecasts. By applying a discount rate of 7.6%, reflecting an estimate of Prologis’s cost of equity, Goldman Sachs discounted to present value, as of March 31, 2022, and summed, both the theoretical future values per share of Prologis common stock it derived for each applicable year and the estimated dividends to be paid per share of Prologis common stock through the end of the applicable year, in each case, both on a standalone basis and pro forma giving effect to the transaction, as reflected in the Forecasts, to yield illustrative present values per share of Prologis common stock on a standalone basis. As set forth in the June 11 Presentation, this analysis indicated a range of illustrative present values per share of Prologis common stock of $123.54 to $167.24, and a range of illustrative present values per share of Prologis common stock pro forma giving effect to the transaction of $127.06 to $173.43. Using the Adjusted Calculations, this analysis indicated a range of illustrative present values per share of Prologis common stock of $122.77 to $176.14, and a range of illustrative present values per share of Prologis common stock pro forma giving effect to the transaction of $126.29 to $182.33.
The illustrative price to next twelve months’ AFFO multiples used in the foregoing analysis were derived by Goldman Sachs using its professional judgement and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “— Selected Publicly Traded Companies Analysis.” Goldman Sachs derived the discount rate used in the foregoing analysis by application of the CAPM, which requires certain company-specific inputs, including a beta for Prologis, as well as certain financial metrics for the United States financial markets generally.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Prologis or Duke Realty or the transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ provision of its opinion to the Prologis board as to the fairness from a financial point of view to the holders of Prologis common stock of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Prologis, Duke Realty, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The exchange ratio was determined through arm’s-length negotiations between Prologis and Duke Realty and was approved by the Prologis board. Goldman Sachs provided advice to Prologis during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Prologis or the Prologis board or that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction.
As described above, Goldman Sachs’ opinion to the Prologis board was one of many factors taken into consideration by the Prologis board in making its determination to approve the merger agreement.
The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Prologis, Duke Realty, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to Prologis in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement.
Goldman Sachs has provided certain financial advisory and/or underwriting services to Prologis and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a senior co-manager with respect to a public offering by Prologis Yen Finance LLC, an affiliate of Prologis, of its 0.589% Notes due 2027, 0.850% Notes due 2030, 1.003% Notes due 2032, 1.222% Notes due 2035 and 1.600% Notes due 2050 (aggregate principal amount ¥41,200,000,000), in June 2020; as a joint book-running manager with respect to a public offering by Prologis OP of its 1.250% Notes due 2030 and 2.125% Notes due 2050 (aggregate principal amount $1,250,000,000), in August 2020; as an underwriter with respect to an offering of 110,480 investment units of Nippon Prologis REIT, Inc., an affiliate of Prologis, in January 2021; as a joint book-running manager with respect to a public offering by Prologis Euro Finance LLC, an affiliate of Prologis, of its 0.500% Notes due 2032 and 1.000% Notes due 2041 (aggregate principal amount €1,350,000,000), in February 2021; as a participant in Prologis OP’s global senior credit agreement (aggregate principal amount $600,000,000 and €338,271,000), in April 2021; as a co-manager with respect to a public offering of Prologis Yen Finance LLC’s 0.448% Notes due 2028, 0.564% Notes due 2031, 0.885% Notes due 2036, 1.134% Notes due 2041 and 1.550% Notes due 2061 (aggregate principal amount ¥65,000,000,000), in June 2021; and as a joint book-running manager with respect to a public offering of Prologis Euro Finance LLC’s Floating Rate Notes due 2024, 1.000% Notes due 2029, and 1.500% Notes due 2034 (aggregate principal amount €1,550,000,000), in February 2022. During the two-year period ended June 11, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Prologis and/or its affiliates of approximately $5 million. During the two-year period ended June 11, 2022, the Investment Banking Division of Goldman Sachs has not been engaged by Duke Realty or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Prologis, Duke Realty and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.
The Prologis board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated June 10, 2022, Prologis engaged Goldman Sachs to act as its financial advisor in connection with the transaction. The engagement letter between Prologis and Goldman Sachs provides for a transaction fee of $40 million, all of which is payable contingent upon consummation of the transaction. In addition, Prologis has agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of Duke Realty’s Financial Advisor
Duke Realty retained Morgan Stanley to act as its lead financial advisor to the Duke Realty board of directors in connection with the proposed mergers. The Duke Realty board of directors selected Morgan Stanley to act as its lead financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the industry, and its knowledge of Duke Realty’s business and affairs. At the meeting of the Duke Realty board of directors on June 11, 2022, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated June 11, 2022, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Duke Realty common stock (other than the shares held by Duke Realty, Prologis or any of their respective subsidiaries, which we refer to collectively in this section as the “Excluded Shares”).
The full text of the written opinion of Morgan Stanley, dated as of June 11, 2022, sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated herein by reference. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Duke Realty board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of shares of Duke Realty common stock (other than the holders of the Excluded Shares). Morgan Stanley’s opinion did not address any other aspect of the mergers or related transactions or any implications thereof, including the relative merits of the mergers as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Duke Realty common stock or shares of Prologis common stock would trade at any time, or any compensation or compensation agreements arising from (or relating to) the mergers which benefit any officer, director or employee of Duke Realty, or any class of such persons, relative to the consideration to be received by the holders of shares of Duke Realty common stock in the transaction (other than the holders of the Excluded Shares). The opinion was addressed to, and rendered for the benefit of, the Duke Realty board of directors and was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Duke Realty common stock or any holder of shares of Prologis common stock as to how to vote or act on any matter with respect to the mergers or related transactions, or any other action with respect to the transactions contemplated by the merger agreement, including the mergers. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.
In connection with rendering its opinion, Morgan Stanley, among other things:
•
reviewed certain publicly available financial statements and other business and financial information of Duke Realty and Prologis, respectively;

•
reviewed certain internal financial statements and other financial and operating data concerning Duke Realty and Prologis, respectively;

•
reviewed certain financial projections prepared by the managements of Duke Realty and Prologis, respectively, including certain adjustments to the financial projections prepared by Prologis with guidance from Duke Realty management (which were reviewed and approved for Morgan Stanley’s use by Duke Realty management), which we refer to collectively in this section as the “Financial Projections”;

•
reviewed information relating to certain strategic, financial and operational benefits anticipated from the mergers, prepared by the managements of Duke Realty and Prologis (which were reviewed and approved for Morgan Stanley’s use by Duke Realty management), which we refer to collectively in this section as the “Synergies”;

•
discussed the past and current operations and financial condition and the prospects of Duke Realty and Prologis, respectively, including information relating to the Synergies, with senior executives of Duke Realty;

•
reviewed the pro forma impact of the mergers on Prologis’ earnings per share, cash flow, consolidated capitalization and certain financial ratios;

•
reviewed the reported prices and trading activity for shares of Duke Realty common stock and shares of Prologis common stock;

•
compared the financial performance of Duke Realty and Prologis and the prices and trading activity of shares of Duke Realty common stock and shares of Prologis common stock with that of certain other publicly-traded companies comparable with Duke Realty and Prologis, respectively, and their securities;

•
reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•
participated in certain discussions and negotiations among representatives of Duke Realty and Prologis and their financial and legal advisors;

•
reviewed a draft, dated June 11, 2022, of the merger agreement and certain related documents; and

•
performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied, or otherwise made available to Morgan Stanley by Duke Realty and Prologis, and formed a substantial basis for its opinion. With respect to the Financial Projections and the Synergies, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the respective managements of Duke Realty and Prologis of the future financial performance of Duke Realty and Prologis. Morgan Stanley relied upon, without independent verification, the assessment by Duke Realty management of: (i) the Synergies, (ii) the timing and risks associated with the integration of Duke Realty and Prologis and (iii) the ability to retain key employees of Duke Realty and Prologis, respectively. In addition, Morgan Stanley assumed that the mergers will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, (i) that the company merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) that the partnership merger will qualify as and constitute an “assets over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) and (iii) that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed mergers. Morgan Stanley has been advised by the managements of Duke Realty and Prologis, respectively, that each of Duke Realty and Prologis, respectively, has been organized and operated in conformity with the requirements for qualification and taxation as a REIT within the meaning of Section 856 of the Code since its formation, and Morgan Stanley assumed that the mergers will not adversely affect the status of either Duke Realty or Prologis as a REIT (in the case of Duke Realty, through its final taxable year that will end with the company merger). Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Duke Realty and Prologis and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any officers, directors or employees of Duke Realty, or any class of such persons, relative to the consideration to be received by the holders of shares of Duke Realty common stock in the transaction (other than the holders of the Excluded Shares). Morgan Stanley’s opinion did not address the relative merits of the mergers as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Duke Realty or Prologis, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of June 11, 2022. Events occurring after June 11, 2022 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses of Morgan Stanley
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter to the Duke Realty board of directors dated June 11, 2022. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The various analyses summarized below were based on the closing prices for shares of Duke Realty common stock and shares of Prologis common stock as of May 9, 2022, the last trading day prior to Prologis’ public announcement of its offer to acquire Duke Realty, and are not necessarily indicative of current market conditions. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed without considering all analyses and factors could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.
In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon the Financial Projections. For certain information regarding the Financial Projections, see the sections entitled “— Certain Prologis Unaudited Prospective Financial Information” and “— Certain Duke Realty Unaudited Prospective Financial Information”.
Comparable Public Company Analysis
Morgan Stanley reviewed and compared certain publicly available ratios, market multiples and Wall Street research analyst consensus, which we refer to in this section as “Street Consensus,” estimates for each of Duke Realty and Prologis with equivalent publicly available financial information and consensus estimates for companies that share business characteristics with Duke Realty and Prologis to derive an implied exchange ratio reference range with respect to Duke Realty and Prologis. Morgan Stanley reviewed the following publicly traded industrial REITs, which we refer to in this section as “Comparable Companies”: First Industrial Realty Trust, Inc. and EastGroup Properties, Inc.
In the case of applying the analysis to Duke Realty, Prologis was included in the group of Comparable Companies. In the case of applying the analysis to Prologis, Duke Realty was included in the group of Comparable Companies.
For purposes of this analysis, Morgan Stanley analyzed and compared certain statistics for each of these Comparable Companies for comparison purposes, including the ratios of (i) share price to Street Consensus estimated funds from operations per share, which we refer to in this section as “FFO per share” and which ratio we refer to in this section as “P/FFO per share multiples,” for calendar year 2023 and (ii) share price to Street Consensus estimated adjusted funds from operations per share, which we refer to in this section as “AFFO per share” and which ratio we refer to in this section as “P/AFFO per share multiples,” for calendar year 2023.
Morgan Stanley also analyzed (i) the implied capitalization rate for each Comparable Company published by Green Street Advisors, which we refer to in this section as the “Implied Cap Rate,” (ii) the premium or discount, which we refer to in this section as the “P/(D),” represented by the ratio of share price to Street Consensus estimated net asset value per share, which we refer to in this section as the “NAV per share (Cons.)” and which ratio we refer to in this section as “P/(D) to NAV per share (Cons.),” and (iii) the P/(D) represented by the ratio of share price to Green Street Advisors estimated net asset value per share, which we refer to in this section as the “NAV per share (GSA)” and which ratio we refer to in this section as “P/(D) to NAV per share (GSA).” The multiples and ratios for each of the Comparable Companies were calculated using their respective closing prices on May 9, 2022 and were based on publicly available information, market data and Street Consensus estimates. Morgan Stanley derived a range of multiples or discounts/premiums, as applicable, for each metric based on its professional judgment.
Morgan Stanley then compared the P/FFO per share multiples, P/AFFO per share multiples, P/(D) to NAV per share (Cons.) and P/(D) to NAV per share (GSA) for each Comparable Company to Duke Realty and Prologis to derive a range of implied share prices for each share of Duke Realty common stock and Prologis common stock. In the case of Prologis, the range of implied share prices was derived taking into account the historical trading premium of Prologis relative to its peers.

	Duke Realty		Prologis
	Comparable Companies Range	Implied Share Price Range	Comparable Companies Range	Implied Share Price Range
P/FFO Per Share Multiples	21.5x to 23.5x	$45.58 to 49.82	23.0x to 25.0x	$130.18 to 141.50
P/AFFO Per Share Multiples	26.0x to 28.0x	$49.92 to 53.76	26.5x to 28.5x	$131.18 to 141.08
Implied Cap Rate	4.3% to 3.8%	$49.88 to 56.53	4.0% to 3.5%	$117.28 to 134.04
P/(D) to NAV Per Share (Cons.)	(20)% to (10)%	$45.79 to 51.52	(10)% to 0%	$131.08 to 145.65
P/(D) to NAV Per Share (GSA)	(20)% to (10)%	$46.79 to 52.64	(10)% to 0%	$125.01 to 138.90
Average Range	N/A	$47.59 to 52.85	N/A	$126.95 to 140.23
Following this analysis, Morgan Stanley then compared the ranges of implied share prices for each of Duke Realty and Prologis. Morgan Stanley compared the average of the highest implied share prices for Duke Realty to the average of the lowest implied share prices for Prologis to derive the highest exchange ratio implied by such pair of estimates. Similarly, Morgan Stanley compared the average of the lowest implied share prices for Duke Realty to the average of the highest implied share prices for Prologis to derive the lowest exchange ratio implied by such pair of estimates. The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 0.475 provided for in the company merger, were:
Implied Exchange Ratio Range
0.339x to 0.416x
No Comparable Company utilized in the selected publicly traded comparable companies analysis is identical to Duke Realty or Prologis and hence the foregoing summary and underlying financial analyses involved considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the Comparable Companies. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions based on its professional judgment and experience with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Duke Realty or Prologis. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using publicly traded comparable companies’ data.
Dividend Discount Analysis
Morgan Stanley performed a dividend discount analysis of shares of Duke Realty common stock to calculate a range of implied present values per share of Duke Realty common stock. To perform this analysis, Morgan Stanley calculated the aggregate implied present value of dividends per share that Duke Realty was forecasted to generate for the period from April 1, 2022 through December 31, 2025 utilizing, based upon the authorization of Duke Realty management, the Financial Projections of Duke Realty prepared and provided by Duke Realty management and authorized for Morgan Stanley’s use by Duke Realty management, discounted based on a derived cost of equity using the capital asset pricing model.
Morgan Stanley then derived a range of implied terminal values per share of Duke Realty common stock by applying an estimated amount of FFO per share to a range of estimated FFO per share multiples (of 24.0x to 26.0x), each for the calendar year 2026, based on the observed range of P/FFO per share multiples that Duke Realty has historically traded at over the past three years and Morgan Stanley’s professional judgement. These implied terminal values were then discounted to present value by applying a range of derived cost of equity (from 7.3% to 9.3%) and added to the sum of the implied present value of dividends per share to arrive at implied present value per share. This analysis indicated the following implied per share equity value reference range for Duke Realty:
Implied Per Share Equity Value Reference Range
$56.65 to $65.25

Similarly, Morgan Stanley performed a dividend discount analysis of shares of Prologis common stock to calculate a range of implied present values per share of Prologis common stock. To perform this analysis, Morgan Stanley calculated the aggregate implied present value of dividends per share that Prologis was forecasted to generate for the period from April 1, 2022 through December 31, 2025 utilizing, based upon the authorization of Duke Realty management, the Financial Projections of Prologis prepared and provided by Prologis management and authorized for Morgan Stanley’s use by Duke Realty management, discounted based on a derived cost of equity using the capital asset pricing model.
Morgan Stanley then derived a range of implied terminal values per share of Prologis common stock by applying an estimated amount of FFO per share to a range of estimated FFO per share multiples (of 25.0x to 27.0x), each for the calendar year 2026, based on the observed range of P/FFO per share multiples that Prologis has historically traded at over the past three years and Morgan Stanley’s professional judgement. These implied terminal values were then discounted to present value by applying a range of derived cost of equity (from 7.1% to 9.1%) and added to the sum of the implied present value of dividends per share to arrive at implied present value per share. This analysis indicated the following implied per share equity value reference range for Prologis:
Implied Per Share Equity Value Reference Range
$139.17 to $159.99
Following this analysis, Morgan Stanley then compared the ranges of implied equity values for each of Duke Realty and Prologis. First, Morgan Stanley compared the highest implied equity value per share for Duke Realty to the lowest implied equity value per share for Prologis to derive the highest exchange ratio implied by such pair of estimates. Second, Morgan Stanley compared the lowest implied equity value per share for Duke Realty to the highest implied equity value per share for Prologis to derive the lowest exchange ratio implied by such pair of estimates. The implied exchange ratio range resulting from this analysis, as compared to the exchange ratio of 0.475 provided for in the company merger, was:
Implied Exchange Ratio Range
0.354x to 0.469x
Premiums Paid Analysis
Using publicly available information, Morgan Stanley reviewed the terms of the following selected public company precedent transactions announced between January 1, 2000 to May 9, 2022 in which the targets were industrial publicly traded REITs (excluding mergers of equals and reverse mergers), with a deal size greater than $200 million, for which sufficient information was available as of the date of the opinion.
Selected Precedent Transactions
Announcement Date	Acquirer	Target
November 5, 2021	Industrial Logistics Properties Trust	Monmouth Real Estate Investment Corporation
October 27, 2019	Prologis, Inc.	Liberty Property Trust
May 7, 2018	The Blackstone Group L.P.	Gramercy Property Trust
April 29, 2018	Prologis, Inc.	DCT Industrial Trust Inc.
February 10, 2006	LBA Realty LLC	Bedford Property Investors, Inc.
June 6, 2005	Prologis, Inc.	Catellus Development Corporation
May 4, 2004	Prologis, Inc. & Eaton Vance Management	Keystone Property Trust
October 29, 2001	CalWest Industrial Properties, LLC (CalPERS & RREEF)	Cabot Industrial Trust
Morgan Stanley reviewed the premiums paid to the target companies’ unaffected stock prices (defined as the stock price prior to the stock of the target companies being affected by rumors of any merger/

acquisition-related news). Based on this analysis, Morgan Stanley derived a range of implied share prices for Duke Realty as follows:
	Selected Range		Implied Share Price Range
	Lowest	Highest
Premium to Unaffected Price	12.3%	23.6%	$53.58 to $58.97
Following this analysis, Morgan Stanley then applied the lowest and highest premiums paid to the target companies’ unaffected stock prices to the unaffected exchange ratio of 0.360 based on the share prices of Duke Realty common stock and Prologis common stock as of May 9, 2022, the day prior to the date of Prologis’ public announcement of its offer to acquire Duke Realty. The implied exchange ratio range resulting from this analysis, as compared to the exchange ratio of 0.475 (which represents a premium of 31.8% to Duke Realty’s unaffected share price as of May 9, 2022) provided for in the company merger, was:
Implied Exchange Ratio Range
0.404x to 0.445x
No company or transaction utilized in the premiums paid analysis is identical to Duke Realty or the mergers, or directly comparable to the mergers in business mix, timing, size or other metrics. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences between the mergers and the other transactions, Duke Realty and other factors. In evaluating the precedent transactions included in the premiums paid analysis, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Duke Realty.
Other Information
Morgan Stanley observed certain additional factors that were not considered part of Morgan Stanley’s financial analyses with respect to its opinion but were referenced for informational purposes, including the following:
Contribution Analysis
For reference only, Morgan Stanley also performed a contribution analysis, which reviewed the pro forma contribution of Duke Realty and Prologis to the Combined Company and implied contributions based on the Financial Projections of Duke Realty and Prologis authorized for Morgan Stanley’s use by Duke Realty management. Such financial metrics included estimated FFO per share, AFFO per share and dividends per share for years ended December 31, 2022 to 2024, NAV per share (Cons.) (for Wall Street research analysts that cover both companies) and equity market capitalization, in each case, as of May 9, 2022 and NAV per share (GSA) as of June 10, 2022. The Synergies were not taken into account in the contribution analysis. Morgan Stanley derived an implied pro forma contribution for each of Duke Realty and Prologis by dividing each company’s FFO per share, AFFO per share, dividends per share, NAV per share (GSA), NAV per share (Cons.) and equity market capitalization estimates by the combined FFO per share, AFFO per share, dividends per share, NAV per share (GSA), NAV per share (Cons.) and equity market capitalization estimates for both companies, respectively. Morgan Stanley also noted the implied exchange ratio derived from the implied contributions for the selected metrics.
Contribution Analysis	Implied Exchange Ratio
2022 FFO Per Share	0.366x
2023 FFO Per Share	0.357x
2024 FFO Per Share	0.417x
2022 AFFO Per Share	0.309x
2023 AFFO Per Share	0.311x

Contribution Analysis	Implied Exchange Ratio
2024 AFFO Per Share	0.354x
2022 Dividends Per Share	0.364x
2023 Dividends Per Share	0.359x
2024 Dividends Per Share	0.351x
NAV Per Share (GSA)	0.407x
NAV Per Share (Cons.)	0.414x
Equity Market Capitalization	0.360x
Historical Stock Price
Morgan Stanley reviewed the stock price performance of shares of Duke Realty common stock and shares of Prologis common stock during (i) the 52-week period ended on April 28, 2022, the day prior to Amazon’s first quarter earnings in 2022 where they released news materially impacting industrial REIT valuations, which we refer to in this section as the “Amazon announcement,” and (ii) the period from April 29, 2022, the date of the Amazon announcement, to May 9, 2022, the day prior to the date of Prologis’ public announcement of its offer to acquire Duke Realty, in each case reflecting the unaffected price for such common stock.
	Duke Realty	Prologis
	Share Price Range	Share Price Range
April 28, 2021 to April 28, 2022	$44.47 to $65.64	$112.37 to $173.01
April 29, 2022 to May 9, 2022	$47.71 to $54.75	$132.37 to $160.29
Following this analysis, Morgan Stanley then compared the ranges of share prices for each of Duke Realty and Prologis. Morgan Stanley compared the highest share price for Duke Realty in the range to the lowest share price for Prologis in the range to derive the highest exchange ratio. Similarly, Morgan Stanley compared the lowest price per share for Duke Realty in the range to the highest price per share for Prologis in the range to derive the lowest exchange ratio. The exchange ratios resulting from this analysis, as compared to the exchange ratio of 0.475 provided for in the company merger, were:
Implied Exchange Ratio Range
April 28, 2021 to April 28, 2022	0.257x to 0.584x
April 29, 2022 to May 9, 2022	0.298x to 0.414x
Wall Street Research Analyst Price Targets and NAV Targets
Morgan Stanley reviewed public market trading price targets for each of Duke Realty and Prologis published prior to May 9, 2022 by Wall Street research analysts that cover both companies, which reflected low to high price targets for Duke Realty and Prologis of $60.00 to $71.00 and $166.00 to $196.00, respectively (excluding the highest and lowest price target estimates for each). Morgan Stanley compared the high price target for Duke Realty in the range to the low price target for Prologis in the range to derive the highest exchange ratio implied by such pair of price targets. Similarly, Morgan Stanley compared the low price target for Duke Realty in the range to the high price target for Prologis in the range to derive the lowest exchange ratio implied by such pair of price targets. The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 0.475 provided for in the company merger, were:
Implied Exchange Ratio Range
0.306x to 0.428x
Morgan Stanley also reviewed available Wall Street research analyst estimates of NAV per share made prior to May 9, 2022 by Wall Street research analysts that cover both companies for each of Duke Realty and Prologis, which reflected low to high NAV per share for Duke Realty and Prologis of $51.59 to $60.07 and $122.62 to $146.86, respectively (excluding the lowest and highest NAV per share estimates). Morgan Stanley compared the high NAV per share for Duke Realty in the range to the low NAV per share for Prologis in the range to derive the highest exchange ratio implied by such pair of estimates. Similarly, Morgan Stanley compared the low NAV per share for Duke Realty in the range to the high NAV per share for Prologis in the range to derive the lowest exchange ratio implied by such pair of estimates. The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 0.475 provided for in the company merger, were:
Implied Exchange Ratio Range
0.351x to 0.490x
The public market trading price targets and estimates of NAV per share published by Wall Street research analysts do not necessarily reflect current market trading prices for the common shares of Duke Realty and Prologis and these targets and estimates are subject to uncertainties, including the future financial performance of Duke Realty and Prologis and future financial market conditions.
General
In connection with the review of the mergers by the Duke Realty board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Duke Realty or Prologis.
In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. These include, among other things, the impact of competition on the businesses of Duke Realty and Prologis and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Duke Realty, Prologis or the industry, or in the financial markets in general. Many of these assumptions are beyond the control of Duke Realty and Prologis. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of shares of Duke Realty common stock (other than the holders of the Excluded Shares), and in connection with the delivery of its opinion, dated June 11, 2022, to the Duke Realty board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Duke Realty common stock or shares of Prologis common stock might actually trade.
The exchange ratio was determined by Duke Realty and Prologis through arm’s-length negotiations between Duke Realty and Prologis and was unanimously approved by the Duke Realty board of directors. Morgan Stanley provided advice to the Duke Realty board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio or form, mix or amount of consideration for the mergers to the Duke Realty board of directors or the Prologis board of directors or that any specific exchange ratio or form, mix or amount of consideration for the mergers constituted the only appropriate consideration for the mergers.
Morgan Stanley’s opinion and its presentation to the Duke Realty board of directors was one of many factors taken into consideration by the Duke Realty board of directors in deciding to approve the merger agreement and transactions contemplated thereby, including the mergers. Consequently, the analyses, as described above, should not be viewed as determinative of the opinion of the Duke Realty board of directors with respect to the exchange ratio pursuant to the merger agreement or of whether the Duke Realty board of directors would have been willing to agree to a different exchange ratio.
Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.
Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Duke Realty common stock or shares of Prologis common stock as to how to vote or act on any matter with respect to the mergers or related transactions or any other action with respect to the transactions contemplated by the merger agreement, including the mergers. Morgan Stanley’s opinion did not address any other aspect of the mergers or related transactions, including the relative merits of the mergers as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Duke Realty common stock or shares of Prologis common stock would trade at any time, or any compensation or compensation agreements arising from (or relating to) the mergers which benefit any officer, director or employee of Duke Realty, or any class of such persons, relative to the consideration to be received by the holders of shares of Duke Realty common stock in the transaction.
The Duke Realty board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, and prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of their customers, in debt or equity securities or loans of Duke Realty, Prologis, or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.
Under the terms of its engagement letter, Morgan Stanley provided the Duke Realty board of directors with financial advisory services and a financial opinion in connection with the mergers, described in this section and attached to this statement as Annex C, and Duke Realty agreed to pay Morgan Stanley a fee of approximately $96 million for its services, $10 million of which was payable upon the rendering of its opinion, and the remaining portion of which is contingent upon the consummation of the mergers. Duke Realty has also agreed to reimburse Morgan Stanley for its reasonable expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Duke Realty has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to or arising out of Morgan Stanley’s engagement.
In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services to Duke Realty and have received approximately $5 million to $10 million in connection with such services. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services to Prologis and have received approximately $1 million to $5 million in connection with such services. As of the date of the opinion, affiliates of Morgan Stanley are lenders to each of Duke Realty and Prologis under their respective credit facilities. Morgan Stanley and its affiliates may seek to provide financial advisory and financing services to Duke Realty and Prologis and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Certain Prologis Unaudited Prospective Financial Information
Although Prologis periodically may issue limited financial guidance to investors, Prologis does not as a matter of course make public long-term projections as to future revenues, net operating income, funds from operations, funds from operations, as adjusted, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the mergers and the other transactions contemplated by the merger agreement, Prologis’ management prepared and provided to the

Prologis board in connection with its evaluation of the mergers and the other transactions contemplated by the merger agreement, and to its financial advisor, Goldman Sachs, including in connection with its financial analyses described above under the section entitled “— Opinion of Prologis’ Financial Advisor,” certain unaudited prospective financial information as set forth below, which we refer to as the “Prologis management forecasts.” In preparing the Prologis management forecasts, Prologis’ management considered information communicated by Duke Realty and certain synergies and other changes that Prologis’ management projected to result from the mergers. The below summary of the Prologis management forecasts is included for the purpose of providing Prologis stockholders access to certain non-public information that was furnished to the Prologis board, Goldman Sachs and Duke Realty in connection with the mergers and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any Prologis stockholder or Duke Realty shareholder.
The Prologis management forecasts were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial projections. The inclusion of the Prologis management forecasts should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Prologis management forecasts. The Prologis management forecasts included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, Prologis’ management.
While presented with numeric specificity, the unaudited prospective financial information set forth below was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Prologis’ business, Duke Realty’s business and the business of the Combined Company on a pro forma basis giving effect to the mergers, including anticipated or possible synergies) that are inherently subjective and uncertain and are beyond the control of Prologis’ management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Prologis’ business, Duke Realty’s business and the business of the Combined Company on a pro forma basis giving effect to the mergers (including its ability to achieve strategic goals, objectives and targets and to achieve operating synergies over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. Prologis stockholders and Duke Realty shareholders are urged to review the most recent SEC filings of both Prologis and Duke Realty for descriptions of the reported and anticipated results of operations and financial condition and capital resources, including in (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Prologis’ Annual Report on Form 10-K for the year ended December 31, 2021 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which are incorporated by reference into this joint proxy statement/prospectus, and (ii) in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Duke Realty’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which are incorporated by reference into this joint proxy statement/prospectus.
None of Prologis, Duke Realty or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.
PROLOGIS UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED

PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.
Prologis and Duke Realty may calculate certain non-GAAP financial metrics, including AFFO, Excluding Gains and Promotes and Unlevered Free Cash Flow using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of Prologis’ financial advisor to Prologis and Duke Realty’s financial advisor to Duke Realty may not be directly comparable to one another. Further, these financial metrics are “non-GAAP financial measures” as set forth in Item 10(e) of Regulation S-K and should not be considered as alternatives to net income (determined in accordance with GAAP) or any other GAAP financial measures or as an indication of Prologis’, Duke Realty’s or the Combined Company’s performance. None of these non-GAAP measures represents cash generated from operating activities determined in accordance with GAAP, and none are a measure of liquidity or an indicator of Prologis’, Duke Realty’s or the Combined Company’s ability to make cash distributions. The below unaudited prospective financial information should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (like the below unaudited prospective financial information ) in connection with a proposed transaction like the mergers when the disclosure is included in a document like this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by Goldman Sachs for purposes of its opinion or by the Prologis board in connection with its consideration of the mergers. Accordingly, Prologis has not provided a reconciliation of the non-GAAP financial measures to the relevant GAAP financial measures.
Prologis has not made and makes no representation to Duke Realty or any Prologis stockholder or Duke Realty shareholder, in the merger agreement or otherwise, concerning the below unaudited prospective financial information or regarding the ultimate performance of Prologis, Duke Realty or the Combined Company on a pro forma basis giving effect to the mergers compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Prologis urges all Prologis stockholders and Duke Realty shareholders not to place undue reliance on such information and to review Prologis’ most recent SEC filings for a description of Prologis’ reported financial results.
Neither KPMG LLP nor any other registered public accounting firm has compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of KPMG LLP contained in Prologis’ Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of Prologis. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the dates on which it was prepared.
The Prologis management forecasts were provided to the Prologis board and Prologis’ financial advisor, Goldman Sachs, and standalone forecasts (other than unlevered free cash flow) were provided to Duke Realty.
Prologis on a Standalone Basis
The following table presents a summary of the Prologis management forecasts relating to Prologis (on a standalone basis) for the calendar years 2022 through 2026.

	Year Ending December 31,
(in millions, except per share data)	2022E	2023E	2024E	2025E	2026E
Total Net Operating Income	$4,835	$5,534	$5,512	$6,142	$6,915
AFFO, Excluding Gains and Promotes(1)	$2,899	$3,259	$3,704	$4,118	$4,630
AFFO, Excluding Gains and Promotes/Share(1)(2)	$3.78	$4.24	$4.81	$5.34	$5.99
Unlevered Free Cash Flow(3)	$477	$2,018	$1,490	$1,790	$2,419
Dividend/Share	$3.16	$3.54	$3.96	$4.44	$4.97

(1)
AFFO, Excluding Gains and Promotes as used by Prologis is a non-GAAP measure and is calculated beginning with consolidated net earnings attributable to common stockholders and modified to: (i) exclude net promote income, real estate related depreciation and amortization expense, net gains or losses on real estate transactions (e.g., development properties, land, and other investments in real estate), current income tax expense on dispositions, net unrealized foreign currency and derivative gains or losses, deferred income tax expense, current income tax expense on dispositions related to acquired tax liabilities, net gains or losses on early extinguishment of debt, straight-lined rents and amortization of lease intangibles, amortization of debt premium, financing costs, and management contracts (net), stock compensation amortization expense, preferred stock repurchases, (ii) include property improvements and turnover costs, and (iii) incorporate reconciling items related to noncontrolling interests and Prologis’ share of unconsolidated ventures.

(2)
Based on projected weighted average diluted outstanding shares of stock.

(3)
Unlevered Free Cash Flow as used by Prologis is a non-GAAP measure and is calculated beginning with consolidated net earnings attributable to common stockholders and modified to: (i) exclude interest expense, preferred stock dividends, distributions with respect to Prologis OP preferred units, depreciation and amortization expense, net gains or losses on real estate transactions (e.g., development properties, land, and other investments in real estate), net unrealized foreign currency and derivative gains or losses, deferred income tax expense, net gains or losses on early extinguishment of debt, straight-lined rents and amortization of lease intangibles, amortization of debt premium, financing costs, and management contracts (net), other various non-cash items (ii) include property improvements and turnover costs, net deployment cash flows related to acquisitions, dispositions and development activity, promote cash receipts that are not included in consolidated net earnings, and (iii) incorporate reconciling items related to noncontrolling interests and Prologis’ share of unconsolidated ventures.

Duke Realty on a Standalone Basis
The following table presents a summary of the Prologis management forecasts relating to Duke Realty (on a standalone basis) for the calendar years 2022 through 2026. In preparing the Prologis management forecasts relating to Duke Realty (on a standalone basis), Prologis management assumed, among other things, higher annual capital expenditures than the Duke Realty management forecasts as set forth in the section entitled “Certain Duke Realty Unaudited Prospective Financial Information.”
	Year Ending December 31,
(in millions, except per share data)	2022E	2023E	2024E	2025E	2026E
Total Net Operating Income	$881	$995	$1,155	$1,344	$1,538
AFFO(1)	$663	$766	$888	$1,017	$1,137
AFFO/Share(1)(2)	$1.70	$1.92	$2.16	$2.43	$2.70
Unlevered Free Cash Flow(3)	$(677)	$(1,482)	$(1,384)	$(1,268)	$(1,097)
Dividend/Share	$1.15	$1.27	$1.39	$1.51	$1.63

(1)
AFFO as used by Prologis relating to Duke Realty is a non-GAAP measure and is calculated beginning with net income attributable to common shareholders and modified to: (i) exclude depreciation and amortization related to real estate, gains and losses on sales of real estate assets (including real estate assets incidental to our business), gains and losses from change in control, impairment charges related to real estate assets (including real estate assets incidental to our business), all net of related taxes, gains or losses on debt transactions, gains or losses from involuntary conversion from weather events or natural disasters, promote income, severance and other charges related to major overhead restructuring activities, the expense impact of non-incremental costs attributable to successful leasing activities, mark-to-market adjustments associated with derivative financial instruments, straight line rental income and expense, amortization of above and below market lease intangibles and lease concession, non-cash components of interest expense including interest rate hedge amortization, stock compensation expense, (ii) include recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by Duke Realty is referred to as second generation lease activity) related to leases commencing during the reporting period, and (iii) incorporate similar adjustments for unconsolidated joint ventures and partially owned consolidated entities.
(2)
Based on projected weighted average diluted outstanding shares of stock.

(3)
Unlevered Free Cash Flow as used by Prologis relating to Duke Realty is a non-GAAP measure and is calculated beginning with consolidated net earnings income attributable to common stockholders and modified to: (i) exclude interest expense, exclude depreciation and amortization related to real estate, gains and losses from change in control, impairment charges related to real estate assets (including real estate assets incidental to our business), all net of related taxes, gains or losses on debt transactions, gains or losses from involuntary conversion from weather events or natural disasters, promote income, severance and other charges related to major overhead restructuring activities, the expense impact of non-incremental costs attributable to successful leasing activities, mark-to-market adjustments associated with derivative financial instruments, straight line rental income and expense, amortization of above and below market lease intangibles and lease concession, non-cash components of interest expense including interest rate hedge amortization, stock compensation expense, (ii) include recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by Duke Realty is referred to as second generation lease activity) related to leases commencing during the reporting period, net deployment cash flows related to acquisitions, dispositions and development activity, and (iii) incorporate similar adjustments for unconsolidated joint ventures and partially owned consolidated entities.

Combined Company on a Pro Forma Basis Giving Effect to the Mergers
The following table presents a summary of the Prologis management forecasts relating to the Combined Company (on a pro forma basis giving effect to the mergers) for the calendar years 2022 through 2026. In preparing the Prologis management forecasts relating to the Combined Company (on a pro forma basis giving effect to the mergers), Prologis management assumed, among other things, (i) the Combined Company would not complete acquisitions and dispositions assumed in the Duke Realty management forecasts, and (ii) higher annual capital expenditures than the Duke Realty management forecasts.
	Year Ending December 31,
(in millions, except per share data)	2022E	2023E	2024E	2025E	2026E
Total Net Operating Income	$6,029	$6,793	$6,845	$7,582	$8,457
AFFO, Excluding Gains and Promotes(1)	$3,628	$4,166	$4,742	$5,301	$5,959
AFFO, Excluding Gains and Promotes/Share(1)	$3.81	$4.37	$4.96	$5.54	$6.21
Unlevered Free Cash Flow(1)	$(317)	$1,406	$1,035	$1,521	$2,344
Dividend/Share	$3.16	$3.54	$3.96	$4.44	$4.97

(1)
See definitions of terms in the footnotes to the above table regarding the Prologis management forecasts relating to Prologis (on a standalone basis) for the calendar years 2022 through 2026.

Certain Duke Realty Unaudited Prospective Financial Information
Although Duke Realty periodically may issue limited financial guidance to investors, Duke Realty does not as a matter of course make public long-term projections as to future revenues, earnings, EBITDA, funds from operations, funds from operations, as adjusted, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the mergers and the other transactions contemplated by the merger agreement, Duke Realty’s management prepared and provided to the Duke Realty board in connection with its evaluation of the mergers and the other transactions contemplated by the merger agreement, and to Duke Realty’s financial advisor, Morgan Stanley, for its use and reliance in connection with its financial analyses and opinion (described in this joint proxy statement/prospectus in the section entitled “— Opinion of Duke Realty’s Financial Advisor”), certain unaudited prospective financial information on a standalone basis regarding Duke Realty’s operations for fiscal years 2022 through 2026 (the “Duke Realty management forecasts”). The Duke Realty management forecasts were also provided to Prologis and its financial advisor, Goldman Sachs. The below summary of the Duke Realty management forecasts is included for the purpose of providing Duke Realty shareholders access to certain non-public information that was furnished to the Duke Realty board, Morgan Stanley, Prologis and Goldman Sachs in connection with the mergers and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any Duke Realty shareholder or Prologis stockholder.
The Duke Realty management forecasts were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or GAAP, but, in the view of Duke Realty’s management, were prepared on a reasonable basis, reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of Duke Realty management’s knowledge and belief, the expected course of action and the expected future financial performance of Duke Realty. The inclusion of the Duke Realty management forecasts should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Duke Realty management forecasts. The Duke Realty management forecasts included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, Duke Realty’s management.
While presented with numeric specificity, the unaudited prospective financial information set forth below was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Duke Realty’s business) that are inherently subjective and uncertain and are beyond the control of Duke Realty’s management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Duke Realty’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. Duke Realty shareholders and Prologis stockholders are urged to review the most recent SEC filings of Duke Realty for a description of Duke Realty’s reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Duke Realty’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.
None of Duke Realty, Prologis or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.
DUKE REALTY UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF

FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.
Duke Realty and Prologis may calculate certain non-GAAP financial metrics, including EBITDA, Core FFO and AFFO using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinion of each company’s financial advisor may not be directly comparable to one another. Further, these financial metrics are “non-GAAP financial measures” as set forth in Item 10(e) of Regulation S-K and should not be considered as alternatives to net income (determined in accordance with GAAP) or as an indication of Duke Realty’s performance. None of these non-GAAP measures represents cash generated from operating activities determined in accordance with GAAP, and none are a measure of liquidity or an indicator of Duke Realty’s ability to make cash distributions. The below unaudited prospective financial information should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (like the below unaudited prospective financial information) in connection with a proposed transaction like the mergers when the disclosure is included in a document like this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by Morgan Stanley for purposes of its opinion or by the Duke Realty board in connection with its consideration of the mergers. Accordingly, Duke Realty has not provided a reconciliation of the non-GAAP financial measures to the relevant GAAP financial measures.
Duke Realty has not made and makes no representation to any Duke Realty shareholder or Prologis stockholder, in the merger agreement or otherwise, concerning the below unaudited prospective financial information or regarding the ultimate performance of Duke Realty compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Duke Realty urges all shareholders not to place undue reliance on such information and to review Duke Realty’s most recent SEC filings for a description of Duke Realty’s reported financial results.
Neither KPMG LLP nor any other registered public accounting firm has compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of KPMG LLP contained in Duke Realty’s Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of Duke Realty. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the dates on which it was prepared.
The following table presents a summary of the Duke Realty management forecasts for fiscal years 2022 through 2026 for Duke Realty on a standalone basis (amounts may reflect rounding).
	Year Ending December 31,
(in millions, except per share data)	2022E	2023E	2024E	2025E	2026E
EBITDA(1)	$821	$934	$1,093	$1,280	$1,475
Core FFO(2)	$745	$859	$997	$1,143	$1,287
AFFO(3)	$671	$781	$916	$1,058	$1,195
Core FFO per share(4)	$1.91	$2.15	$2.42	$2.73	$3.05
AFFO per share(5)	$1.72	$1.95	$2.22	$2.53	$2.83
Dividend per share(6)	$1.15	$1.27	$1.39	$1.51	$1.63

(1)
EBITDA is defined by Duke Realty as net income (computed in accordance with GAAP), before interest, taxes, depreciation and amortization.

(2)
Core funds from operations (“Core FFO”) is a non-GAAP financial measure computed as funds from operations (“FFO”) adjusted for certain items that can create significant earnings volatility and do not directly relate to Duke Realty’s core business operations. The adjustments include gains or losses on debt transactions, gains or losses from involuntary conversion from weather events or natural disasters, promote income, severance and other charges related to major overhead restructuring activities, the expense impact of non-incremental costs attributable to successful leasing activities, mark-to-market adjustments associated with derivative financial instruments and similar adjustments for unconsolidated joint ventures and partially owned consolidated entities. FFO is a non-GAAP financial measure computed in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”). It is calculated as net income attributable to common shareholders computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses on sales of real estate assets (including real estate assets incidental to our business), gains and losses from change in control, impairment charges related to real estate assets (including real estate assets incidental to our business) and similar adjustments for unconsolidated joint ventures and partially owned consolidated entities, all net of related taxes. Duke Realty’s calculation of Core FFO differs from Nareit’s definition of FFO and may not be comparable to that of other REITs and real estate companies.

(3)
AFFO is a non-GAAP financial measure defined by Duke Realty as Core FFO (as defined above), less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by Duke Realty is referred to as second generation lease activity) related to leases commencing during the reporting period, and adjusted for certain non-cash items including straight line rental income and expense, amortization of above and below market lease intangibles and lease concession, non-cash components of interest expense including interest rate hedge amortization, stock compensation expense and after similar adjustments for unconsolidated partnerships and joint ventures. Duke Realty’s calculation of AFFO differs from Nareit’s definition of FFO and may not be comparable to that of other REITs and real estate companies.

(4)
Core FFO per share is defined by Duke Realty as Core FFO divided by the weighted average fully diluted shares outstanding.

(5)
AFFO per share is defined by Duke Realty as AFFO divided by the weighted average fully diluted shares outstanding.

(6)
Dividend per share is defined as the amount of dividends distributable per share of common stock.

Interests of Duke Realty’s Directors and Named Executive Officers in the Mergers
In considering the recommendation of the Duke Realty board to vote in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the company merger, Duke Realty shareholders should be aware that Duke Realty directors and executive officers have interests in the company merger that may be different from, or in addition to, the interests of Duke Realty shareholders generally. The Duke Realty board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the company merger), and in recommending to Duke Realty shareholders that the merger agreement be approved. Such interests are described below. The company merger will be a “change in control” for purposes of the executive compensation and benefit plans and agreements described below.
Duke Realty’s executive officers who are named executive officers for purposes of the discussion below are James B. Connor (Chairman and Chief Executive Officer), Mark A. Denien (Executive Vice President and Chief Financial Officer), Steven W. Schnur (Executive Vice President and Chief Operating Officer), Nicholas C. Anthony (Executive Vice President and Chief Investment Officer), and Ann C. Dee (Executive Vice President, General Counsel and Corporate Secretary). Duke Realty does not have any executive officers who are not named executive officers.

Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
The relevant price per share of Duke Realty common stock is $51.75, which is the average closing price per share of Duke Realty common stock as reported on the NYSE over the first five business days following the first public announcement of the mergers on June 13, 2022;

•
The company merger effective time as referenced in this section occurs on July 15, 2022, which is the assumed date of the company merger effective time solely for purposes of the disclosure in this section; and

•
The employment of each of Duke Realty’s named executive officers was terminated by Prologis without “cause” or due to the named executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the company merger and on the assumed date of the company merger effective time of July 15, 2022.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the company merger.
Treatment of Outstanding Duke Realty Equity Awards
Duke Realty RSU Awards
As of the company merger effective time, each Duke Realty RSU award that is outstanding immediately prior to the company merger effective time will vest in full and will, as of the company merger effective time, automatically be canceled in exchange for the right of the holder of such award to receive promptly, and in any event within ten business days, after the company merger effective time a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty RSU award immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings.
Duke Realty 2000 PSP Awards
As of the company merger effective time, each Duke Realty 2000 PSP award that is outstanding immediately prior to the company merger effective time will automatically be canceled in exchange for the right of the holder of such award to receive promptly, and in any event within ten business days, after the company merger effective time a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty 2000 PSP award immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings.
Duke Realty PSP Awards
As of the company merger effective time, each Duke Realty PSP award that is outstanding immediately prior to the company merger effective time will vest in full and will, as of the company merger effective time, automatically be canceled in exchange for the right of the holder of such award to receive promptly, and in any event within ten business days, after the company merger effective time an amount in cash equal to the Prologis VWAP multiplied by a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty PSP award immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings. For purposes of clause (i) of the preceding sentence, the number of shares will be determined by deeming the applicable performance conditions to be achieved based upon (a) in the case of each Duke Realty PSP award granted in calendar years 2021 and 2022, the target level of achievement and (b) in the case of each Duke Realty PSP award granted in calendar year 2020, the actual level of achievement of the applicable performance conditions measured in accordance with the terms of the applicable award certificate.

Duke Realty Director DSU Accounts
As of the company merger effective time, each Duke Realty director DSU account will, as of the company merger effective time, automatically be canceled in exchange for the right of the holder of such account to receive promptly, and in any event within ten business days, after the company merger effective time a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty director DSU account immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings. To the extent that any such payments cannot be paid at the time specified in the preceding sentence without causing the imposition of additional taxes and penalties under Section 409A of the Code, such payments will instead be paid at the earliest time after the company merger effective time that would not result in the imposition of such taxes and penalties.
Duke Realty Executive DSU Accounts
As of the company merger effective time, each Duke Realty executive DSU account will automatically be canceled in exchange for the right of the holder of such account to receive promptly, and in any event within ten business days, after the company merger effective time a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty executive DSU account immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings. To the extent that any such payments cannot be paid at the time specified in the preceding sentence without causing the imposition of additional taxes and penalties under Section 409A of the Code, such payments will instead be paid at the earliest time after the company merger effective time that would not result in the imposition of such taxes and penalties.
Duke Realty OP LTIP Units
Each vested Duke Realty OP LTIP unit, each Duke Realty OP time-based LTIP unit award, and each Duke Realty OP performance-based LTIP unit award, in each case, that is outstanding immediately prior to the partnership merger effective time, will, to the extent unvested, vest in full and will, as of the partnership merger effective time, automatically and without any action on the part of the holder of such unit or award, as applicable, be canceled in exchange for the right of the holder to receive promptly, and in any event within ten business days, after the partnership merger effective time a number of new Prologis OP common units equal to (i) the number of vested Duke Realty OP LTIP units held by such holder, the number of Duke Realty OP LTIP units subject to such Duke Realty OP time-based LTIP unit award, or the number of Duke Realty OP LTIP units subject to such Duke Realty OP performance-based LTIP unit award, as applicable, as of immediately prior to the partnership merger effective time, multiplied by (ii) the applicable LTIP Conversion Factor (as defined in the Duke Realty OP partnership agreement), multiplied by (iii) 0.475, in each case less applicable taxes and withholdings, and such holder will be admitted as a limited partner of Prologis OP following the partnership merger effective time in accordance with the terms of the Prologis OP partnership agreement. For purposes of clause (i) of the preceding sentence, the number of Duke Realty OP LTIP units subject to each Duke Realty OP performance-based LTIP unit award will be determined by deeming the applicable performance conditions to be achieved based upon (a) in the case of each Duke Realty OP performance-based LTIP unit award granted in calendar year 2021 or 2022, the target level of achievement and (b) in the case of each Duke Realty OP performance-based LTIP unit award granted in calendar year 2020, the actual level of achievement of the applicable performance conditions measured in accordance with the terms of the applicable award agreement.
See the section entitled “— Quantification of Potential Payments and Benefits to Duke Realty’s Named Executive Officers in Connection with the Mergers” beginning on page 102 of this joint proxy statement/prospectus for an estimate of the value of each of Duke Realty’s named executive officer’s unvested Duke Realty equity awards.
Executive Severance Letter Agreements
Each Duke Realty executive officer is party to an executive severance letter agreement with Duke Realty (the “Severance Agreements”). Under the terms of each Severance Agreement, in the event that the executive’s employment with Duke Realty is terminated within one year following a change in control of Duke Realty (1) by Duke Realty without “cause” or (2) by the executive for “good reason” (each term as defined in the Severance Agreements), then the executive will be entitled to receive separation payments totaling an amount equal to three times the sum of (i) the executive’s annual base salary then in effect and (ii) the average annual incentive bonus paid or payable to the executive with respect to services performed in the three prior calendar years, payable in equal monthly installments over a 24-month period following the executive’s termination of employment. The company merger will constitute a “change in control” of Duke Realty for purposes of the Severance Agreements.
In addition, each of Duke Realty’s executive officers will be entitled to receive a healthcare stipend and a financial advisory stipend during the 24-month severance period. The healthcare stipend is equal to the difference between (a) the cost the executive would have to pay to continue participation in Duke Realty’s group medical, dental, vison and/or prescription drug benefits for the executive and his or her eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of 36 months and (b) the active associate rate for such coverage, calculated using the monthly COBRA cost and active employee rate on the date of the executive’s termination of employment. The healthcare stipend will be reduced by 50% for months during the severance period in which the executive would be age 65 or over. The financial advisory stipend is equal to the cost Duke Realty would have to pay to provide the executive the financial advisory services it provides generally to executive officers for a period of 36 months, calculated using the annual cost for such services in the year in which the executive’s termination date occurs.
The Severance Agreements provide that if the payments or benefits that the executive is entitled to under the Severance Agreement or any other agreement with Duke Realty would, if paid, be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be reduced to the extent necessary to avoid triggering the excise tax, unless the executive would have a more favorable tax result by receiving the unreduced payments and paying the excise tax.
The severance payments and stipends described above are conditioned upon the executive’s execution and non-revocation of a general release of claims. In addition, the executive’s right to receive such severance payments and stipends would cease if he or she violates any of the post-employment restrictive covenants in the Severance Agreements, which include non-competition, non-solicitation and non-disclosure obligations. The non-competition and non-solicitation covenants generally last for two years following the executive’s termination of employment.
See the section entitled “— Quantification of Potential Payments and Benefits to Duke Realty’s Named Executive Officers in Connection with the Mergers” beginning on page 102 of this joint proxy statement/prospectus for the estimated severance amounts that each of Duke Realty’s named executive officers would receive under his or her Severance Agreement upon a qualifying termination of employment following a change in control of Duke Realty.
Treatment of 2022 Annual Bonuses
Either shortly before, or promptly following, the closing date, each employee of Duke Realty, including each executive officer, who is eligible to receive a 2022 annual cash incentive payment (a “2022 Bonus”) will receive payment of such employee’s full 2022 Bonus amount. Each 2022 Bonus amount will be calculated based on the combination of (i) the actual level of achievement of the applicable pre-established Duke Realty performance goals through the latest practicable date prior to the closing date, (ii) assuming that the level of achievement of such pre-established goals for the remainder of 2022 is at the projected level, and (iii) assuming the target level of performance for any individual performance goals.
See the section entitled “— Quantification of Potential Payments and Benefits to Duke Realty’s Named Executive Officers in Connection with the Mergers” beginning on page 102 of this joint proxy statement/prospectus for the estimated bonus payment amount that each of Duke Realty’s named executive officers would receive in connection with the company merger.
280G-Related Further Actions
Prior to the closing date, the Duke Realty board (or the Compensation and Human Capital Committee of the Duke Realty board) is expected to adopt a gross-up plan pursuant to which certain senior executives of Duke Realty, including Duke Realty’s named executive officers, will be eligible to receive a “gross-up” in respect of the excise tax imposed under Section 4999 of the Code in relation to the executive’s change in control payments and benefits relating to the mergers, which would put the executive in the same after-tax position that the executive would have been in had the excise tax not applied. The maximum aggregate amount of the gross-up payments that may be payable under such gross-up plan will be $30 million. To the extent that the aggregate gross-up payments otherwise due under such gross-up plan would exceed such aggregate cap, each executive’s gross-up payment will be reduced on a pro rata basis so that the aggregate amount of all gross-up payments does not exceed the aggregate cap.
Termination and Liquidation of Certain Deferred Compensation Plans and Arrangements
Prior to the closing date, the Duke Realty board (or a committee thereof), is expected to terminate, effective as of the company merger effective time, certain of Duke Realty’s deferred compensation plans and arrangements, including its Directors’ Deferred Compensation Plan, its Executives’ Deferred Compensation Plan and all outstanding Duke Realty RSU awards that constitute nonqualified deferred compensation under Section 409A of the Code. All outstanding deferred compensation amounts under such terminated deferred compensation plans and arrangements will be paid to the applicable participants within ten business days following the company merger effective time. Each of Messrs. Schnur and Anthony, and Ms. Dee, have outstanding, vested deferred Duke Realty RSU awards and/or deferred cash amounts under Duke Realty’s Executives’ Deferred Compensation Plan. In addition, certain of the current and former non-employee members of the Duke Realty board have outstanding deferred shares and/or deferred cash amounts under Duke Realty’s Directors’ Deferred Compensation Plan.
Potential Employment Arrangements with Prologis
Any Duke Realty executive officers who become officers or employees or who otherwise are retained to provide services to Prologis or the surviving entity may, prior to, on or following the company merger effective time, enter into new individualized compensation arrangements with Prologis or the surviving entity and may participate in cash or equity incentive or other benefit plans maintained by Prologis or the surviving entity. As of the date of this joint proxy statement/prospectus, no new individualized compensation arrangements between Duke Realty’s executive officers and Prologis or the surviving entity have been established.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, Duke Realty non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the mergers. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 130 of this joint proxy statement/prospectus.
Duke Realty Chairman and CEO Appointment to Prologis Board
At the company merger effective time, Mr. Connor is expected to be added to the Prologis board to serve, together with the then members of the Prologis board, until the next annual meeting of shareholders of Prologis. In connection with such next annual meeting of shareholders of Prologis, the Board Governance and Nomination Committee of the Prologis board intends to recommend to the Prologis board that it recommend the nomination of Mr. Connor for re-election to the Prologis board at such annual meeting of shareholders, provided that at such time Mr. Connor satisfies the qualifications to serve on the Prologis board.
Quantification of Potential Payments and Benefits to Duke Realty’s Named Executive Officers in Connection with Mergers
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each of Duke Realty’s named executive officers that is based on, or otherwise relates to, the mergers. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Duke Realty’s Directors and Executive Officers in the Mergers” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the mergers. For purposes of calculating such amounts, the following assumptions were used:
•
The relevant price per share of Duke Realty common stock is $51.75, which is the average closing price per share of Duke Realty common stock as reported on the NYSE over the first five business days following the first public announcement of the mergers on June 13, 2022;

•
The company merger effective time as referenced in this section occurs on July 15, 2022, which is the assumed date of the company merger effective time solely for purposes of the disclosure in this section; and

•
The employment of each of Duke Realty’s named executive officers was terminated by Prologis without “cause” or due to the named executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the company merger and on the assumed date of the company merger effective time of July 15, 2022.

Named Executive Officer	Cash($)(1)	Equity($)(2)	Tax Reimbursement(3)	Total($)
James B. Connor	14,368,496	22,740,334	10,976,728	48,085,558
Mark A. Denien	7,394,472	6,929,688	4,060,236	18,384,396
Steven W. Schnur	6,650,673	5,666,677	3,540,941	15,858,291
Nicholas C. Anthony	6,136,128	5,613,297	3,007,627	14,757,052
Ann C. Dee	5,673,481	4,647,267	2,810,118	13,130,866

(1)
Cash.   Consists of (a) cash severance equal to (i) three times the sum of (1) the executive’s annual base salary plus (2) the average annual incentive bonus paid or payable to the executive with respect to the three calendar years prior to the calendar year in which the executive’s employment terminated, plus (ii) the payment of certain healthcare and financial advisory stipends, plus (b) the payment of a full bonus in respect of calendar year 2022. The cash severance payments described in clause (a) are “double trigger” and become payable only upon a qualifying termination of employment (see “— Interests of Duke Realty’s Directors and Executive Officers in the Mergers  —  Executive Severance Letter Agreements”). The annual bonus payments described in clause (b) are “single trigger” and become payable upon the closing (see “— Interests of Duke Realty’s Directors and Executive Officers in the Mergers  —  Treatment of 2022 Annual Bonuses”). The estimated annual bonus payments set forth in the table below were calculated based on the actual level of achievement of the applicable pre-established Duke Realty performance goals measured as of the assumed date of the company merger effective time of July 15, 2022, and the assumption that the target level of performance was achieved for the applicable individual performance goals. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Severance($)	Annual Bonus($)	Total($)
James B. Connor	11,269,746	3,098,750	14,368,496
Mark A. Denien	5,913,353	1,481,119	7,394,472
Steven W. Schnur	5,193,423	1,457,250	6,650,673
Nicholas C. Anthony	4,824,603	1,311,525	6,136,128
Ann C. Dee	4,542,856	1,130,625	5,673,481

(2)
Equity.   Includes accelerated vesting at the company merger effective time or partnership merger effective time, as applicable, of Duke Realty RSU awards, Duke Realty PSP awards, Duke Realty OP time-based LTIP unit awards and Duke Realty OP performance-based LTIP unit awards. This accelerated vesting is a “single-trigger” benefit and becomes payable upon the closing. For further details regarding the treatment of Duke Realty equity awards in connection with the Mergers, see “— Interests of Duke Realty’s Directors and Executive Officers in the Mergers  —  Treatment of Outstanding Duke Realty Equity Awards.” The estimated values of such awards are shown in the following table (in the case of Duke Realty PSP awards and Duke Realty OP performance-based LTIP units awards, in each case, that are subject to performance-based vesting conditions, the estimated values assume that the applicable performance goals are achieved (i) at the target level, for awards granted in calendar year 2021 or 2022, and (ii) at a payout level of 225%, for awards granted in calendar year 2020, which was calculated based on the actual level of achievement of the applicable performance conditions as of the assumed date of the company merger effective time of July 15, 2022, measured in accordance with the terms of the applicable award certificate):
Named Executive Officer	Duke Realty RSU Awards ($)	Duke Realty PSP Awards ($)	Duke Realty Time-Based LTIP Unit Awards ($)	Duke Realty Performance- Based LTIP Unit Awards ($)	Total ($)
James B. Connor	—	—	4,144,968	18,595,366	22,740,334
Mark A. Denien	—	—	1,209,967	5,719,721	6,929,688
Steven W. Schnur	—	—	1,002,863	4,663,814	5,666,677
Nicholas C. Anthony	1,014,714	4,598,583	—	—	5,613,297
Ann C. Dee	829,760	3,817,507	—	—	4,647,267

(3)
As described in the section entitled “— Interests of Duke Realty’s Directors and Executive Officers in the Mergers  —  280G-Related Further Actions”, the Duke Realty board (or the Compensation and Human Capital Committee of the Duke Realty board) is expected to adopt a gross-up plan pursuant to which certain senior executives of Duke Realty, including Duke Realty’s named executive officers, will be eligible to receive a “gross-up” in respect of the excise tax imposed under Section 4999 of the Code in relation to the executive’s change in control payments and benefits relating to the mergers, which would put the executive in the same after-tax position that the executive would have been in had the excise tax not applied, up to an aggregate maximum gross-up cap of $30 million. The amounts in this column reflect the estimated gross-up cost for each named executive officer as of the date of this joint proxy statement/prospectus, after application of a pro rata reduction of each executive’s estimated gross-up amount so that the aggregate gross-up amount does not exceed the $30 million cap. The amounts in this column do not reflect the impact of certain mitigating actions that are expected to be taken, which could significantly reduce the gross-up costs.

Directors of Prologis after the Mergers
The merger agreement provides that Prologis will take all actions necessary to add James B. Connor, Duke Realty’s Chairman and Chief Executive Officer, to the Prologis board of directors at the company merger effective time. Except for the addition of Mr. Connor to the Prologis board, there will be no change to the members of the Prologis board as a result of the mergers, and the directors of Prologis as of immediately prior to the company merger effective time, together with Mr. Connor, will continue to serve as the directors of the Combined Company. Hamid R. Moghadam will continue to serve as Prologis’ Chief Executive Officer and Chairman of the Prologis board.
Regulatory Approvals Required for the Mergers
Prologis and Duke Realty are not aware of any material federal or state regulatory requirements (including any mandatory waiting period) that must be complied with, or regulatory approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement, other than filings of applicable certificates or articles of merger with respect to the mergers with the Delaware Secretary of State and the Indiana Secretary of State.
Material United States Federal Income Tax Consequences of the Company Merger
The following is a summary of the material United States federal income tax consequences of the company merger to United States holders (as defined below) of shares of Duke Realty common stock.
This summary is for general information purposes only and is not tax advice. The information in this summary is based on:
•
the Code;

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current, temporary and proposed U.S. Treasury regulations promulgated under the Code;

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the legislative history of the Code;

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administrative interpretations and practices of the IRS; and

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court decisions;

in each case, as of the date of this joint proxy statement/prospectus. Future legislation, U.S. Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this summary. Any such change could apply retroactively to transactions preceding the date of the change. Prologis and Duke Realty have not requested and do not intend to request a ruling from the IRS regarding the federal income tax consequences of the company merger or the Combined Company’s qualification as a REIT, and the statements in this joint proxy statement/prospectus are not binding on the IRS or any court. Thus, Prologis and Duke Realty can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto), any state, local or non-United States tax consequences, or any tax consequences arising under any federal tax laws other than federal income tax laws.
This summary assumes you hold shares of Duke Realty common stock and, following the company merger, shares of the Combined Company common stock as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all United States federal income tax consequences that may be relevant to you in light of your particular circumstances. In addition, except where specifically noted, this discussion does not address the tax consequences relevant to persons subject to special rules, including, without limitation:
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banks, insurance companies, and other financial institutions;

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tax-exempt organizations or governmental organizations;

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S corporations, partnerships or other entities or arrangements treated as pass-through entities for United States federal income tax purposes (and investors therein);

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persons who hold shares of Duke Realty common stock (or, following the company merger, the Combined Company common stock) pursuant to the exercise of any employee stock option or otherwise as compensation;

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persons subject to the alternative minimum tax;

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regulated investment companies, mutual funds and REITs;

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“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid United States federal income tax;

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brokers or dealers in stock and securities, commodities or currencies;

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traders in securities that elect to apply a mark-to-market method of accounting;

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United States expatriates and former citizens or long-term residents of the United States;

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holders who are required to recognize income or gain with respect to the company merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code;

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persons holding shares of Duke Realty common stock (or, following the company merger, the Combined Company common stock) as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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holders who have at any time actually or constructively owned more than 5% of Duke Realty common stock;

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persons deemed to sell shares of Duke Realty common stock (or, following the company merger, the Combined Company common stock) under the constructive sale provisions of the Code;

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persons that are not United States holders; or

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United States persons whose functional currency is not the United States dollar.

When we use the term “United States holder,” we mean a holder of shares of Duke Realty common stock or, following the company merger, the Combined Company common stock who, for United States federal income tax purposes, is or is treated as:
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an individual who is a citizen or resident of the United States;

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a corporation, or an entity treated as a corporation, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for United States federal income tax purposes.

If an entity treated as a partnership for United States federal income tax purposes holds shares of Duke Realty common stock or, following the company merger, the Combined Company common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, any entity treated as a partnership for United States federal income tax purposes holding shares of Duke Realty common stock or, following the company merger, the Combined Company common stock and the partners in such partnership should consult their tax advisors regarding the United States federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE COMPANY MERGER AND THE OWNERSHIP AND DISPOSITION OF THE COMBINED COMPANY COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
It is a condition to the completion of the mergers that Duke Realty receives a written opinion from Hogan Lovells US LLP, which we refer to as “Hogan Lovells” (or other counsel as may be reasonably acceptable to Duke Realty and Prologis) to the effect that the company merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Prologis receives a written opinion from Wachtell Lipton (or other counsel as may be reasonably acceptable to Duke Realty and Prologis) to the effect that the company merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Hogan Lovells and Wachtell Lipton are providing opinions to Duke Realty and Prologis, respectively, to the same effect in connection with the filing of this joint proxy statement/prospectus. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Duke Realty and Prologis regarding factual matters (including those contained in the tax representation letters provided by Duke Realty and Prologis), and covenants undertaken by Duke Realty and Prologis. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the company merger could differ from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. If the condition relating to either tax opinion to be delivered at closing is waived, this joint proxy statement/prospectus will be amended and recirculated.

Provided the company merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the United States federal income tax consequences of the company merger will be as follows:
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Duke Realty will not recognize any gain or loss as a result of the company merger.

•
A United States holder of shares of Duke Realty common stock will not recognize any gain or loss upon receipt of the shares of Combined Company common stock in exchange for its shares of Duke Realty common stock in connection with the company merger, except with respect to cash received in lieu of any fractional share of the Combined Company common stock, as discussed below.

•
A United States holder will have an aggregate tax basis in the shares of Combined Company common stock it receives in the company merger equal to the United States holder’s aggregate tax basis in its shares of Duke Realty common stock surrendered pursuant to the company merger (including any fractional shares deemed received and exchange for cash, as discussed below).

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The holding period of the shares of Combined Company common stock received by a United States holder in connection with the company merger will include the holding period of the shares of Duke Realty common stock surrendered in connection with the company merger.

•
If a United States holder acquired any of its shares of Duke Realty common stock prior to the company merger at different prices and/or at different times, U.S. Treasury regulations provide that the tax basis and holding period of each block of shares of Combined Company common stock received by such United States holder in the company merger will be determined on a block-for-block basis depending on the basis and holding period of the blocks of shares of Duke Realty common stock exchanged for shares of Combined Company common stock. United States holders that acquired different blocks of shares of Duke Realty common stock at different times or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares of Duke Realty common stock to particular shares of Combined Company common stock received in the company merger.

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Cash received by a United States holder in lieu of a fractional share of the Combined Company common stock in the company merger will be treated as if such fractional share had been issued in connection with the company merger and then redeemed by the Combined Company for cash, and such United States holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the United States holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if, at the company merger effective time, the United States holder’s holding period in respect of such fractional share (as described above) is greater than one year. Non-corporate United States stockholders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting
In general, information reporting requirements will apply to any cash received in the company merger. Certain holders of shares of Duke Realty common stock may be subject to backup withholding (currently at a rate of 24%) with respect to any cash received in the company merger. Backup withholding generally will not apply, however, to a holder of shares of Duke Realty common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9, or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s United States federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.
Tax Opinions from Counsel Regarding REIT Qualification of Duke Realty and Prologis
It is a condition to the obligation of Prologis to complete the mergers that Prologis receive a written tax opinion from Alston & Bird LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Prologis and Duke Realty) to the effect that, beginning with its taxable year ended December 31, 1999 and ending at the moment in time immediately prior to the company merger effective time, Duke Realty has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinion of Alston & Bird LLP (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Duke Realty regarding factual matters (including those contained in tax representation letters provided by Duke Realty) relating to the organization and operation of Duke Realty and its subsidiaries.
It is a condition to the obligation of Duke Realty to complete the mergers that Duke Realty receive an opinion from Mayer Brown LLP (or such other nationally recognized REIT counsel reasonably acceptable to Duke Realty and Prologis) to the effect that beginning with Prologis’ taxable year ended December 31, 1997 and through the closing date, Prologis has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Prologis’ proposed method of organization and operations will enable Prologis to continue to satisfy the requirements for qualification and taxation as a REIT under the Code. The opinion of Mayer Brown LLP (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Prologis and Duke Realty regarding factual matters (including those contained in tax representation letters provided by Prologis and Duke Realty), and covenants undertaken by Prologis, relating to the organization and operation of Prologis, Duke Realty, the Combined Company and their subsidiaries.
Neither of the opinions described above will be binding on the IRS or the courts. The Combined Company intends to continue to operate in a manner to qualify as a REIT following the company merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depends upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
Tax Liabilities and Attributes Inherited from Duke Realty
If Duke Realty failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, Duke Realty would be liable for (and the Combined Company would be obligated to pay) United States federal income tax on its taxable income for such years at regular corporate rates, and, assuming the company merger qualified as a reorganization within the meaning of Section 368(a) of the Code, the Combined Company must distribute any earnings and profits of Duke Realty by the close of the taxable year in which the company merger occurs and would be subject to tax on the built-in gain on each Duke Realty asset existing at the time of the company merger if the Combined Company were to dispose of the Duke Realty asset in a taxable transaction during the five-year period following the company merger. Such tax would be imposed at the highest regular corporate rate in effect as of the date of the sale. Moreover, even if Duke Realty qualified as a REIT at all relevant times, the Combined Company similarly would be liable for other unpaid taxes (if any) of Duke Realty (such as the 100% tax on gains from any sales treated as “prohibited transactions”). Furthermore, after the company merger the asset and gross income tests applicable to REITs will apply to all of the assets of the Combined Company, including the assets the Combined Company acquires from Duke Realty, and to all of the gross income of the Combined Company, including the income derived from the assets the Combined Company acquires from Duke Realty. As a result, the nature of the assets that the Combined Company acquires from Duke Realty and the gross income the Combined Company derives from such assets will be taken into account in determining the qualification of the Combined Company as a REIT.
Qualification as a REIT requires Duke Realty to satisfy numerous requirements, some on an annual and others on a quarterly basis. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances that are not entirely within the control of Duke Realty.
Accounting Treatment
Prologis prepares its financial statements in accordance with GAAP. The mergers will be accounted for by using the business combination accounting rules, which requires the application of a screen test to evaluate if substantially all the fair value of the acquired properties is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. The primary accounting differences between an asset acquisition and a business combination are that transaction costs are capitalized in an asset acquisition versus expensed in a business combination, and that no goodwill is recorded in an asset acquisition. In an asset acquisition, Prologis will measure the real estate assets acquired based on their cost or total consideration exchanged and any excess consideration or bargain purchase amount is allocated to the real estate properties and related lease intangibles on a relative fair value basis. In addition, the rules require the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree. After consideration of all applicable factors pursuant to the business combination accounting rules, the mergers are expected to be treated as an asset acquisition under GAAP, with Prologis and subsidiaries as the acquirer.
Exchange of Shares in the Mergers
Prologis will appoint Computershare Trust Company, N.A. as the exchange agent to handle the payment and delivery of the merger consideration (including the exchange of certificates formerly evidencing shares of Duke Realty common stock for shares of Combined Company common stock) and the cash payments to be delivered in lieu of fractional shares. As soon as possible after the company merger effective time, but, in any event, no later than three business days following the company merger effective time, the exchange agent will mail to each holder of record of a certificate or certificates that immediately prior to the company merger effective time evidenced shares of Duke Realty common stock, which we refer to as a “certificate” or “certificates,” whose shares were converted into the right to receive the merger consideration pursuant to the terms of the merger agreement, a letter of transmittal and instructions for use in effecting the surrender of certificates to the exchange agent in exchange for the merger consideration the holder is entitled to receive under the merger agreement. Each holder of shares of Duke Realty common stock that surrenders its certificate (or affidavit of loss in lieu thereof) to the exchange agent for cancellation along with the executed letter of transmittal and any other documents described in the instructions, and each holder of a book-entry share or book-entry shares that immediately prior to the company merger effective time evidenced shares of Duke Realty common stock, which we refer to as a “book-entry share” or “book-entry shares,” will receive any whole shares of Prologis common stock such holder is entitled to receive and cash in lieu of any fractional shares of Prologis common stock such holder is entitled to receive. Any holder of a book-entry share or shares will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent and will automatically, upon the company merger effective time be entitled to receive the merger consideration due to such holder (including cash in lieu of any fractional share). From and after the company merger effective time, there will be no further registration of transfers of any shares of Duke Realty common stock.
Dividends
The merger agreement permits the Prologis parties to pay (i) quarterly distributions at a rate not to exceed $0.79 per share of Prologis common stock per quarter, except that the Prologis board may increase such quarterly dividend by no more than 15%, (ii) dividends pursuant to the terms of the series Q preferred stock of Prologis, (iii) the regular distributions that are required to be made in respect of the Prologis OP common units in connection with any dividends paid on the shares of Prologis common stock and distributions that are required to be made in respect of the Prologis OP preferred units and the Prologis OP Class A convertible common units under the Prologis OP partnership agreement, (iv) distributions by Prologis OP or any Prologis significant subsidiary to Prologis, Prologis OP or any Prologis significant subsidiary that is, directly or indirectly, wholly owned by Prologis, (v) distributions by Prologis OP or any Prologis significant subsidiary that is not wholly owned, directly or indirectly, by Prologis, including any Prologis significant subsidiary, in accordance with the requirements of the organizational documents of Prologis OP or such Prologis significant subsidiary, as applicable, and (vi) distributions to the extent required for Prologis or a Prologis significant subsidiary to maintain its REIT qualification under the Code and/or to avoid or reduce the imposition of United States federal income or excise tax.

The merger agreement permits the Duke Realty parties to pay (i) quarterly distributions at a rate not to exceed $0.28 per share of Duke Realty common stock per quarter (provided that if Prologis increases its quarterly cash dividend, Duke Realty will be entitled to make a corresponding increase (of not more than 15%) in its dividend for the same quarterly period in which Prologis makes such an increase), (ii) the regular distributions that are required to be made in respect of the Duke Realty OP common units in connection with any permitted dividends paid on Duke Realty common stock in accordance with the terms of the Duke Realty OP partnership agreement, (iii) distributions by any Duke Realty subsidiary to Duke Realty, Duke Realty OP or any Duke Realty subsidiary that is, directly or indirectly, wholly owned by Duke Realty, (iv) distributions by any Duke Realty subsidiary that is not wholly owned, directly or indirectly, by Duke Realty, in accordance with the requirements of the organizational documents of such Duke Realty subsidiary and (v) distributions to the extent required for Duke Realty to maintain its REIT qualification under the Code and/or to avoid or reduce the imposition of United States federal income or excise tax.
Duke Realty has agreed that the record and payment dates for its quarterly dividends will be set to be the same dates as those of Prologis. Without limiting the foregoing, the timing of quarterly dividends will be coordinated by Prologis and Duke Realty so that if either Prologis stockholders or Duke Realty shareholders receive a dividend for any particular quarter between January 1, 2022 and the partnership merger effective time, the stockholders or shareholders, as applicable, of the other entity will also receive a dividend for that quarter between January 1, 2022 and the partnership merger effective time.
Listing of Prologis Common Stock
It is a condition to each party’s obligation to complete the mergers that the shares of Prologis common stock to be issued in connection with the company merger be approved for listing on the NYSE, subject to official notice of issuance. Prologis has agreed to use its commercially reasonable efforts to have the application for the listing of the Prologis common stock accepted by the NYSE as promptly as is practicable following submission of the NYSE listing application.
Delisting and Deregistration of Duke Realty Common Stock
After the mergers are completed, the Duke Realty common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.
Litigation Relating to the Mergers
On July 26, 2022, Prologis and the Prologis board were sued in a putative class action lawsuit, captioned Stephen Bushansky v. Prologis, Inc. et al., Case No. 3:22-cv-04320 (the “Bushansky Action”), filed in the United States District Court for the Northern District of California, in connection with the proposed merger between Duke Realty and Prologis and the related Form S-4. The complaint in the Bushansky Action alleges that Prologis and the Prologis board violated federal securities laws by omitting or misstating material information in the Form S-4, rendering the Form S-4 materially deficient. On July 27, 2022, Duke Realty and the Duke Realty board were sued in a lawsuit, captioned Shiva Stein v. Duke Realty Corporation et al., Case No. 1:22-cv-06387 (the “Stein Action”), filed in the United States District Court for the Southern District of New York, in connection with the proposed merger between Duke Realty and Prologis and the related Form S-4. The complaint in the Stein Action alleges that Duke Realty and the Duke Realty board violated federal securities laws by omitting or misstating material information in the Form S-4, rendering the Form S-4 materially deficient. The Plaintiffs in the Bushansky and Stein Actions seek, among other things, (i) to enjoin the transaction until the alleged deficiencies in the Form S-4 are corrected, and (ii) attorneys’ and experts’ fees and costs in connection with the lawsuit. If additional similar complaints are filed, absent new or different allegations that are material, neither Prologis nor Duke Realty will necessarily announce such additional filings.
Although the ultimate outcome of litigation cannot be predicted with certainty, Prologis and Duke Realty believe that these lawsuits are without merit and intend to defend against these actions vigorously.

THE MERGER AGREEMENT
This section of this joint proxy statement/prospectus summarizes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a Prologis stockholder or a Duke Realty shareholder, you are not a third-party beneficiary of the merger agreement and therefore, except as expressly provided in the merger agreement, you may not directly enforce any of its terms and conditions.
This summary may not contain all of the information about the merger agreement that is important to you. Duke Realty and Prologis urge you to carefully read the full text of the merger agreement because it is the legal document that governs the mergers. The merger agreement is not intended to provide you with any factual information about Duke Realty or Prologis or their respective subsidiaries. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by certain information each of Duke Realty and Prologis filed with the SEC prior to the date of the merger agreement, as well as by certain confidential disclosure schedules each of the parties delivered to the other in connection with the signing of the merger agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the United States federal securities laws. Moreover, the representations and warranties are not intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of Duke Realty and Prologis file with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 174.
Duke Realty and Prologis acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.
Form, Closing and Effective Time of the Mergers
The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the applicable provisions of the UBOTA, the UBOAPA and the DLLCA, Duke Realty and Prologis will combine through a multi-step process:
•
first, in the company merger, Duke Realty will merge with and into Prologis Merger Sub, with Prologis Merger Sub continuing as the surviving entity and remaining a wholly owned subsidiary of Prologis;

•
thereafter, in the contribution and issuance, Prologis, its applicable subsidiaries and Prologis Merger Sub will cause all the outstanding equity interests of Prologis Merger Sub to be contributed to Prologis OP in exchange for the issuance by Prologis OP of Prologis OP common units to Prologis and/or its subsidiaries as directed by Prologis; and

•
thereafter, in the partnership merger, Prologis OP Merger Sub will merge with and into Duke Realty OP, with Duke Realty OP continuing as the surviving entity and a wholly owned subsidiary of Prologis OP.

Pursuant to the merger agreement, and upon the terms and subject to the conditions of the merger agreement, the company merger will become effective at such time as the merger certificates in respect of the company merger have been accepted for record by the Indiana Secretary of State and the Delaware Secretary of State, or on such other date and time as shall be agreed to by Prologis and Duke Realty and specified in such merger certificates. Immediately after the company merger becomes effective, Prologis, its applicable subsidiaries and Prologis Merger Sub will cause the contribution and issuance to occur, and unless the parties otherwise agree, the partnership merger will become effective immediately following the contribution and issuance effective time.

Unless the parties otherwise agree, the closing of the mergers will take place on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement (described below under “— Conditions to Completion of the Mergers”) (other than those conditions that, by their terms, are required to be satisfied at the closing, but subject to the satisfaction or, if permissible, waiver of those conditions at the closing).
Organizational Documents Following the Mergers
At the company merger effective time, the organizational documents of Prologis Merger Sub, as in effect immediately prior to the company merger effective time, will continue to be the organizational documents of Prologis Merger Sub, as the surviving entity of the company merger, until thereafter supplemented or amended as provided therein and in accordance with applicable law and the applicable provisions thereof, provided that the name of Prologis Merger Sub as the surviving entity in the company merger shall be “Duke Realty LLC.”
At the partnership merger effective time, Prologis Merger Sub, as the surviving entity in the company merger, will continue to be the general partner of Duke Realty OP, until replaced in accordance with applicable law, and the Duke Realty OP partnership agreement, as in effect immediately prior to the partnership merger effective time will be the limited partnership agreement of Duke Realty OP immediately following the partnership merger effective time, until thereafter amended in accordance with the provisions thereof and in accordance with applicable law.
Directors and Management of the Combined Company Following the Mergers
The merger agreement provides that Prologis will take all actions necessary to add James B. Connor, Duke Realty’s Chairman and Chief Executive Officer, to the Prologis board at the company merger effective time. Except for the addition of Mr. Connor to the Prologis board, there will be no change to the members of the Prologis board or executive officers as a result of the mergers. Hamid R. Moghadam will continue to serve as Prologis’ Chief Executive Officer and Chairman of the Prologis board.
Merger Consideration; Effects of the Mergers
Merger Consideration
At the company merger effective time, by virtue of the company merger and without any action on the part of any holder of shares of Duke Realty common stock, Prologis common stock or membership interests in Prologis Merger Sub, upon the terms and subject to the conditions set forth in the merger agreement, (i) all issued and outstanding membership interests of Prologis Merger Sub immediately prior to the company merger effective time will remain issued and outstanding membership interests of Prologis Merger Sub and (ii) each issued and outstanding share of Duke Realty common stock immediately prior to the company merger effective time (other than (x) shares of Duke Realty common stock owned by any of the Duke Realty parties or any wholly owned subsidiary of Duke Realty and (y) shares of Duke Realty common stock owned by the Prologis parties or any of their respective wholly owned subsidiaries, which shares of Duke Realty common stock will be canceled) will be converted into the right to receive the merger consideration, without interest but subject to any withholding required under applicable tax law. No fractional shares of Prologis common stock will be issued. In lieu of fractional shares of Prologis common stock, holders of shares of Duke Realty common stock will receive cash, without interest, in an amount equal to the fractional interest of Prologis common stock to which the holder would otherwise be entitled to receive multiplied by the Prologis VWAP.
At the partnership merger effective time, by virtue of the partnership merger and without any action on the part of any holder of any Duke Realty OP common units or any membership interests in Prologis OP Merger Sub, (i) each membership interest of Prologis OP Merger Sub issued and outstanding immediately prior to the partnership merger effective time will be converted into one new validly issued Duke Realty OP common unit, (ii) the general partner interests in Duke Realty OP as of immediately prior to the partnership merger effective time will remain outstanding as the general partnership interests in Duke Realty OP, (iii) each Duke Realty OP common unit that is issued and outstanding immediately prior to the partnership merger effective time (other than any Duke Realty OP common units as described in clauses

(iv) and (v) below) will be automatically converted into the partnership merger consideration, and each holder of such Duke Realty OP common units will be admitted as a limited partner of Prologis OP following the partnership merger effective time in accordance with the terms of the Prologis OP partnership agreement, (iv) each Duke Realty OP common unit owned by Prologis Merger Sub as of immediately prior to the partnership merger effective time will remain outstanding at and following the partnership merger effective time and (v) each Duke Realty OP common unit owned by any wholly owned subsidiary of Prologis Merger Sub or of Duke Realty OP, in each case, as of immediately prior to the partnership merger effective time, will be canceled and will cease to exist, and no consideration will be delivered in exchange therefor. No fractional new Prologis OP common units will be issued in the partnership merger. Any fractional new Prologis OP common unit that would otherwise be issued to any holder of Duke Realty OP common units will be rounded up to the nearest whole number and the holders of Duke Realty OP common units will not be entitled to any further consideration with respect thereto.
Procedures for Surrendering Share Certificates or Book-Entry Shares
The conversion of shares of Duke Realty common stock into the right to receive the merger consideration, will occur automatically at the company merger effective time and without any action on the part of any holder of shares of Duke Realty common stock, shares of Prologis common stock or membership interests in Prologis Merger Sub. In accordance with the merger agreement, Prologis will appoint Computershare Trust Company, N.A. as exchange agent to handle the payment and delivery of the merger consideration and the cash payments to be delivered in lieu of fractional shares. On or before the company merger effective time, Prologis will deliver to the exchange agent an amount of shares of Prologis common stock in book-entry form issuable pursuant to the terms of merger agreement equal to the aggregate merger consideration and cash in immediately available funds in an amount sufficient to pay the aggregate cash payments to be delivered in lieu of fractional shares. Prologis will deposit or cause to be deposited with the exchange agent, as necessary from time to time following the company merger effective time, any dividends or other distributions, if any, to which a holder of shares of Duke Realty common stock may be entitled pursuant to the terms of the merger agreement.
As soon as possible after the company merger effective time, but, in any event, no later than three business days thereafter, Prologis will cause the exchange agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, if any, that immediately prior to the company merger effective time evidenced outstanding shares of Duke Realty common stock whose shares were converted into the right to receive the merger consideration pursuant to the terms of the merger agreement, a letter of transmittal and instructions for use in effecting the surrender of certificates to the exchange agent in exchange for the merger consideration into which the number of shares of Duke Realty common stock previously evidenced by such certificate or certificates shall have been converted pursuant to the merger agreement, together with any amounts payable in respect of any fractional shares and dividends or other distributions on shares of Prologis common stock in accordance with the terms of the merger agreement.
Each holder of shares of Duke Realty common stock that surrenders its certificate (or affidavit of loss in lieu thereof) to the exchange agent together with a duly completed and validly executed letter of transmittal, and each holder of a book-entry share or book-entry shares that immediately prior to the company merger effective time evidenced shares of Duke Realty common stock will receive the merger consideration due to such holder (including cash in lieu of any fractional share). Any holder of book-entry share or shares that immediately prior to the company merger effective time evidenced outstanding shares of Duke Realty common stock whose shares were converted into the right to receive the merger consideration pursuant to the terms of the merger agreement shall not be required to deliver a certificate or an executed letter of transmittal to the exchange agent and shall automatically, upon the company merger effective time, be entitled to receive the merger consideration due to such holder (including cash in lieu of any fractional share). After the company merger effective time, each certificate that previously evidenced shares of Duke Realty common stock will only represent the right to receive the merger consideration into which those shares of Duke Realty common stock have been converted.
Duke Realty Equity-Based Awards
Treatment of Duke Realty RSU Awards in the Company Merger.   As of the company merger effective time, each Duke Realty RSU award that is outstanding immediately prior to the company merger effective time will vest in full and will, as of the company merger effective time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within 10 business days, after the company merger effective time a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty RSU award immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings.
Treatment of Duke Realty 2000 PSP Awards in the Company Merger.   As of the company merger effective time, each Duke Realty 2000 PSP award that is outstanding immediately prior to the company merger effective time will, as of the company merger effective time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within 10 business days, after the company merger effective time a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty 2000 PSP award immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings.
Treatment of Duke Realty PSP Awards in the Company Merger.   As of the company merger effective time, each Duke Realty PSP award that is outstanding immediately prior to the company merger effective time will vest in full and will, as of the company merger effective time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within 10 business days, after the company merger effective time an amount in cash equal to the Prologis VWAP multiplied by a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty PSP award immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings. For purposes of clause (i) of the preceding sentence, the number of shares will be determined by deeming the applicable performance conditions to be achieved based upon (A) in the case of each Duke Realty PSP award granted in calendar year 2021 and 2022, the target level of achievement and (B) in the case of each Duke Realty PSP award granted in calendar year 2020, the actual level of achievement of the applicable performance conditions measured in accordance with the terms of the applicable award certificate.
Treatment of Duke Realty Director DSU Accounts in the Company Merger.   As of the company merger effective time, each Duke Realty director DSU account in effect as of immediately prior to the company merger effective time will, as of the company merger effective time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within 10 business days, after the company merger effective time a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty director DSU account immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings.
Treatment of Duke Realty Executive DSU Accounts in the Company Merger.   As of the company merger effective time, each Duke Realty executive DSU account in effect as of immediately prior to the company merger effective time will, as of the company merger effective time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within 10 business days, after the company merger effective time a number of shares of Prologis common stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Duke Realty common stock subject to such Duke Realty executive DSU account immediately prior to the company merger effective time multiplied by (ii) 0.475, less applicable taxes and withholdings.
Treatment of Duke Realty OP LTIP Units in the Partnership Merger.   Each vested Duke Realty OP LTIP unit, each Duke Realty OP time-based LTIP unit award, and each Duke Realty OP performance-based LTIP unit award, in each case, that is outstanding immediately prior to the partnership merger effective time will, to the extent unvested, vest in full and will, as of the partnership merger effective time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder to receive promptly, and in any event within 10 business days, after the partnership merger effective time a number of new Prologis OP common units equal to (i) the number of vested Duke Realty OP LTIP units held by such holder, the number of Duke Realty OP LTIP units subject to such Duke Realty OP time-based LTIP unit award, or the number of Duke Realty OP LTIP units subject to such Duke Realty OP performance-based LTIP unit award, as applicable, as of immediately prior to the partnership merger effective time, multiplied by (ii) the applicable LTIP Conversion Factor (as defined in the Duke Realty OP partnership agreement), multiplied by (iii) 0.475, in each case less applicable taxes and withholdings, and such holder shall be admitted as a limited partner of Prologis OP following the partnership merger effective time in accordance with the terms of the Prologis OP partnership agreement. For purposes of clause (i) of the preceding sentence, the number of Duke Realty OP LTIP units subject to each Duke Realty OP performance-based LTIP unit award will be determined by deeming the applicable performance conditions to be achieved based upon (A) in the case of each Duke Realty OP performance-based LTIP unit award granted in calendar year 2021 or 2022, the target level of achievement and (B) in the case of each Duke Realty OP performance-based LTIP unit award granted in calendar year 2020, the actual level of achievement of the applicable performance conditions measured in accordance with the terms of the applicable award agreement.
Withholding
All payments under the merger agreement are subject to any withholding required under applicable tax law.
Dissenters’ Rights
No dissenters’ or appraisal rights shall be available with respect to the mergers or other transactions contemplated by the merger agreement.
Representations and Warranties
The merger agreement contains a number of representations and warranties made by the Duke Realty parties, on the one hand, and the Prologis parties, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the partnership merger effective time. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement and qualified by information each of Duke Realty and Prologis filed with the SEC prior to the date of the merger agreement and in the confidential disclosure schedules delivered in connection with the merger agreement.
Representations and Warranties of the Duke Realty Parties
The merger agreement contains customary representations and warranties made by the Duke Realty parties that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the confidential disclosure schedules or in certain reports filed by Duke Realty with the SEC on or after January 1, 2019 and at least one business day prior to the date of the merger agreement. In particular, certain of these representations and warranties are subject to materiality or “company material adverse effect” qualifications (as further described in the section entitled “— Definitions of ‘Company Material Adverse Effect’ and ‘Parent Material Adverse Effect’”). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of Duke Realty did not have actual knowledge. The merger agreement includes representations and warranties by the Duke Realty parties relating to, among other things:
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valid existence, good standing and compliance with law;

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due authorization, execution, delivery and validity of the merger agreement;

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capital structure;

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subsidiaries;

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absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

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absence of existing default or violation under organizational documents or certain other agreements;

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SEC filings, financial statements and internal controls;

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absence of undisclosed material liabilities;

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litigation;

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absence of certain changes since January 1, 2022;

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tax matters, including Duke Realty’s qualification as a REIT;

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real property matters;

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environmental matters;

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employee benefit plans and employees;

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labor and employment matters;

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broker’s, finder’s and financial advisors’ fees;

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opinion of Duke Realty’s financial advisor;

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Duke Realty shareholder vote required in order to approve the merger agreement;

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material contracts;

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related party transactions;

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intellectual property matters;

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insurance;

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accuracy of information supplied for inclusion in this joint proxy statement/prospectus and the related registration statement;

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inapplicability of the Investment Company Act of 1940, as amended; and

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exemption of the mergers from anti-takeover statutes.

Representations and Warranties of the Prologis Parties
The merger agreement contains customary representations and warranties made by the Prologis parties that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the confidential disclosure schedules or in certain reports filed by Prologis with the SEC on or after January 1, 2019 and at least one business day prior to the date of the merger agreement. In particular, certain of these representations and warranties are subject to materiality or “parent material adverse effect” qualifications (as further described in the section entitled “— Definitions of ‘Company Material Adverse Effect’ and ‘Parent Material Adverse Effect’”). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of Prologis did not have actual knowledge. The merger agreement includes representations and warranties by the Prologis parties relating to, among other things:
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valid existence, good standing and compliance with law;

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due authorization, execution, delivery and validity of the merger agreement;

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capital structure;

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significant subsidiaries;

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absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

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absence of existing default or violation under organizational documents or certain other agreements;

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SEC filings, financial statements and internal controls;

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absence of undisclosed material liabilities;

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litigation;

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absence of certain changes since January 1, 2022;

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tax matters, including Prologis’ qualification as a REIT;

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real property matters;

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environmental matters;

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broker’s, finder’s and financial advisors’ fees;

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opinion of Prologis’ financial advisor;

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Prologis stockholder vote required in order to approve the Prologis common stock issuance in the company merger;

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material contracts;

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related party transactions;

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insurance;

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accuracy of information supplied for inclusion in this joint proxy statement/prospectus and the related registration statement;

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inapplicability of the Investment Company Act of 1940, as amended;

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exemption of the mergers from anti-takeover statutes; and

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activities of Prologis Merger Sub and Prologis OP Merger Sub.

Definitions of “Company Material Adverse Effect” and “Parent Material Adverse Effect”
Many of the representations of the Duke Realty parties and the Prologis parties are qualified by a “company material adverse effect” or “parent material adverse effect” standard, respectively (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, has had, or would reasonably be expected to have, a material adverse effect). For the purposes of the merger agreement, both “company material adverse effect” and “parent material adverse effect” mean an effect, event, change, development, circumstance, condition or occurrence that (i) has had, or would reasonably be expected to have, a material adverse effect on, the assets, business, results of operations, or financial condition of (A) Duke Realty and Duke Realty’s subsidiaries or (B) Prologis and Prologis’ subsidiaries, as applicable, in each case, taken as a whole or (ii) that will or would reasonably be expected to prevent or materially impair or delay the ability of the Duke Realty parties or the Prologis parties, as applicable, to consummate the mergers or the other transactions contemplated by the merger agreement on or before the outside closing date. However, for purposes of clause (i) above with respect to both the Duke Realty parties and the Prologis parties, any event, change, development, circumstance, condition, occurrence or effect will not be considered a material adverse effect to the extent arising out of or resulting from the following:
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changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes;

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changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect the industries in which Duke Realty and its subsidiaries or Prologis and its subsidiaries, as applicable, operate (including any COVID-19 measures);

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the negotiation, execution, announcement or performance of the merger agreement in accordance with the terms of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including any litigation resulting therefrom and the impact thereof on relationships, contractual or otherwise, with tenants, employees, lenders, financing sources, ground lessors, stockholders, joint venture partners, limited partners or similar relationships, except with respect to certain representations that address the consequences of the execution or performance of the merger agreement and the general obligation to operate in the ordinary course prior to the closing;
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acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement;

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earthquakes, hurricanes or other natural disasters or epidemic, pandemic, including the COVID-19 pandemic, and any future resurgence, or evolutions or mutations of COVID-19 or related disease outbreaks, epidemics or pandemics, or any escalation or worsening thereof, including governmental or other commercially reasonable measures to the extent related thereto (including any COVID-19 measures);

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any decline in the market price, or change in trading volume, of the shares of capital stock of Duke Realty or Prologis, as applicable, or any failure to meet internal or publicly announced financial projections, forecasts or predictions (provided, that any event, change, development, circumstance, condition, occurrence or effect giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a company material adverse effect or parent material adverse effect, as applicable, if not falling into one of the other exceptions contained in the bullet points above or below); or

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the pendency of the transactions contemplated by the merger agreement,

which, (i) in the case of the first, second and fourth bullet points above, do not materially disproportionately affect Duke Realty and Duke Realty’s subsidiaries or Prologis and Prologis’ subsidiaries, as applicable, in each case, taken as a whole, relative to other similarly situated companies in the industries in which Duke Realty and its subsidiaries or Prologis and its subsidiaries, as applicable, operate and (ii) in the case of the fifth bullet point above, do not materially disproportionately affect Duke Realty and Duke Realty’s subsidiaries or Prologis and Prologis’ subsidiaries, as applicable, in each case, taken as a whole, relative to other similarly situated companies in the industries in which Duke Realty and its subsidiaries or Prologis and its subsidiaries, as applicable, operate in the geographic regions in the United States in which Duke Realty and Duke Realty’s subsidiaries or Prologis and Prologis’ subsidiaries, as applicable, operate or own or lease properties.
Covenants and Agreements
Conduct of Business of the Duke Realty Parties Pending the Mergers
The Duke Realty parties have agreed to certain restrictions on them from the date of the merger agreement until the earlier to occur of the company merger effective time and the date, if any, on which the merger agreement is terminated, which we refer to as the “interim period.” In general, except to the extent required by law, as otherwise expressly required or permitted by the merger agreement or as may be consented to in writing by Prologis (which consent will not be unreasonably withheld, delayed or conditioned), the Duke Realty parties will use their commercially reasonable efforts to, and will cause each of Duke Realty’s subsidiaries to use its commercially reasonable efforts to, (i) carry on their respective businesses in all material respects in the ordinary course, consistent with past practice and (ii) (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects their present business organizations, ongoing businesses and significant business relationships, (C) keep available the services of their present officers, and (D) preserve Duke Realty’s status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, none of the Duke Realty parties or any of the Duke Realty subsidiaries will, during the interim period, subject to certain specified exceptions (including those set forth in the disclosure schedules) and except to the extent required by law, as otherwise expressly required or permitted by the merger agreement or as may be consented to in writing by Prologis (which consent will not be unreasonably withheld, delayed or conditioned):

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split, combine, reclassify or subdivide any shares of capital stock, units or other equity or voting securities or ownership interests of any Duke Realty party or any Duke Realty subsidiaries (other than any wholly owned Duke Realty subsidiary);

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declare, set aside or pay any dividend on or make any other distributions (whether in cash, shares or property or otherwise) in respect of, any shares of capital stock of Duke Realty, any units of Duke Realty OP or other equity or voting securities or ownership interests in Duke Realty or any Duke Realty subsidiary, except for:

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quarterly distributions at a rate not in excess of $0.28 per share per quarter, provided that if Prologis makes an increase in its quarterly dividend rate, Duke Realty will be entitled to make a corresponding increase (of not more than 15%) in its dividend for the same quarterly period in which Prologis makes such an increase;

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regular distributions that are required to be made in respect of the Duke Realty OP common units in connection with any permitted dividends paid on shares of Duke Realty common stock in accordance with the terms of the Duke Realty OP partnership agreement;

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dividends or distributions, declared, set aside or paid by any Duke Realty subsidiary to Duke Realty, Duke Realty OP or any Duke Realty subsidiary that is, directly or indirectly, wholly owned by Duke Realty;

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distributions by any Duke Realty subsidiary that is not wholly owned, directly or indirectly, by Duke Realty in accordance with the requirements of the organizational documents of such Duke Realty subsidiary; and

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distributions to the extent required for Duke Realty to maintain its status as a REIT under the Code or to avoid or reduce the incurrence of any entity-level income or excise taxes by Duke Realty;

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authorize for issuance, issue, sell or grant, or agree or commit to issue, sell or grant (whether through the issuance or granting of options, warrants, convertible securities, voting securities, commitments, subscriptions, rights to purchase or otherwise), any shares, units or other equity interests or capital stock of any class or any other securities or equity equivalents (including Duke Realty equity awards and “phantom” stock rights or stock appreciation rights) of Duke Realty or any Duke Realty subsidiaries, except for:

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transactions among Duke Realty and one or more wholly owned Duke Realty subsidiaries or among one or more wholly owned Duke Realty subsidiaries;

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issuances of shares of Duke Realty common stock upon the exercise or settlement of any Duke Realty equity award, in each case, that is outstanding as of the date of the merger agreement; or

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exchanges of Duke Realty OP common units or Duke Realty OP LTIP units for shares of Duke Realty common stock, in accordance with the Duke Realty OP partnership agreement;

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purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity or voting interests of any Duke Realty party or a Duke Realty subsidiary, other than:

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the withholding of shares of Duke Realty common stock to satisfy withholding tax obligations with respect to outstanding Duke Realty equity awards;

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the redemption or purchase of Duke Realty OP common units to the extent required under the terms of the Duke Realty OP partnership agreement; or

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in connection with the redemption or repurchase by a wholly owned Duke Realty subsidiary of its own securities (but solely to the extent such securities or equity equivalents are owned by Duke Realty or a wholly owned Duke Realty subsidiary);

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acquire or agree to acquire, any corporation, partnership, joint venture, other business organization or any division or material amount of assets thereof, real property or personal property, except acquisitions at a total cost of less than $75,000,000 in the aggregate;

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sell, assign, transfer or dispose of, or effect a deed in lieu of foreclosure with respect to any Duke Realty real property (or real property that if owned by Duke Realty or any Duke Realty subsidiary on the date of the merger agreement would be a Duke Realty real property) or any other material assets, or place or permit any lien, mortgage or deed of trust, claim against title, charge which is a lien, security interest or other encumbrance thereupon (whether by asset acquisition, stock acquisition or otherwise, including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner), except sales, transfers or other such dispositions of any Duke Realty real property or any other material assets that do not exceed $20,000,000 in the aggregate;

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for any Duke Realty real property that was under ground-up development as of the date of the merger agreement or for any other Duke Realty real property that was under development on the date of the merger agreement for which site work had commenced, or for projects in the planning stages as of the date of the merger agreement, expend or incur any amount, or enter into, amend, modify or terminate any contracts for the design, development and construction of such properties that are material contracts of Duke Realty, except:

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as contemplated by any existing Duke Realty contracts for the design, development and construction of Duke Realty real properties under ground-up development as of the date of the merger agreement; or

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up to $50,000,000 in the aggregate in excess of the amounts set forth in the preceding bullet point;

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incur, create, assume, refinance, replace or prepay any amount of indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for, any indebtedness of any other person or entity (other than a wholly owned Duke Realty subsidiary), except:

•
indebtedness incurred under Duke Realty’s existing credit facility (whether drawn or undrawn as of the date of the merger agreement) or other similar lines of credit in existence as of the date of the merger agreement in the ordinary course of business for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by the merger agreement);

•
indebtedness incurred under existing construction loan facilities with respect to ongoing construction projects by Duke Realty or any Duke Realty subsidiary;

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refinancing of any existing indebtedness, including the replacement or renewal of any letters of credit (provided, that the terms of such new indebtedness allow for prepayment at any time and do not include any make-whole, yield maintenance or any other penalties upon prepayment and the principal amount, and the terms of such new indebtedness will not in the aggregate, for each separate instrument of indebtedness, be materially more onerous on Duke Realty compared to the existing indebtedness and the principal amount of such replacement indebtedness will not be materially greater than the indebtedness it is replacing);

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any additional indebtedness in an amount that, in the aggregate, does not exceed $50,000,000 (provided, that the terms of such new indebtedness allow for prepayment at any time and do not include any make-whole, yield maintenance or any other penalties upon prepayment and the principal amount, and the terms of such new indebtedness shall not in the aggregate, for each separate instrument of indebtedness, be materially more onerous on Duke Realty compared to the existing indebtedness);

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inter-company indebtedness among Duke Realty and any wholly owned Duke Realty subsidiaries; or

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any surety bonds not exceeding $5,000,000 individually or $50,000,000 in the aggregate;

and, in each case of the six sub-bullets immediately above, such indebtedness does not prohibit or limit the transactions contemplated by the merger agreement and do not include any termination, default or payment related to the transaction contemplated by the merger agreement;

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issue or sell debt securities or warrants or other rights to acquire any debt securities of Duke Realty or any Duke Realty subsidiary or guarantee any debt securities of another person or entity;

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make any loans, advances or capital contributions to, or investments in, any other person or entity (including, to any of its officers, directors, trustees, affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of such person or entity, enter into any “keep well” or other similar arrangement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of the foregoing, other than:

•
by Duke Realty or a wholly owned Duke Realty subsidiary to Duke Realty or a wholly owned Duke Realty subsidiary;

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loans or advances required to be made under any of Duke Realty’s leases or ground leases that existed as of the date of the merger agreement pursuant to which any third party is a lessee or sublessee on any Duke Realty real property;

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loans or advances required to be made under any existing joint venture arrangement to which Duke Realty or a Duke Realty subsidiary is a party and that are specifically listed in the disclosure schedules and were made available to Prologis; or

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as contractually required by any Duke Realty material contract in effect on the date of the merger agreement that were made available to Prologis;

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waive, release, assign, settle or compromise any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), directly or indirectly, other than waivers, releases, assignments, settlements or compromises that:

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with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $5,000,000 individually or $50,000,000 in the aggregate;

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do not involve the imposition of any material injunctive relief against Duke Realty or any Duke Realty subsidiary;

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do not provide for any admission of liability by Duke Realty or any Duke Realty subsidiary, other than liability that is immaterial in nature and does not involve any admission of criminal or fraudulent conduct; and

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with respect to any legal action involving any present, former or purported holder or group of holders of shares of Duke Realty common stock or Duke Realty OP common units in accordance with the merger agreement;

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fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2021, except as required by a change in GAAP or in applicable law, or make any change other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

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enter into any new line of business;

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fail to timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law or applicable rules or regulations;

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enter into any joint venture, partnership or new funds or other similar agreement;

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except as required by applicable law, as required by the terms of any Duke Realty employee program as in effect on the date of the merger agreement, as set forth in the disclosure schedules, or as required by any other provision of the merger agreement:

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hire any officer (with a title of vice president or higher) of Duke Realty or promote or appoint any person to a position of officer (with a title of vice president or higher) of Duke Realty (other than to replace any officer that departs after the date of the merger agreement);

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increase in any manner the amount, rate or terms of compensation or benefits of any current or former directors, officers or employees of Duke Realty or any Duke Realty subsidiary;

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enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other Duke Realty employee program;

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accelerate the vesting or payment of any award under any Duke Realty equity incentive plan or of any other compensation or benefits to any current or former directors, officers or employees of Duke Realty or any Duke Realty subsidiary;

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grant any equity or equity-based compensation awards under any Duke Realty equity incentive plan or any bonus, incentive, performance or other compensation plan or arrangement; or

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fund (including through a grantor trust) or otherwise secure the payment of any compensation or benefits under any Duke Realty employee program;

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except to the extent required to comply with the Duke Realty parties’ obligations under the merger agreement or with applicable law, amend or propose to amend (i) the Duke Realty charter or bylaws, (ii) the Duke Realty OP partnership agreement or the certificate of formation of Duke Realty OP, or (iii) such equivalent organizational or governing documents of any Duke Realty subsidiary material to Duke Realty and the Duke Realty subsidiaries, considered as a whole, if such amendment, in the case of clause (iii), would be adverse to Duke Realty or Prologis;

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adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Duke Realty or any Duke Realty subsidiaries or adopt resolutions providing for or authorizing such merger, liquidation, dissolution, consolidation, restructuring, recapitalization or reorganization (other than the mergers contemplated by the merger agreement), except in connection with any acquisitions conducted by the Duke Realty subsidiaries to the extent permitted by the merger agreement and in a manner that would not reasonably be expected (i) to be materially adverse to Duke Realty or Prologis or (ii) prevent or impair the ability of the Duke Realty parties to consummate the mergers;

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amend any term of any outstanding shares of capital stock or other equity or voting security of Duke Realty or any Duke Realty subsidiary;

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enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract of Duke Realty (or any contract that, if existing as of the date of the merger agreement, would constitute a material contract of Duke Realty), except:

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as expressly permitted by the merger agreement;

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any termination or renewal in accordance with the terms of any existing material contract of Duke Realty;

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the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Duke Realty or any Duke Realty subsidiary is a party as required or necessitated by the merger agreement or the transactions contemplated thereby, provided that any such modification, amendment, waiver or consent does not materially increase the principal amount thereunder or otherwise materially adversely affect Duke Realty, any Duke Realty subsidiary or Prologis or any Prologis subsidiary;

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the entry into any commercial leases in the ordinary course of business consistent with past practice; or

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in connection with change orders related to any construction, development, redevelopment or capital expenditure projects that either (i) do not materially increase the cost of any such project, or (ii) are otherwise permitted pursuant to the merger agreement;

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enter into any agreement that would limit or otherwise restrict (or purport to limit or otherwise restrict) Duke Realty or any of the Duke Realty subsidiaries or any of their successors from engaging or competing in any line of business or owning property in, whether or not restricted to, any geographic area;

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make or commit to make any capital expenditures, except

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pursuant to Duke Realty’s budget provided to Prologis prior to the date of the merger agreement;

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capital expenditures for tenant improvements in connection with new Duke Realty leases;

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capital expenditures necessary to repair any casualty losses in an amount up to $10,000,000 in the aggregate or to the extent such losses are covered by existing insurance; and

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capital expenditures in the ordinary course of business consistent with past practice necessary to comply with applicable law or to repair or prevent damage to any Duke Realty real properties or as is necessary in the event of an emergency situation, after prior notice to Prologis;

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take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Duke Realty to fail to qualify as a REIT or any Duke Realty subsidiary to cease to be treated as any of a partnership or disregarded entity for federal income tax purposes or a “qualified REIT subsidiary” within the meaning of 856(i)(2) of the Code, which we refer to as a “Qualified REIT Subsidiary,” a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code, which we refer to as a “Taxable REIT Subsidiary,” or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

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enter into or modify in a manner adverse to Duke Realty or Prologis or their respective subsidiaries any tax protection agreement applicable to Duke Realty or any Duke Realty subsidiary, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file any federal income tax return (except to the extent prepared in a manner in accordance with past practice, except as required by applicable law) or amend any material income tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, except, in each case:

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to the extent required by law; or

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to the extent necessary (i) to preserve Duke Realty’s qualification as a REIT under the Code or (ii) to qualify or preserve the status of any Duke Realty subsidiary as a disregarded entity or partnership for United States federal income tax purposes, a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code;

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take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the company merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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permit any insurance policy naming Duke Realty or any of its subsidiaries or directors or officers as a beneficiary or an insured or a loss payable payee, or Duke Realty’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

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take any action that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by the merger agreement, except as permitted by the merger agreement; or

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authorize, or enter into any contract, agreement, commitment or arrangement to take any of the foregoing actions.

However, nothing in the merger agreement will prohibit (i) Duke Realty from taking any action, at any time or from time to time, that in the reasonable judgment of the Duke Realty board, upon advice of outside counsel to Duke Realty, is necessary for Duke Realty to avoid or continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the company merger effective time, including making dividend or other distribution payments in accordance with the merger agreement to shareholders of Duke Realty in accordance with the merger agreement or otherwise, or to qualify or preserve the status of any Duke Realty subsidiary as a disregarded entity or partnership for United States federal income tax purposes, a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or REIT under the applicable provisions of Section 856 of the Code and (ii) Duke Realty OP from taking any action, at any time or from time to time, as Duke Realty OP reasonably determines to be necessary to be in compliance at all times with all of its obligations under any Duke Realty tax protection agreement and avoid liability for any indemnification or other payment under any Duke Realty tax protection agreement.
Conduct of Business of the Prologis Parties Pending the Mergers
The Prologis parties have agreed to certain restrictions on them during the interim period. In general, except to the extent required by law, as otherwise expressly required or permitted by the merger agreement or as may be consented to in writing by Duke Realty (which consent will not be unreasonably withheld, delayed or conditioned), the Prologis parties will use their commercially reasonable efforts to, and shall cause each significant subsidiary of Prologis designated in the disclosure schedules, which we refer to as a “Prologis significant subsidiary,” to use its commercially reasonable efforts to (i) carry on their respective businesses in all material respects in the ordinary course, consistent with past practice and (ii) (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects their present business organizations, ongoing businesses and significant business relationships, (C) keep available the services of their present executive officers and (D) preserve Prologis’ status as a REIT within the meaning of the Code. Without limiting the foregoing, none of the Prologis parties or any Prologis significant subsidiary will, during the interim period, subject to certain specified exceptions (including as set forth in the disclosure schedules) and except to the extent required by law, as otherwise expressly required or permitted by the merger agreement or as may be consented to in writing by Duke Realty (which consent will not be unreasonably withheld, delayed or conditioned):
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declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock or property or otherwise) in respect of, any shares of capital stock of Prologis, any units of Prologis OP or other equity or voting securities or ownership interests in Prologis or any Prologis significant subsidiary, except for:

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quarterly distributions at a rate not in excess of $0.79 per share, per quarter (except that Prologis and the Prologis board will be permitted to increase such quarterly dividend without Duke Realty’s consent by no more than 15% and to declare and pay such dividend);

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the declaration and payment of dividends pursuant to the terms of Prologis’ series Q preferred stock;

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regular distributions that are required to be made in respect of the Prologis OP common units, in connection with any dividends paid on the shares of Prologis common stock;

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distributions that are required to be made in respect of the Prologis OP preferred units or Prologis Class A convertible common units in accordance with the Prologis OP partnership agreement;

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dividends or distributions, declared, set aside or paid by any Prologis significant subsidiary to Prologis or any Prologis significant subsidiary that is, directly or indirectly, wholly owned by Prologis;

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distributions by any Prologis significant subsidiary that is not wholly owned, directly or indirectly, by Prologis, including any Prologis significant subsidiary, in accordance with the requirements of the organizational documents of Prologis OP or such Prologis significant subsidiary, as applicable; or

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distributions to the extent required for Prologis or any Prologis significant subsidiary to maintain its status as a REIT under the Code or avoid or reduce the incurrence of any entity-level income or excise taxes by Prologis or any such Prologis significant subsidiary;

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acquire or agree to acquire, any corporation, partnership, joint venture, other business organization or any division or material amount of assets thereof or real property that, in each case, would, or would reasonably be expected to, prevent or materially impair or delay the ability of the Prologis parties to consummate the mergers on a timely basis;

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fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2021, except as required by a change in GAAP or in applicable law, or make any change other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;
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fail to timely file all material reports and other material documents required to be filed with any governmental authority, except to the extent that such failure would not prevent or materially impair the ability of the Prologis parties to consummate the mergers on a timely basis;

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except to the extent required to comply with its obligations under the merger agreement or with applicable law, amend or propose to amend (i) the Prologis charter or bylaws, (ii) the Prologis OP partnership agreement (other than any amendments necessary to effect the mergers or the other transactions contemplated by the merger agreement) or certificate of limited partnership or (iii) such equivalent organizational or governing documents of any Prologis significant subsidiary material to Prologis, Prologis OP and the Prologis significant subsidiaries, considered as a whole, if such amendment, in the case of this clause (iii), would be adverse to Duke Realty or Prologis;

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adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Prologis, Prologis OP or any Prologis significant subsidiary or adopt resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, restructuring, recapitalization or reorganization, except in a manner that would not reasonably be expected (i) to be materially adverse to Duke Realty or Prologis or (ii) prevent or impair the ability of the Prologis parties to consummate the mergers on a timely basis;

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take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Prologis or any Prologis REIT subsidiary to fail to qualify as a REIT or any Prologis significant subsidiary other than a Prologis REIT subsidiary to cease to be treated as any of a partnership or disregarded entity for federal income tax purposes or a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

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take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the company merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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except to the extent permitted by the merger agreement or as required by applicable law, take any action that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by the merger agreement; or

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authorize, or enter into any contract, agreement, commitment or arrangement to take any of the foregoing actions.

However, nothing in the merger agreement will prohibit (i) Prologis from taking any action, at any time or from time to time, that in the reasonable judgment of the Prologis board, upon advice of outside counsel to Prologis, is necessary for Prologis or any Prologis REIT subsidiary to avoid or continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the company merger effective time, including making dividend or other distribution payments in accordance with the merger agreement to stockholders of Prologis or any Prologis REIT subsidiary, as applicable, in accordance with the merger agreement or otherwise, or to qualify or preserve the status of Prologis OP and any Prologis subsidiary other than any Prologis REIT subsidiaries as a disregarded entity or partnership for United States federal income tax purposes, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code or (ii) Prologis OP from taking any action, at any time or from time to time, as Prologis OP reasonably determines to be necessary to be in compliance at all times with all of its obligations under any Prologis tax protection agreement and avoid liability for any indemnification or other payment under any Prologis tax protection agreement.
No Solicitation of Acquisition Proposals
Except as expressly provided for in the merger agreement, from the date of the merger agreement, each of Prologis and Duke Realty will not, will cause its respective subsidiaries and its and their respective officers, and directors not to, and will instruct and use its reasonable best efforts to cause its and its respective subsidiaries’ other affiliates, officers, directors, trustees, employees or consultants or investment bankers, financial advisors, attorneys, accountants or other representative retained by such person or entity not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries, indications of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined below), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, an acquisition proposal or any inquiries, proposals, indications of interest or offers that constitute, or would reasonably be expected to lead to an acquisition proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement relating to any acquisition proposal, which we refer to as an “acquisition agreement” or (iv) propose or agree to do any of the foregoing.
For the purposes of the merger agreement, “acquisition proposal” means any inquiry, proposal, indication of interest or offer from any person, entity or group (other than any of the parties or their subsidiaries) relating to (i) any merger, consolidation, share exchange or similar business combination transaction involving Duke Realty or Prologis, as applicable, or any of their respective subsidiaries that would result in any person or entity beneficially owning more than 15% of the outstanding voting securities of Duke Realty or more than 50% of the outstanding voting securities of Prologis, as the case may be, or any successor thereto or parent company thereof, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture or any similar transaction), of any of Duke Realty’s or Prologis’, or their respective subsidiaries’ assets (including stock or other ownership interests of its subsidiaries) representing more than 15% of the assets of Duke Realty and its subsidiaries or more than 50% of the assets of Prologis and its subsidiaries, as applicable, and in each case on a consolidated basis, (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing more than 15% of the outstanding voting securities of Duke Realty or more than 50% of the outstanding voting securities of Prologis, as applicable, or any successor thereto or parent company thereof, (iv) any tender offer or exchange offer that, if consummated, would result in any person, entity or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act and the rules and regulations promulgated thereunder) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act and the rules and regulations promulgated thereunder), or the right to acquire beneficial ownership, of more than 15% of the outstanding shares of the outstanding voting securities of Duke Realty or more than 50% of the outstanding shares of the outstanding voting securities of Prologis, as applicable, or any successor thereto or parent company thereof or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction in which a third party will acquire beneficial ownership of more than 15% of the outstanding voting securities of Duke Realty or more than 50% of the outstanding voting securities of Prologis, or any successor thereto or parent company thereof. The term “acquisition proposal” does not include the mergers or the other transactions with the parties contemplated by the merger agreement.
Notwithstanding the restrictions set forth above, the merger agreement provides that each of the Prologis board and the Duke Realty board will be permitted to take the following actions, prior to the Prologis special meeting or the Duke Realty special meeting, respectively, in response to an unsolicited bona fide written acquisition proposal by such person or entity made to it after the date of the merger agreement (provided that the acquisition proposal by a person or entity did not result from a breach by the applicable party or its subsidiaries or its or their respective representatives of the non-solicitation covenant and covenants restricting the sharing of information in the merger agreement) and which the Prologis board or the Duke Realty board, as applicable, concludes in good faith (after consultation with its outside legal counsel and its financial advisors) either constitutes or could reasonably be expected to lead to a superior proposal, if the Prologis board or the Duke Realty board, as applicable, concluded in good faith (after consultation with its outside legal counsel) that failure to do so would reasonably be expected to be inconsistent with their duties as directors under applicable law: (i) engage in discussions and negotiations regarding such acquisition proposal with the person or entity who made such acquisition proposal and (ii) provide any non-public information or data to the person or entity who made such acquisition proposal after entering into a confidentiality agreement between Prologis or Duke Realty, as applicable, on the one hand, and such person or entity, on the other hand, having confidentiality and use provisions that are no more favorable as a whole to such counterparty than those contained in the confidentiality agreement between Duke Realty and Prologis and which agreement does not prohibit Duke Realty from complying with its obligations under the merger agreement.
Each of Prologis and Duke Realty will promptly (but in no event later than 36 hours) notify Duke Realty or Prologis, respectively and as applicable, of the receipt by Prologis, Prologis OP, the Prologis board or any of their respective representatives, in the case of Prologis, or Duke Realty, Duke Realty OP, the Duke Realty board or any of their respective representatives, in the case of Duke Realty, of any inquiry, proposal, indication of interest or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal. The notice will be made orally and promptly thereafter in writing, and must indicate the identity of the person or entity making such inquiry, proposal, indication of interest or offer, and the material terms and conditions of, such inquiry, proposal, indication of interest or offer (including a copy thereof if in writing and any material documentation or correspondence that sets forth any such terms). Each of Prologis and Duke Realty must also promptly (but in no event later than 36 hours) notify the other party, as applicable, orally and promptly thereafter in writing, of any changes or modifications to the material terms of the acquisition proposal and keep the other party, as applicable, reasonably informed on a reasonably current basis regarding material developments, discussions and negotiations concerning any such acquisition proposal.
Except as described below, neither the Prologis board, the Duke Realty board nor any committee thereof may (i) withhold or withdraw or qualify or modify in any manner adverse to the Duke Realty parties the recommendation of the Prologis board that the Prologis stockholders vote in favor of the approval of the Prologis common stock issuance in connection with the company merger, which we refer to as the “Prologis recommendation,” or to the Prologis parties the recommendation of the Duke Realty board that the Duke Realty shareholders vote in favor of the approval of the merger agreement, which we refer to as the “Duke Realty recommendation,” (ii) adopt, approve or recommend any acquisition proposal (or any transaction or series of related transactions included within the definition of acquisition proposal), (iii) fail to include the Prologis recommendation or the Duke Realty recommendation, as applicable, in the joint proxy statement/prospectus, (iv) fail to recommend against any acquisition proposal subject to Regulation 14D promulgated under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within 10 business days after the other party so requests in writing, (v) if an acquisition proposal or any material modification thereof is made public or is otherwise sent to the holders of shares of Prologis common stock or Duke Realty common stock, as applicable, fail to issue a press release or other public communication that reaffirms the Prologis recommendation or the Duke Realty recommendation, as applicable, within 10 business days after the other party so requests in writing, (vi) authorize, cause or permit Prologis or Duke Realty, as applicable, or any of its respective affiliates to enter into any acquisition agreement (other than an acceptable confidentiality agreement in accordance with the terms of the merger agreement) or (vii) propose, resolve or agree to take any action set forth in the foregoing clauses (i) through (vi) (we refer to any such action set forth above with respect to the Duke Realty recommendation as a “change in Duke Realty recommendation” and with respect to the Prologis recommendation as a “change in Prologis recommendation”).
Notwithstanding the foregoing, with respect to an acquisition proposal, (i) at any time prior to the receipt of the Prologis stockholder approval, the Prologis board may make a change in Prologis recommendation or (ii) at any time prior to the receipt of the Duke Realty shareholder approval, the Duke Realty board may make a change in Duke Realty recommendation or terminate the merger agreement, in each case of clauses (i) and (ii) (as applicable), if and only if (A) an unsolicited bona fide written acquisition proposal (provided that the acquisition proposal did not result from a breach by the applicable party or its subsidiaries or its or their respective representatives of the non-solicitation covenant and covenants restricting the sharing of information in the merger agreement) is made to Prologis or Duke Realty, as applicable, and is not withdrawn, (B) the Prologis board or the Duke Realty board, as applicable, has concluded in good faith (after consultation with its outside legal counsel and its financial advisors) that such acquisition proposal constitutes a superior proposal (as defined below), (C) the Prologis board or the Duke Realty board, as applicable, has concluded in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to be inconsistent with their duties as directors under applicable law, (D) four business days, which we refer to as the “notice period,” have elapsed since Prologis or Duke

Realty, as applicable, has given written notice to the other party advising the other party that it intends to take such action and specifying in reasonable detail the reasons therefor, including the material terms and conditions of any such superior proposal that is the basis of the proposed action, which we refer to as a “superior proposal notice,” which superior proposal notice will not, in and of itself, be deemed a change in Prologis recommendation or a change in Duke Realty recommendation, as applicable, for any purpose of the merger agreement, (E) during such notice period, Prologis or Duke Realty, as applicable, has considered and, if requested by the other party, engaged, and caused its representatives to engage, in good faith discussions with the other party regarding any adjustment or modification of the terms of the merger agreement proposed by the other party and (F) the Prologis board or the Duke Realty board, as applicable, following such notice period, again concludes in good faith (after consultation with its outside legal counsel and its financial advisors and taking into account any adjustment or modification of the terms of the merger agreement proposed in writing by the other party) that the failure to do so would reasonably be expected to be inconsistent with their duties as directors under applicable law and that such acquisition proposal continues to constitute a superior proposal. If during the notice period, any material revisions are made to the superior proposal (including any change in the purchase price or form of consideration in such superior proposal), the Prologis board or the Duke Realty board, as applicable, must give notice to the other party regarding such revisions prior to the expiration of the notice period and the notice period will thereafter expire on the third business day immediately following the date of the delivery of such notice (but in no event will delivery of a such notice regarding revisions shorten the four business day duration applicable to the initial notice period). If the Prologis board or the Duke Realty board, as applicable, does not determine in accordance with clause (F) above that such acquisition proposal is a superior proposal, but thereafter determines to make a change in Prologis recommendation or a change in Duke Realty recommendation or (with respect to Duke Realty and the Duke Realty board only) terminate the merger agreement with respect to another acquisition proposal (whether from the same or different person or entity), the foregoing procedures and requirements will apply anew prior to the taking of any such actions.
Notwithstanding anything to the contrary in the merger agreement, in circumstances not involving or relating to an acquisition proposal, (i) at any time prior to the receipt of the Prologis stockholder approval, the Prologis board may make a change in Prologis recommendation or (ii) at any time prior to the receipt of the Duke Realty shareholder approval, the Duke Realty board may make a change in Duke Realty recommendation, in each case of clauses (i) and (ii), as applicable, if and only if (A) an intervening event occurs with respect to Prologis or its subsidiaries or with respect to Duke Realty or its subsidiaries, respectively and as applicable, (B) the Prologis board or the Duke Realty board, as applicable, has concluded in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to be inconsistent with their duties as directors under applicable law, (C) four business days, which we refer to as the “intervening event notice period,” have elapsed since Prologis or Duke Realty, as applicable, has given written notice (which written notice will not, in and of itself, be deemed a change in Prologis recommendation or a change in Duke Realty recommendation, as applicable, for any purpose of the merger agreement) to the other party advising that it intends to take such action and specifying in reasonable detail the reasons therefor, (D) during such intervening event notice period, Prologis or Duke Realty, as applicable, has considered and, if requested by the other party, engaged and caused its representatives to engage in good faith discussions with the other party regarding any adjustment or modification of the terms of the merger agreement proposed by the other party and (E) the Prologis board or the Duke Realty board, as applicable, following such intervening event notice period, again concludes in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party) that failure to do so would reasonably be expected to be inconsistent with their duties as directors under applicable law. In the event that the Prologis board or the Duke Realty board, as applicable, does not make such a change in Prologis recommendation or a change in Duke Realty recommendation, as applicable, following such intervening event notice period, but thereafter determines to make such a change in Prologis recommendation or a change in Duke Realty recommendation, as applicable, in circumstances not involving an acquisition proposal, the foregoing procedures and requirements will apply anew prior to the taking of any such actions.
For purposes of the merger agreement and with respect to an acquisition proposal, “superior proposal” means a bona fide unsolicited written acquisition proposal (except that, for purposes of the definition of “superior proposal,” the references in the definition of “acquisition proposal” to “15%” are deemed replaced by “50%”) made by a third party on terms that the Prologis board or the Duke Realty board, as applicable, determines in good faith (after consultation with outside legal counsel and financial advisors and taking into account all factors and matters deemed relevant in good faith by the Prologis board or the Duke Realty board, as applicable, including, to the extent deemed relevant by the Prologis board or the Duke Realty board, as applicable, financial, legal, regulatory and any other aspects of the transactions, including the identity of the person or entity making such proposal, any termination fees, expense reimbursement provisions, conditions to consummation and whether the transactions contemplated by such acquisition proposal are reasonably capable of being consummated) would be more favorable to Prologis and the holders of shares of Prologis common stock or Duke Realty and the holders of shares of Duke Realty common stock, as applicable, than the transactions contemplated by the merger agreement. For purposes of the merger agreement, “intervening event” means a material fact, effect, event, change, development, circumstance, condition or occurrence that has occurred or arisen after the date of the merger agreement, that was not known to the Prologis board or the Duke Realty board, as applicable (or, if known, the consequences of which were not reasonably foreseeable to the Prologis board or the Duke Realty board, as applicable, as of the date of the merger agreement) and materially affects the business, assets or operations of Prologis and its subsidiaries, or of Duke Realty and its subsidiaries, taken as a whole, as applicable. However, in no event will any of the following constitute or be taken into account in determining whether an “intervening event” has occurred: (i) the receipt, terms or existence of any acquisition proposal with respect to the applicable party (including, with respect to Prologis, any acquisition proposal with respect to more than 15% of the voting securities or assets of Prologis and its subsidiaries on a consolidated basis) or any matter relating thereto, (ii) changes in the market price or trading volume of the shares of beneficial interest or capital stock of Duke Realty or Prologis or any of their respective subsidiaries, or (iii) Duke Realty or Prologis or any of their respective subsidiaries meeting, exceeding or failing to meet internal or publicly announced financial projections, forecasts or predictions (except that with respect to the foregoing clauses (ii) and (iii), any fact, effect, event, change, development, circumstance, condition or occurrence giving rise to such change, meeting, exceedance or failure may otherwise constitute or be taken into account in determining whether an “intervening event” has occurred if not falling into the foregoing clause (i)).
The merger agreement required each of Prologis and Duke Realty to, and to cause its subsidiaries, and its and their representatives to, (i) cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties with respect to any acquisition proposal, (ii) terminate any such third party’s access to any physical or electronic data rooms and (iii) request that any such third party and its representatives destroy or return all confidential information concerning such party or its subsidiaries furnished by or on behalf of such party or any of its subsidiaries and destroy all analyses and other materials prepared by or on behalf of such person or entity that contain, reflect or analyze such confidential information, in the case of the foregoing clauses (ii) and (iii), to the extent required by and in accordance with the terms of the applicable confidentiality agreement between such party or any of its subsidiaries and such person or entity. Each of Prologis and Duke Realty agreed to promptly inform its and its subsidiaries’ respective representatives of the obligations set forth above.
Unless the merger agreement is terminated, (i) notwithstanding a change in Duke Realty recommendation, unless Duke Realty terminates the merger agreement in connection with a superior proposal, Duke Realty must cause the approval of the merger agreement to be submitted to a vote of its shareholders at the Duke Realty special meeting and (ii) notwithstanding a change in Prologis recommendation, Prologis must cause the approval of the Prologis common stock issuance to be submitted to a vote of its stockholders at the Prologis special meeting.
Neither Prologis nor Duke Realty may submit to the vote of its stockholders or shareholders, respectively, any acquisition proposal other than the mergers prior to the termination of the merger agreement. In addition, except as part of a change in Prologis recommendation permitted by the merger agreement, prior to the termination of the merger agreement, neither Prologis nor any of its subsidiaries may file a proxy statement (including in preliminary form) with respect to, or publicly announce the entry into a definitive agreement providing for, an acquisition proposal with respect to Prologis (including any acquisition proposal with respect to more than 15% of the voting securities or assets of Prologis and its subsidiaries on a consolidated basis) if such acquisition proposal would require a vote of Prologis’ stockholders in connection with such acquisition proposal.

Form S-4, Proxy Statement/Prospectus; Prologis Special Meeting
The merger agreement provides that, as soon as reasonably practicable following the date of the merger agreement, each of the parties to the merger agreement is required to jointly prepare and cause to be filed with the SEC the joint proxy statement included in this joint proxy statement/prospectus and a registration statement on Form S-4 with respect to the Prologis common stock issuable in the company merger. In addition, Prologis must prepare and cause to be submitted to the NYSE the application and other agreements and documentation necessary for the listing of the Prologis common stock issuable in the company merger on the NYSE. Prologis must also use its commercially reasonable best efforts to have the application for the listing of the Prologis common stock accepted by the NYSE as promptly as is practicable following submission.
The Prologis parties have the right, to the extent necessary (and following consultation with Duke Realty), to prepare and file a Form S-4 or any other registration form under the Securities Act or Exchange Act with respect to the new Prologis OP common units, which we refer to as the “OP unit Form S-4,” to be issued in connection with the partnership merger. The Duke Realty parties will cooperate in the preparation of the OP unit Form S-4. In the event the Prologis parties determine to prepare and file the OP unit Form S-4, the Prologis parties will prepare and cause to be filed with the SEC, as promptly as reasonably practicable after such determination, the OP unit Form S-4.
Each of Prologis and Duke Realty must cause this joint proxy statement/prospectus to be mailed to its stockholders and shareholders, respectively, entitled to vote at the Prologis special meeting or the Duke Realty special meeting, respectively, and to hold the Prologis special meeting or the Duke Realty special meeting, respectively, as soon as practicable after the Form S-4 is declared effective. Each of Prologis and Duke Realty must also include in this joint proxy statement/prospectus the Prologis recommendation and the Duke Realty recommendation, respectively, and must use its reasonable best efforts to obtain the Prologis stockholder approval and the Duke Realty shareholder approval, respectively, unless a change in Prologis recommendation or a change in Duke Realty recommendation, respectively, has occurred pursuant to the merger agreement.
Indemnification; Directors’ and Officers’ Insurance
From and after the company merger effective time, pursuant to the terms of the merger agreement and subject to certain limitations, Prologis is required to (or to cause Prologis OP to), for a period of six years from the company merger effective time, indemnify and hold harmless each person who is at the date of the merger agreement, was previously, or is during the interim period, serving as, among others, manager, director, officer, trustee or fiduciary of Duke Realty or any of its subsidiaries, in connection with any claim with respect to matters occurring on or before the company merger effective time and any losses, claims, damages, liabilities, costs, claim expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such claim, to the fullest extent that an Indiana corporation is permitted to indemnify and hold harmless its own such persons or entities under the applicable laws of the State of Indiana, as in effect on the date of the merger agreement or thereafter in effect. Prologis is also required to promptly pay on behalf of or advance to each of the indemnified parties, to the fullest extent that an Indiana corporation is permitted to indemnify and hold harmless its own such persons or entities under the applicable laws of the State of Indiana, as now or hereafter in effect, any claim expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any claim in advance of the final disposition of such claim, including payment on behalf of or advancement to the indemnified party of any claim expenses incurred by such indemnified party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to Prologis’ receipt of an undertaking by or on behalf of such indemnified party to repay such claim expenses if it is ultimately determined under applicable laws or any of the Duke Realty governing documents that such indemnified party is not entitled to be indemnified.
Prior to the company merger effective time, Duke Realty is required to obtain and fully pay the premium for, and Prologis is required to maintain in full force and effect (and the obligations thereunder to be honored), during the six-year period beginning on the date of the company merger, a “tail” prepaid directors’ and officers’ liability insurance policy or policies (which policy or policies by their respective express terms shall survive the mergers) from Duke Realty’s current insurance carrier or an insurance carrier with the same or better credit rating as Duke Realty’s current insurance carrier, of at least the same coverage and amounts and containing terms and conditions, retentions and limits of liability that are no less favorable than Duke Realty’s and its subsidiaries’ existing directors’ and officers’ liability policy or policies for the benefit of the indemnified parties with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the company merger effective time.
Notwithstanding the foregoing, (i) in no event will the aggregate premium for such “tail” insurance policy exceed 250% of the current annual premium paid by Duke Realty for such insurance, and (ii) if the aggregate premium exceeds 250%, Duke Realty will be entitled to obtain comparable “tail” insurance as reasonably available for an aggregate cost equal to 250% of the current annual premium.
Efforts to Complete Transactions; Consents
Each of the Duke Realty parties and the Prologis parties has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the mergers and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary or as reasonably determined by Prologis and Duke Realty advisable consents, approvals, orders, exemptions, waivers and authorizations by or from (or to give any notice to) any public or private third party, including any that are required to be obtained or made under any law or any contract, agreement or instrument to which Duke Realty or any Duke Realty subsidiary or Prologis, Prologis OP or any Prologis subsidiary, as applicable, is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging the merger agreement or the consummation of the mergers, to effect all necessary registrations and other filings and submissions of information requested by a governmental authority, and to use its commercially reasonable efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the mergers.
Access to Information; Confidentiality
During the interim period, to the extent permitted by applicable law and contracts, each of the Duke Realty parties and the Prologis parties shall, and shall cause each of its subsidiaries to, furnish Prologis or Duke Realty, as applicable, with such financial and operating data and other information with respect to the business, properties, offices, books, contracts, records and personnel of Duke Realty and its subsidiaries or Prologis, Prologis OP and the Prologis subsidiaries, as applicable, as Prologis or Duke Realty, as applicable, may from time to time reasonably request, and, with respect to Duke Realty and its subsidiaries and subject to the terms of the Duke Realty leases, facilitate reasonable access for Prologis and its authorized representatives during normal business hours, and upon reasonable advance notice, to all Duke Realty real properties.
Prior to the company merger effective time, each of Duke Realty and Prologis will hold, and will cause its respective representatives and affiliates to hold, any non-public information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the existing confidentiality agreement by and between Prologis and Duke Realty, which will remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of the merger agreement or the termination thereof.
Public Announcements
So long as the merger agreement is in effect, each of Duke Realty and Prologis must, subject to certain exceptions, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement. In addition, neither of Duke Realty nor Prologis may issue any such press release or make any such public statement or filing prior to obtaining the consent of the other party (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain agreed exceptions.

Notification of Certain Matters; Transaction Litigation
Duke Realty and Prologis must provide prompt notice to the other of any notice or other communication received from any governmental authority in connection with the merger agreement, any of the mergers or the other transactions contemplated by the merger agreement or from any person or entity alleging that its consent is or may be required in connection with any of the mergers or the other transactions contemplated by the merger agreement.
Promptly after becoming aware, each of Duke Realty and Prologis must give written notice to the other if any representation or warranty made by such party in the merger agreement becomes untrue or inaccurate such that, if uncured, it would reasonably be expected to result in any of the applicable closing conditions not being capable of being satisfied prior to the outside closing date, or if such party fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the merger agreement such that, if uncured, it would result in any of the applicable closing conditions not being satisfied.
Each of Duke Realty and Prologis must give prompt notice to the other if, to Duke Realty’s knowledge or Prologis’ knowledge, as applicable, the occurrence of any state of facts or effect, event, change, development, circumstance, condition or occurrence would cause, or would reasonably be expected to cause, any of the conditions to closing not being satisfied or satisfaction thereof to be reasonably delayed.
Each of Duke Realty and Prologis must give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any effect, event, change, development, circumstance, condition or occurrence relating to it or any of its subsidiaries, which could reasonably be expected to have, individually or in the aggregate, a company material adverse effect or parent material adverse effect, as applicable.
Each of Duke Realty and Prologis must give prompt notice to the other of any claim, action, suit, litigation, proceeding, arbitration, mediation or other investigation or audit commenced or, to Duke Realty’s knowledge or Prologis’ knowledge, as applicable, threatened against, relating to or involving such party or any of its subsidiaries that relates to the merger agreement, the mergers or the other transactions contemplated by the merger agreement and each party must keep the other party reasonably informed regarding any such matters. Each party has agreed to allow the other the opportunity to reasonably participate in the defense and settlement of any litigation against the other party, its directors or its officers relating to the merger agreement, the mergers and the transactions contemplated by the merger agreement, and Duke Realty may not agree to a settlement of any such litigation without Prologis’ consent (not to be unreasonably withheld, conditioned or delayed in the case of any such settlement that only requires payment of monetary amounts by Duke Realty).
Pre-Closing Transactions
In addition, the merger agreement requires that Duke Realty use commercially reasonable efforts during the interim period to provide such cooperation and assistance as Prologis may reasonably request to (i) identify certain assets that Prologis may desire to be purchased by one or more Prologis subsidiaries or affiliates of the Prologis parties from one or more Duke Realty subsidiaries as part of one or more “like-kind exchanges” under Section 1031 of the Code by such Prologis subsidiaries, (ii) identify certain assets that Prologis may desire to be purchased by one or more Duke Realty subsidiaries from one or more Prologis subsidiaries or the affiliates of the Prologis parties as part of one or more “like-kind exchanges” under Section 1031 of the Code by such Duke Realty subsidiaries, (iii) cause such purchases or sales referred to in the foregoing clauses (i) and (ii) to be completed pursuant to such terms as may be designated by Prologis and as may be necessary for such purchases or sales to constitute part of one or more like-kind exchanges under Section 1031 of the Code, (iv) convert or cause the conversion of any of Duke Realty’s wholly owned subsidiaries organized as a corporation or limited partnership into a limited liability company on the basis of organizational documents as reasonably requested by Prologis, (v) sell or cause to be sold stock, partnership interests or limited liability interests owned, directly or indirectly, by Duke Realty in one or more Duke Realty subsidiaries at a price and on terms designated by Prologis, (vi) exercise any of Duke Realty’s or its subsidiaries’ rights to terminate or cause to be terminated any contract to which Duke Realty or a Duke

Realty subsidiary is a party and (vii) sell or cause to be sold any of the assets and properties of Duke Realty or one or more of its subsidiaries at a price and on terms designated by Prologis.
These rights of Prologis are limited, however, in that (i) Prologis may not require Duke Realty or any of its subsidiaries to take any action that contravenes any of Duke Realty’s or any of its subsidiaries’ organizational documents, material contracts or applicable law, (ii) any such conversions, effective times of terminations, sales or transactions (A) must be contingent upon all conditions to the mergers under the merger agreement having been satisfied or waived and Duke Realty’s receipt of a written notice from Prologis to such effect and that the Prologis parties are prepared to proceed immediately with the closing of the mergers and (B) with respect to the transactions described in clauses (v), (vi) and (vii) of the previous paragraph, must not occur prior to the closing, (iii) these actions (or the inability to complete them) will not affect or modify the obligations of the Prologis parties under the merger agreement, including the amount of or timing of the payment of the merger consideration, the fractional share consideration and the partnership merger consideration, (iv) Duke Realty and its subsidiaries will not be required to take any action that could adversely affect Duke Realty’s classification, or the classification of any of Duke Realty’s subsidiaries that is classified as a REIT, as a REIT or that could subject Duke Realty or any such subsidiary to any “prohibited transactions” taxes or certain other material taxes under the Code (or other material entry-level taxes), (v) Duke Realty and its subsidiaries will not be required to take any such action that could result in any United States federal, state or local income tax being imposed on, or adverse tax consequences to, any holder of Duke Realty OP common units other than Duke Realty or any of its subsidiaries or any equity holders in Duke Realty (in such person’s capacity as an equity holder) and (vi) neither Duke Realty nor any of the Duke Realty subsidiaries will be required to (A) enter into any contract, or make any undertaking, that would not by its terms terminate upon a termination of the merger agreement, with no continuing obligation or liability for Duke Realty or any Duke Realty subsidiary, (B) consent to, or enter into any contract providing for, the consummation of any sale or other disposition of any assets or properties prior to the closing date, or (C) pay any fee or incur any liability, other than reasonable out-of-pocket-expenses or reasonable security deposits that are advanced or promptly reimbursed by the Prologis parties in accordance with the merger agreement. Prologis will, promptly upon Duke Realty’s request, reimburse Duke Realty for all reasonable out-of-pocket costs incurred by Duke Realty or its subsidiaries in connection with Duke Realty’s or its subsidiaries’ performance of these obligations.
Financing Cooperation
During the interim period, Duke Realty is required to, and is required to cause its subsidiaries to, and is required to cause its and their representatives to, provide all cooperation reasonably requested by Prologis in connection with financing arrangements as Prologis may reasonably determine is necessary or advisable in connection with the completion of the transactions contemplated by the merger agreement. Prologis may undertake offers to purchase, offers to exchange and/or consent solicitations in respect of Duke Realty’s outstanding notes, with which Duke Realty has agreed to cooperate.
Other Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including covenants related to:
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each of Duke Realty and Prologis using its respective reasonable best efforts to cause the company merger to qualify as a reorganization under the Code;

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Duke Realty cooperating and consulting in good faith with Prologis with respect to maintenance of Duke Realty’s REIT status (and that of any of Duke Realty’s subsidiaries that is a REIT) for Duke Realty’s 2022 taxable year, and both parties cooperating to cause each Taxable REIT Subsidiary of Duke Realty to jointly elect with Prologis to be treated as a Taxable REIT Subsidiary of Prologis, effective as of the date of the company merger effective time;

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each of Duke Realty and Prologis taking all steps to cause any disposition of shares of Duke Realty common stock or acquisitions of shares of Prologis common stock resulting from the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, in each case subject to applicable law;

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Prologis voting all shares of Duke Realty common stock beneficially owned by it, Prologis OP or any Prologis subsidiary as of the record date of the Duke Realty special meeting, if any, in favor of approval of the merger agreement and Duke Realty voting all shares of Prologis common stock beneficially owned by it or any Duke Realty subsidiary as of the record date of the Prologis special meeting, if any, in favor of approval of the Prologis common stock issuance;

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the Duke Realty board adopting such resolutions or taking such other actions as may be required to terminate Duke Realty’s equity incentive plan;

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if requested by Prologis, Duke Realty or each applicable Duke Realty subsidiary terminating the Duke Realty 401(k) plan as of the day immediately prior to the closing date; and

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certain provisions relating to employee benefits and compensation matters.

Conditions to Completion of the Mergers
Mutual Closing Conditions
The obligations of each of the Duke Realty parties and the Prologis parties to effect the mergers are subject to the satisfaction or, to the extent allowed by applicable law, waiver by the other parties, at or prior to the closing, of each of the following conditions:
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approval by Duke Realty shareholders of the merger agreement and approval by Prologis stockholders of the Prologis common stock issuance;

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no law shall have been enacted, entered, promulgated or enforced by any governmental authority and be in effect that would have the effect of making illegal or otherwise prohibiting the consummation of the mergers;

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the absence of any temporary restraining order, preliminary or permanent injunction or other order, decree or judgment issued by any governmental authority that would have the effect of making illegal or otherwise prohibiting the consummation of the mergers;

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the Form S-4 (of which this joint proxy statement/prospectus forms a part) having been declared effective and no stop order suspending the effectiveness of such Form S-4 having been issued and remaining in effect and no proceeding to that effect having been commenced by the SEC and not withdrawn; and

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the shares of Prologis common stock to be issued in connection with the company merger having been approved for listing on the NYSE, subject to official notice of issuance.

Additional Closing Conditions for the Benefit of the Prologis Parties
The obligations of the Prologis parties to effect the mergers are further subject to the satisfaction or waiver by Prologis, at or prior to the closing, of each of the following additional conditions:
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the accuracy in all material respects as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty must be true and correct in all material respects at and as of such time) of certain representations and warranties made in the merger agreement by the Duke Realty parties regarding their valid existence, good standing and compliance with law, the ownership and validity of the shares of the Duke Realty subsidiaries, certain aspects of their capital structure, broker’s and finder’s fees and information supplied for inclusion in this joint proxy statement/prospectus;

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the accuracy in all respects as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty must be true and correct at and as of such time) of certain representations and warranties made in the merger agreement by the Duke Realty parties regarding the power of the Duke Realty parties to enter into and perform their respective obligations under the merger agreement, the absence of a company material adverse effect, the fairness opinion of Duke Realty’s financial advisor, the vote of Duke Realty shareholders necessary to approve the merger agreement, the absence of any requirement of registration under the Investment Company Act of 1940, as amended, and the inapplicability of anti-takeover statutes to the transactions contemplated by the merger agreement;
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the accuracy in all but de minimis respects as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty must be true and correct in all but de minimis respects at and as of such time) of certain representations and warranties made in the merger agreement by the Duke Realty parties relating to the capital structure of the Duke Realty;

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the accuracy of all other representations and warranties made in the merger agreement by the Duke Realty parties (disregarding any materiality or company material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty must be true and correct at and as of such time), except for any such inaccuracies that would not reasonably be expected to have, individually or in the aggregate, a company material adverse effect;

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each of the Duke Realty parties having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the closing;

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since the date of the merger agreement, the absence of any effect, event, change, development, circumstance, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a company material adverse effect;

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receipt by Prologis of an officer’s certificate dated as of the closing date on behalf of the Duke Realty parties, certifying that the closing conditions described in the six preceding bullet points have been satisfied;

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receipt by Prologis of a written tax opinion of Alston & Bird LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Prologis and Duke Realty), dated as of the closing date, to the effect that, beginning with its taxable year ended December 31, 1999 and ending with its taxable year that ends with the company merger, Duke Realty has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and

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receipt by Prologis of the written opinion of Wachtell Lipton (or other counsel as may be reasonably acceptable to Prologis and Duke Realty), dated as of the closing date, to the effect that the company merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of the Duke Realty Parties
The obligations of the Duke Realty parties to effect the mergers are further subject to the satisfaction or waiver by Duke Realty, at or prior to the closing, of each of the following additional conditions:
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the accuracy in all material respects as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty must be true and correct in all material respects at and as of such time) of certain representations and warranties made in the merger agreement by the Prologis parties regarding their valid existence, good standing and compliance with law, broker’s and finder’s fees and information supplied for inclusion in this joint proxy statement/prospectus;

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the accuracy in all respects as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty must be true and correct at and as of such time) of certain representations and warranties made in the merger agreement by the Prologis parties regarding the power of the Prologis parties to enter into and perform their respective obligations under the merger agreement, the absence of a parent material adverse effect, the fairness opinion of Prologis’ financial advisor and the vote of Prologis’ stockholders necessary to approve the Prologis common stock issuance;

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the accuracy in all but de minimis respects as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty must be true and correct in all but de minimis respects at and as of such time) of certain representations and warranties made in the merger agreement by the Prologis parties relating to the capital structure of Prologis;
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the accuracy of all other representations and warranties made in the merger agreement by the Prologis parties (disregarding any materiality or parent material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time), except for any such inaccuracies that would not reasonably be expected to have, individually or in the aggregate, a parent material adverse effect;

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each of the Prologis parties having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the closing;

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since the date of the merger agreement, the absence of any effect, event, change, development, circumstance, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a parent material adverse effect;

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receipt by Duke Realty of an officer’s certificate dated as of the closing date on behalf of the Prologis parties, certifying that the closing conditions described in the six preceding bullet points have been satisfied;

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receipt by Duke Realty of a written tax opinion of Mayer Brown LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Prologis and Duke Realty), dated as of the closing date, to the effect that beginning with Prologis’ taxable year ended December 31, 1997 and through the closing date, Prologis has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Prologis’ proposed method of organization and operation will enable Prologis to continue to satisfy the requirements for qualification and taxation as a REIT under the Code; and

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receipt by Duke Realty of a written opinion of Hogan Lovells (or other counsel as may be reasonably acceptable to Prologis and Duke Realty), dated as of the closing date, to the effect that the company merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement
Termination by Mutual Agreement
The merger agreement may be terminated and the mergers may be abandoned at any time prior to the company merger effective time, whether before or after the receipt of the Duke Realty shareholder approval and the Prologis stockholder approval, by the mutual written consent of Duke Realty and Prologis, which action must be taken or authorized by the Duke Realty board and the Prologis board.
Termination by Either Duke Realty or Prologis
The merger agreement may also be terminated by either Duke Realty or Prologis upon written notice from Duke Realty to the other party, at any time prior to the company merger effective time, whether before or after the receipt of the Duke Realty shareholder approval and the Prologis stockholder approval (in each case, unless otherwise specified below), if:
•
upon the completion of voting at the Duke Realty special meeting, the Duke Realty shareholder approval is not obtained (except that Duke Realty will not have this right to terminate if the failure to obtain the Duke Realty shareholder approval was primarily caused by a material breach by any of the Duke Realty parties of their respective obligations with respect to the preparation of the Form S-4 and this joint proxy statement/prospectus, the Duke Realty special meeting, non-solicitation of acquisition proposals or making any change in Duke Realty recommendation);

•
upon the completion of voting at the Prologis special meeting, the Prologis stockholder approval is not obtained (except that Prologis will not have this right to terminate if the failure to obtain the

Prologis stockholder approval was primarily caused by a material breach by any of the Prologis parties of their respective obligations with respect to the preparation of the Form S-4 and this joint proxy statement/prospectus, the Prologis special meeting, non-solicitation of acquisition proposals or making any change in Prologis recommendation);
•
a governmental authority of competent jurisdiction has issued an order, decree, judgment, injunction or taken any other action, which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the mergers, and such order, decree, judgment, injunction or other action has become final and non-appealable; or

•
the mergers have not been consummated on or before 5:00 p.m. (New York time) on January 11, 2023 (except that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement has been the primary cause of, or resulted in, the failure of the mergers to occur on or before such date).

Termination by Duke Realty
The merger agreement may also be terminated by Duke Realty upon written notice from Duke Realty to Prologis:
•
at any time prior to the receipt of the Duke Realty shareholder approval, in order to enter into an acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement (except that the merger agreement may not be so terminated unless Duke Realty concurrently pays the termination fee described below under “— Termination Fees and Expenses”);

•
if there has been a change in Prologis recommendation (except that Duke Realty will no longer have this right to terminate if and when the Prologis stockholder approval is obtained);

•
if there is a willful breach by Prologis or any of its subsidiaries or its or their respective representatives of the non-solicitation/change of recommendation covenants (except that Duke Realty will no longer have this right to terminate if and when the Prologis stockholder approval is obtained); or

•
if any of the Prologis parties has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the related closing conditions not being satisfied on such date, and such breach or failure to perform is not cured or curable by the earlier of 30 days after notice of such breach or failure to perform is given or two business days prior to 5:00 p.m. (New York time) on January 11, 2023, unless Duke Realty or Duke Realty OP is in breach of any of its own representations, warranties, covenants or agreements set forth in the merger agreement such that the related closing conditions would not be satisfied.

Termination by Prologis
The merger agreement may also be terminated by Prologis upon written notice from Prologis to Duke Realty:
•
if there has been a change in Duke Realty recommendation (except that Prologis’ will no longer have this right to terminate if and when the Duke Realty shareholder approval is obtained);

•
if there is a willful breach by Duke Realty or any of its subsidiaries or its or their respective representatives of the non-solicitation/change of recommendation covenants; or

•
if any of the Duke Realty parties has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the related closing conditions not being satisfied on such date, and such breach or failure to perform is not cured or curable by the earlier of 30 days after notice of such breach or failure to perform is given or two business days prior to 5:00 p.m. (New York time) on January 11, 2023, unless Prologis or Prologis OP is in breach of any of its own representations, warranties, covenants or agreements set forth in the merger agreement such that the related closing conditions would not be satisfied.

Termination Fees and Expenses
Duke Realty has agreed to pay to Prologis a termination fee of $775 million upon the occurrence of either of the following:
•
termination of the merger agreement by Duke Realty, at any time prior to the receipt of the Duke Realty shareholder approval, in order to enter into an acquisition agreement with respect to a superior proposal; or

•
termination of the merger agreement by Prologis following a change in company recommendation or a willful breach by Duke Realty or any of its subsidiaries or its or their respective representatives of the non-solicitation/change of recommendation covenants.

Further, Duke Realty has agreed to pay to Prologis a termination fee of $775 million (minus, if previously paid, the expenses set forth below) upon the occurrence of any of the following (provided that for purposes of the analysis below, the references to “15%” in the definition of acquisition proposal will instead be “50%”):
•
termination of the merger agreement by Duke Realty or Prologis if after a vote at the Duke Realty special meeting, the Duke Realty shareholder approval is not obtained (or termination of the merger agreement by Duke Realty or Prologis if after a vote at the Prologis special meeting, the Prologis stockholder approval is not obtained when either party could have terminated the merger agreement because the Duke Realty shareholders failed to approve the merger agreement at the Duke Realty special meeting) and prior to the termination of the merger agreement, Duke Realty (i) receives or has received an acquisition proposal with respect to Duke Realty or any Duke Realty subsidiary that has been publicly announced prior to the time of the Duke Realty special meeting and (ii) before the date that is 12 months after the date of termination of the merger agreement, any transaction or series of related transactions included within the definition of an acquisition proposal is consummated by Duke Realty or a Duke Realty subsidiary or Duke Realty or a Duke Realty subsidiary enters into an acquisition agreement;

•
termination of the merger agreement by Duke Realty or Prologis if the consummation of the mergers has not occurred on or before 5:00 p.m. (New York time) on January 11, 2023 and prior to the termination of the merger agreement, Duke Realty (i) receives or has received an acquisition proposal with respect to Duke Realty or any Duke Realty subsidiary that has been publicly announced or otherwise communicated to the Duke Realty board prior to the date of termination of the merger agreement and (ii) before the date that is 12 months after the date of termination of the merger agreement, any transaction or series of related transactions included within the definition of an acquisition proposal is consummated by Duke Realty or a Duke Realty subsidiary or Duke Realty or a Duke Realty subsidiary enters into an acquisition agreement; or

•
termination of the merger agreement by Prologis, if any of the Duke Realty parties has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the related closing conditions not being satisfied on the closing date, and such breach or failure to perform is not cured or curable by the earlier of 30 days after notice of such breach or failure to perform is given or two business days prior to 5:00 p.m. (New York time) on January 11, 2023, and prior to the termination of the merger agreement, Duke Realty (i) receives or has received an acquisition proposal with respect to Duke Realty or any Duke Realty subsidiary that has been publicly announced or otherwise communicated to the Duke Realty board prior to the date of termination of the merger agreement and (ii) before the date that is 12 months after the date of termination of the merger agreement, any transaction or series of related transactions included within the definition of an acquisition proposal is consummated by Duke Realty or a Duke Realty subsidiary or Duke Realty or a Duke Realty subsidiary enters into an acquisition agreement.

Duke Realty has agreed to pay to Prologis all documented reasonable out-of-pocket expenses (including fees and expenses of counsel and other advisors) paid or payable by any of the Prologis parties in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum of $15 million if the merger agreement is terminated by either Duke Realty or Prologis because the Duke Realty shareholders failed to approve the merger agreement at a duly convened meeting (or if the merger agreement is terminated by either Duke Realty or Prologis because the Prologis stockholders failed to approve the Prologis common stock issuance at the Prologis special meeting when either party could have terminated the merger agreement because the Duke Realty shareholders failed to approve the merger agreement at the Duke Realty special meeting). Any such amount paid by Duke Realty would be credited against the payment of any termination fee that Duke Realty subsequently becomes obligated to pay Prologis.
Prologis has agreed to pay to Duke Realty a termination fee of $1.5 billion upon a termination of the merger agreement by Duke Realty following a change in Prologis recommendation or a willful breach by Prologis or any of its subsidiaries or its or their respective representatives of the non-solicitation/change of recommendation covenants.
Further, Prologis has agreed to pay to Duke Realty a termination fee of $1.5 billion (minus, if previously paid, the expenses set forth below) upon the occurrence of any of the following:
•
termination of the merger agreement by Duke Realty or Prologis if after a vote at the Prologis special meeting, the Prologis stockholder approval is not obtained (or termination of the merger agreement by Duke Realty or Prologis if after a vote at the Duke Realty special meeting, the Duke Realty shareholder approval is not obtained when either party could have terminated the merger agreement because the Prologis stockholders failed to approve the Prologis common stock issuance at the Prologis special meeting) and prior to the termination of the merger agreement, Prologis (i) receives or has received an acquisition proposal with respect to Prologis or any Prologis subsidiary that has been publicly announced prior to the time of the Prologis special meeting and (ii) before the date that is 12 months after the date of termination of the merger agreement, any transaction or series of related transactions included within the definition of an acquisition proposal is consummated by Prologis or a Prologis subsidiary or Prologis or a Prologis subsidiary enters into an acquisition agreement; or

•
termination of the merger agreement by Duke Realty or Prologis if the consummation of the mergers has not occurred on or before 5:00 p.m. (New York time) on the outside closing date and prior to the termination of the merger agreement, Prologis (i) receives or has received an acquisition proposal with respect to Prologis or any Prologis subsidiary that has been publicly announced or otherwise communicated to the Prologis board prior to the date of termination of the merger agreement and (ii) before the date that is 12 months after the date of termination of the merger agreement, any transaction or series of related transactions included within the definition of an acquisition proposal is consummated by Prologis or a Prologis subsidiary or Prologis or a Prologis subsidiary enters into an acquisition agreement.

Prologis has agreed to pay to Duke Realty all documented reasonable out-of-pocket expenses (including fees and expenses of counsel and other advisors) paid or payable by any of the Duke Realty parties in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum of $15 million if the merger agreement is terminated by either Duke Realty or Prologis because the Prologis stockholders failed to approve the Prologis common stock issuance a duly convened meeting (or if the merger agreement is terminated by either Duke Realty or Prologis because the Duke Realty shareholders failed to approve the merger agreement at the Duke Realty special meeting when either party could have terminated the merger agreement because the Prologis stockholders failed to approve the Prologis common stock issuance at the Prologis special meeting). Any such amount paid by Prologis would be credited against the payment of any termination fee that Prologis subsequently becomes obligated to pay Duke Realty.
Miscellaneous Provisions
Payment of Expenses
The merger agreement provides that Prologis will, promptly upon Duke Realty’s request, reimburse Duke Realty for all reasonable out-of-pocket costs incurred by Duke Realty or its subsidiaries in connection with their performance of their obligations described above under “— Covenants and Agreements — Pre-Closing Transactions.” In addition, Duke Realty’s obligation under the merger agreement to, and to cause its subsidiaries and use reasonable best efforts to cause its representatives to, provide cooperation reasonably requested by Prologis to assist Prologis in connection with any note offers and consent solicitations during the interim period will be at Prologis’ sole expense.
Other than the foregoing and as described above under “— Termination of the Merger Agreement — Termination Fees and Expenses,” the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement.
Amendment
The merger agreement may be amended by the parties by an instrument in writing signed on behalf of each of the parties, at any time before or after the Duke Realty shareholder approval or the Prologis stockholder approval is obtained. After such approval is obtained, no amendment may be made which by law requires further approval by such stockholders or shareholders, as applicable, without obtaining such approval.
Specific Performance
The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement by any other party and to specifically enforce the terms and provisions of the merger agreement.
Governing Law
All disputes, claims or controversies arising out of or relating to the merger agreement, or the negotiation, validity or performance of the merger agreement, or the transactions contemplated by the merger agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without regard to its rules of conflict of laws (except that matters relating to the duties of the members of the Duke Realty board will be subject to the laws of the State of Indiana).

DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGERS
The merger agreement provides that Prologis will take all actions necessary to add James B. Connor, Duke Realty’s Chairman and Chief Executive Officer, to the Prologis board at the company merger effective time. Except for the addition of Mr. Connor to the Prologis board, there will be no change to the members of the Prologis board as a result of the mergers, and the directors of Prologis as of immediately prior to the company merger effective time, together with Mr. Connor, will continue to serve as the directors of the Combined Company. Hamid R. Moghadam will continue to serve as Prologis’ Chief Executive Officer and Chairman of the Prologis board.
The executive officers of Prologis immediately prior to the company merger effective time will continue to serve as the executive officers of the Combined Company, with Hamid R. Moghadam continuing to serve as the Chief Executive Officer of the Combined Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF PROLOGIS
COMMON STOCK AND PROLOGIS MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of shares of Prologis common stock as of June 28, 2022, the latest practicable date prior to the date of this filing, by:
•
each of the Prologis directors;

•
each of the Prologis named executive officers;

•
all of the Prologis directors and executive officers as a group; and

•
each beneficial owner of more than five percent of Prologis common stock.

Unless otherwise indicated, all shares of Prologis common stock are owned directly, and the indicated person has sole voting and dispositive power with respect to such share of Prologis common stock.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement.
Unless otherwise indicated, the address of each person listed below is c/o Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.
	Shares Beneficially Owned
Name(1)	Number of Shares of Common Stock as of June 28, 2022(2)	Number of Shares of Common Stock That May Be Acquired by August 27, 2022(3)(4)(5)(6)(7)	Total Beneficial Ownership**	% of Outstanding Shares of Common Stock(8)	% of Outstanding Shares of Common Stock and Units(9)
NEOs:
Hamid Moghadam(10)	2,133,278	893,193	3,026,471	0.41%	0.41%
Thomas Olinger(11)	42,204	477,497	519,701	*	*
Eugene Reilly(12)	2,811	149,271	152,082	*	*
Gary Anderson	1,925	91,029	92,954	*	*
Edward Nekritz	1,856	570,006	571,862	*	*
Timothy Arndt	3,590	16,439	20,029	*	*
Directors:
Cristina Bita	5,797	—	5,797	*	*
George Fotiades	22,710	—	22,710	*	*
Lydia Kennard	35,394	—	35,394	*	*
Irving Lyons III(13)	23,431	—	23,431	*	*
Avid Modjtabai	15,000	—	15,000	*	*
David O’Connor	—	—	—
Olivier Piani	6,392	—	6,392	*	*
Jeffrey Skelton	57,161	—	57,161	*	*
Carl Webb	84,326	—	84,326	*	*
William Zollars	18,227	—	18,227	*	*
All directors and executive officers as a group (16 total)(14)	2,454,102	2,197,435	5,047,021	0.68%	0.66%

*
Represents less than 0.1% of the outstanding shares of Prologis common stock and Prologis OP common units, as applicable.

**
This column does not include Prologis OP LTIP units held by the Prologis named executive officers that will not meet the waiting period and other applicable conditions for conversion and redemption by August 27, 2022. The Prologis named executive officers have elected to take most, if not all, their equity awards in the form of Prologis OP LTIP units since 2014. This column also does not include deferred stock units held by Prologis directors that are deferred per their terms or by election until after August 27, 2022.

(1)
The principal address of each person is: c/o Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

(2)
This column includes shares of Prologis common stock beneficially owned as of the date indicated. Includes vested shares of Prologis common stock owned through the Prologis 401(k) plan and Prologis’ nonqualified deferred compensation plans, as applicable. Unless indicated otherwise, all interests are owned directly and the indicated person has sole voting and dispositive power. For discussion of Prologis’ nonqualified deferred compensation plans, see the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2021 table under the section entitled “Executive Compensation” in Prologis’ Proxy Statement on Schedule 14A filed with the SEC on March 25, 2022, which is incorporated by reference into this joint proxy statement/prospectus.

(3)
This column includes shares of Prologis common stock that may be acquired within 60 days of June 28, 2022, through (i) scheduled vesting of restricted stock or restricted stock units, or payment of deferred share units and associated accrued dividend equivalent units upon distribution and (ii) the exchange of Prologis OP common units beneficially owned directly or indirectly. Unvested and unearned awards granted under Prologis’ employee stock plans that do not vest, or are not earned, by August 27, 2022, or vested awards that do not have a scheduled payment date by August 27, 2022, are not included. Vested Prologis OP LTIP units earned under Prologis’ employee stock plans that have not been held for the minimum holding period and cannot be converted to Prologis OP common units by August 27, 2022, are not included. Unless indicated otherwise, all interests are owned directly and the indicated person will have sole voting and dispositive power upon receipt.

(4)
This column does not include shares of phantom stock held in hypothetical fee deferral accounts under the terms of Prologis’ nonqualified deferred compensation plans, all of which are non-voting. Phantom share balances as of June 28, 2022, were as follows:

Ms. Bita:	2,485 shares
Mr. Fotiades:	13,609 shares
Mr. Webb:	19,794 shares
Generally, the director has deferred receipt of the underlying common stock until his service on the Prologis board ends. See the section entitled “Director Compensation — Director Compensation for Fiscal Year 2021” in Prologis’ Proxy Statement on Schedule 14A filed with the SEC on March 25, 2022, which is incorporated by reference into this joint proxy statement/prospectus.
(5)
This column does not include shares of phantom stock held in a hypothetical fee deferral account by a director who was formerly a member of the ProLogis’ board prior to the combination with AMB Property Corporation, all of which are non-voting. Balance as of June 28, 2022, is as follows:

Mr. Fotiades:	25,777 shares
Mr. Fotiades’ phantom stock will be distributed to him in January of the year following his termination from the Prolgois board. See the section entitled “Director Compensation — Director Compensation for Fiscal Year 2021” in Prologis’ Proxy Statement on Schedule 14A filed with the SEC on March 25, 2022, which is incorporated by reference into this joint proxy statement/prospectus.
(6)
This column does not include vested deferred share units and associated accrued dividend equivalent units, all of which are non-voting, which were earned by directors who were formerly members of ProLogis’ board prior to the combination with AMB Property Corporation. Balances as of June 28, 2022, were as follows:
Mr. Fotiades:	20,661 shares
Mr. Lyons:	9,521 shares
Generally, these awards are payable to the director when his or her service on the Prologis board ends. See the section entitled “Director Compensation — Director Compensation for Fiscal Year 2021” in Prologis’ Proxy Statement on Schedule 14A filed with the SEC on March 25, 2022, which is incorporated by reference into this joint proxy statement/prospectus.
(7)
This column does not include vested or unvested deferred share units and associated accrued dividend equivalent units, all of which are non-voting, receipt of which has been deferred to a date later than August 27, 2022, pursuant to a specific deferral election. See the section entitled “Director Compensation — Director Compensation for Fiscal Year 2021” in Prologis’ Proxy Statement on Schedule 14A filed with the SEC on March 25, 2022, which is incorporated by reference into this joint proxy statement/prospectus. Balances as of June 28, 2022, were as follows (not including shares disclosed in footnotes 4, 5 and 6):

Ms. Bita:	5,341 shares
Mr. Fotiades:	36,380 shares
Ms. Kennard:	5,341 shares
Mr. Lyons:	23,351 shares
Ms. Modjtabai:	5,341 shares
Mr. O’Connor:	18,898 shares
Mr. Piani:	5,341 shares
Mr. Skelton:	5,341 shares
Mr. Webb:	5,341 shares
Mr. Zollars:	5,341 shares

(8)
The percentage of shares of Prologis common stock beneficially owned by a person assumes that all the Prologis OP common units held by the person that can be exchanged as of August 27, 2022, are exchanged for shares of Prologis common stock, and that none of the Prologis OP common units held by any other persons are so exchanged. The percentage of shares of Prologis common stock beneficially owned by all directors and executive officers as a group assumes that all the Prologis OP common units held by the group that can be exchanged as of August 27, 2022 are exchanged for shares of Prologis common stock, and that none of the Prologis OP common units held by any person outside of the group are so exchanged.

(9)
The percentage of shares of Prologis common stock and Prologis OP common units beneficially owned by a person assumes that all of the Prologis OP common units held by the person that can be exchanged as of August 27, 2022, are exchanged for shares of Prologis common stock, and that all of the Prologis OP common units held by other persons that can be exchanged as of August 27, 2022, are so exchanged. The percentage of shares of Prologis common stock and Prologis OP common units beneficially owned by all directors and executive officers as a group assumes that all of the Prologis OP common units held by the group that can be exchanged as of August 27, 2022, are exchanged for shares of Prologis common stock, and that all of the Prologis OP common units held by other persons outside of the group that can be exchanged as of August 27, 2022, are so exchanged.

(10)
Includes 131,775 shares and 549,291 Prologis OP LTIP units that are indirectly held through a trust of which Mr. Moghadam is the trustee, 982,414 shares are held through a rabbi trust pursuant to the Amended and Restated AMB Property Corporation 2005 Nonqualified Deferred Compensation Plan, the Amended and Restated AMB Property Corporation Nonqualified Deferred Compensation Plan and the Amended and Restated Prologis, Inc. Nonqualified Deferred Compensation Plan (which we refer to collectively as the “NQDC Plans”), for which the trustee holds all voting power. In addition, Mr. Moghadam shares voting and dispositive power with his spouse with respect to 1,019,089 of such shares.

(11)
Includes 13,034 shares directly owned, 159,375 Prologis OP LTIP units that are indirectly held through a trust of which Mr. Olinger is the trustee, and 29,170 shares held through a rabbi trust pursuant to the NQDC Plans, for which the trustee holds all voting power.

(12)
Includes 2,811 shares held through a trust for which Mr. Reilly’s spouse is the trustee.

(13)
Includes 22,431 shares that are held through a family trust of which Mr. Lyons is the trustee and 1,000 shares held in trust for the benefit of Mr. Lyons’ daughter for which Mr. Lyons is the trustee.

(14)
Includes Mr. Curless who is an executive officer.

Name and Address(1)	Number of Shares of Common Stock Benenficially Onwed as of June 28, 2022	% of Outstanding Shares of Common Stock
5% or Greater Beneficial Owners:
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	97,672,838	13.23%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	73,174,710	9.91%
State Street Corporation(4) State Street Financial Center One Lincoln Street Boston, MA 02111	51,717,111	7.01%

(1)
Entities included have filed a Schedule 13G representing that the shares of common stock they are reporting were acquired and are held in the ordinary course of business, were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Prologis and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

(2)
Information regarding beneficial ownership of Prologis common stock by The Vanguard Group, Inc. (“Vanguard”) is included herein based on a Schedule 13F filed with the SEC on May 13, 2022. Such report provides that Vanguard: (i) is the beneficial owner of all such common shares; (ii) has sole voting power with respect to none of such common shares; (iii) has shared voting power with respect to 1,751,565 of such common shares; (iv) has sole dispositive power with respect to 94,049,935 of such common shares; and (v) has shared dispositive power with respect to 3,622,903 of such common shares.

(3)
Information regarding beneficial ownership of Prologis common stock by entities related to BlackRock, Inc. is included herein based on a Schedule 13F filed with the SEC on May 12, 2022. Such report provides that BlackRock, Inc.: (i) is the beneficial owner of all such common shares; (ii) has sole voting power with respect to 65,556,614 of such common shares; (iii) has shared voting power with respect to none of such common shares; (iv) has sole dispositive power with respect to 73,172,813 of such common shares; and (v) has shared dispositive power with respect to 1,897 of such common shares.

(4)
Information regarding beneficial ownership of Prologis common stock by entities related to State Street Corporation is included herein based on a Schedule 13F filed with the SEC on May 16, 2022. Such report provides that State Street Corporation: (i) is the beneficial owner of all such common shares; (ii) has sole voting power with respect to 37,680,195 of such common shares; (iii) has shared voting power with respect to 619,073 of such common shares; (iv) has sole dispositive power with respect to none of such common shares; and (v) has shared dispositive power with respect to all of such common shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF DUKE REALTY
COMMON STOCK AND DUKE REALTY MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of shares of Duke Realty common stock and Duke Realty OP common units, as of June 24, 2022, the latest practicable date prior to the date of this filing, by:
•
each of the Duke Realty directors;

•
each of the Duke Realty named executive officers;

•
all of the Duke Realty directors and executive officers as a group; and

•
each beneficial owner of more than five percent of Duke Realty common stock.

Unless otherwise indicated, all Duke Realty common stock and Duke Realty OP common units are owned directly, and the indicated person has sole voting and dispositive power with respect to such share of Duke Realty common stock or Duke Realty OP common units.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement.
Unless otherwise indicated, the address of each person listed below is c/o Duke Realty Corporation, 8711 River Crossing Boulevard, Indianapolis, Indiana 46240.
Beneficial Owner	Shares of Common Stock and OP Common Units Beneficially Owned(1)	Shares of Common Stock Issuable Upon Exercise of Stock Options(2)	Total	Percent of Class
James B. Connor(3)	772,038	—	772,038	*
Mark A. Denien(4)	234,907	—	234,907	*
Steven W. Schnur(5)	96,737	—	96,737	*
Nicholas C. Anthony(6)	120,646	—	120,646	*
Ann C. Dee(7)	166,844	—	166,844	*
Scott P. Anderson	4	—	4	*
John P. Case	18,388	—	18,388	*
Tamara D. Fischer	28	—	28	*
Norman K. Jenkins	28	—	28	*
Kelly T. Killingsworth	56	—	56	*
Melanie R. Sabelhaus	38,221	—	38,221	*
Peter M. Scott, III	6,707	—	6,707	*
David P. Stockert	41,974	—	41,974	*
Chris T. Sultemeier	19,262	—	19,262	*
Warren M. Thompson	13,505	—	13,505	*
Lynn C. Thurber	113,466	—	113,466	*
All directors and executive officers as a group (16 persons)	1,642,811	—	1,642,811	*
The Vanguard Group, Inc.(8)	60,864,846	—	60,864,846	15.82%
Cohen & Steers, Inc.(9)	52,430,557	—	52,430,557	13.62%
BlackRock, Inc.(10)	38,729,322	—	38,729,322	10.06%
State Street Corp.(11)	23,967,128	—	23,967,128	6.23%

*
Less than one percent (1%).

(1)
The number of shares of Duke Realty common stock and Duke Realty OP common units in this column represents the number of shares of Duke Realty common stock and/or Duke Realty OP common units the person “beneficially owns,” as determined by the rules of the SEC. Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the shares of Duke Realty common stock and Duke Realty OP common units reported in this column to be owned by such person.

(2)
As of June 24, 2022, there are no outstanding stock options owned by any of Duke Realty’s named executive officers or directors.

(3)
Includes 8,653 shares of Duke Realty common stock owned by family members and 608,555 Duke Realty OP common units.

(4)
Includes 225,254 Duke Realty OP common units.

(5)
Includes 87,592 Duke Realty OP common units.

(6)
Includes 75,568 Duke Realty OP common units.

(7)
Includes 1,469 shares of Duke Realty common stock owned by family members and 96,733 Duke Realty OP common units.

(8)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. This information is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 9, 2022. Vanguard has the sole power to vote 0 shares and dispose of 58,965,787 shares and shared power to vote 969,690 shares and dispose of 1,899,059 shares.

(9)
This information was obtained from a Schedule 13G/A filed with the SEC jointly by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., Cohen & Steers UK Limited, Cohen & Steers Asia Limited, and Cohen & Steers Ireland Limited on February 14, 2022. The address of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The address of Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH. The address of Cohen & Steers Asia Limited is 1201-02 Champion Tower, Three Garden Road, Central, Hong Kong. The address of Cohen & Steers Ireland Limited is 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 VK60. Total shares beneficially owned include 36,098,807 with sole voting power and 52,430,557 with sole dispositive power.

(10)
The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. This information was obtained from a Schedule 13G/A filed with the SEC on January 27, 2022. Total shares beneficially owned include 33,107,732 with sole voting power and 38,729,322 with sole dispositive power. According to the Schedule 13G/A, the shares were acquired by the following subsidiaries: BlackRock Life Limited; BlackRock International Limited; Aperio Group, LLC; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; FutureAdvisor, Inc.; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock Asset Management North Asia Limited; BlackRock (Singapore) Limited; and BlackRock Fund Managers Ltd.

(11)
The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111. This information was obtained from a Schedule 13G/A filed with the SEC on February 11, 2022. Total shares beneficially owned include 19,401,867 with shared voting power and 23,937,429 with shared dispositive power. According to the Schedule 13G/A, the shares were acquired by the following subsidiaries: SSGA Funds Management, Inc; State Street Global Advisors Limited; State Street Global Advisors LTD; State Street Global Advisors, Australia, Limited; State Street Global Advisors (Japan) Co., LTD; State Street Global Advisors Asia Limited; State Street Global Advisors Singapore Limited; State Street Global Advisors Europe Limited; State Street Global Advisors Trust Company.

DESCRIPTION OF CAPITAL STOCK
General
The following is a summary of some of the terms of Prologis’ capital stock, its charter and its bylaws. You should read Prologis’ charter and bylaws and the applicable provisions of Maryland law for complete information on its capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of Prologis’ charter and bylaws. To obtain copies of these documents, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 174.
The description of Prologis’ capital stock in this section applies to the capital stock of the Combined Company after the mergers. See “Comparison of Rights of the Prologis Stockholders and the Duke Realty Shareholders” beginning on page 154 for additional information.
As of July 26, 2022, the latest practicable date before the date of this joint proxy statement/prospectus, the total number of shares of stock of all classes that Prologis has authority to issue is 2,100,000,000 shares, consisting of 2,000,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share.
As of July 26, 2022, the latest practicable date before the date of this joint proxy statement/prospectus, approximately 740,375,654 shares of Prologis common stock were issued and outstanding. In addition, as of July 26, 2022, the latest practicable date before the date of this joint proxy statement/prospectus, approximately 1,278,965 shares of Prologis’ series Q preferred stock were issued and outstanding.
Common Stock
The following description of Prologis common stock sets forth certain general terms and provisions of its common stock. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of Prologis’ charter and bylaws.
Appraisal Rights
Holders of shares of Prologis common stock do not have any appraisal rights.
Preemptive Rights
Prologis common stock has no preemptive rights to subscribe for any of its securities.
Dividend Rights
Subject to the preferential rights of any other shares or series or classes of stock, including Prologis’ preferred stock, and to the provisions of its charter regarding ownership of shares of common stock in excess of the ownership limit, or such other limit specified in its charter or as otherwise permitted by the Prologis board, Prologis may pay distributions to the holders of shares of its common stock if and when authorized by the Prologis board and declared by Prologis out of funds legally available for distribution.
Voting Rights
Each outstanding share of Prologis common stock entitles the holder to one vote on all matters presented to stockholders generally for a vote, including the election of directors. Except as otherwise required by law and except as provided in any resolution adopted by the Prologis board establishing any other class or series of stock, the holders of Prologis common stock possess equal and exclusive voting power, subject to the provisions of its charter regarding the ownership of shares of common stock in excess of the ownership limit or any other limit specified in such charter or otherwise permitted by the Prologis board.
Holders of Prologis common stock are not permitted to cumulate their votes for the election of directors. The Prologis board is not classified.
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the transaction is declared advisable by its board of directors and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Under the MGCL, the term “substantially all of the company’s assets” is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Prologis’ charter does not provide for a lesser percentage in any of the above situations.
Liquidation Preference
Under the MGCL, stockholders are generally not liable for Prologis’ debts or obligations. If Prologis liquidates, subject to the right of any holders of its preferred stock to receive preferential distributions, each outstanding share of Prologis common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of its known debts and liabilities, including debts and liabilities arising out of Prologis’ status as general partner of Prologis OP.
Subject to the provisions of Prologis’ charter regarding the ownership of shares of common stock in excess of the ownership limit, or such other limit specified in its charter, or as otherwise permitted by the Prologis board as described below, all shares of common stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights.
Conversion & Sinking Fund
Holders of shares of Prologis common stock do not have any conversion, exchange, sinking fund, or redemption rights.
Listing
The common stock is listed on the NYSE under the symbol “PLD.” Following completion of the company merger, the shares of common stock of the Combined Company will continue to be traded on the NYSE under the symbol “PLD.”
Classification of Common Stock
Prologis’ charter authorizes the Prologis board to reclassify any unissued shares of capital stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.
Transfer Agent
All shares of Prologis common stock that are issued and outstanding are duly authorized, fully paid and nonassessable. The transfer agent, registrar and dividend disbursing agent for Prologis common stock is currently Computershare Trust Company, N.A.
Restrictions on Ownership and Transfer
In order for Prologis to qualify as a REIT under the Code, no more than 50% in value of all classes of its outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which Prologis has made an election to be treated as a REIT). In addition, if Prologis, or an owner of 10% or more of its capital stock, actually or constructively own 10% or more of one of its tenants (or a tenant of any partnership or limited liability company in which Prologis is a partner or member), the rent received by Prologis (either directly or through the partnership or limited liability company) from the tenant will not be qualifying income for purposes of the gross income tests for REITs contained in the Code. A REIT’s stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).
Because the Prologis board believes it is desirable for Prologis to qualify as a REIT, its charter, subject to certain exceptions as discussed below, provides that no person may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, (i) more than 9.8% (by value or number of shares, whichever is more restrictive) of its issued and outstanding common stock or (ii) series Q preferred stock, that, together with all other capital stock owned or deemed owned by such person, would cause such person to own or be deemed to own more than 9.8% (by value or number of shares, whichever is more restrictive) of its issued and outstanding capital stock. Further, subject to certain exceptions, no person, or persons acting as a group, shall at any time directly or indirectly acquire ownership of more than 25% of the series Q preferred stock. With respect to the 9.8% ownership limit, the constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of Prologis common stock, any series of outstanding preferred stock or any other capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, common stock, any series of outstanding preferred stock or any other capital stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of its outstanding common stock or any other capital stock, as the case may be, and thereby subject the common stock, any series of outstanding preferred stock or any other capital stock to the applicable ownership limit. The Prologis board may, but in no event will be required to, waive the 9.8% and 25% ownership limits, as applicable, with respect to a particular stockholder if it determines that such ownership will not jeopardize Prologis’ status as a REIT and the Prologis board otherwise decides such action would be in its best interest. As a condition of such waiver, the Prologis board may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving Prologis’ REIT status.
Prologis’ charter also provides that:
•
no person may actually or constructively own common stock or series Q preferred stock that would result in Prologis being “closely held” under Section 856(h) of the Code or otherwise cause Prologis to fail to qualify as a REIT;

•
no person may transfer common stock or series Q preferred stock if a transfer would result in shares of Prologis’ capital stock being beneficially owned by fewer than 100 persons; and

•
any person who acquires or attempts or intends to acquire actual or constructive ownership of common stock or series Q preferred stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to notify Prologis immediately and provide Prologis with such other information as Prologis may request in order to determine the effect of the transfer on Prologis’ status as a REIT.

These restrictions on transferability and ownership will not apply if the Prologis board determines that it is no longer in Prologis’ best interest to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by the affirmative vote of holders owning at least two-thirds of the shares of Prologis’ outstanding capital stock entitled to vote thereon. Except as otherwise described above, any change in the applicable ownership limit would require an amendment to Prologis’ charter, which must be declared advisable by the Prologis board and approved by the affirmative vote of holders owning at least two-thirds of the shares of Prologis’ outstanding capital stock entitled to vote on the amendment.
Under Prologis’ charter, if any attempted transfer of shares of stock or any other event would otherwise result in any person violating an ownership limit, any other limit imposed by the Prologis board or the other restrictions in the charter, then any such attempted transfer will be void and of no force or effect with respect to the purported transferee as to that number of shares that exceeds the applicable ownership limit or such other limit or restriction, which we refer to as “excess shares.” Under those circumstances, the prohibited transferee will acquire no right or interest (or, in the case of any event other than an attempted transfer, the person or entity holding record title to any shares in excess of the applicable ownership limit will cease to own any right or interest) in the excess shares. Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Prologis. This automatic transfer will be considered to be effective as of the close of business on the business day prior to the date of the violating transfer or event. Within 20 days of receiving notice from Prologis of the transfer of shares to such trust, the trustee of such trust will be required to sell the excess shares to a person or entity who could own the shares without violating the applicable ownership limit, or any other limit imposed by the Prologis board, and distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the excess shares or the sales proceeds received by such trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the applicable market price of the excess shares as of the date of the event or the sales proceeds received by such trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner will be distributed to the beneficiary. Prior to a sale of any excess shares by such trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by Prologis with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares. Subject to Maryland law, effective as of the date that the shares have been transferred to such trust, the trustee will have the authority (at the trustee’s sole discretion) to rescind as void any vote cast by a prohibited transferee or prohibited owner prior to the time that Prologis discovers that the shares have been automatically transferred to such trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if Prologis has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If Prologis pays the prohibited transferee or prohibited owner any dividend or other distribution before it discovers that the shares were transferred to such trust, the prohibited transferee or prohibited owner will be required to repay the trustee upon demand for distribution to the beneficiary. If the transfer to such trust is not automatically effective (for any reason), to prevent violation of the applicable ownership limit or any other limit provided in Prologis’ charter or imposed by the Prologis board, then Prologis’ charter provides that the transfer of the excess shares will be void ab initio and the intended transferee will acquire no rights to such shares.
In addition, shares of stock held in such trust will be considered to have been offered for sale to Prologis, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to such trust (or, in the case of a devise or gift, the market price at the time of such devise or gift), and (ii) the applicable market price on the date that Prologis, or its designee, accept the offer. Prologis has the right to accept the offer until the trustee has sold the shares held in such trust. Upon that sale to Prologis, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.
If any attempted transfer of shares would cause Prologis to be beneficially owned by fewer than 100 persons, its charter provides that the transfer will be void ab initio and the intended transferee will acquire no rights to such shares.
All certificates representing shares will bear a legend referring to the restrictions described above.
Under Prologis’ charter, owners of its issued and outstanding common stock must, upon its demand, provide Prologis with a completed questionnaire containing information regarding ownership of the shares, as set forth in the U.S. Treasury regulations, and must upon demand disclose to Prologis in writing such information that Prologis may request in order to determine the effect, if any, of the stockholder’s actual and constructive ownership of shares of its stock, on its status as a REIT and to ensure compliance with each ownership limit, or any other limit specified in its charter or required by the Prologis board. In addition, owners of any series of outstanding preferred stock (currently only series Q preferred stock is outstanding) must provide to Prologis information that it requests, in good faith, in order to determine its status as a REIT.
Anti-Takeover Provisions in the Prologis Charter and Bylaws
Certain provisions of the Prologis charter could make it less likely that the Prologis board or management would be changed or someone would acquire voting control of Prologis without the consent of the Prologis board. These provisions could delay, deter or prevent tender offers or takeover attempts that

Prologis stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow Prologis stockholders to receive premiums over the market price of their common stock.
Preferred Stock
At any time, without stockholder approval, the Prologis board can issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Prologis through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring Prologis management could stop a takeover by preventing the person trying to take control of Prologis from acquiring enough voting shares to take control.
Stockholders’ Rights Plan
Although Prologis does not have a stockholders’ rights plan as of the date of this document, under Maryland law, the Prologis board can adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire Prologis on terms not approved by the Prologis board.
Extraordinary Actions
Currently, the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter is required to amend the Prologis charter or approve certain other extraordinary actions, such as mergers, which could discourage or make more difficult attempts to take control of Prologis through a merger, tender offer, proxy context or otherwise.
Opt Out of Business Combinations and Control Share Acquisition Statutes
Prologis has elected in its bylaws not to be governed by the “control share acquisition” provisions of the MGCL (Sections 3-701 through 3-709), and the Prologis board has determined, by irrevocable resolution, that Prologis will not be governed by the “business combination” provision of the MGCL (Section 3-602). Prologis’ bylaws provide that Prologis cannot at a future date determine to be governed by either provision without the approval of a majority of the outstanding shares of common stock entitled to vote. In addition, the irrevocable resolution adopted by the Prologis board may only be changed by the approval of a majority of the outstanding shares of common stock entitled to vote.
Certain Elective Provisions of Maryland Law
Any Maryland corporation that has a class of securities registered under the Exchange Act and at least three independent directors may elect to be governed in whole or in part by Maryland law provisions relating to extraordinary actions and unsolicited takeovers. Prologis has not elected to be governed by these specific provisions, but Prologis currently has more than three independent directors, so, except as described below, the Prologis board could elect to provide for any of the following provisions. Pursuant to these provisions, the board of directors of any Maryland corporation fitting such description, without obtaining stockholder approval and notwithstanding a contrary provision in its charter or bylaws, may elect to:
•
classify the board;

•
increase the required stockholder vote to remove a director to two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors; and/or

•
require that a stockholder-requested special meeting need be called only upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

Additionally, the board could provide that:
•
the number of directors may be fixed only by a vote of the board of directors;

•
each vacancy on the board of directors (including a vacancy resulting from the removal of a director by the stockholders) may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum; and/or

•
any director elected to fill a vacancy will hold office for the full remainder of the term of the class of directors in which the vacancy occurred, rather than until the next election of directors.

These provisions do not provide for limits on the power of a corporation to confer on the holders of any class or series of preferred stock the right to elect one or more directors. In addition, a corporation’s charter may contain a provision or the board of directors of the corporation may adopt a resolution that prohibits the corporation from electing to be subject to any or all of these provisions. The Prologis board adopted a resolution prohibiting Prologis from electing to be subject to the classified board provision in Section 3-803 of the MGCL. This resolution is irrevocable without the approval of a majority of the outstanding shares of common stock entitled to vote.
Although Prologis has opted out of the classified board and is not currently governed by any of the remaining provisions, Prologis’ charter and/or bylaws already provide for a two-thirds vote to remove directors and only for cause, and provide that the number of directors may be determined by a resolution of the Prologis board (or by Prologis’ stockholders through a bylaw amendment), subject to a minimum and maximum number, and that Prologis’ secretary must call a special meeting of stockholders only upon the written request of stockholders entitled to cast at least 50% of all votes entitled to be cast at the meeting.
Amendment to Prologis’ Charter and Bylaws
Other than certain amendments permitted to be made without stockholder approval under Maryland law, Prologis’ charter may not be amended without the affirmative vote of at least two-thirds of the shares of capital stock outstanding and entitled to vote on the amendment, voting together as a single class.
Except as described in the following paragraph, Prologis’ bylaws may be amended by the vote of a majority of the Prologis board or by a vote of a majority of the shares of Prologis’ capital stock entitled to vote on the amendment, except with respect to the following bylaw provisions (each of which requires the approval of a majority of the shares of common stock entitled to vote on the amendment):
•
provisions opting out of the control share acquisition statute;

•
provisions confirming that the Prologis board has determined by irrevocable resolution that Prologis will not be governed by the business combination provisions of the MGCL;

•
the requirement in Prologis’ bylaws that its independent directors approve transactions involving Prologis’ executive officers or directors or any limited partners of Prologis OP and their affiliates;

•
provisions governing amendment of Prologis’ bylaws; and

•
provisions requiring written notice of stockholder meetings.

COMPARISON OF RIGHTS OF THE PROLOGIS STOCKHOLDERS AND
THE DUKE REALTY SHAREHOLDERS
The rights of Duke Realty shareholders are currently governed by and subject to relevant provisions of IBCL and the charter and bylaws of Duke Realty. Upon consummation of the mergers, the rights of the former Duke Realty shareholders who receive Prologis common stock will be governed by the MGCL and the charter and bylaws of Prologis, rather than the charter and bylaws of Duke Realty.
The following is a summary of the similarities and material differences between the rights of Prologis stockholders (which will be the rights of Duke Realty shareholders following the company merger) and Duke Realty shareholders, but does not purport to be a complete description of those similarities or differences or a complete description of the terms of the Prologis common stock subject to issuance in the company merger.
This section does not include a complete description of all similarities or differences among the rights of Prologis stockholders and Duke Realty shareholders, nor does it include a complete description of the specific rights of such respective stockholders or shareholders, as applicable.
Furthermore, the identification of some of the similarities or differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law and Indiana law, as well as the charter and bylaws of each of Prologis and Duke Realty, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information and Incorporation by Reference.” The Prologis charter and bylaws are filed as exhibits to the registration statement filed by Prologis with the SEC, of which this joint proxy statement/prospectus forms a part, and, to the extent that this joint proxy statement/prospectus, including the following summary, relates to those documents, it is qualified in its entirety by reference thereto.
	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders
Corporate Governance	Prologis is a Maryland corporation that is a REIT for United States federal income tax purposes. The rights of Prologis stockholders are governed by the MGCL and Prologis’ charter and bylaws.
Duke Realty is an Indiana corporation that is a REIT for United States federal income tax purposes.
The rights of Duke Realty shareholders are governed by the IBCL and Duke Realty’s charter and bylaws.

Authorized Capital Stock
Prologis is authorized to issue an aggregate of 2,100,000,000 shares of capital stock, consisting of (i) 2,000,000,000 shares of common stock, par value $0.01 per share, and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share, subject to specific designations.
Preferred Stock.   The Prologis board is authorized, without stockholder action, to issue preferred stock from time to time and to establish, among other things, the designations, preferences and relative, participating, optional,

Duke Realty is authorized to issue an aggregate of 605,000,000 shares of capital stock, consisting of (i) 600,000,000 shares of common stock, par value $0.01 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share.
Preferred Stock.   The shares of preferred stock may be issued from time to time in one or more series, and the Duke Realty board may fix by resolution or resolutions the

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders
	conversion, or other rights and qualifications, limitations and restrictions thereof; the rates and times of payment of dividends, the price and manner of redemption; the amount payable in the event of liquidation, dissolution, and winding-up or in the event of any merger or consolidation of or sale of assets; the rights (if any) to convert the preferred stock into, and/or to purchase, stock of any other class or series, the terms of any sinking fund or redemption or purchase account (if any) to be provided for shares of such class of preferred stock; restrictions on ownership and transfer to preserve tax benefits; and the voting powers (if any) of the holders of any class of preferred stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share.	designations and the powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of preferred stock, to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares then outstanding).
Management Control	The Prologis board has exclusive control over the company’s business affairs subject only to the restrictions in the Prologis charter and bylaws, and applicable provisions of Maryland law. At each annual meeting of stockholders, Prologis’ stockholders elect the directors to serve until the next annual meeting and until their successors are elected and qualify. The Prologis board may alter or eliminate Prologis’ business policies without a vote of the stockholders. Accordingly, except for their vote in the election of directors, stockholders have no control over Prologis’ ordinary business policies. Prologis cannot change its policy of maintaining its status as a REIT, however, without the approval of holders of at least two-thirds of the shares of its capital stock outstanding and entitled to vote on the change.	All of Duke Realty’s corporate powers are exercised by or under the authority of, and the business and affairs of Duke Realty are managed under the direction of, the Duke Realty board, subject to any limitation set forth in the Duke Realty charter and bylaws and applicable provisions of Indiana law. At each annual meeting of shareholders, Duke Realty shareholders elect the directors to serve until the next annual meeting and until their successors are elected and qualify. The Duke Realty board may alter or eliminate Duke Realty OP’s business policies without a vote of the shareholders. Accordingly, except for their vote in the election of directors, shareholders have no control over Duke Realty’s ordinary business policies.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders
Board Duties to Stockholders and Shareholders, as applicable	Under Maryland law, Prologis’ directors must perform their duties in good faith, in a manner that they reasonably believe to be in the company’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Prologis’ directors who act in such a manner generally will not be liable to Prologis or its stockholders for monetary damages by reason of being a director. Under Maryland law, an act of a director is presumed to satisfy such standards.	Under Indiana law, Duke Realty’s directors must perform their duties in good faith, with the care that an ordinarily prudent person in a like position would use under similar circumstances and in a manner they reasonably believe to be in the best interests of the corporation. Duke Realty’s directors who act in such a manner generally will not be liable to Duke Realty or its shareholders for monetary damages by reason of being a director. Under Indiana law, an act of Duke Realty’s board that is approved by a majority of the disinterested directors is presumed to satisfy such standards.
Liability of Investors	Under Maryland law, Prologis’ stockholders are generally not personally liable for its debts or obligations.	Under Indiana law, Duke Realty shareholders are generally not personally liable for its debts or obligations.
Liquidity
A Prologis stockholder may freely transfer shares of common stock, subject to restrictions on ownership and transfer of capital stock contained in Prologis’ charter, and to prospectus delivery and other requirements for registered securities. Prologis common stock is listed on the NYSE under the symbol “PLD.” The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, Prologis’ financial results and prospects, the general interest in Prologis and other real estate investments, and Prologis dividend yield compared to that of other debt and equity securities. Prologis common stock is not redeemable or convertible at the option of the holder.
Transfers of Prologis common stock are subject to the ownership limits
A Duke Realty shareholder may freely transfer shares of common stock, subject to restrictions on ownership and transfer of shares of capital stock contained in Duke Realty’s charter, and to prospectus delivery and other requirements for registered securities. Duke Realty common stock is listed on the NYSE under the symbol “DRE.” The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, Duke Realty’s financial results and prospects, the general interest in Duke Realty’s and other real estate investments, and Duke Realty’s dividend yield compared to that of other debt and equity securities. Duke Realty common stock is

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders
set forth in its charter as such limits may be changed by the Prologis board pursuant to the provisions thereof.
not redeemable or convertible at the option of the holder.
Transfers of Duke Realty common stock are subject to the ownership limits set forth in its charter as such limits may be changed by the Duke Realty board pursuant to the provisions thereof.

Voting Rights
Directors are elected by the stockholders at Prologis’ annual meetings. Maryland law requires that certain major corporate transactions, including most amendments to Prologis’ charter, may not be consummated without the approval of its stockholders.
Each outstanding share of Prologis common stock entitles the holder thereof to one vote on all matters submitted to a vote of Prologis stockholders, including the election of directors, and the Prologis charter permits the Prologis board to classify and authorize the issuance, from time to time, of preferred stock in one or more series or classes having voting power which may differ from that of the common stock.

Directors are elected by the shareholders at Duke Realty’s annual meetings. Indiana law requires that certain major corporate transactions, including most amendments to Duke Realty’s charter, may not be consummated without the approval of its shareholders.
Each outstanding share of Duke Realty common stock entitles the holder thereof to one vote on all matters submitted to a vote of Duke Realty shareholders, including the election of directors, and the Duke Realty charter permits the Duke Realty board to issue from time to time one or more series of preferred stock having voting power which may differ from that of the shares of common stock.

Cumulative Voting	Holders of Prologis stock do not have the right to cumulate their votes with respect to the election of directors.	Holders of Duke Realty common stock do not have the right to cumulate their votes with respect to the election of directors.
Size of the Board of Directors	The number of directors, which must be between five and 13, may be changed by the Prologis board. Currently, the Prologis board consists of 11 directors, which will increase to 12 upon completion of the company merger.	The number of directors, which may not be fewer than five nor more than 15, is established by the Duke Realty board and may be increased or decreased from time to time by directors. Currently, the Duke Realty board consists of 12 directors.
Independent Directors	A majority of the directors on the Prologis board must be independent directors under the requirements of	A majority of the directors on the Duke Realty board must be independent directors under the

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders
	the NYSE listing rules and under Prologis’ bylaws.	requirements of the NYSE listing rules. Under Duke Realty’s charter, at least three-fourths of the directors on the Duke Realty board must be “unaffiliated directors,” which means persons who are not officers or associates of Duke Realty or any of its affiliates.
Classified Board / Term of Directors	The Prologis board is not classified. The directors of Prologis hold office for a term expiring at the next succeeding annual meeting of stockholders and until their successors are duly elected and qualify. In the event of an increase or decrease in the size of the Prologis board, each incumbent director will generally continue as a director.	The Duke Realty board is not classified. The directors of Duke Realty hold office for a term of one year expiring at the next succeeding annual meeting of shareholders and until their successors are duly elected and qualify. In the event of an increase or decrease in the size of the Duke Realty board, each incumbent director will generally continue as a director.
Removal of Directors	Directors may be removed only for cause and only by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast in the election of directors, subject to the rights of holders of Prologis preferred stock to elect and remove directors elected by such holders under certain circumstances.	Directors may be removed for cause by the affirmative vote of at least a majority of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose.
Election of Directors	Prologis’ bylaws provide that, in the case of a non-contested election, directors must receive a majority of votes cast for election at a meeting at which a quorum is present. For this purpose, a majority of the votes cast means that the number of votes that are cast “for” the election of a director must exceed the number of votes that are withheld from or cast against his or her election. Under Prologis’ bylaws, any incumbent director who is not re-elected but would nevertheless for any reason otherwise remain in office is required to promptly tender his or her resignation to the Prologis board for its consideration. The Prologis board will act on any such tendered	Duke Realty’s charter provides that, election of each director at an annual meeting requires the affirmative vote of at least a majority of the shareholders entitled to vote thereon present in person or by proxy at such meeting.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders

resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision.
In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), directors will be elected by a plurality of the votes cast.

Filling Vacancies of Directors
Any vacancies on the Prologis board are filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, provided that (i) a vacancy caused by an increase in the number of directors may be filled only by the affirmative vote of a majority of the entire Prologis board and (ii) a vacancy caused by the removal of a director may be filled by the remaining directors, subject to approval by the stockholders entitled to elect the director who was removed at the next annual meeting of stockholders or at a special meeting of stockholders called for such purpose.
A director elected to fill a vacancy will serve for the remainder of the term.

Any vacancies on the Duke Realty board are filled by a majority vote of the remaining directors then in office, whether or not a quorum is present.
A director elected to fill a vacancy will serve for the remainder of the then present term.

Charter Amendments	Under the MGCL, amendments to the Prologis charter will generally be valid only if approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the amendment.
Under the IBCL, amendments to the Duke Realty charter will generally be valid only if approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the amendment.
An affirmative vote of the holders of at least 80% of the issued and outstanding shares of stock of Duke Realty is required to repeal or adopt any provision inconsistent with the charter provisions regarding business combinations with significant shareholders, restrictions on

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders

ownership and transfer of shares, amendment of the bylaws, amendment or repeal of the charter, the number, classes, term of office and qualification of directors, resignation, removal and death of directors, board vacancies, and shareholder action by written consent.
With respect to other proposed amendments not approved by a vote of three-quarters of the directors, such amendment requires the affirmative vote of at least 80% of the holders of the issued and outstanding shares.

Bylaw Amendments	Prologis’ bylaws may be amended by the vote of a majority of the Prologis board or by a vote of a majority of the shares of Prologis’ capital stock entitled to vote on the amendment, except with respect to the following bylaw provisions (each of which requires the approval of a majority of the shares of common stock entitled to vote on the amendment): (i) provisions opting out of the control share acquisition statute; (ii) the requirements in Prologis’ bylaws regarding the size of the Prologis board and the majority-independent composition of the Prologis board; (iii) provisions confirming that the Prologis board has determined by irrevocable resolution that Prologis will not be governed by the business combination provisions of the MGCL; (iv) provisions governing amendment of Prologis’ bylaws; (v) the requirement in Prologis’ bylaws that Prologis’ independent directors approve transactions between any of Prologis, Prologis OP or their respective subsidiaries, on one hand, and any of Prologis’, Prologis OP’s or any of their respective subsidiaries’ executive	Duke Realty shareholders or directors may, by a majority vote, amend or repeal any provision of Duke Realty’s bylaws.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders
officers or directors or their affiliates, or any of Prologis OP’s limited partners or their affiliates; and (vi) provisions requiring written notice of stockholder meetings.
Irrevocable Board Resolutions	The Prologis board may designate any of its resolutions to be “irrevocable.” Resolutions so designated may not be revoked, altered or amended subsequently by the Prologis board without approval of a majority of the outstanding shares of common stock entitled to vote.	Duke Realty does not have “irrevocable” board resolutions.
Vote on Merger, Conversion, Consolidation or Sale of Substantially all Assets	Subject to exceptions, a consolidation, merger, conversion, statutory share exchange or transfer of all or substantially all of Prologis’ assets must be declared advisable by the Prologis board and generally requires the affirmative vote of two-thirds of all the votes entitled to be cast by stockholders on the matter.	Subject to exceptions, a consolidation, merger, conversion, statutory share exchange or transfer of all or substantially all of Duke Realty’s assets outside the ordinary course of business must be advised by the Duke Realty board and, if Duke Realty is not the surviving entity, generally requires the affirmative vote of a majority of all votes entitled to be cast by shareholders on the matter.
Dissolution
Prologis may be dissolved upon the affirmative vote of a majority of the entire Prologis board declaring dissolution to be advisable, and approval of the dissolution at any annual or special stockholders’ meeting by the affirmative vote of the holders of two-thirds of the total number of shares of capital stock outstanding and entitled to vote on the dissolution, voting as a single class.
Holders of Prologis common stock are entitled to share ratably in Prologis’ assets legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up, after payment of or adequate provision for all of its known debts and liabilities. These rights are subject

The dissolution of Duke Realty must be approved by a majority of the entire Duke Realty board and requires the affirmative vote of a majority of all the votes entitled to be cast by shareholders on the matter.
Holders of Duke Realty common stock are entitled to share ratably in Duke Realty’s assets legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up, after payment of or adequate provision for all of its known debts and liabilities. These rights are subject to the preferential liquidation rights of any other class or series of Duke Realty stock.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders
to the preferential liquidation rights of any other class or series of Prologis’ stock.
Ownership Limitations	In addition to certain other ownership limitations relating to capital stock set forth in Prologis’ charter, and with certain limited exceptions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, (i) more than 9.8% (by value or number of shares, whichever is more restrictive) of Prologis’ issued and outstanding common stock or (ii) Prologis’ series Q preferred stock, that, together with all other capital stock owned or deemed owned by such person, would cause such person to own or be deemed to own more than 9.8% (by value or number of shares, whichever is more restrictive) of Prologis’ issued and outstanding capital stock. Further, subject to certain exceptions, no person, or persons acting as a group, may at any time directly or indirectly acquire ownership of more than 25% of Prologis’ series Q preferred stock. These limits may be waived by the Prologis board with respect to a particular stockholder if the board determines that such ownership will not jeopardize Prologis’ status as a REIT and the Prologis board otherwise decides such action would be in Prologis’ best interest.	In addition to certain other ownership limitations relating to capital stock set forth in Duke Realty’s charter, and with certain limited exceptions, no person may own, directly or constructively (including upon conversion, exchange, redemption or exercise of any Duke Realty securities owned directly or constructively by such person) (i) more than 9.8% (in value or number of shares, whichever is more restrictive) of Duke Realty’s outstanding common stock, or (ii) more than 9.8% in value of the aggregate of Duke Realty’s outstanding capital stock. These limits may be waived by the Duke Realty board with respect to a particular shareholder if the board determines that such ownership will not jeopardize Duke Realty’s status as a REIT nor result in violation of Duke Realty’s other ownership limits.
Annual Meetings of the Stockholders or Shareholders, as applicable	An annual meeting of Prologis stockholders is required to be held each year, at a date, time and place as designated by the Prologis board.	An annual meeting of Duke Realty shareholders is required to be called by the chairman or president within six months after the end of each fiscal year, at a place as designated by the Duke Realty board, chairman or president.
Special Meetings of the Stockholders or Shareholders, as applicable	A special meeting of Prologis stockholders may be called at any time by the chief executive officer, president, the chairman of the	A special meeting of Duke Realty shareholders may be called at any time by the chairman of the Duke Realty

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders

Prologis board, or a majority of the directors, or by a committee of the Prologis board, which has been duly designated by the Prologis board to call such meetings.
A special meeting must also be called by the secretary upon the written request of Prologis stockholders entitled to cast at least 50% of the total votes entitled to be cast at the meeting.
Business transacted at the special meeting of stockholders will be limited to the purposes stated in the notice.

board, a majority of the Duke Realty board, a majority of the directors that are not employees, officers or affiliates of Duke Realty or Duke Realty’s president.
Subject to the satisfaction of certain procedures, a special meeting will also be called by the secretary upon the written request of the record owners of 10% of the aggregate number of shares of Duke Realty common stock outstanding and entitled to vote.
Business transacted at the special meeting of shareholders will be limited to the purpose or purposes expressly stated in the notice.

Advance Notice Provisions for Stockholder Nominations and Stockholder Business Proposals
The Prologis bylaws provide that with respect to an annual meeting of stockholders, nominations for election to the Prologis board and the proposal of business to be considered by the stockholders may be made only:
•
pursuant to the notice of an annual meeting;

•
by or at the direction of the Prologis board; or

•
by a stockholder who is entitled to vote at the meeting, was a stockholder of record both at the time of giving notice and at the time of the meeting and has complied with the advance notice procedures and/or proxy access provisions set forth in Prologis’ bylaws.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders

Prologis’ bylaws also provide that, with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting. Nomination of individuals for election to the Prologis board at a special meeting may only be made:
•
pursuant to the notice of meeting;

•
by or at the direction of the Prologis board;

•
by any committee of persons appointed by the Prologis board with authority therefor; or

•
provided that the Prologis board has determined that directors will be elected at the special meeting, by a stockholder who has complied with the advance notice provisions of the bylaws and was a stockholder of record both at the time of giving notice and at the time of the meeting.

The Duke Realty bylaws provide that with respect to an annual meeting of shareholders, nominations for election to the Duke Realty board and the proposal of business to be considered by the shareholders may be made only:
•
pursuant to the notice of an annual meeting;

•
by or at the direction of the Duke Realty board; or

•
by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures and/or proxy access provisions set forth in Duke Realty’s bylaws.

Duke Realty’s bylaws also provide that, with respect to special meetings of shareholders, only the business specified in the notice of meeting may be brought before the meeting. Nomination of individuals for election to the Duke Realty board at a special meeting may only be made:
•
by or at the direction of the Duke Realty board; or

•
provided that the Duke Realty board has determined that directors will be elected at the special meeting, by a shareholder who has complied with the advance notice provisions of the bylaws.

Proxy Access for Director Nominations	Available for eligible stockholders (or a group of up to 20 stockholders) who meet the requirements set forth in Prologis’ bylaws, including the requirement to have owned 3% or more of Prologis’ issued and outstanding common stock continuously for a period of three years or longer as of the date	Available for eligible shareholders (or a group of up to 20 shareholders) who meet the requirements set forth in Duke Realty’s bylaws, including the requirement to have owned 3% or more of Duke Realty’s issued and outstanding common stock continuously for a period

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders

of nomination, for a maximum number of stockholder nominees equal to the lesser of (i) 20% of the number of directors up for election, or if such amount is not a whole number, the closest whole number below 20% and (ii) two.
Notice of proxy access must be received by the secretary of Prologis at the principal executive office of Prologis not earlier than the 120th day nor later than the 90th day prior to the first anniversary of the preceding year’s annual meeting, subject to certain adjustments if the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting.

of three years or longer as of (i) the date that the notice of proxy access nomination is delivered or mailed to and received by the secretary, (ii) the close of business on the record date, and (iii) the date of such annual meeting (and any postponement or adjournment thereof), for a maximum number of shareholder nominees equal to the greater of (a) 20% of the number of directors up for election as of the last day on which a notice of proxy access nomination must be delivered or, if such percentage is not a whole number, the closest whole number below such percentage or (b) two directors.
Notice of proxy access must be received by the secretary of Duke Realty not earlier than the 150th day nor later than the 120th day prior to the first anniversary of the date that the proxy materials for the previous year’s annual meeting were released to shareholders, subject to certain adjustments if the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of notice for the preceding year’s annual meeting.

Notice of Stockholders’ or Shareholders’ Meetings, as applicable	The Prologis bylaws provide that not less than 10 nor more than 90 days before each meeting of stockholders, it must give notice to each stockholder entitled to vote at such meeting, and to each stockholder not entitled to vote but who is entitled to notice of the meeting, written or electronic notice stating the time and place of the meeting, and in the case of a special meeting or as otherwise may be required by Maryland law, the purpose for which
The Duke Realty bylaws provide that not less than 15 nor more than 60 days before each annual meeting of shareholders and each special meeting of shareholders held on the call of the Duke Realty board, the secretary must give notice to each shareholder of record entitled to vote at such meeting,
If a special meeting is held other than by the call of the Duke Realty board, the Duke Realty

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders
the meeting is called. The notice will be given by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by Maryland law.
board must fix the date and hour thereof not less than 20 days and not more than 90 days after receipt of such request, and must give notice not less than 10 days and not more than 60 days before such special meeting date.
If the date of such special meeting is not so fixed and notice thereof not given within 80 days after receipt of the request, the date and hour of such meeting may be fixed by the person or persons requesting the meeting and notice thereof must be given by such person(s) not less than 20 days and not more than 60 days before the date of such special meeting.
The notice may be written or oral and must specify the place, day and hour of any annual or special meeting of shareholders, the purposes of the meeting and all other matters required by law and be sent to each shareholder of record entitled to vote, either personally or by sending a copy thereof by any means permitted by the IBCL, as in effect on the date thereof, to the address appearing on the books of Duke Realty or, if no address appears or has been given, to the principal office of Duke Realty.

State of Anti-Takeover Statutes	Maryland law provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers of the corporation or by employees who are also directors of the corporation. “Control shares” are shares of stock	Indiana law provides that anyone making a tender offer of more than 10% of any class of the outstanding equity securities of an Indiana corporation must file a statement (generally consisting of each document required to be filed with the SEC) with the Indiana securities commissioner and the president of the target company before the offer is made and that the offer be made to all offerees

Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders

of the corporation that, if aggregated with other shares controlled by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Generally, a “control share acquisition” means the acquisition of outstanding control shares. A control share acquisition does not include shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted under Maryland law, Prologis has elected not to be governed by the provisions of the control share acquisition statute.
Under Maryland law, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned, directly or indirectly, 10% or more of the voting power at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.
holding the same class of equity securities of the target company on substantially equivalent terms. Within 20 business days of the statement being filed, a hearing is held and if it is found that the statement does not contain the required disclosure or the offer is not made to offerees on substantially equivalent terms, the commissioner can prohibit the purchase of shares in the offer or condition the purchase on changes or modifications. In addition, Indiana law prohibits a bidder from acquiring any additional equity securities of the target company for two years after the tender offer unless holders of the subject equity security are given a reasonable opportunity to dispose of their holdings to the bidder on equivalent terms. The IBCL provides that, unless an Indiana corporation provides an exemption in its articles of incorporation or bylaws, any person who makes a “control share acquisition” may not vote the shares acquired in that acquisition, except to the extent voting rights relating to those shares are granted by a resolution approved by a vote of disinterested shareholders. A “control share acquisition” is defined as the acquisition by a person of, or the power to direct the voting of, shares representing between 1/5 and 1/3, between 1/3 and 1/2, or 1/2 or more of an issuing public corporation’s voting power in the election of directors, either within a 90-day period or pursuant to a plan to make a control share acquisition of ownership. The acquiring person may request, and the corporation must call, a special

Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders

Thereafter, any such business combination must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder or the business combination satisfies certain minimum price, form of consideration and procedural requirements. As permitted under Maryland law, the Prologis board has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between Prologis and any interested stockholder.
The Prologis charter provides that holders of its stock are not entitled to exercise any rights of an objecting stockholder provided for under Maryland law unless the Prologis board determines that such rights apply.
Under certain provisions of Maryland law relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the charter or shareholders’ meeting to restore or approve voting rights after the acquiring person delivers to the corporation a statement describing the acquisition or proposed acquisition, which is referred to as an acquiring person statement, and an undertaking to pay the expenses relating to the meeting. Shares acquired in a control share acquisition in which no acquiring person statement has been filed may be redeemed by the corporation at their fair value, under certain circumstances. Unless otherwise provided in a corporation’s articles of incorporation or bylaws, if shares acquired in a control share acquisition are given full voting rights and the acquiring person has acquired shares representing a majority or more of the corporation’s voting power, then the other shareholders will be entitled to dissenters’ rights of appraisal. Duke Realty has not opted out of this provision. Under the Duke Realty charter, the affirmative vote of at least 80% of the shareholders is required to approve any business combination involving a holder of at least 10% of the outstanding shares before the business combination, unless (i) the transaction is approved by three-fourths of the directors who served on Duke Realty’s board before the holder became a 10% holder (or, in some cases, directors designated as continuing directors after such transaction); (ii) the business combination consists of the issuance or transfer by Duke Realty of shares of common stock in exchange for a partnership interest in Duke Realty OP or Duke Realty

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders
	bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) that any and all vacancies on the board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a stockholder-requested special meeting of stockholders. Prologis has affirmatively opted out of the classified board provision described above and may not elect to become subject to such provision without the affirmative vote of at least a majority of the votes entitled to be cast on the matter. Through provisions in Prologis’ charter and bylaws unrelated to the statute, it already has a two-thirds vote requirement for the removal of directors, has a 50% requirement for stockholder-requested special meetings, and vests in the Prologis board the power to fix the number of directorships, provided that the number is not less than the minimum number required by Maryland law.	Services Limited Partnership, or any successor in interest to such limited partnership; or (iii) the 10% holder complies with certain “fair price” provisions and the shareholders have been given a reasonable opportunity to receive as a result of the business combination cash and/or other consideration equal to a per share value that is the greatest of (a) the highest price per share paid by the 10% holder in acquiring any of its shares of the same class, (b) the per share book value of the same class at the time of the business combination, as determined by an independent appraisal firm or their experts, (c) the highest sale or bid price for shares of the same class during the 24 months immediately preceding the time the business combination is effected and (d) an amount that bears the same or a greater percentage relationship to the market price of the same class of shares immediately prior to the announcement of the business combination as the highest price per share paid in (a) above bore to the market price of the same class of shares immediately prior to the commencement of acquisition of the shares by such 10% holder. In addition, pursuant to Duke Realty’s charter, any vacancies, however arising, on the Duke Realty board are filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum.
Stockholder Rights Plan	Prologis does not have a stockholder rights plan in effect.	Duke Realty does not have a shareholder rights plan in effect.
Liability and Indemnification of Directors and Officers	Prologis’ charter contains provisions limiting, to the maximum extent that	Duke Realty’s charter contains provisions limiting, to the

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Duke Realty Shareholders

Maryland law in effect from time to time permits, the liability of its directors or officers to Prologis or its stockholders for money damages. Therefore, Prologis directors and officers will have no liability to Prologis or its stockholders for money or other damages except to the extent that (i) it is proven that the director or officer actually received an improper personal benefit or profit or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the action, or failure to act, of the director or officer, was the result of active and deliberate dishonesty and was material to the cause of action.
Prologis’ charter and bylaws require it to indemnify its directors and officers to the fullest extent permitted from time to time by the MGCL.
maximum extent that Indiana law in effect from time to time permits (but, in the case of any amendment to Indiana law, only to the extent that such amendment permits Duke Realty to provide broader indemnification rights than said law permitted Duke Realty to provide prior to such amendment), the liability of present or former directors or officers to Duke Realty or its shareholders for money damages, except for liability (i) for any breach of such director’s duty of loyalty to Duke Realty or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for voting for or assenting to an unlawful distribution as provided in the IBCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Exclusive Forum Provision	Prologis does not have an exclusive forum provision in its bylaws.	Duke Realty’s bylaws designate the circuit or superior courts of the State of Indiana located in Marion County, Indiana (or, if such courts lack jurisdiction, the United States District Court for the Southern District of Indiana, Indianapolis Division) as the sole and exclusive forum for certain legal actions, unless Duke Realty consents in writing to the selection of an alternative forum.

STOCKHOLDER PROPOSALS
2023 Prologis Annual Meeting of Stockholders
A date has not been set for Prologis’ 2023 annual meeting of stockholders.
Deadline for Submitting Stockholder Proposals for Inclusion in Prologis’ 2023 Proxy Statement.    Rule 14a-8 of the Exchange Act provides that certain stockholder proposals must be included in the proxy statement for Prologis’ 2023 annual meeting. For a stockholder proposal to be considered for inclusion in the 2023 proxy statement for Prologis’ 2023 annual meeting, it must be received at Prologis’ principal executive offices (Pier 1, Bay 1, San Francisco, California 94111) no later than November 25, 2022. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in Prologis’ proxy materials. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.
If, however, the date of the 2023 annual meeting is advanced or delayed by more than 30 days from May 4, 2023, Prologis must receive notice a reasonable time before it begins to print and distribute its proxy materials.
Deadline for Submitting Stockholder Proposals or Director Nominations Not to Be Included in Prologis’ 2023 Proxy Statement.   If a Prologis stockholder intends to present a proposal or nomination for director at Prologis’ 2023 annual meeting, but does not intend to have it included in Prologis’ 2023 proxy statement, the notice of proposal or nomination must be delivered to, or mailed and received by, Prologis at its principal executive offices (Pier 1, Bay 1, San Francisco, California 94111) not earlier than January 4, 2023, and not later than February 3, 2023.
If, however, the date of the 2023 annual meeting is advanced or delayed by more than 30 days from May 4, 2023, Prologis must receive the notice of proposal or nomination not more than 120 days prior to the date of the 2023 annual meeting and not less than 90 days prior to the date of the 2023 annual meeting.
If less than 100 days’ notice or prior public disclosure of the date of the 2023 annual meeting (which was advanced or delayed by more than 30 days from May 4, 2023) is given or made to Prologis stockholders, the deadline to receive the notice of proposal or nomination is the close of business on the 10th day following the day on which notice of the 2023 annual meeting date was mailed or publicly disclosed. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.
Deadline for Submitting Proxy Access Director Nominations to Be Included in Prologis’ 2023 Proxy Statement.   If a Prologis stockholder intends to present a nomination for director at our 2023 annual meeting pursuant to the proxy access provisions in the Prologis bylaws and to comply with the SEC’s universal proxy rules (once effective), the notice of proxy access nomination must be delivered to, or mailed and received by, Prologis at its principal executive offices (Pier 1, Bay 1, San Francisco, California 94111) not earlier than January 4, 2023, and not later than February 3, 2023.
If, however, the date of the 2023 annual meeting is advanced or delayed by more than 30 days from May 4, 2023, Prologis must receive the notice of nomination not more than 120 days prior to the date of the 2023 annual meeting and not less than 90 days prior to the date of the 2023 annual meeting.
If less than 100 days’ notice or prior public disclosure of the date of the 2023 annual meeting (which was advanced or delayed by more than 30 days from May 4, 2023) is given or made to Prologis stockholders, the deadline to receive the notice of nomination is the close of business on the 10th day following the day on which notice of the 2023 annual meeting date was given or publicly disclosed. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.
2023 Duke Realty Annual Meeting of Shareholders
A date has not been set for Duke Realty’s 2023 annual meeting of shareholders.

Shareholder Proposals and Nominations for Inclusion in Duke Realty’s Proxy Materials.   SEC rules establish the eligibility requirements and procedures that must be followed for a shareholder’s proposal to be included in Duke Realty’s proxy materials. Under those rules, any shareholder wishing to have a proposal considered for inclusion in the proxy materials for Duke Realty’s 2023 annual meeting of shareholders must submit his or her proposal to Duke Realty in writing on or before November 2, 2022, which is 120 calendar days prior to the anniversary of the date the 2022 proxy statement was released to shareholders. However, if the date of Duke Realty’s 2023 annual meeting of shareholders is more than 30 calendar days earlier or later than the anniversary date of Duke Realty’s 2022 annual meeting of shareholders, then the deadline is a reasonable time before Duke Realty begins to print and send its proxy materials. Proposals must comply with all applicable SEC rules.
If a shareholder wishes to nominate a director for inclusion in the proxy materials for Duke Realty’s 2023 annual meeting of shareholders pursuant to Duke Realty’s proxy access bylaw provision, Duke Realty’s bylaws require that the shareholder give advance written notice to Duke Realty’s Corporate Secretary no earlier than 150 days and no later than 120 days before the one year anniversary of the date when the proxy materials for the previous year’s annual meeting of shareholders were released to shareholders, which for the 2023 annual meeting of shareholders would be no earlier than October 3, 2022, and no later than November 2, 2022. However, if the date of the 2023 annual meeting of shareholders is more than 30 calendar days earlier or later than the date contemplated at the time of the 2022 annual meeting of shareholders, the notice must be received by Duke Realty’s Corporate Secretary not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to Duke Realty shareholders of the date of the contemplated annual meeting.
Shareholder Proposals and Nominations Not for Inclusion in Duke Realty’s Proxy Materials.   If a shareholder wishes to present a proposal, including a proposal to nominate a director nominee, at the 2023 annual meeting of shareholders, even if the proposal or nomination is not intended to be included in the 2023 proxy materials, Duke Realty’s bylaws require that the shareholder give advance written notice to Duke Realty’s Corporate Secretary at least 120 days before the one year anniversary of the date when the proxy statement was released to shareholders in connection with the previous year’s annual meeting, which, for the 2023 annual meeting of shareholders, would be November 2, 2022. However, if the date of the 2023 annual meeting of shareholders is more than 30 calendar days earlier or later than the date contemplated at the time of the 2022 annual meeting of shareholders, the notice must be received by Duke Realty’s Corporate Secretary not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting.
If a shareholder is permitted to present a proposal at the 2023 annual meeting of shareholders, but the proposal was not included in the 2023 proxy materials, Duke Realty believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after January 16, 2023, which is 45 calendar days prior to the one year anniversary of the mailing of the 2022 proxy materials.

LEGAL MATTERS
It is a condition to the mergers that Prologis and Duke Realty receive opinions from Wachtell Lipton, Mayer Brown LLP, Hogan Lovells and Alston & Bird, as applicable, concerning the United States federal income tax consequences of the company merger and certain other matters. The validity of the shares of Prologis common stock to be issued in the company merger will be passed upon for Prologis by Venable LLP.
EXPERTS
Prologis
The consolidated financial statements and financial statement schedule III of Prologis, Inc. and Prologis L.P. and subsidiaries as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting of Prologis, Inc. as of December 31, 2021 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Duke Realty
The consolidated financial statements and financial statement schedule III of Duke Realty Corporation and Duke Realty Limited Partnership as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS
Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy materials. This means that only one copy of this joint proxy statement/prospectus may have been sent to multiple Prologis stockholders or Duke Realty shareholders, as applicable, in your household. If you would prefer to receive separate copies of this joint proxy statement/prospectus for other Prologis stockholders or Duke Realty shareholders, as applicable, in your household, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee.
If you are a Prologis stockholder, upon request to Investor Relations by mail at Pier 1, Bay 1, San Francisco, CA 94111, Prologis will promptly provide separate copies of this joint proxy statement/prospectus. If you are a Duke Realty shareholder, upon request to Investor Relations by mail at 8711 River Crossing Blvd. Indianapolis, IN 46240, Duke Realty will promptly provide separate copies of this joint proxy statement/prospectus. Prologis stockholders or Duke Realty shareholders, as applicable, sharing an address who are receiving multiple copies of this joint proxy statement/prospectus and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders or shareholders, as applicable, at the shared address in the future.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
Prologis and Duke Realty each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Prologis and Duke Realty, who file electronically with the SEC. The address of that site is www.sec.gov.
Investors may also consult each of Prologis’ and Duke Realty’s websites for more information about Prologis or Duke Realty, respectively. Prologis’ website is www.prologis.com. Duke Realty’s website is www.dukerealty.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
Prologis has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Prologis common stock to be issued to Duke Realty shareholders in the company merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Prologis common stock. The rules and regulations of the SEC allow Prologis and Duke Realty to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows Prologis and Duke Realty to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or later filed. This joint proxy statement/prospectus contains summaries of certain provisions contained in some of the Prologis or Duke Realty documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.
This joint proxy statement/prospectus incorporates by reference the documents listed below that Prologis has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about Prologis, its financial condition or other matters.
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 9, 2022.

•
Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on April 26, 2022.

•
Current Reports on Form 8-K, filed with the SEC on February 8, 2022, February 15, 2022 and amended on April 5, 2022, May 9, 2022, May 10, 2022, June 13, 2022 and July 6, 2022 (other than documents or portions of those documents not deemed to be filed).

•
Proxy Statement on Schedule 14A filed with the SEC on March 25, 2022 and additional proxy materials filed with the SEC on March 25, 2022.

In addition, Prologis incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the effective date of the company merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Prologis by requesting them in writing or by telephone at the following address:
Prologis, Inc.
Pier 1, Bay 1
San Francisco, CA 94111
Attention: Investor Relations
(415) 394-9000
www.prologis.com
These documents are available from Prologis without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
This joint proxy statement/prospectus also incorporates by reference the documents listed below that Duke Realty has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about Duke Realty, its financial condition or other matters.
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 18, 2022.

•
Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on April 29, 2022.

•
Current Reports on Form 8-K, filed with the SEC on February 18, 2022, April 15, 2022, April 27, 2022, June 13, 2022, June 30, 2022 and July 21, 2022 (other than documents or portions of those documents not deemed to be filed).

•
Proxy Statement on Schedule 14A filed with the SEC on March 2, 2022 and additional proxy materials filed with the SEC on March 2, 2022.

In addition, Duke Realty incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Duke Realty special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Duke Realty will provide you with copies of these documents, without charge, upon written or oral request to:
Duke Realty Corporation
8711 River Crossing Boulevard
Indianapolis, IN 46240
Attention: Investor Relations
(317) 808-6060
www.dukerealty.com
If you are a stockholder of Prologis or a shareholder of Duke Realty and would like to request documents, please do so by September 21, 2022, to receive them before the Prologis special meeting or the Duke Realty special meeting, as applicable. If you request any documents from Prologis or Duke Realty, Prologis or Duke Realty, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Prologis or Duke Realty receives your request.

If you are a Prologis stockholder and have any questions about the mergers or how to submit your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact D.F. King, Prologis’ proxy solicitor, at the following addresses and telephone numbers:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers May Call: (212) 269-5550
All Others Call Toll Free: (866) 356-7814
Email: PLD@dfking.com
If you are a Duke Realty shareholder and have any questions about the mergers or how to submit your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact Georgeson, Duke Realty’s proxy solicitor, at the following addresses and telephone numbers:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks, Brokers
May Call Toll Free: 1-888-680-1525
Email: dukerealty@georgeson.com
This document is a prospectus of Prologis and is a joint proxy statement of Prologis for the Prologis special meeting and of Duke Realty for the Duke Realty special meeting. Neither Prologis nor Duke Realty has authorized anyone to give any information or make any representation about the mergers or Prologis or Duke Realty that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Prologis or Duke Realty has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you different, additional or inconsistent information, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction
On June 11, 2022, Prologis, Prologis OP, Prologis Merger Sub and Prologis OP Merger Sub (we refer to Prologis and Prologis OP collectively in this section as “we,” “our,” or “us”) entered into a merger agreement with Duke Realty and Duke Realty OP, pursuant to which, subject to the terms and conditions set forth in the merger agreement (i) Duke Realty will merge with and into Prologis Merger Sub, with Prologis Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Prologis, (ii) thereafter, Prologis will cause all of the outstanding equity interests of the Prologis Merger Sub to be contributed to Prologis OP in exchange for the issuance by Prologis OP of Prologis OP common units to Prologis and/or its subsidiaries as directed by Prologis and (iii) thereafter, Prologis OP Merger Sub will be merged with and into Duke Realty OP, with Duke Realty OP surviving the merger and becoming a wholly owned subsidiary of Prologis OP. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully.
Under the terms of the merger agreement, at the effective time of the company merger, each issued and outstanding share of Duke Realty common stock as of immediately prior to the company merger will be automatically converted into the right to receive 0.475 of a newly issued share of Prologis common stock, without interest, plus the right, if any, to receive cash in lieu of fractional shares of Prologis common stock into which such shares of Duke Realty common stock would have been converted pursuant to the merger agreement. At the effective time of the partnership merger, each issued and outstanding common unit of Duke Realty OP as of immediately prior to the partnership merger will be converted into 0.475 of a newly issued common unit of Prologis OP. The 0.475 exchange ratio is fixed and will not be adjusted to reflect changes in the stock prices of Prologis common stock or Duke Realty common stock prior to closing. Changes in the price of Prologis common stock prior to the mergers will affect the market value of the merger consideration that Duke Realty shareholders and Duke Realty OP unitholders will be entitled to receive upon the closing of the mergers. Subject to the approval by the stockholders of Prologis and the shareholders of Duke Realty and the other closing conditions described in this joint proxy statement/prospectus, the mergers are expected to be consummated in the fourth quarter of 2022.
Based on current information, it is expected that former Duke Realty shareholders will own approximately 20% and current Prologis stockholders will own approximately 80% of the issued and outstanding Combined Company common stock after consummation of the mergers. After consideration of all applicable factors pursuant to the business combination accounting rules, we expect to treat the mergers as an asset acquisition under GAAP and as a result the transaction costs will likely be capitalized to the basis of the acquired properties.
Pro Forma Information
The following Unaudited Pro Forma Condensed Combined Financial Statements combine the historical consolidated financial statements of Prologis and Duke Realty, including Pro Forma Balance Sheets and Statements of Income, which we refer to as the “Pro Forma Financial Statements”.
The accompanying Pro Forma Balance Sheets at March 31, 2022 have been prepared as if the mergers had occurred as of March 31, 2022. The accompanying Pro Forma Statements of Income for the three months ended March 31, 2022 and the year ended December 31, 2021 have been prepared as if the mergers had occurred as of January 1, 2021.
During the period from January 1, 2021 to March 31, 2022, Prologis and Duke Realty acquired and disposed of various real estate assets. None of the assets acquired and disposed of by the respective companies during this period, individually or in the aggregate, or acquisitions and dispositions considered probable of closing as of the date of this joint proxy statement/prospectus, exceeded the significance level that requires the presentation of pro forma financial information pursuant to Regulation S-X, Article 11. As such, the following Pro Forma Statements of Income for the three months ended March 31, 2022 and the year ended December 31, 2021 do not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they occurred on January 1, 2021.

Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Pro Forma Financial Statements, which are referred to in this section as the accompanying notes.
The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. Under acquisition accounting, the total cost or total consideration exchanged is allocated to the real estate properties and related lease intangibles on a relative fair value basis. All other assets acquired and liabilities assumed, including debt, and real estate assets that we do not intend to operate long-term are recorded at fair value. The total consideration and assignment of fair values to Duke Realty’s assets and liabilities has not been finalized and is subject to change and the actual amounts at the time the mergers are completed could vary materially from the Pro Forma Financial Statements.
The Pro Forma Financial Statements have been prepared in accordance with the rules and regulations of the SEC. All significant adjustments that can be factually supported, are directly attributable to the mergers and are expected to have a continuing impact within the SEC regulations covering the preparation of the Pro Forma Financial Statements, have been made. The Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor are they necessarily indicative of future operating results or financial position. We expect that the mergers will create significant corporate general and administrative as well as property operating cost savings. There can be no assurance that we will be successful in achieving these anticipated cost savings. Therefore, the Pro Forma Financial Statements included herein do not give effect to any synergies, potential cost reductions or other operating efficiencies that we expect to result from the mergers based on management’s plans or intent after the mergers.
You are urged to read the Pro Forma Financial Statements below together with Prologis’ and Duke Realty’s publicly available historical consolidated financial statements and accompanying notes.
Merger Consideration
For purposes of the Pro Forma Financial Statements, Prologis estimates that the mergers will be completed for $25.4 billion through the issuance of equity based on the value of Prologis common stock and units issued of $21.8 billion, the assumption of debt of $3.3 billion and transaction costs. The aggregate equity consideration consists of shares of Prologis common stock and Prologis OP common units issued in exchange for shares of Duke Realty common stock and Duke Realty OP common units and is calculated as follows (in millions, except price per share/unit):
Number of shares of Prologis common stock and Prologis OP common units to be issued upon conversion of shares of Duke Realty common stock and Duke Realty OP common units at March 31, 2022(1)	185.04
Multiplied by price of Prologis common stock on June 30, 2022(2)	$117.65
Estimated fair value of shares of Prologis common stock and Prologis OP common units to be issued	$21,770
Estimated transaction costs(3)	312
Estimated aggregate consideration	$22,082

(1)
Duke Realty shareholders and Duke Realty OP unitholders will receive 0.475 of a newly issued share of Prologis common stock or 0.475 of a newly issued Prologis OP common unit, respectively, for each share of Duke Realty common stock or Duke Realty OP common unit, respectively, that they own as of immediately prior to consummation of the mergers.

(2)
The estimated purchase price is based on the closing price of Prologis common stock on June 30, 2022, the latest practicable date prior to the date of this proxy statement/prospectus. Pursuant to accounting rules, the final purchase price will be based on the price of the Prologis common stock as of the closing date, and therefore, will be different from the amount shown above. Based on a sensitivity analysis, a change in the Prologis common stock price of 10% would result in an approximate $2.2 billion change in the estimated aggregate consideration.
(3)
For purposes of the Pro Forma Financial Statements, estimated transaction costs for the mergers were included in the estimated aggregate consideration. These estimated transaction costs are expected to be approximately $312 million and includes the direct cost incurred in acquiring the real estate assets. These costs will be capitalized by Prologis. Termination and severance costs for the acceleration of unvested Duke Realty equity awards and Duke Realty OP LTIP units under Duke Realty’s equity incentive plans that become fully vested at closing are included in the estimated fair value of Prologis common stock and Prologis OP common units to be issued.

The Pro Forma Financial Statements included herein do not give effect to any synergies, potential cost reductions or other operating efficiencies that we expect to result from the mergers based on management’s plans or intent after the mergers.

PROLOGIS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
March 31, 2022
(In thousands)
	Historical (A)		Transaction Accounting Adjustments		Pro Forma Combined
	Prologis	Duke Realty
ASSETS
Investments in real estate properties	$53,543,018	$11,208,976	$14,602,860	(B)	$79,354,854
Less accumulated depreciation	7,941,540	1,746,146	(1,746,146)	(C)	7,941,540
Net investments in real estate properties	45,601,478	9,462,830	16,349,006		71,413,314
Investments in and advances to unconsolidated entities	8,679,011	208,644	2,595	(D)	8,890,250
Assets held for sale or contribution	373,664	—	—	(E)	373,664
Net investments in real estate	54,654,153	9,671,474	16,351,601		80,677,228
Cash and cash equivalents	1,912,750	9,160	—		1,921,910
Other assets	3,212,968	906,775	228,767	(F)	4,348,510
Total assets	$59,779,871	$10,587,409	$16,580,368		$86,947,648
LIABILITIES AND EQUITY
Liabilities:
Debt	$18,368,538	$3,651,069	$(395,324)	(G)	$21,624,283
Accounts payable and accrued expenses	1,206,224	253,155	—		1,459,379
Other liabilities	1,742,907	348,661	1,221,578	(H)	3,313,146
Total liabilities	21,317,669	4,252,885	826,254		26,396,808
Equity:
Stockholders’ equity:
Series Q preferred shares	63,948	—	—		63,948
Common stock	7,402	3,835	(2,008)	(I)	9,229
Additional paid-in capital	35,546,263	6,185,119	15,616,450	(I)	57,347,832
Accumulated other comprehensive loss	(681,120)	(27,122)	27,122	(I)	(681,120)
Distributions in excess of net earnings	(764,425)	65,973	(65,973)	(I)	(764,425)
Total stockholders’ equity	34,172,068	6,227,805	15,575,591		55,975,464
Noncontrolling interests	3,324,050	4,624	2,293	(J)	3,330,967
Limited partnership unitholders	966,084	102,095	176,230	(I)	1,244,409
Total equity	38,462,202	6,334,524	15,754,114		60,550,840
Total liabilities and equity	$59,779,871	$10,587,409	$16,580,368		$86,947,648

PROLOGIS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the three months ended March 31, 2022
(In thousands, except per share data)
	Historical (A)		Transaction Accounting Adjustments		Pro Forma Combined
	Prologis	Duke Realty
Revenues:
Rental	$1,076,861	$276,168	$53,417	(K)	$1,406,446
Strategic capital	133,925	1,211	—		135,136
Development management and other	8,342	784	—		9,126
Total revenues	1,219,128	278,163	53,417		1,550,708
Expenses:
Rental	275,674	74,524	—	(L)	350,198
Strategic capital	51,811	1,084	—		52,895
General and administrative	74,646	23,913	—	(L)	98,559
Depreciation and amortization	396,647	94,001	99,706	(M)	590,354
Other	9,589	1,366	—		10,955
Total expenses	808,367	194,888	99,706		1,102,961
Operating income before gains on real estate transactions, net	410,761	83,275	(46,289)		447,747
Gains on dispositions of development properties and land, net	210,206	1,092	—		211,298
Gains on other dispositions of investments in real estate, net	584,835	210,747	—		795,582
Operating income	1,205,802	295,114	(46,289)		1,454,627
Other income (expense):
Earnings from unconsolidated entities, net	76,962	3,815	(192)	(N)	80,585
Interest expense	(64,064)	(19,999)	(5,811)	(O)	(89,874)
Interest and other income, net	1,053	825	—		1,878
Foreign currency and derivative gains, net	47,356	—	—		47,356
Losses on early extinguishment of debt, net	(18,165)	(21,948)	—		(40,113)
Total other income (expense)	43,142	(37,307)	(6,003)		(168)
Earnings before income taxes	1,248,944	257,807	(52,292)		1,454,459
Total income tax expense	(29,222)	(6,330)	—		(35,552)
Consolidated net earnings	1,219,722	251,477	(52,292)		1,418,907
Less net earnings attributable to noncontrolling interests	68,937	2,556	(659)	(P)	70,834
Net earnings attributable to controlling interests	1,150,785	248,921	(51,633)		1,348,073
Less preferred stock dividends	1,531	—	—		1,531
Net earnings attributable to common stockholders	$1,149,254	$248,921	$(51,633)		$1,346,542
Weighted average common shares outstanding – Basic	740,368	382,708			923,073	(Q)
Weighted average common shares outstanding – Diluted	765,517	387,937			950,555	(Q)
Net earnings per share attributable to common stockholders – Basic	$1.55	$0.65			$1.46
Net earnings per share attributable to common stockholders – Diluted	$1.54	$0.65			$1.45

PROLOGIS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the year ended December 31, 2021
(In thousands, except per share data)
	Historical (A)		Transaction Accounting Adjustments		Pro Forma Combined
	Prologis	Duke Realty
Revenues:
Rental	$4,147,994	$1,096,635	$260,841	(K)	$5,505,470
Strategic capital	590,750	3,206	—		593,956
Development management and other	20,696	6,082	—		26,778
Total revenues	4,759,440	1,105,923	260,841		6,126,204
Expenses:
Rental	1,041,316	320,566	—	(L)	1,361,882
Strategic capital	207,171	2,399	—		209,570
General and administrative	293,167	69,554	—	(L)	362,721
Depreciation and amortization	1,577,942	362,148	459,088	(M)	2,399,178
Other	22,435	7,424	—		29,859
Total expenses	3,142,031	762,091	459,088		4,363,210
Operating income before gains on real estate transactions, net	1,617,409	343,832	(198,247)		1,762,994
Gains on dispositions of development properties and land, net	817,017	12,917	—		829,934
Gains on other dispositions of investments in real estate, net	772,570	585,685	—		1,358,255
Operating income	3,206,996	942,434	(198,247)		3,951,183
Other income (expense):
Earnings from unconsolidated entities, net	404,255	32,804	(768)	(N)	436,291
Interest expense	(266,228)	(84,843)	(25,769)	(O)	(376,840)
Interest and other income, net	871	7,673	—		8,544
Foreign currency and derivative gains, net	164,407	—	—		164,407
Losses on early extinguishment of debt, net	(187,453)	(17,901)	—		(205,354)
Total other income (expense)	115,852	(62,267)	(26,537)		27,048
Earnings before income taxes	3,322,848	880,167	(224,784)		3,978,231
Total income tax expense	(174,258)	18,549	—		(155,709)
Consolidated net earnings	3,148,590	861,618	(224,784)		3,785,424
Less net earnings attributable to noncontrolling interests	208,867	8,723	(2,833)	(P)	214,757
Net earnings attributable to controlling interests	2,939,723	852,895	(221,951)		3,570,667
Less preferred stock dividends	6,152	—	—		6,152
Net earnings attributable to common stockholders	$2,933,571	$852,895	$(221,951)		$3,564,515
Weighted average common shares outstanding – Basic	739,363	377,673			922,068	(Q)
Weighted average common shares outstanding – Diluted	764,762	383,476			949,800	(Q)
Net earnings per share attributable to common stockholders – Basic	$3.97	$2.25			$3.87
Net earnings per share attributable to common stockholders – Diluted	$3.94	$2.25			$3.85

PROLOGIS, L.P.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
March 31, 2022
(In thousands)
	Historical (A)		Transaction Accounting Adjustments		Pro Forma Combined
	Prologis	Duke Realty
ASSETS
Investments in real estate properties	$53,543,018	$11,208,976	$14,602,860	(B)	$79,354,854
Less accumulated depreciation	7,941,540	1,746,146	(1,746,146)	(C)	7,941,540
Net investments in real estate properties	45,601,478	9,462,830	16,349,006		71,413,314
Investments in and advances to unconsolidated entities	8,679,011	208,644	2,595	(D)	8,890,250
Assets held for sale or contribution	373,664	—	—	(E)	373,664
Net investments in real estate	54,654,153	9,671,474	16,351,601		80,677,228
Cash and cash equivalents	1,912,750	9,160	—		1,921,910
Other assets	3,212,968	906,775	228,767	(F)	4,348,510
Total assets	$59,779,871	$10,587,409	$16,580,368		$86,947,648
LIABILITIES AND CAPITAL
Liabilities:
Debt	$18,368,538	$3,651,069	$(395,324)	(G)	$21,624,283
Accounts payable and accrued expenses	1,206,224	253,155	—		1,459,379
Other liabilities	1,742,907	348,661	1,221,578	(H)	3,313,146
Total liabilities	21,317,669	4,252,885	826,254		26,396,808
Capital:
Partners’ capital	35,138,152	6,329,900	15,751,821	(I)	57,219,873
Noncontrolling interests	3,324,050	4,624	2,293	(J)	3,330,967
Total capital	38,462,202	6,334,524	15,754,114		60,550,840
Total liabilities and capital	$59,779,871	$10,587,409	$16,580,368		$86,947,648

PROLOGIS, L.P.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the three months ended March 31, 2022
(In thousands, except per unit data)
	Historical (A)		Transaction Accounting Adjustments		Pro Forma Combined
	Prologis	Duke Realty
Revenues:
Rental	$1,076,861	$276,168	$53,417	(K)	$1,406,446
Strategic capital	133,925	1,211	—		135,136
Development management and other	8,342	784	—		9,126
Total revenues	1,219,128	278,163	53,417		1,550,708
Expenses:
Rental	275,674	74,524	—	(L)	350,198
Strategic capital	51,811	1,084	—		52,895
General and administrative	74,646	23,913	—	(L)	98,559
Depreciation and amortization	396,647	94,001	99,706	(M)	590,354
Other	9,589	1,366	—		10,955
Total expenses	808,367	194,888	99,706		1,102,961
Operating income before gains on real estate transactions, net	410,761	83,275	(46,289)		447,747
Gains on dispositions of development properties and land, net	210,206	1,092	—		211,298
Gains on other dispositions of investments in real estate, net	584,835	210,747	—		795,582
Operating income	1,205,802	295,114	(46,289)		1,454,627
Other income (expense):
Earnings from unconsolidated entities, net	76,962	3,815	(192)	(N)	80,585
Interest expense	(64,064)	(19,999)	(5,811)	(O)	(89,874)
Interest and other income, net	1,053	825	—		1,878
Foreign currency and derivative gains, net	47,356	—	—		47,356
Losses on early extinguishment of debt, net	(18,165)	(21,948)	—		(40,113)
Total other income (expense)	43,142	(37,307)	(6,003)		(168)
Earnings before income taxes	1,248,944	257,807	(52,292)		1,454,459
Total income tax expense	(29,222)	(6,330)	—		(35,552)
Consolidated net earnings	1,219,722	251,477	(52,292)		1,418,907
Less net earnings attributable to noncontrolling interests	36,666	93	—		36,759
Net earnings attributable to controlling interests	1,183,056	251,384	(52,292)		1,382,148
Less preferred unit distributions	1,531	—	—		1,531
Net earnings attributable to common unitholders	$1,181,525	$251,384	$(52,292)		$1,380,617
Weighted average common units outstanding – Basic	753,159	386,516			938,197	(Q)
Weighted average common units outstanding – Diluted	765,517	387,937			950,555	(Q)
Net earnings per unit attributable to common unitholders – Basic	$1.55	$0.65			$1.46
Net earnings per unit attributable to common unitholders – Diluted	$1.54	$0.65			$1.45

PROLOGIS, L.P.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the year ended December 31, 2021
(In thousands, except per unit data)
	Historical (A)		Transaction Accounting Adjustments		Pro Forma Combined
	Prologis	Duke Realty
Revenues:
Rental	$4,147,994	$1,096,635	$260,841	(K)	$5,505,470
Strategic capital	590,750	3,206	—		593,956
Development management and other	20,696	6,082	—		26,778
Total revenues	4,759,440	1,105,923	260,841		6,126,204
Expenses:
Rental	1,041,316	320,566	—	(L)	1,361,882
Strategic capital	207,171	2,399	—		209,570
General and administrative	293,167	69,554	—	(L)	362,721
Depreciation and amortization	1,577,942	362,148	459,088	(M)	2,399,178
Other	22,435	7,424	—		29,859
Total expenses	3,142,031	762,091	459,088		4,363,210
Operating income before gains on real estate transactions, net	1,617,409	343,832	(198,247)		1,762,994
Gains on dispositions of development properties and land, net	817,017	12,917	—		829,934
Gains on other dispositions of investments in real estate, net	772,570	585,685	—		1,358,255
Operating income	3,206,996	942,434	(198,247)		3,951,183
Other income (expense):
Earnings from unconsolidated entities, net	404,255	32,804	(768)	(N)	436,291
Interest expense	(266,228)	(84,843)	(25,769)	(O)	(376,840)
Interest and other income, net	871	7,673	—		8,544
Foreign currency and derivative gains, net	164,407	—	—		164,407
Losses on early extinguishment of debt, net	(187,453)	(17,901)	—		(205,354)
Total other income (expense)	115,852	(62,267)	(26,537)		27,048
Earnings before income taxes	3,322,848	880,167	(224,784)		3,978,231
Total income tax expense	(174,258)	18,549	—		(155,709)
Consolidated net earnings	3,148,590	861,618	(224,784)		3,785,424
Less net earnings attributable to noncontrolling interests	127,075	369	—		127,444
Net earnings attributable to controlling interests	3,021,515	861,249	(224,784)		3,657,980
Less preferred unit distributions	6,152	—	—		6,152
Net earnings attributable to common unitholders	$3,015,363	$861,249	$(224,784)		$3,651,828
Weighted average common units outstanding – Basic	751,973	381,381			937,011	(Q)
Weighted average common units outstanding – Diluted	764,762	383,476			949,800	(Q)
Net earnings per unit attributable to common unitholders – Basic	$3.97	$2.25			$3.87
Net earnings per units attributable to common unitholders – Diluted	$3.94	$2.25			$3.85

Notes to the Pro Forma Financial Statements
(1)
Preliminary Purchase Price Allocation

The following preliminary allocation of the purchase price of Duke Realty is based on the preliminary estimate of the fair value of the tangible and intangible assets and liabilities of Duke Realty at March 31, 2022. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the mergers and will be completed after the mergers are consummated. Such final determination of the purchase price may be significantly different from the preliminary estimates used in the Pro Forma Financial Statements.
The estimated purchase price of Duke Realty of $22.1 billion (as calculated in the manner described above) is allocated to the tangible and intangible assets acquired and assumed liabilities based on the following preliminary basis at March 31, 2022 (dollar amounts in thousands):
Investments in real estate properties, net	$25,811,836
Investments in and advances to unconsolidated entities	211,239
Cash and other assets, including lease intangible assets	1,144,702
Debt	(3,255,745)
Accounts payable, accrued expenses and other liabilities, including lease intangible liabilities	(1,823,394)
Noncontrolling interests	(6,917)
Total estimated purchase price, including transaction costs	$22,081,721

(2)
Historical Financial Statements

(A)
In order to conform to the current Prologis presentation, we condensed and reclassified certain amounts presented in the historical financial statements of Duke Realty.

(3)
Duke Realty Transaction Accounting Adjustments

Adjustments for Pro Forma Condensed Combined Balance Sheets:
Unless otherwise indicated, the pro forma adjustments apply to both Prologis and Prologis OP.
(B)
Duke Realty’s real estate assets have been adjusted to their estimated fair value at March 31, 2022. We estimated the fair value of each property generally by applying a capitalization rate to the estimated net operating income and adding a portfolio premium to the property based on the relative fair value of the property in comparison to the total portfolio. We determined the capitalization rates that were appropriate by market, based on recent appraisals, transactions or other market data. The fair value of land is generally based on relevant market data, such as a comparison of the subject site to similar parcels that have recently been sold or are currently being offered on the market for sale.

(C)
Duke Realty’s historical accumulated depreciation balance is eliminated.

(D)
Duke Realty’s investments in and advances to unconsolidated entities have been adjusted to their estimated fair value at March 31, 2022. The fair values for the investments were calculated using similar valuation methods as those used for consolidated real estate assets and debt.

(E)
At March 31, 2022, Duke Realty had no properties that were classified as held for sale. Prologis intends to dispose of certain of the acquired real estate assets from Duke Realty, including non-strategic logistics properties, over the next 12 months. There was no pro forma adjustment made to reflect Prologis’ future intent to sell these properties.

(F)
Adjustments to Duke Realty’s historical balance of other assets are as follows (in thousands):

Elimination of straight-line rent receivable	$(182,673)
Elimination of previously acquired lease intangible assets and goodwill	(428,875)
Elimination of lease right-of-use assets	(73,634)
Recognition of value of acquired lease intangible assets(1)	838,778
Recognition of value of acquired lease right-of-use assets(2)	75,171
Total	$228,767

(1)
The fair value of acquired lease intangible assets includes leasing commissions, foregone rent and above market leases. We recognize an asset for leasing commissions based on our estimate of the cost to lease space in the applicable markets. Foregone rents include the value of the revenue and recovery of costs foregone during a reasonable lease-up period, as if the space was vacant, in each of the applicable markets. An asset was recognized for acquired leases with in-place rents that are higher than our best estimate of current market rents in each of the applicable markets.

(2)
Duke Realty’s lease right-of-use assets for ground and office space leases, in which Duke Realty is the lessee, were adjusted to their estimated value at March 31, 2022. We estimated the value of each lease by calculating the present value of the future minimum rental payments at March 31, 2022 using Prologis’ weighted average incremental borrowing rate of 5.2%. The weighted average remaining lease term for these leases was forty-four years at March 31, 2022.

(G)
Duke Realty’s debt balances have been adjusted to their estimated fair value at March 31, 2022. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available to us for the issuance of debt with similar terms and remaining maturities.

(H)
Adjustments to Duke Realty’s historical balance of other liabilities are as follows (in thousands):

Elimination of deferred revenue	$(46,401)
Elimination of previously acquired lease intangible liabilities	(68,648)
Elimination of deferred financing costs	6,280
Elimination of lease liabilities	(80,494)
Recognition of value of acquired lease intangible liabilities(1)	1,335,670
Recognition of value of acquired lease liabilities(2)	75,171
Total	$1,221,578

(1)
The fair value of acquired lease intangible liabilities includes a liability for acquired leases with in-place rents that are lower than our best estimate of current market rents in each of the applicable markets.

(2)
Duke Realty’s lease liabilities for ground and office space leases, in which Duke Realty is the lessee, were adjusted to their estimated value at March 31, 2022. We estimated the value of each lease by calculating the present value of the future minimum rental payments at March 31, 2022 using Prologis’ weighted average incremental borrowing rate of 5.2%. The weighted average remaining lease term for these leases was forty-four years at March 31, 2022.

(I)
Adjustments represent the elimination of historical Duke Realty balances and the issuance of Prologis common stock and Prologis OP common units in exchange for shares of Duke Realty common stock and Duke Realty OP common units, respectively, in the mergers. The adjustment for the Duke Realty OP unitholders is based on the Duke Realty OP unitholders’ share of the total net asset pro forma adjustments at March 31, 2022. This adjustment reflected the Duke Realty OP unitholders’ ownership percentage of 1.3% at March 31, 2022.

(J)
The adjustment for noncontrolling interests in the consolidated entities at March 31, 2022 is based on the noncontrolling interests’ share in the fair value adjustments for real estate and debt as described above.

Adjustments for Pro Forma Condensed Combined Statements of Income:
The pro forma adjustments to the Pro Forma Condensed Combined Statements of Income assume that a purchase price allocation done as of January 1, 2021 was equivalent to amounts assigned based on the estimated purchase price allocation done at March 31, 2022 and reflected in the Pro Forma Condensed Combined Balance Sheets.
(K)
Rental revenue is adjusted to remove Duke Realty’s historical straight-line rent and amortization of the net below market lease intangible liability of $10.5 million and $1.8 million, respectively, for the three months ended March 31, 2022, and $32.9 million and $4.4 million, respectively, for the year ended December 31, 2021. Rental revenue is further adjusted to recognize acquired leases on a straight-line basis and the amortization of the net below market lease intangible liability of $9.3 million and $56.4 million, respectively, for the three months ended March 31, 2022, and $59.5 million and $238.6 million, respectively, for the year ended December 31, 2021. For purposes of the above or below market rent adjustments, we estimated a weighted average remaining lease term associated with these leases of five years.

(L)
We expect that the mergers will create significant corporate general and administrative as well as property operating cost savings. There can be no assurance that we will be successful in achieving these anticipated cost savings. Therefore, the Pro Forma Financial Statements included herein do not give effect to any synergies, potential cost reductions or other operating efficiencies that we expect to result from the mergers based on management’s plans or intent after the mergers.

(M)
Depreciation and amortization expense is adjusted to remove $94.0 million and $362.1 million of Duke Realty’s historical depreciation and amortization expense and recognize $193.7 million and $821.2 million of depreciation and amortization expense for the three months ended March 31, 2022, and the year ended December 31, 2021, respectively. For purposes of this adjustment, we estimated the various components of the real estate acquired and used an estimated average useful life of 30 years for operating properties and an estimated weighted average remaining lease term associated with in-place leases at March 31, 2022 that approximated five years.

(N)
We adjusted Duke Realty’s investment in unconsolidated entities to fair value. As a result, we adjusted the equity in earnings that Duke Realty recognized from these entities to reflect the impact the amortization of these fair value adjustments would have had on earnings from these unconsolidated entities.

(O)
We adjusted Duke Realty’s interest expense based on the fair value of debt. The adjustment to interest expense includes the removal of Duke Realty’s historical interest expense, including amortization of deferred financing costs and debt premiums and discounts, and calculation of interest expense based on the estimated fair value of acquired debt, net of amounts capitalized. The weighted average interest rate associated with the debt at fair value was 4.5% at March 31, 2022 (see note G).

(P)
An adjustment was made to reflect the income allocated to noncontrolling interests in the co-investment entities that Duke Realty consolidates to reflect the impact the amortization of these fair value adjustments would have had on the earnings of the noncontrolling interests or third parties. In addition, an adjustment was made to reflect the Duke Realty OP unitholders’ ownership percentage of 1.3% in all of the pro forma adjustments described above.

(4)
Combined Pro Forma Adjustments

(Q)
The unaudited pro forma adjustments to shares or units outstanding used in the calculation of basic earnings per share or unit attributable to common stockholders or unitholders and diluted earnings per share attributable to common stockholders or unitholders, after giving effect to the exchange ratios for the mergers, were as follows (in thousands):
	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Prologis, Inc.
Prologis weighted average common shares outstanding – Basic	740,368	739,363
Shares issued to Duke Realty shareholders – pro forma basis(1)	182,705	182,705
Weighted average common shares outstanding – Basic	923,073	922,068
Prologis weighted average common shares outstanding – Diluted	765,517	764,762
Shares issued to Duke Realty shareholders, including exchange of Duke Realty OP units – pro forma basis(1)	185,038	185,038
Weighted average common shares outstanding – Diluted	950,555	949,800
Prologis, L.P.
Prologis weighted average common units outstanding – Basic	753,159	751,973
Units issued to Duke Realty OP unitholders – pro forma basis(1)	185,038	185,038
Weighted average common units outstanding – Basic	938,197	937,011
Prologis weighted average common units outstanding – Diluted	765,517	764,762
Units issued to Duke Realty OP unitholders – pro forma basis(1)	185,038	185,038
Weighted average common units outstanding – Diluted	950,555	949,800

(1)
The pro forma weighted average shares or units outstanding assumes the issuance of shares of Prologis common stock and Prologis OP common units in connection with the mergers throughout all periods presented.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
PROLOGIS, INC.,
PROLOGIS, L.P.,
COMPTON MERGER SUB LLC,
COMPTON MERGER SUB OP LLC,
DUKE REALTY CORPORATION,
and
DUKE REALTY LIMITED PARTNERSHIP
Dated as of June 11, 2022

A-ii

Page
Section 4.22 Insurance	A-38
Section 4.23 Information Supplied	A-38
Section 4.24 Investment Company Act	A-39
Section 4.25 Takeover Statutes	A-39
Section 4.26 No Other Representations or Warranties	A-39
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES	A-39
Section 5.1 Existence; Good Standing; Compliance with Law	A-39
Section 5.2 Authority	A-40
Section 5.3 Capitalization	A-41
Section 5.4 Significant Subsidiary Interests	A-43
Section 5.5 Consents and Approvals; No Violations	A-43
Section 5.6 Compliance with Applicable Laws	A-43
Section 5.7 SEC Reports, Financial Statements and Internal Controls	A-44
Section 5.8 Litigation	A-45
Section 5.9 Absence of Certain Changes	A-45
Section 5.10 Taxes	A-45
Section 5.11 Properties	A-47
Section 5.12 Environmental Matters	A-48
Section 5.13 No Brokers	A-48
Section 5.14 Opinion of Financial Advisor	A-49
Section 5.15 Vote Required	A-49
Section 5.16 Parent Material Contracts	A-49
Section 5.17 Related Party Transactions	A-49
Section 5.18 Insurance	A-49
Section 5.19 Information Supplied	A-49
Section 5.20 Investment Company Act	A-50
Section 5.21 Takeover Statute	A-50
Section 5.22 Activities of Prologis Merger Sub and Prologis OP Merger Sub	A-50
Section 5.23 No Other Representations or Warranties	A-50
ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGERS	A-50
Section 6.1 Conduct of Business by the Company	A-50
Section 6.2 Conduct of Business by Parent	A-55
Section 6.3 No Control of Other Party’s Business	A-56
ARTICLE VII COVENANTS	A-57
Section 7.1 Preparation of the Form S-4 and the Proxy Statement/Prospectus; Company Stockholder Meeting; Parent Stockholder Meeting; Listing Application	A-57
Section 7.2 Other Filings	A-59
Section 7.3 Additional Agreements	A-59
Section 7.4 Acquisition Proposals; Changes in Recommendation	A-60
Section 7.5 Directors’ and Officers’ Indemnification	A-64
Section 7.6 Access to Information; Confidentiality	A-65
Section 7.7 Public Announcements	A-66
Section 7.8 Employment Matters	A-67

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 11, 2022, is made by and among PROLOGIS, INC., a Maryland corporation (“Parent”), PROLOGIS, L.P., a Delaware limited partnership (“Parent OP”), COMPTON MERGER SUB LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Prologis Merger Sub”), COMPTON MERGER SUB OP LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent OP (“Prologis OP Merger Sub” and, together with Parent, Parent OP and Prologis Merger Sub, the “Parent Parties”), DUKE REALTY CORPORATION, an Indiana corporation (the “Company”), and DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (the “Partnership” and, together with the Company, the “Company Parties”). Parent, Parent OP, Prologis Merger Sub, Prologis OP Merger Sub, the Company and the Partnership are each sometimes referred to herein as a “Party” and, collectively, as the “Parties”.
WHEREAS, it is proposed that: (a) at the Company Merger Effective Time, the Company and Prologis Merger Sub shall merge pursuant to the Company Merger, in which each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Company Merger Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 3.1(a)(iii)) shall be converted into the right to receive the Merger Consideration; and (b) immediately after the Company Merger, all of the outstanding equity interest in the Prologis Merger Sub, as the Surviving Entity, shall be contributed to Parent OP in exchange for equity interests in Parent OP pursuant to the Contribution and Issuance, in each case, as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, it is further proposed that: at the Partnership Merger Effective Time, Prologis OP Merger Sub and the Partnership shall merge pursuant to the Partnership Merger, in which each of the common partnership interests of the Partnership (any such common partnership unit, a “Partnership OP Unit”) issued and outstanding immediately prior to the Partnership Merger Effective Time (other than Partnership OP Units to be cancelled in accordance with Section 3.1(b)(iv)) shall be converted into the right to receive the Partnership Merger Consideration;
WHEREAS, each of the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of the Company (the “Company Board”) has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Company Merger and the Partnership Merger, to be advisable and in the best interests of Parent and the Company, respectively, and the stockholders of Parent and the Company, respectively, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Parent, in its capacity as the general partner of Parent OP, has taken all actions required for the execution of this Agreement by Parent OP and to approve the consummation by Parent OP of the transactions contemplated hereby;
WHEREAS, the Company, in its capacity as the general partner of the Partnership, has taken all actions required for the execution of this Agreement by the Partnership and to approve the consummation by the Partnership of the transactions contemplated hereby;
WHEREAS, each of the sole member of Prologis Merger Sub and the sole member of Prologis OP Merger Sub has taken all actions required for the execution of this Agreement by Prologis Merger Sub and Prologis OP Merger Sub, respectively, and to approve the consummation by Prologis Merger Sub and Prologis OP Merger Sub, respectively, of the transactions contemplated hereby, including the Company Merger and the Partnership Merger, as applicable;
WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and hereby is adopted as a plan of reorganization for the Company Merger for purposes of Sections 354 and 361 of the Code; and (b) the Partnership Merger shall qualify as and constitute an “assets over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i), with Parent OP being the continuing partnership pursuant to Treasury Regulations Section 1.708-1(c)(1); and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Certain Definitions.
“Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or group (other than any of the Parties or their Subsidiaries) relating to (a) any merger, consolidation, share exchange or similar business combination transaction involving the Company or Parent, as applicable, or any of their respective Subsidiaries that would result in any Person beneficially owning more than fifteen percent (15%) of the outstanding voting securities of the Company or Parent, as the case may be, or any successor thereto or parent company thereof, (b) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture or any similar transaction), of any of the Company’s or Parent’s, as applicable, or its respective Subsidiaries’ assets (including stock or other ownership interests of its respective Subsidiaries) representing more than fifteen percent (15%) of the assets of the Company and the Company Subsidiaries or Parent and its Subsidiaries, as applicable, and in each case on a consolidated basis, (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing more than fifteen percent (15%) of the outstanding voting securities of the Company or Parent, as applicable, or any successor thereto or parent company thereof, (d) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of more than fifteen percent (15%) of the outstanding shares of the outstanding voting securities of the Company or Parent, as applicable, or any successor thereto or parent company thereof, or (e) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction in which a Third Party shall acquire beneficial ownership of more than fifteen percent (15%) of the outstanding voting securities of the Company or Parent, as applicable, or any successor thereto or parent company thereof; provided, however, that (1) the term “Acquisition Proposal” shall not include the Mergers or the other transactions contemplated by this Agreement and (2) solely with respect to Parent and/or the Parent Subsidiaries, the references to “fifteen percent (15%)” in this definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”.
“Action” means any claim, action, suit, litigation, proceeding, arbitration, mediation or other investigation or audit (in each case, whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority).
“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.
“Claim” means any threatened, asserted, pending or completed Action or inquiry, whether civil, criminal, administrative, investigative or otherwise, including any arbitration or other alternative dispute resolution mechanism, and whether instituted by any Party hereto, any Governmental Authority or any other Person arising out of or pertaining to matters that relate to an Indemnified Party’s duties (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith) or service as a manager, director, officer, trustee, employee, agent or fiduciary of the Company or any of the Company Subsidiaries or, to the extent such Person is or was serving at the request or for the benefit of the Company or any of the Company Subsidiaries, any other entity or any Company Employee Program maintained by any of the foregoing at or prior to the Company Merger Effective Time.
“Claim Expenses” means reasonable documented attorneys’ fees and all other reasonable documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim, including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party as contemplated in Section 7.5.
“Class A Convertible Common Unit” means a partnership interest in Parent OP designated as a “Class A Convertible Common Unit” under the Parent Partnership Agreement.
“Company 2000 PSP” means the Company’s 2000 Performance Share Plan, as amended and in effect on the date hereof, which is a subplan of the Company’s 2005 Long-Term Incentive Plan, as amended and in effect on the date hereof.
“Company 2000 PSP Award” means an award of performance shares relating to shares of Company Common Stock granted under the Company 2000 PSP (including any dividend equivalent units credited thereon).
“Company Credit Facility” means that certain Amended and Restated Revolving Credit Agreement, dated March 26, 2021, by and among Duke Realty Limited Partnership, as borrower, Duke Realty Corporation, as general partner and guarantor, the lenders and other parties from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified prior to the date of this Agreement).
“Company Datasite” means that certain datasite maintained by the Company at Datasite.com in connection with this Agreement and the transactions contemplated hereby, as such was in existence at 10 a.m. New York City time on the date hereof.
“Company Debt Agreements” means (a) the Company Credit Facility; (b) the Company Notes Indentures; and (c) any loan or note secured by a lien or any mortgage of the Company or its Subsidiaries.
“Company Development Contracts” means any contracts for the design, development and construction of the Company Development Properties, including any binding agreement for ground-up development or commencement of construction by the Company or a Company Subsidiary.
“Company Direct Stock Purchase and Dividend Reinvestment Plan” means the Company Direct Stock Purchase and Dividend Reinvestment Plan, as amended and in effect on the date hereof.
“Company Director DSU Account” means the portion of each account of each participant in the Company’s 2015 Non-Employee Directors Compensation Plan or the Company’s Directors’ Deferred Compensation Plan, as amended and restated effective January 30, 2008 that is notionally invested in shares of Company Common Stock as of immediately prior to the Company Merger Effective Time (including any notional shares credited thereto in respect of deemed reinvested dividends).
“Company Equity Incentive Plans” means the Company’s 2015 Long-Term Incentive Plan, as amended and in effect on the date hereof, and the Company’s 2005 Long-Term Incentive Plan, as amended and in effect on the date hereof.
“Company Executive DSU Account” means the portion of each account of each participant in the Company’s Executives’ Deferred Compensation Plan, as amended and restated effective December 5, 2007, that is notionally invested in shares of Company Common Stock as of immediately prior to the Company Merger Effective Time (including any notional shares credited thereto in respect of deemed reinvested dividends).

“Company Leases” means any lease, sublease, or other right of occupancy that the Company or the Company Subsidiaries are party to as landlord with respect to each of the applicable Company Properties.
“Company Material Adverse Effect” means, with respect to the Company, the Partnership or any of the Company Subsidiaries, an Event that (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations, or financial condition of the Company and the Company Subsidiaries taken as a whole, other than Events to the extent arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect the industries in which the Company and the Company Subsidiaries operate (including any COVID-19 Measures), (iii) the negotiation, execution, announcement or performance of this Agreement in accordance with the terms hereof or the consummation of the transactions contemplated by this Agreement, including any litigation resulting therefrom and the impact thereof on relationships, contractual or otherwise, with tenants, employees, lenders, financing sources, ground lessors, stockholders, joint venture partners, limited partners or similar relationships (provided that this clause (iii) shall not apply to Section 4.6, Section 4.14(g) or the first sentence of Section 6.1), (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) earthquakes, hurricanes or other natural disasters or epidemic, pandemic, including the COVID-19 pandemic, and any future resurgence, or evolutions or mutations of COVID-19 or related disease outbreaks, epidemics or pandemics, or any escalation or worsening thereof, including governmental or other commercially reasonable measures to the extent related thereto (including any COVID-19 Measures), (vi) any decline in the market price, or change in trading volume, of the shares of capital stock of the Company or any failure to meet internal or publicly announced financial projections, forecasts or predictions (provided, that any Event giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a Company Material Adverse Effect if not falling into one of the other exceptions contained in this definition), or (vii) the pendency of the transactions contemplated hereby; provided, however, that such Events (x) in the cases of clauses (i), (ii) and (iv), do not materially disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and the Company Subsidiaries operate, and (y) in the case of clause (v), do not materially disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and the Company Subsidiaries operate in the geographic regions in the United States in which the Company and Company Subsidiaries operate or own or lease properties, or (b) will or would reasonably be expected to prevent or materially impair or delay the ability of the Company Parties to consummate the Mergers or the other transactions contemplated hereby on or prior to the Drop Dead Date (other than any Event due or related to any Claim related to the transactions described herein under any antitrust laws).
“Company Material Contracts” means all contracts, agreements or understandings (whether written or oral) that are currently in effect or pursuant to which the Company or a Company Subsidiary has obligations or its assets are otherwise bound:
(a)   that requires the Company or any Company Subsidiary to dispose of assets or properties (other than in connection with a ground lease affecting a Company Property) with a fair market value in excess of $100,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;
(b)   that requires the Company or any Company Subsidiary to acquire assets or properties (other than in connection with a ground lease affecting a Company Property) with a fair market value in excess of $100,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;
(c)   that constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of the Company Properties or the funding of improvements to Company Properties) in an amount in excess of $50,000,000;
(d)   that constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $50,000,000;
(e)   that obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $50,000,000 and that is not cancelable within one hundred eighty (180) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;
(f)   that contains any non-compete, non-solicit or exclusivity provisions with respect to the ability of the Company or any Company Subsidiary to engage in any line of business or conduct business in a geographic area;
(g)   that sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the Company or any Company Subsidiary with a Third Party;
(h)   that constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction which has a notional amount in excess of $10,000,000;
(i)   any Company Development Contract with a total contract amount in excess of $75,000,000;
(j)   that obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or a Company Subsidiary is the indemnitor (other than the Company Governing Documents and the organizational documents of the Company Subsidiaries) which, solely in the case of any such contracts providing indemnification to any such trustees or agents, would be material to the Company; or
(k)   that is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K on or after January 1, 2021 pursuant to Item 601(b)(2), Item 601(b)(4), Item 601(b)(9) or Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.
“Company Notes Indentures” means (i) that certain Indenture, dated as of September 19, 1995, between Duke Realty Limited Partnership and J.P. Morgan Trust Company, National Association (successor in interest to The First National Bank of Chicago), as trustee, as supplemented by the First Supplemental Indenture, dated September 19, 1995, the Second Supplemental Indenture, dated April 29, 1996, the Third Supplemental Indenture, dated May 13, 1997, the Fourth Supplemental Indenture, dated August 21, 1997, the Fifth Supplemental Indenture, dated May 27, 1998, the Sixth Supplemental Indenture, dated February 12, 1999, the Seventh Supplemental Indenture, dated June 18, 1999, the Eighth Supplemental Indenture, dated November 16, 1999, the Ninth Supplemental Indenture, dated March 5, 2001, the Tenth Supplemental Indenture, dated June 8, 2001, the Eleventh Supplemental Indenture, dated August 26, 2002, the Twelfth Supplemental Indenture, dated January 16, 2003, the Thirteenth Supplemental Indenture, dated May 22, 2003, the Fourteenth Supplemental Indenture, dated October 24, 2003, the Fifteenth Supplemental Indenture, dated January 7, 2004, the Sixteenth Supplemental Indenture, dated January 16, 2004, the Seventeenth Supplemental Indenture, dated August 16, 2004, the Eighteenth Supplemental Indenture, dated December 22, 2004, the Nineteenth Supplemental Indenture, dated as of March 1, 2006, the Twentieth Supplemental Indenture, dated as of July 24, 2006 and as otherwise modified or supplemented prior to the date of this Agreement and (ii) that certain Indenture, dated as of July 28, 2006, between Duke Realty Limited Partnership and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association), as trustee, as supplemented by the First Supplemental Indenture, dated as of August 24, 2006, the Second Supplemental Indenture, dated as of August 24, 2006, the Third Supplemental Indenture, dated as of September 11, 2007, the Fourth Supplemental Indenture, dated as of May 8, 2008, the Fifth Supplemental Indenture, dated as of August 11, 2009, the Sixth Supplemental Indenture, dated as of August 11, 2009, the Seventh Supplemental Indenture, dated as of April 1, 2010, the Eighth Supplemental Indenture, dated June 11, 2012, the Ninth Supplemental Indenture, dated September 19, 2012, the Tenth Supplemental Indenture, dated March 15, 2013, the Eleventh Supplemental Indenture, dated December 3,

2013, the Twelfth Supplemental Indenture, dated as of November 17, 2014, the Thirteenth Supplemental Indenture, dated as of June 23, 2016, the Fourteenth Supplemental Indenture, dated as of December 12, 2017, the Fifteenth Supplemental Indenture, dated as of September 11, 2018, the Sixteenth Supplemental Indenture, dated as of November 15, 2019, the Seventeenth Supplemental Indenture, dated as of February 21, 2020, the Eighteenth Supplemental Indenture, dated as of June 29, 2020, the Nineteenth Supplemental Indenture, dated as of January 21, 2021, the Twentieth Supplemental Indenture, dated as of November 10, 2021 and as otherwise modified or supplemented prior to the date of this Agreement.
“Company PSP Award” means an award of performance shares relating to shares of Company Common Stock granted under a Company Equity Incentive Plan (including any dividend equivalent units credited thereon), other than a Company 2000 PSP Award.
“Company RSU Award” means an award of restricted stock units relating to shares of Company Common Stock granted under a Company Equity Incentive Plan (including any dividend equivalent units credited thereon).
“Company’s Knowledge” means the actual knowledge of those individuals identified in Section 1.1 of the Company Disclosure Schedule.
“Confidentiality Agreement” means the mutual non-disclosure agreement, dated as of June 5, 2022, between Parent and the Company.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or another pandemic.
“Environment” means soil, sediment, surface or subsurface strata, surface water, ground water, ambient air and any biota living in or on such media.
“Environmental Law” means any Law (including common law), relating to the pollution, protection, or restoration of the Environment, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any material permit, approval, license or other authorization required under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Event” means an effect, event, change, development, circumstance, condition or occurrence.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expense Amount” means, with respect to the Parent Parties or the Company Parties, as applicable, an amount not to exceed $15,000,000.00, equal to the sum of all documented reasonable out-of-pocket Expenses paid or payable by any of the Parent Parties or the Company Parties, as applicable, in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby.
“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by any of the Parent Parties or the Company Parties, as applicable, or on their behalf in connection with or related to (a) any due diligence in connection with the transactions contemplated by this Agreement, (b) the authorization, preparation, negotiation, execution and performance of this Agreement, (c) the preparation, printing and filing of the Form S-4 and the preparation, printing, filing and mailing of the Proxy Statement/Prospectus, (d) all SEC and other regulatory filing fees incurred in connection with the transactions contemplated by this Agreement, (e) the solicitation of stockholder and partner approvals, (f) engaging the services of the Exchange Agent,

(g) obtaining third-party consents and (h) any other filings with the SEC and all other matters related to the consummation of the Mergers and the other transactions contemplated by this Agreement.
“FLSA” means the federal Fair Labor Standards Act of 1938, as amended, and similar state, local and foreign laws related to the payment of wages, including minimum wage and overtime wages.
“GAAP” means generally accepted accounting principles as applied in the United States.
“Governmental Authority” means any United States (federal, state or local) or foreign government or arbitration board, panel or tribunal, or any governmental or quasi-governmental, regulatory, judicial, or administrative authority, board, bureau, agency, commission or self-regulatory organization or any United States or state court of competent jurisdiction.
“Hazardous Materials” means any toxic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or any hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, or for which liability or standards of care are imposed, under any Environmental Law, including petroleum and petroleum products (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls.
“Indebtedness” means, with respect to any Person, without duplication, (a) all principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations of such Person for borrowed money (including any bonds, indentures, debentures or similar instruments), whether secured or unsecured, convertible or not convertible, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person or incurred as financing with respect to property acquired by such Person, (c) all obligations of such Person secured by a lien on such Person’s assets, (d) all capitalized lease obligations of such Person, (e) all obligations of such Person under interest rate, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (f) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (g) all obligations in respect of bankers acceptances or letters of credit, (h) all obligations in respect of prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if any of the Indebtedness described in the foregoing clauses (a) through (g) were prepaid or unwound and settled, (i) all guarantees of such Person of any such Indebtedness (as described in the foregoing clauses (a) through (h)) of any other Person, and (j) any agreement to provide any of the foregoing.
“Intellectual Property” means all United States and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) registered and unregistered copyrights, copyrightable works and database rights, (d) confidential and proprietary information, including trade secrets, knowhow, ideas, formulae, models, algorithms and methodologies, (e) all rights in the foregoing and in other similar intangible assets, and (f) all applications and registrations for the foregoing.
“Intervening Event” means a material fact or Event that has occurred or arisen after the date of this Agreement, that was not known to the Company Board or the Parent Board, as applicable (or, if known, the consequences of which were not reasonably foreseeable to the Company Board or Parent Board, as applicable, as of the date of this Agreement) and materially affects the business, assets or operations of the Company and the Company Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole, as applicable; provided, however, that in no event will any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred: (a) the receipt, terms or existence of any Acquisition Proposal with respect to the applicable Party or any matter relating thereto (it being understood that, for purposes of this clause (a) “Acquisition Proposal” shall include any inquiry, proposal, indication of interest or offer that would otherwise be excluded pursuant to clause (2) of the definition of Acquisition Proposal), (b) changes in the market price or trading volume of the capital stock of the Company or Parent or any of their respective Subsidiaries, or (c) the Company or Parent or any of their respective Subsidiaries meeting, exceeding or failing to meet internal or publicly announced financial projections, forecasts or predictions; provided, further, that, with respect to the foregoing clauses (b) and

(c), any fact or Event giving rise to such change, meeting, exceedance or failure may otherwise constitute or be taken into account in determining whether an “Intervening Event” has occurred if not falling into the foregoing clause (a) of this definition.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the United States Internal Revenue Service or any successor agency.
“IT Assets” means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, in each case, used in the operation of the businesses of the Company and the Company Subsidiaries.
“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.
“NYSE” means the New York Stock Exchange.
“Parent Common Stock” means shares of common stock of Parent, par value $0.01 per share.
“Parent Datasite” means that certain file sharing platform maintained by Parent at Box.com in connection with this Agreement and the transactions contemplated thereby, as such was in existence at noon New York City time on the date that is one (1) day prior to the date hereof.
“Parent Development Contracts” means any contracts for the design, development and construction of the Parent Development Properties, including any binding agreement for ground-up development or commencement of construction by Parent, Parent OP or a Parent Subsidiary.
“Parent LTIP Unit” means a Parent Partnership Unit which is designated as an “LTIP Unit” under the Parent Partnership Agreement.
“Parent Material Adverse Effect” means, with respect to Parent, Parent OP or any of the Parent Subsidiaries, an Event that (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations, or financial condition of Parent, Parent OP and the Parent Subsidiaries taken as a whole, other than Events to the extent arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect the industries in which Parent and the Parent Subsidiaries operate (including any COVID-19 Measures), (iii) the negotiation, execution, announcement or performance of this Agreement in accordance with the terms hereof or the consummation of the transactions contemplated by this Agreement, including any litigation resulting therefrom and the impact thereof on relationships, contractual or otherwise, with tenants, employees, lenders, financing sources, ground lessors, stockholders, joint venture partners, limited partners or similar relationships, (provided that this clause (iii) shall not apply to Section 5.5 or the first sentence of Section 6.2), (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) earthquakes, hurricanes or other natural disasters or epidemic, pandemic, including the COVID-19 pandemic, and any future resurgence, or evolutions or mutations of COVID-19 or related disease outbreaks, epidemics or pandemics, or any escalation or worsening thereof, including governmental or other commercially reasonable measures to the extent related thereto (including any COVID-19 Measures), (vi) any decline in the market price, or change in trading volume, of the shares of capital stock of Parent or any failure to meet internal or publicly announced financial projections, forecasts or predictions (provided that any Event giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a Parent Material Adverse Effect if not falling into one of the other exceptions contained in this definition), or (vii) the pendency of the transactions contemplated hereby; provided, however, that such Events (x) in the cases of clauses (i), (ii) and (iv), do not materially disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and the Parent Subsidiaries operate, and (y) in the case of clause (v), do not materially disproportionately affect Parent, Parent OP and the Parent Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which

Parent and the Parent Subsidiaries operate in the geographic regions in the United States in which Parent, Parent OP and Parent Subsidiaries operate or own or lease properties, or (b) will or would reasonably be expected to prevent or materially impair or delay the ability of the Parent Parties to consummate the Mergers or the other transactions contemplated hereby on or prior to the Drop Dead Date (other than any Event due or related to any Claim related to the transactions described herein under any antitrust laws).
“Parent Material Contract” means, with respect to Parent, Parent OP or any of the Parent Subsidiaries, all contracts, agreements or understandings (whether written or oral) that are currently in effect or pursuant to which Parent, Parent OP or a Parent Subsidiary has obligations or its assets are otherwise bound that are required to be filed as an exhibit to Parent’s Annual Report on Form 10-K on or after January 1, 2021 pursuant to Item 601(b)(2), Item 601(b)(4), Item 601(b)(9) or Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.
“Parent OP Preferred Unit” means a partnership interest in Parent OP designated as a “Series Q Preferred Partnership Unit” or “6.25% Series T Cumulative Redeemable Preferred Partnership Unit” (a “Series T Unit”) in each case under the Parent Partnership Agreement.
“Parent OP Unit” means a limited partnership interest in Parent OP designated as a “Common Unit” under the Parent Partnership Agreement.
“Parent Partnership Unit” means a partnership interest in Parent OP designated as a “Partnership Unit” under the Parent Partnership Agreement.
“Parent Series Q Preferred Shares” means shares of the Series Q Cumulative Redeemable Preferred Stock of Parent.
“Parent Significant Subsidiary” means the Parent Subsidiaries set forth in Section 1.1(a) of the Parent Disclosure Schedule.
“Parent’s Knowledge” means the actual knowledge of those individuals identified in Section 1.1(b) of the Parent Disclosure Schedule.
“Parent Subsidiary REIT” means any Parent Subsidiary that intends to qualify as a REIT under the Code.
“Partnership LTIP Unit” means a partnership interest in the Partnership that has been designated as an “LTIP Unit” pursuant to the Partnership Agreement.
“Partnership Performance-Based LTIP Unit Award” means each performance-based vesting award granted under a Company Equity Incentive Plan that relates to Partnership LTIP Units that are outstanding and unvested as of immediately prior to the Partnership Merger Effective Time (including any dividend equivalent units credited thereon).
“Partnership Time-Based LTIP Unit Award” means each time-based vesting award granted under a Company Equity Incentive Plan that relates to Partnership LTIP Units that are outstanding and unvested as of immediately prior to the Partnership Merger Effective Time.
“Person” means an individual, corporation, limited liability company, partnership, limited partnership, association, trust, unincorporated organization, REIT, other entity, organization or group (as defined in Section 13(d) of the Exchange Act) or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.
“Representative” of any Person means any Affiliate, officer, director, trustee, employee or consultant of such Person or any investment banker, financial advisor, attorney, accountant or other representative retained by such Person.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, REIT or other organization, whether incorporated or unincorporated, of which at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (except that, for purposes of this definition all percentages included in the definition of “Acquisition Proposal” shall be replaced by fifty percent (50%)) made by a Third Party on terms that the Company Board or the Parent Board, as applicable, determines in good faith (after consultation with outside legal counsel and financial advisors and taking into account all factors and matters deemed relevant in good faith by the Company Board or the Parent Board, as applicable, including, to the extent deemed relevant by the Company Board or the Parent Board, as applicable, financial, legal, regulatory and any other aspects of the transactions including the identity of the Person making such proposal, any termination fees, expense reimbursement provisions, conditions to consummation and whether the transactions contemplated by such Acquisition Proposal are reasonably capable of being consummated) would be more favorable to the Company and the holders of shares of Company Common Stock or Parent and the holders of shares of Parent Common Stock, as applicable, than the transactions contemplated by this Agreement.
“Taxes” means any and all taxes and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, license, lease, premium, capital stock, payroll, employment, social security, net worth, estimated income, escheat, excise, duty, withholding (including dividend withholding and withholding required pursuant to Section 1445 and Section 1446 of the Code), ad valorem, stamp, transfer, value added or gains taxes and similar charges.
“Tax Returns” means all reports, returns, declarations, statements or other information filed or required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto and any amendment thereof, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Termination Fee” means (a) in the case of a Termination Fee payable by the Company, an amount equal to $775,000,000, and (b) in the case of a Termination Fee payable by Parent, an amount equal to $1,500,000,000.
“Third Party” means any Person or group of Persons other than a Party to this Agreement or their respective Affiliates.
“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware or data.
“Vested Partnership LTIP Unit” means each Partnership LTIP Unit that is outstanding and vested as of immediately prior to the Partnership Merger Effective Time.
“VWAP of Parent Common Stock” means the volume weighted average price of Parent Common Stock for the ten (10) trading days immediately prior to the second (2nd) Business Day prior to the date of the Company Merger Effective Time, starting with the opening of trading on the first (1st) trading day of such period and ending with the closing of trading on the trading day immediately prior to the second (2nd) Business Day prior to the date of the Company Merger Effective Time, as reported by Bloomberg (or, in the event Bloomberg does not report such information, such third-party service as is mutually agreed upon in good faith by the Parties).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Willful Breach” means a deliberate and willful act or a deliberate and willful failure to act, in each case, which action or failure to act (as applicable) occurs with the actual knowledge that such act or failure to act constitutes or would result in a material breach of this Agreement, and which in fact does cause a material breach of this Agreement.
Section 1.2   Terms Defined Elsewhere.   The following terms are defined elsewhere in this Agreement, as indicated below:
Acceptable Confidentiality Agreement	Section 7.4(b)
Acquisition Agreement	Section 7.4(a)
Agreement	Preamble
Book-Entry Share	Section 3.1(a)(ii)
Certificate	Section 3.1(a)(ii)
Certificate of Limited Partnership	Section 4.1(c)
Certificate of Partnership Merger	Section 2.1(c)(ii)
Change in Company Recommendation	Section 7.4(b)(iii)
Change in Parent Recommendation	Section 7.4(b)(iii)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 4.14(b)
Company Articles of Merger	Section 2.1(a)(ii)
Company Board Designee	Section 7.22
Company Bylaws	Section 4.1(c)
Company Charter	Section 4.1(c)
Company Common Stock	Recitals
Company Development Properties	Section 4.12(h)
Company Development Property	Section 4.12(h)
Company Disclosure Schedule	Article IV
Company Employee Programs	Section 4.14(a)
Company Equity Award	Section 4.3(c)
Company Governing Documents	Section 4.1(c)
Company Merger	Section 2.1(a)(i)
Company Merger Certificates	Section 2.1(a)(ii)
Company Merger Effective Time	Section 2.1(a)(ii)
Company Parties	Preamble
Company Preferred Stock	Section 4.3(a)
Company Properties	Section 4.12(a)
Company Recommendation	Section 4.2(b)
Company SEC Reports	Section 4.8(a)
Company Stockholder Approval	Section 4.18
Company Stockholder Meeting	Section 7.1(c)
Company Subsidiaries	Section 4.1(b)
Company Subsidiary	Section 4.1(b)
Company Tax Protection Agreement	Section 6.1(w)

Consent Solicitations	Section 7.20(b)
Continuing Employee	Section 7.8(a)
Continuing Employees	Section 7.8(a)
Contribution	Section 2.1(b)(i)
Contribution and Issuance Effective Time	Section 2.1(b)(ii)
Debt Offer Documents	Section 7.20(b)
DLLCA	Section 2.1(a)(i)
Drop Dead Date	Section 9.1(b)(iv)
DSOS	Section 2.1(a)(ii)
Encumbrances	Section 4.12(a)
Exchange Agent	Section 3.3(a)
Exchange Fund	Section 3.3(a)
Exchange Ratio	Section 3.1(a)(ii)
Form S-4	Section 4.6
Fractional Share Consideration	Section 3.1(a)(ii)
Goldman Sachs	Section 5.14
HCERA	Section 4.14(i)
Health Plan	Section 4.14(i)
Indemnified Parties	Section 7.5(a)
Indemnifying Party	Section 7.5(a)
Indiana Secretary	Section 2.1(a)(ii)
Interim Period	Section 6.1
Intervening Event Notice Period	Section 7.4(b)(v)
Issuance	Section 2.1(b)(i)
Letter of Transmittal	Section 3.3(c)
Maryland Court	Section 10.7(b)
Maximum Premium	Section 7.5(c)
Merger Consideration	Section 3.1(a)(ii)
Mergers	Section 2.1(c)(i)
New OP Units	Section 3.1(b)(iii)
Note Offers and Consent Solicitations	Section 7.20(b)
Notice Period	Section 7.4(b)(iv)
Offers to Exchange	Section 7.20(b)
Offers to Purchase	Section 7.20(b)
OP Unit Form S-4	Section 7.1(a)
Other Filings	Section 7.2
Parent	Preamble
Parent Bylaws	Section 5.1(d)
Parent Charter	Section 5.1(d)
Parent Common Stock Issuance	Section 5.2(a)
Parent Development Property	Section 5.11(e)
Parent Disclosure Schedule	Article V
Parent Governing Documents	Section 5.1(d)
Parent OP	Preamble

Parent OP Certificate of Limited Partnership	Section 5.1(d)
Parent OP Governing Documents	Section 5.1(d)
Parent Parties	Preamble
Parent Partnership Agreement	Section 5.1(d)
Parent Preferred Stock	Section 5.3(a)
Parent Properties	Section 5.11(a)
Parent Recommendation	Section 5.2(b)
Parent SEC Reports	Section 5.7(a)
Parent Stockholder Approval	Section 5.15
Parent Stockholder Meeting	Section 7.1(c)
Parent Subsidiary	Section 5.1(c)
Parent Tax Protection Agreement	Section 6.2(j)
Parent-Approved Transaction	Section 7.18
Parties	Preamble
Partnership	Preamble
Partnership Agreement	Section 4.1(c)
Partnership Governing Documents	Section 4.1(c)
Partnership Merger	Section 2.1(c)(i)
Partnership Merger Certificates	Section 2.1(c)(ii)
Partnership Merger Consideration	Section 3.1(b)(iii)
Partnership Merger Effective Time	Section 2.1(c)(ii)
Partnership OP Unit	Recitals
Party	Preamble
Permit	Section 4.7
PPACA	Section 4.14(i)
Prologis Merger Sub	Preamble
Prologis OP Merger Sub	Preamble
Proxy Statement/Prospectus	Section 3.3(a)
Qualified REIT Subsidiary	Section 4.11(f)
Qualifying Income	Section 9.4(a)
Registered Intellectual Property	Section 4.21(a)
REIT	Section 4.11(b)
REIT Dividend	Section 7.17(b)
Sarbanes-Oxley Act	Section 4.8(a)
Securities Laws	Section 4.8(a)
Superior Proposal Notice	Section 7.4(b)(iv)
Surviving Entity	Section 2.1(a)(i)
Takeover Statutes	Section 4.25
Tax Protection Agreement	Section 4.11(m)
Taxable REIT Subsidiary	Section 4.11(f)
Transfer Taxes	Section 7.9(b)
UBOAPA	Section 2.1(a)(i)
UBOTA	Section 2.1(a)(i)

ARTICLE II
THE MERGERS
Section 2.1   The Mergers.
(a)   The Company Merger.
(i)   Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Indiana Business Corporation Law, Ind. Code § 23-1 et seq., the Indiana Uniform Business Organization Transactions Act, Ind. Code § 23-0.6 et seq. (the “UBOTA”), the Indiana Uniform Business Organizations Administrative Provisions Act (2018), Ind. Code § 23-0.5 et seq. (the “UBOAPA”), and the Delaware Limited Liability Company Act (the “DLLCA”), at the Company Merger Effective Time, the Company shall be merged with and into Prologis Merger Sub (the “Company Merger”). As a result of the Company Merger, the separate existence of the Company shall cease, and Prologis Merger Sub shall continue as the surviving entity of the Company Merger as a wholly owned Subsidiary of Parent (the “Surviving Entity”). The Company Merger will have the effects set forth in the UBOTA and the DLLCA.
(ii)   The Parties shall cause the Company Merger to be consummated by filing as soon as practicable on the Closing Date (A) articles of merger for the Company Merger (the “Company Articles of Merger”) with the Secretary of State of the State of Indiana (the “Indiana Secretary”), in such form as required by, and executed in accordance with the relevant provisions of the UBOTA and the UBOAPA, (B) a certificate of merger for the Company Merger (together with the Company Articles of Merger, the “Company Merger Certificates”) with the Secretary of State of the State of Delaware (the “DSOS”), in such form as required by, and executed in accordance with the relevant provisions of, the DLLCA, and (C) any other filings, recordings or publications required under the UBOTA and the UBOAPA in connection with the applicable Company Merger. The Company Merger shall become effective at such time as the Company Merger Certificates have been accepted for record by the Indiana Secretary and the DSOS, or on such other date and time as shall be agreed to by Parent and the Company and specified in the Company Merger Certificates (the date and time the Company Merger becomes effective being the “Company Merger Effective Time”).
(iii)   Prologis Merger Sub, as the Surviving Entity, shall be managed by the following manager immediately following the Company Merger Effective Time: Prologis, Inc., having a business address at Pier 1, Bay 1, San Francisco, CA.
(b)   Contribution and Issuance.
(i)   Immediately after the Company Merger Effective Time, Parent, its applicable Subsidiaries and the Surviving Entity shall cause the contribution of all of the outstanding equity interests of the Surviving Entity to Parent OP (the “Contribution”) in exchange for the issuance by Parent OP to Parent or its applicable Subsidiaries (as Parent shall direct) of a number of newly issued Parent OP Units equal to the aggregate number of shares of Parent Common Stock issued in the Company Merger (the “Issuance”). As a result of the Contribution, the Surviving Entity shall become a direct wholly owned subsidiary of Parent OP.
(ii)   The Parties shall, and shall cause their applicable Subsidiaries to, cause the Contribution and the Issuance to be consummated immediately after the Company Merger Effective Time by executing an assignment and assumption agreement or other instrument of transfer or conveyance (in each case, in form and substance reasonably acceptable to Parent) to sell, transfer and convey to Parent OP all of the outstanding equity interests in the Surviving Entity and by issuing to Parent or its applicable Subsidiaries (as Parent shall direct) evidence of ownership of the Parent OP Units issued in the Issuance (the date and time the Contribution and Issuance becomes effective being the “Contribution and Issuance Effective Time”).

(c)   Partnership Merger.
(i)   Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DLLCA, the UBOTA and the UBOAPA, immediately after the Contribution and Issuance Effective Time, at the Partnership Merger Effective Time, Prologis OP Merger Sub shall be merged with and into the Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). As a result of the Partnership Merger, the separate existence of the Prologis OP Merger Sub shall cease, and the Partnership shall continue as the surviving entity of the Partnership Merger. The Partnership Merger will have the effects set forth under the UBOTA, the UBOAPA and the DLLCA.
(ii)   The Parties shall cause the Partnership Merger to be consummated by filing as soon as practicable after the Contribution and Issuance Effective Time (A) a certificate of merger for the Partnership Merger (the “Certificate of Partnership Merger”) with the DSOS, in such form as required by, and executed in accordance with the relevant provisions of, the DLLCA, (B) articles of merger (together with the Certificate of Partnership Merger, the “Partnership Merger Certificates”) with the Indiana Secretary in accordance with the UBOTA and the UBOAPA, in such form as required by, and executed in accordance with, the applicable provisions of the UBOTA and the UBOAPA, and (C) any other filings, recordings or publications required under the DLLCA, the UBOTA and the UBOAPA in connection with the Partnership Merger. The Partnership Merger shall become effective immediately following the Contribution and Issuance Effective Time, with such date and time specified in the Partnership Merger Certificates, or on such other date and time as shall be agreed to by Parent and the Company and specified in the Partnership Merger Certificates (the date and time the Partnership Merger becomes effective being the “Partnership Merger Effective Time”).
(iii)   The general partner of the Partnership immediately following the Partnership Merger Effective Time shall be Prologis Merger Sub, as the Surviving Entity, with a business address at Pier 1, Bay 1, San Francisco, CA.
Section 2.2   Closing.   The closing of the Mergers (the “Closing”) will take place, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), unless another date, time or place is agreed to in writing to by the Parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 2.3   Organizational Documents.
(a)   General Partner; Limited Partnership Agreement of the Partnership.   At the Partnership Merger Effective Time, (i) the Surviving Entity shall continue to be the general partner of the Partnership, until replaced in accordance with applicable Law, and (ii) the Partnership Agreement as in effect immediately prior to the Partnership Merger Effective Time shall be the limited partnership agreement of the Partnership immediately following the Partnership Merger Effective Time, until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.
(b)   Organizational Documents of Prologis Merger Sub.   At the Company Merger Effective Time, the organizational documents of Prologis Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the organizational documents of the Surviving Entity, until thereafter supplemented or amended as provided therein and in accordance with applicable Law and the applicable provisions therein; provided that the name of the Surviving Entity shall be “Duke Realty LLC”.
Nothing in this Section 2.3 shall affect in any way the indemnification or other obligations provided for in Section 7.5.
Section 2.4   Directors and Officers.
(a)   Prior to the Closing, the Company shall cause to be delivered to Parent resignation letters from each of the directors and officers of the Company pursuant to which each such person shall resign as a director and/or officer of the Company effective as of the Company Merger Effective Time and the Company and Parent shall cooperate prior to the Closing to ensure that persons designated by Parent shall be elected as directors and/or officers of the Surviving Entity effective as of the Company Merger Effective Time and the Partnership effective as of the Partnership Merger Effective Time and to give effect to Section 2.4(b) and Section 2.4(c). For the avoidance of doubt, the Parties agree that the resignations contemplated by this Section 2.4(a) shall not be considered a termination of a type that would render such officer or employee ineligible for severance or retention payments under the applicable Company severance plan or arrangement.
(b)   From and after the Company Merger Effective Time, the officers of Prologis Merger Sub immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Entity, each to hold office in accordance with the operating agreement of the Surviving Entity.
(c)   From and after the Partnership Merger Effective Time, the officers of Prologis OP Merger Sub immediately prior to the Partnership Merger Effective Time shall be the officers of the Partnership as the surviving entity of the Partnership Merger, each to hold office in accordance with the Partnership Agreement.
Section 2.5   Tax Consequences.   It is intended that, for U.S. federal income tax purposes, (a) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is adopted as, a separate plan of reorganization for the Company Merger for purposes of Sections 354 and 361 of the Code; and (b) the Partnership Merger shall qualify as and constitute an “assets over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i), with Parent OP being the continuing partnership pursuant to Treasury Regulations Section 1.708-1(c)(1) whereby the Partnership will be treated as contributing its assets to Parent OP in exchange for New OP Units, followed by a distribution by the Partnership of the New OP Units in liquidation of the Partnership.
ARTICLE III
EFFECTS OF THE MERGERS
Section 3.1   Effect on Equity Interests.
(a)   Company Merger.   As of the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder of any shares of Company Common Stock, Parent Common Stock or membership interests in Prologis Merger Sub, the following shall occur:
(i)   Prologis Merger Sub Membership Interests.   All membership interests of Prologis Merger Sub issued and outstanding as of immediately prior to the Company Merger Effective Time shall remain issued and outstanding membership interests of the Surviving Entity.
(ii)   Company Common Stock.   Subject to Section 3.5, each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time, other than shares of Company Common Stock to be canceled in accordance with Section 3.1(a)(iii), shall be automatically converted into the right to receive 0.475 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Merger Consideration”), without interest, but subject to any withholding required under applicable tax Law, plus the right, if any, to receive pursuant to Section 3.8, cash in lieu of fractional shares of Parent Common Stock (the “Fractional Share Consideration”) into which such shares of Company Common Stock would have been converted pursuant to this Section 3.1(a)(ii). All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) that immediately prior to the Company Merger Effective Time evidenced shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock, except, in all cases, the right to receive the Merger Consideration, without interest, in accordance with this Section 3.1(a)(ii), including the right, if any, to receive the Fractional Share Consideration, together with the amounts, if any, payable pursuant to Section 3.3(e).

(iii)   Cancelation of Company Common Stock.   Each share of Company Common Stock owned by any of the Company Parties or any wholly owned Company Subsidiary and each share of Company Common Stock owned by any of the Parent Parties or any of their respective wholly owned Subsidiaries, in each case, as of immediately prior to the Company Merger Effective Time, shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iv)   Conversion of Rights to Redeem or Exchange Partnership Units.   Each right of a limited partner in the Partnership to redeem or exchange its Partnership OP Units for shares of Company Common Stock (or cash equivalents thereof) pursuant to the Partnership Agreement outstanding immediately prior to the Company Merger Effective Time shall be automatically converted into the right to redeem or exchange such Partnership OP Units for a number of shares of Parent Common Stock (or cash equivalents thereof) equal to the number of shares of Company Common Stock that such limited partner would have received if the redemption or exchange occurred immediately prior to the Company Merger Effective Time multiplied by the Exchange Ratio, as such number of shares may be adjusted and on the terms pursuant to the Partnership Agreement.
(b)   Partnership Merger.   As of the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any holder of any Partnership OP Units or any membership interests in Prologis OP Merger Sub, the following shall occur:
(i)   Membership Interests of Prologis OP Merger Sub.   Each membership interest of Prologis OP Merger Sub issued and outstanding immediately prior to the Partnership Merger Effective Time shall be automatically converted into and become one (1) new validly issued Partnership OP Unit, and such Partnership OP Unit shall be owned by Parent OP.
(ii)   General Partner Interests in Partnership; Partnership OP Units Owned by the Company.   The general partner interests in the Partnership owned by the Surviving Entity as of immediately prior to the Partnership Merger Effective Time shall remain outstanding as general partnership interests in the Partnership. For the avoidance of doubt, Partnership OP Units owned by the Surviving Entity as of immediately prior to the Partnership Merger Effective Time shall remain outstanding at and following the Partnership Merger Effective Time.
(iii)   Conversion of Partnership OP Units.   Each Partnership OP Unit that is issued and outstanding immediately prior to the Partnership Merger Effective Time (other than any Partnership OP Units owned by the Surviving Entity or to be canceled in accordance with Section 3.1(a)(iv)) shall be automatically converted into a number of new validly issued Parent OP Units (“New OP Units”) in a number equal to the Exchange Ratio (the “Partnership Merger Consideration”), and each holder of such Partnership OP Units shall be admitted as a limited partner of Parent OP following the Partnership Merger Effective Time in accordance with the terms of the Parent Partnership Agreement. No fractional New OP Units will be issued in the Partnership Merger. Any fractional New OP Unit that would otherwise be issued to any holder of Partnership OP Units shall be rounded up to the nearest whole number and the holders of Partnership OP Units shall not be entitled to any further consideration with respect thereto.
(iv)   Cancelation of Partnership OP Units.   Each Partnership OP Unit owned by any wholly owned Subsidiary of the Surviving Entity or of the Partnership, in each case, as of immediately prior to the Partnership Merger Effective Time, shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
Section 3.2   Effect on Equity-Based Awards.
(a)   Treatment of Company RSU Awards in the Company Merger.   As of the Company Merger Effective Time, each Company RSU Award that is outstanding immediately prior to the Company Merger Effective Time shall vest in full and shall, as of the Company Merger Effective Time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within ten (10) Business Days, after the Company Merger Effective Time a number of shares of Parent Common Stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Company Merger Effective Time multiplied by (ii) the Exchange Ratio, less applicable Taxes and withholdings.
(b)   Treatment of Company 2000 PSP Awards in the Company Merger.   As of the Company Merger Effective Time, each Company 2000 PSP Award that is outstanding immediately prior to the Company Merger Effective Time shall, as of the Company Merger Effective Time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within ten (10) Business Days, after the Company Merger Effective Time a number of shares of Parent Common Stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Company Common Stock subject to such Company 2000 PSP Award immediately prior to the Company Merger Effective Time multiplied by (ii) the Exchange Ratio, less applicable Taxes and withholdings.
(c)   Treatment of Company PSP Awards in the Company Merger.   As of the Company Merger Effective Time, each Company PSP Award that is outstanding immediately prior to the Company Merger Effective Time shall vest in full and shall, as of the Company Merger Effective Time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within ten (10) Business Days, after the Company Merger Effective Time an amount in cash equal to the VWAP of Parent Common Stock multiplied by a number of shares of Parent Common Stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Company Common Stock subject to such Company PSP Award immediately prior to the Company Merger Effective Time multiplied by (ii) the Exchange Ratio, less applicable Taxes and withholdings. For purposes of clause (i) of the preceding sentence, the number of shares shall be determined by deeming the applicable performance conditions to be achieved based upon (A) in the case of each Company PSP Award granted in calendar year 2021 and 2022, the target level of achievement and (B) in the case of each Company PSP Award granted in calendar year 2020, the actual level of achievement of the applicable performance conditions measured in accordance with the terms of the applicable award certificate.
(d)   Treatment of Company Director DSU Accounts in Company Merger.   As of the Company Merger Effective Time, each Company Director DSU Account in effect as of immediately prior to the Company Merger Effective Time shall, as of the Company Merger Effective Time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within ten (10) Business Days, after the Company Merger Effective Time a number of shares of Parent Common Stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Company Common Stock subject to such Company Director DSU Account immediately prior to the Company Merger Effective Time multiplied by (ii) the Exchange Ratio, less applicable Taxes and withholdings.
(e)   Treatment of Company Executive DSU Accounts in Company Merger.   As of the Company Merger Effective Time, each Company Executive DSU Account in effect as of immediately prior to the Company Merger Effective Time shall, as of the Company Merger Effective Time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within ten (10) Business Days, after the Company Merger Effective Time a number of shares of Parent Common Stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Company Common Stock subject to such Company Executive DSU Account immediately prior to the Company Merger Effective Time multiplied by (ii) the Exchange Ratio, less applicable Taxes and withholdings.
(f)   Treatment of Partnership LTIP Units in Partnership Merger.   Each Vested Partnership LTIP Unit, each Partnership Time-Based LTIP Unit Award, and each Partnership Performance-Based LTIP Unit Award, in each case, that is outstanding immediately prior to the Partnership Merger Effective Time shall, to the extent unvested, vest in full and shall, as of the Partnership Merger Effective Time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder to receive promptly, and in any event within ten (10) Business Days, after the Partnership Merger Effective Time a number of New OP Units equal to (i) the number of Vested Partnership LTIP Units held by such holder, the number of Partnership LTIP Units subject to such

Partnership Time-Based LTIP Unit Award, or the number of Partnership LTIP Units subject to such Partnership Performance-Based LTIP Unit Award, as applicable, as of immediately prior to the Partnership Merger Effective Time, multiplied by (ii) the applicable LTIP Conversion Factor (as defined in the Partnership Agreement), multiplied by (iii) the Exchange Ratio, in each case less applicable Taxes and withholdings, and such holder shall be admitted as a limited partner of Parent OP following the Partnership Merger Effective Time in accordance with the terms of the Parent Partnership Agreement. For purposes of clause (i) of the preceding sentence, the number of Partnership LTIP Units subject to each Partnership Performance-Based LTIP Unit Award shall be determined by deeming the applicable performance conditions to be achieved based upon (A) in the case of each Partnership Performance-Based LTIP Unit Award granted in calendar year 2021 or 2022, the target level of achievement and (B) in the case of each Partnership Performance-Based LTIP Unit Award granted in calendar year 2020, the actual level of achievement of the applicable performance conditions measured in accordance with the terms of the applicable award agreement.
(g)   Deferred Compensation.   To the extent that any payments due under this Section 3.2 cannot be paid at the time specified in this Section 3.2 without causing the imposition of additional taxes and penalties under Section 409A of the Code, such payments shall instead be paid at the earliest time after the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, that would not result in the imposition of such taxes and penalties.
(h)   Company Actions.   Prior to the Company Merger Effective Time, the Company Parties and the Parent Parties agree that the Company Parties shall, and shall be permitted under this Agreement to, take, or cause to be taken, all corporate (or partnership) action necessary to effectuate the provisions of this Section 3.2.
Section 3.3   Exchange of Certificates.
(a)   Exchange Agent.   Not less than five (5) days prior to the dissemination of the joint proxy statement/prospectus in definitive form relating to the Company Stockholder Meeting, the Parent Stockholder Meeting and the issuance of Parent Common Stock in connection with the transactions contemplated by this Agreement (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Section 3.1(a)(ii) and Section 3.8. On or before the Company Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) an amount of shares of Parent Common Stock in book-entry form issuable pursuant to Section 3.1(a)(ii) equal to the aggregate Merger Consideration, and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration. Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time following the Company Merger Effective Time, any dividends or other distributions, if any, to which a holder of shares of Company Common Stock may be entitled pursuant to Section 3.3(e). Such book-entry shares of Parent Common Stock, aggregate Fractional Share Consideration and the amounts of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.3(a) are collectively referred to in this Agreement as the “Exchange Fund.” The Exchange Fund shall be for the sole benefit of the holders of shares of Company Common Stock that were outstanding as of immediately prior to the Company Merger Effective Time. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.3(e) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.
(b)   Company Common Stock and Partnership OP Unit Transfer Books.
(i)   From and after the Partnership Merger Effective Time, there shall be no transfers on the unit transfer books of the Partnership of Partnership OP Units. From and after the Partnership Merger Effective Time, the holders of Partnership OP Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have rights with respect to such Partnership OP Units, except as otherwise provided herein.

(ii)   From and after the Company Merger Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of any shares of Company Common Stock. From and after the Company Merger Effective Time, the holders of Certificates (or Book-Entry Shares) evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Company Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. From and after the Company Merger Effective Time, any Certificates or Book-Entry Shares evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Company Merger Effective Time presented to the Exchange Agent, Parent, the Company or any of their respective transfer agents for any reason shall be exchanged as provided in this Article III with respect to the shares of Company Common Stock formerly evidenced thereby.
(c)   Exchange Procedures.   As soon as possible after the Company Merger Effective Time (but, in any event, no later than three (3) Business Days following the Company Merger Effective Time), Parent shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Certificates that immediately prior to the Company Merger Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(ii): (i) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof), to the Exchange Agent, which Letter of Transmittal shall be in such form and have such other customary provisions as Parent and the Company may reasonably agree upon, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.8 and dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.3(e). Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (or affidavit of loss in lieu thereof) the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificate pursuant to the provisions of this Article III, plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.8 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.3(e) to be mailed or delivered by wire transfer, as soon as reasonably practicable following the later to occur of (A) the Company Merger Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and such Certificate so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate (or affidavit of loss in lieu thereof) shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed, at any time after the Company Merger Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article III. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate (or affidavit of loss in lieu thereof).
(d)   Book-Entry Shares.   Any holder of Book-Entry Shares that immediately prior to the Company Merger Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(ii) shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange

Agent to receive the Merger Consideration (or any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.8 or distribution to which such holder is entitled pursuant to Section 3.3(e)) that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each registered holder of one or more Book-Entry Shares that immediately prior to the Company Merger Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(ii) shall automatically upon the Company Merger Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Company Merger Effective Time, the Merger Consideration in accordance with Section 3.1(a)(ii), together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.8 and any distribution to which such holder is entitled pursuant to Section 3.3(e) for each Book-Entry Share. Payment of the Merger Consideration, Fractional Share Consideration and distributions with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any cash payable upon the conversion of any Book-Entry Share.
(e)   Dividends with Respect to Parent Common Stock.   No dividends or other distributions with respect to Parent Common Stock with a record date after the Company Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or unsurrendered Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or the conversion of such Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Company Merger Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.
(f)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including any Fractional Share Consideration and any applicable dividends or other distributions with respect to Parent Common Stock) which remains undistributed to the holders of shares of Company Common Stock for six (6) months after the Company Merger Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock prior to the Company Merger who have not theretofore complied with this Article III shall thereafter look only to Parent and only as general creditors thereof for payment of the Merger Consideration subject to the terms and conditions of this Article III.
(g)   No Liability.   None of the Parent Parties, the Company Parties, the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person if any portion of the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.
(h)   Investment of Exchange Fund.   The Exchange Agent shall invest the cash portion of the Exchange Fund, as directed by Parent. Any net profit resulting from, or interest or other income produced by, such investments shall be paid to Parent. No investment of the Exchange Fund shall relieve Parent or the Exchange Agent from making the payments required by this Article III. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of any of the cash payments contemplated by Section 3.3(e) or Section 3.8, Parent shall, as promptly as reasonably practicable, replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the

Exchange Fund is, at all times, maintained at a level sufficient to make such payments in accordance with Section 3.3(e) and Section 3.8.
Section 3.4   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, to the extent required by Parent or the Exchange Agent, the posting by such Person of a bond in customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, Fractional Share Consideration and any dividends or distributions to which such holder of shares of Company Common Stock is entitled pursuant to this Article III.
Section 3.5   Withholding Rights.   Each of the Parties, each of their respective Representatives and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and the Fractional Share Consideration (and any other consideration otherwise payable pursuant to this Agreement or deemed paid for Tax purposes), such amounts as it is required to deduct and withhold with respect to such payments under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.6   Dissenters’ Rights.   No dissenters’ or appraisal rights shall be available with respect to the Mergers or other transactions contemplated hereby.
Section 3.7   Adjustments to Prevent Dilution.   Without limiting the other provisions of this Agreement, the Exchange Ratio shall be adjusted appropriately to reflect the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into shares of Company Common Stock, Partnership OP Units, shares of Parent Common Stock or Parent Partnership Units, as the case may be), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock, Partnership OP Units, shares of Parent Common Stock or Parent Partnership Units, as the case may be, outstanding after the date hereof and prior to the Company Merger Effective Time and the Partnership Merger Effective Time, as applicable, so as to provide Parent and the holders of Company Common Stock and Partnership OP Units with the same economic effect as contemplated by this Agreement prior to such event.
Section 3.8   No Fractional Shares.   No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares evidencing shares of Company Common Stock or the conversion of Company Equity Awards pursuant to Section 3.2, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the VWAP of Parent Common Stock.
Section 3.9   Structure.   The Company Parties and the Parent Parties shall reasonably and in good faith consider restructuring the Partnership Merger as a direct merger of the Partnership with and into Parent OP, with Parent OP continuing as the surviving entity, and if the Company Parties and the Parent Parties mutually agree (such agreement not to be unreasonably withheld) to such restructuring, they shall reasonably and in good faith negotiate an appropriate amendment to this Agreement; provided that any such restructuring shall not have an adverse effect on the Company, its Subsidiaries or the holders of shares of Company Common Stock, including any adverse effect on the time by which the Mergers may be consummated.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES
Except (a) as disclosed in publicly-available Company SEC Reports filed with, or furnished to, as applicable, the SEC on or after January 1, 2019 and at least one (1) Business Day prior to the date of this

Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements to the extent they are cautionary, predictive or forward-looking in nature), or (b) as set forth in the applicable section of the disclosure schedules of the Company Parties delivered concurrently with the execution of this Agreement by the Company Parties to the Parent Parties (the “Company Disclosure Schedule”) (it being acknowledged and agreed that disclosure of any item in any Section of Article IV of the Company Disclosure Schedule shall qualify or modify the Section of this Article IV to which it corresponds and any other Section of this Article IV to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made (it being understood that to be so reasonably apparent it is not required that such other Sections be cross-referenced); provided, that (x) nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company Parties made herein and (y) no reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Company or any of the Company Subsidiaries is a party exists or has actually occurred), each of the Company Parties, jointly and severally, represent and warrant to the Parent Parties that:
Section 4.1   Existence; Good Standing; Compliance with Law.
(a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Indiana. Section 4.1(a) of the Company Disclosure Schedule lists the jurisdictions in which the Company is duly qualified or licensed to do business as a foreign corporation or other entity. The Company is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. The Company has all requisite corporate or other requisite entity power and authority to own, operate, lease, hold and encumber its properties and carry on its business as now conducted.
(b)   A true, correct and complete list of each of the Company’s Subsidiaries (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) is listed in Section 4.1(b) of the Company Disclosure Schedule. Each of the Company Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.
(c)   The Company has previously made available to Parent true, correct and complete copies of (i) the articles of incorporation of the Company (the “Company Charter”), (ii) the bylaws of the Company (the “Company Bylaws” and, together with the Company Charter, the “Company Governing Documents”), (iii) the certificate of limited partnership of the Partnership (the “Certificate of Limited Partnership”) and (iv) the agreement of limited partnership of the Partnership (the “Partnership Agreement” and, together with the Certificate of Limited Partnership, the “Partnership Governing Documents”), in each case as amended and in effect on the date of this Agreement. Each of the Company Governing Documents and the Partnership Governing Documents are in full force and effect, and neither the Company nor the Partnership is in violation of any of the provisions of such documents.
Section 4.2   Authority.
(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to receipt of the Company Stockholder

Approval, to consummate the transactions contemplated by this Agreement to which the Company is a party, including the Mergers. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of the Company, subject, with respect to the Company Merger, to receipt of the Company Stockholder Approval and to the filing of the applicable Company Merger Certificates with, and acceptance for record of the Company Merger Certificates by, the Indiana Secretary and the DSOS, as applicable, and, with respect to the Partnership Merger, to the filing of the applicable Partnership Merger Certificates with, and acceptance for record of the Partnership Merger Certificates by, the DSOS and the Indiana Secretary, as applicable. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each of the Parent Parties, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(b)   The Company Board, at a duly held meeting, has, by unanimous vote: (i) for and on behalf of the Company, and as the general partner of the Partnership and the holder of more than ninety percent (90%) of the outstanding Partnership OP Units, duly and validly adopted, and authorized and approved the execution, delivery and performance of, this Agreement and the Mergers and determined that it is advisable and in the best interests of the Company and its stockholders and the Partnership and its limited partners, as applicable, to enter into the Merger Agreement and to effect the Mergers and other transactions contemplated thereby, (ii) directed that this Agreement be submitted for consideration at the Company Stockholder Meeting, (iii) resolved to recommend that stockholders of the Company vote in favor of the approval of this Agreement and the Company Merger (the “Company Recommendation”) and approved the inclusion of the Company Recommendation in the Proxy Statement/Prospectus, except that this clause (iii) is subject to Section 7.4(b)(iv) and Section 7.4(b)(v), (iv) as the general partner of the Partnership, authorized and approved the Partnership Merger, and (v) taken all appropriate and necessary action to render any limitations on ownership of shares of Company Common Stock, as set forth in the Company Charter, inapplicable to the Mergers and the other transactions contemplated by this Agreement, and such resolutions of the Company Board remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way except as expressly permitted hereunder.
(c)   The Partnership has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which the Partnership is a party, including the Partnership Merger. The execution, delivery and performance by the Partnership of this Agreement and the consummation by the Partnership of the transactions contemplated hereby have been duly authorized by all necessary partnership action, and no other partnership proceedings or organizational action on the part of the Partnership are necessary to authorize this Agreement or the Partnership Merger or to consummate the transactions contemplated hereby, subject, with respect to the Partnership Merger, to the filing of the applicable Partnership Merger Certificates with, and acceptance for record of the Partnership Merger Certificates by, the DSOS and the Indiana Secretary, as applicable. This Agreement has been duly executed and delivered by the Partnership and, assuming the due authorization, execution and delivery hereof by each of the Parent Parties, constitutes a valid and legally binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 4.3   Capitalization.
(a)   The authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred

Stock”). As of the close of business on June 8, 2022, (i) 384,820,342 shares of Company Common stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued or outstanding, (iii) 436,107.828 shares of Company Common Stock were subject to outstanding Company RSU Awards, (iv) (A) 183,495.158 shares of Company Common Stock were issuable pursuant to Company Director DSU Accounts and (B) 501,078.81 shares of Company Common Stock were issuable pursuant to Company Executive DSU Accounts, (v) 25,396.079 shares of Company Common Stock were subject to outstanding Company 2000 PSP Awards, (vi) 290,455.37 shares of Company Common Stock were subject to outstanding Company PSP Awards (consisting of (A) 129,091.28 shares of Company Common Stock subject to Company PSP Awards based on achievement of any applicable performance goals at the target level and (B) an additional 161,364.10 shares of Company Common Stock eligible to be earned pursuant to Company PSP Awards if any applicable performance goals are achieved at the maximum level), (vii) 3,889,125 shares of Company Common Stock were available for grant pursuant to future awards under the Company Equity Incentive Plans (assuming maximum payout of all outstanding Company 2000 PSP Awards, Company PSP Awards and outstanding Partnership Performance-Based LTIP Unit Awards), (viii) no warrants, rights, convertible or exchangeable securities or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities or ownership interests in the Company or any Company Subsidiary (other than the awards and entitlements disclosed in the foregoing clauses (iii), (iv), (v), (vi), the Partnership OP Units disclosed in the following clause (viii), and the Partnership LTIP Units disclosed in the following clauses (x), (xi), and (xiii)) with respect to shares of Company Common Stock or any other shares of capital stock or other equity or voting interests of the Company were issued or outstanding, (ix) 3,762,629 shares of Company Common Stock were reserved for issuance upon exchange of Partnership OP Units, (x) 325,766 Vested Partnership LTIP Units were outstanding (including those which remain subject to holding periods), (xi) 1,053,771.84 Partnership LTIP Units were subject to outstanding Partnership Performance-Based LTIP Unit Awards (consisting of (A) 468,343.04 Partnership LTIP Units based on achievement of any applicable performance goals at the target level and (B) an additional 585,428.8 Partnership LTIP Units eligible to be earned with respect to Partnership Performance-Based LTIP Unit Awards if any applicable performance goals are achieved at the maximum level), (xii) 137,016 Partnership LTIP Units were subject to outstanding Partnership Time-Based LTIP Unit Awards, (xiii) 1,477,239 shares of Company Common Stock were reserved for issuance under the Company Direct Stock Purchase and Dividend Reinvestment Plan and (xiv) the Company does not have any shares of capital stock or other equity or voting interests issued or outstanding except as set forth in this sentence. Since June 8, 2022 to the date of this Agreement, no shares of capital stock or other equity or voting interests of the Company (or any equity-based awards or other rights with respect to shares of capital stock or other equity or voting interest of the Company, including any warrants, rights, performance shares, performance share units, convertible or exchangeable securities or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities or ownership interests in the Company or any Company Subsidiary) have been issued, authorized or reserved for issuance other than, in each case, with respect to shares of Company Common Stock reserved for issuance as described in clauses (iii), (iv), (v), (vi), (ix), (x), (xi) and (xii) above. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
(b)   The Company has no outstanding bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter (whether together with such stockholders or as a separate class).
(c)   Section 4.3(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of (i) all outstanding equity awards as of June 8, 2022, including Company RSU Awards, Company 2000 PSP Awards, Company PSP Awards, Vested Partnership LTIP Units, Partnership Time-Based LTIP Unit Awards and Partnership Performance-Based LTIP Unit Awards, granted by the Company under the Company Equity Incentive Plans and (ii) all outstanding Company Director DSU Accounts and Company Executive DSU Accounts (each of (i) and (ii), a “Company Equity Award” and, collectively, the “Company Equity Awards”), including the name of the Person to whom such Company Equity Awards have been granted, the number of shares of Company Common Stock or Partnership LTIP Units subject to each Company Equity Award, and the date on which such Company Equity Award was granted. All shares of Company Common Stock to be issued pursuant to, or in respect of, any Company Equity Award shall be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than the Company Equity Awards set forth in Section 4.3(c) of the Company Disclosure Schedule, there are no other equity-based awards or other rights with respect to the Company Common Stock, or with respect to partnership interests in the Partnership, issued and outstanding under the Company Equity Incentive Plans or otherwise as of the date hereof. All Company Equity Awards were (i) granted, accounted for, reported and disclosed in accordance with applicable Law and accounting rules and (ii) granted in accordance with the terms of the Company Equity Incentive Plans. The treatment of the Company Equity Awards contemplated in Section 3.2 complies with the terms of the Company Equity Incentive Plans and applicable award agreements or certificates.
(d)   There are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock or other equity or voting interests of the Company or any Company Subsidiary or which restrict the transfer of any such shares or equity or voting interests, nor are there, to the Company’s Knowledge, any third-party agreements or understandings with respect to the voting of any such shares or equity or voting interests or which restrict the transfer of any such shares or equity or voting interests.
(e)   Except as set forth in the Partnership Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem, exchange, convert or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary.
(f)   Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.
(g)   Neither the Company nor any Company Subsidiary has a “poison pill” or similar stockholder rights plan.
(h)   Except as set forth in this Section 4.3, there are no (i) voting trusts, proxies or other similar agreements or understandings to which the Company or any Company Subsidiary was bound with respect to the voting of any shares of capital stock or other equity or voting interests of the Company or any Company Subsidiary, (ii) contractual obligations or commitments of any character to which the Company or any Company Subsidiary was a party or by which the Company or any Company Subsidiary was bound restricting the transfer of, or requiring the registration for the sale of, any shares of capital stock or other equity or voting interests of the Company or any Company Subsidiary or (iii) stock appreciation rights, performance shares, performance share units, contingent value rights, “phantom” stock or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any shares of capital stock or other equity or voting interests of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares of capital stock or other equity or voting interests.
(i)   All dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
(j)   The Company is the sole general partner of the Partnership. As of June 8, 2022, the Company owned 99.03% of the Partnership OP Units. As of June 8, 2022, the Partnership’s Limited Partners (as defined in the Partnership Agreement) (not including the Partnership OP Units held by the Company), owned 0.97% of the Partnership OP Units. Section 4.3(j) of the Company Disclosure Schedule sets forth a true, correct and complete list of the holders of all Partnership OP Units, such holder’s most recent address and the exact number and type (e.g., general, limited, etc.) of Partnership OP Units held as of June 8, 2022. Other than Partnership OP Units set forth on Section 4.3(j) of the Company Disclosure Schedule, there are no other issued or outstanding equity or voting interests of the Partnership. Since

June 8, 2022 to the date of this Agreement, no Partnership OP Units or other equity or voting interests of the Partnership have been issued, authorized or reserved for issuance. Except as set forth in this Section 4.3, there are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of the Partnership. Except as set forth in the Partnership Agreement, there are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any partnership interests of the Partnership. The partnership interests owned by the Company and, to the Company’s Knowledge, the partnership interests owned by the Partnership’s Limited Partners (as defined in the Partnership Agreement), are subject only to the restrictions on transfer set forth in the Partnership Agreement and those imposed by applicable Securities Laws. All issued and outstanding Partnership OP Units are duly authorized, validly issued, fully paid and free of preemptive rights.
Section 4.4   Subsidiary Interests.   All issued and outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the other Company Subsidiaries are duly authorized and validly issued. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate any Company Subsidiary (other than the Partnership OP Units disclosed pursuant to Section 4.3) to issue, transfer or sell any interests with respect to any Company Subsidiary. Except for the Partnership OP Units identified in Section 4.3(j) of the Company Disclosure Schedule as being owned by a holder other than the Company, all issued and outstanding shares or other equity or voting interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, claims, call rights, options, right of first refusal, rights of first offer, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges or other encumbrances of any nature whatsoever.
Section 4.5   Other Interests.   Except for the interests in the Company Subsidiaries set forth in Section 4.1(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person.
Section 4.6   Consents and Approvals; No Violations.   Subject to receipt of the Company Stockholder Approval, and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state “blue sky” Laws, and (b) for filing of the applicable Company Merger Certificates with, and the acceptance for record of the Company Merger Certificates by, the Indiana Secretary and the DSOS, as applicable, and the filing of the applicable Partnership Merger Certificates with, and acceptance for record of the Partnership Merger Certificates by, the DSOS and the Indiana Secretary, as applicable, none of the execution, delivery or performance of this Agreement by the Company Parties, the consummation by the Company Parties of the transactions contemplated hereby or compliance by the Company Parties or the Company Subsidiaries with any of the provisions hereof will (i) conflict with or result in any breach or violation of any provision of the Company Governing Documents, the Partnership Governing Documents or the organizational documents of any Company Subsidiary, (ii) require any filing by any of the Company Parties or any Company Subsidiary with, notice to, or permit, authorization, consent or approval of, any Governmental Authority, except (A) (I) the filing with the SEC of the Proxy Statement/Prospectus in preliminary and definitive form and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Company Merger will be registered pursuant to the Securities Act (together with any amendments or supplements thereto, the “Form S-4”), and the declaration of effectiveness of the Form S-4, and (II) the filing with the SEC of such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (B) as may be required under the rules and regulations of the NYSE, and (C) such filings as may be required in connection with Transfer Taxes, (iii) require any consent or notice under, result in a violation or breach by the Company or any Company Subsidiary of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancelation or acceleration) under, result in the triggering of any payment or result in the creation of any Encumbrance on any property or asset of the Company or any of the Company Subsidiaries pursuant to any of the terms, conditions or provisions of any Company Material Contract to which Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or

(iv) violate or conflict with any Law applicable to the Company or any Company Subsidiary or any of its respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect.
Section 4.7   Compliance with Applicable Laws.   Since January 1, 2019, none of the Company or any Company Subsidiary has been, or is in, violation of, or has been given written notice of or been charged with any violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.12, Section 4.13 or Section 4.21, which shall be governed solely by such Sections), except for any such violations that have been cured, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for the Permits that are the subject of Section 4.12 and Section 4.13, which are addressed solely in those Sections, the Company and each Company Subsidiary has all permits, authorizations, approvals, registrations, certificates, orders, waivers, clearances and variances (each, a “Permit”) necessary to conduct the Company’s or a Company Subsidiary’s business, as applicable, substantially as it is being conducted as of the date hereof, except in each case as would not reasonably be likely to have a Company Material Adverse Effect. To the Company’s Knowledge, none of the Company or any Company Subsidiary has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, except which termination, modification or nonrenewal would not, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect. All such Permits are valid and in full force and effect and there are no pending or, to the Company’s Knowledge, threatened administrative or judicial Actions that would reasonably be expected to result in modification, termination or revocation thereof, except which modification, termination or revocation would not, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect. To the Company’s Knowledge, since January 1, 2019, the Company and each Company Subsidiary has been in material compliance with the terms and requirements of such Permits.
Section 4.8   SEC Reports, Financial Statements and Internal Controls.
(a)   Each of the Company Parties has, since January 1, 2019, filed with or otherwise furnished to (as applicable) the SEC on a timely basis all reports, schedules, forms, registration statements, definitive proxy statements and other documents required to be filed or furnished by it under the Exchange Act or the Securities Act (the “Securities Laws”), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, together with any documents and information incorporated therein by reference, collectively, the “Company SEC Reports”), all of which were prepared in all material respects in accordance with the requirements of the Securities Laws. As of their respective dates, the Company SEC Reports (other than preliminary materials) (i) complied (or with respect to Company SEC Reports filed after the date hereof, will comply) as to form in all material respects with the requirements of the Securities Laws and (ii) at the time of filing or being furnished (or effectiveness in the case of registration statements) did not (or with respect to Company SEC Reports filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Reports filed with or furnished to the SEC and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company or the Partnership. Neither the Company nor the Partnership has any outstanding and unresolved comments from the SEC with respect to the Company SEC Reports. Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein, in each case in accordance with GAAP and the applicable rules, accounting requirements and regulations of the SEC consistently applied during the periods involved, except to the extent such financial statements have been modified or superseded by later Company SEC Reports filed with or furnished to the SEC and publicly available prior to the date of this Agreement, and except, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act and pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect. With the exception of the Partnership, no Company Subsidiary is required to file any periodic report with the SEC.
(b)   Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of the Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company, any Company Subsidiary or such Company’s or Company Subsidiary’s audited financial statements or other Company SEC Reports.
(c)   There are no liabilities of the Company or any Company Subsidiary of a nature that would be required under GAAP to be set forth on the consolidated financial statements of the Company or the notes thereto, other than liabilities (i) adequately provided for on the balance sheet of the Company dated as of December 31, 2021 (including the notes thereto) included in the Company SEC Reports filed with the SEC and publicly available prior to the date of this Agreement, (ii) incurred under this Agreement or in connection with the transactions contemplated hereby, or (iii) incurred in the ordinary course of business, consistent with past practice, subsequent to December 31, 2021.
(d)   Since the end of the Company’s most recent audited fiscal year, there have been no significant deficiencies or material weakness in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal control over financial reporting that has occurred since December 31, 2021 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Since January 1, 2019, the Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company and required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, (i) to the Company’s Knowledge, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of the Company to material information relating to the Company required to be included in the reports the Company is required to file under the Exchange Act, and (ii) the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s independent registered public accounting firm and the audit committee of the Company Board (A) all known significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.
Section 4.9   Litigation.   There is no Action pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any of the Company Properties is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.10   Absence of Certain Changes.   From January 1, 2022 through the date hereof, the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice (except for the matters with respect to the negotiation of this Agreement) and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than the regular quarterly dividends to be paid to holders of shares of Company Common Stock); (b) any material change in the Company’s or the Partnership’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP; or (c) any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.11   Taxes.
(a)   Each of the Company and the Company Subsidiaries (i) has timely filed (or had filed on its behalf) all material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority), and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid (or had timely paid on its behalf) all material Taxes required to be paid by it, other than Taxes being contested in good faith and for which adequate reserves have been established in the Company’s most recent financial statements contained in the Company SEC Reports.
(b)   The Company, (i) for all taxable years commencing with the taxable year ending December 31, 1999 through and including its taxable year ending December 31 immediately prior to the Company Merger Effective Time, has elected and has been subject to U.S. federal taxation as a “real estate investment trust” (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated at all times since such date, and will continue to operate until the Closing, in such a manner as to permit it to continue to qualify as a REIT for the taxable year that will end with the consummation of the Mergers, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in the Company’s failure to qualify as a REIT or a successful challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Company’s Knowledge, threatened.
(c)   The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns.
(d)   No material deficiencies for any Taxes have been asserted or assessed in writing against the Company or any of the Company Subsidiaries and remain outstanding as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending.
(e)   The Company does not directly or indirectly hold any asset the disposition of which would subject it to tax on built-in gain pursuant to IRS Notice 88-19, Section 1.337(d)-7 of the Treasury Regulations, or any other temporary or final regulations issued under Section 337(d) of the Code or any elections made thereunder.
(f)   No entity in which the Company directly or indirectly owns an interest is or at any time since the later of its acquisition or formation has been a corporation for United States federal income tax purposes, other than a corporation that qualifies as a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”). Within ten (10) Business Days following the date of this Agreement, the Company shall provide Parent with a true, correct and complete list of each entity in which the Company directly or indirectly owns an interest and the U.S. federal income tax status of such entity as a REIT, Qualified REIT Subsidiary, Taxable

REIT Subsidiary, “partnership” or entity disregarded from its owner, controlled foreign corporation or passive foreign investment company.
(g)   No entity in which the Company directly or indirectly owns an interest is or at any time since the later of its acquisition or formation has been a “publicly traded partnership” taxable as a corporation under Section 7704(b) of the Code.
(h)   Taking into account all distributions to be made by the Company prior to the Company Merger Effective Time, the Company will have distributed cash to its stockholders in its taxable year ending with the Company Mergers in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Company Mergers.
(i)   Neither the Company nor any Company Subsidiary (other than a Taxable REIT Subsidiary of the Company) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents”, “redetermined deductions”, “excess interest” or “redetermined TRS service income”, in each case as defined in Section 857(b)(7) of the Code.
(j)   (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Company’s Knowledge, threatened with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary, including claims by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns; (ii) neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (iii) neither the Company nor any Company Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or other Governmental Authorities relating to Taxes.
(k)   The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(l)   There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary except liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(m)   There is no Tax allocation or sharing agreement or similar arrangement with respect to which the Company or any Company Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business). There are no Tax Protection Agreements to which the Company, any Company Subsidiary or any other entity in which the Company or a Company Subsidiary has an interest is directly or indirectly subject. For purposes of this Agreement, “Tax Protection Agreement” means any agreement pursuant to which a Person has agreed to (i) maintain a minimum level of debt, continue a particular debt or allocate a certain amount of debt to a particular Person, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) use or refrain from using a particular method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such Person or any of its subsidiaries, (v) use or refrain from using a particular method for allocating one or more liabilities of such Person or any of its subsidiaries under Section 752 of the Code, and/or (vi) only dispose of assets in a particular manner, in each case for Tax reasons.
(n)   Except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss, neither the Company nor any Company Subsidiary is or has been a party to any “reportable transaction” as such term is used in the Treasury Regulations under Section 6011 of the Code.

(o)   Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(p)   To the Company’s Knowledge, there is no prior or current ownership of Company Common Stock (through the date hereof) that would prevent the Company from qualifying as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
(q)   Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(r)   Section 4.11(r) of the Company Disclosure Schedule sets forth a list of all transactions intended to qualify as an exchange subject to Section 1031(a)(1) of the Code in which either the Company or any of the Company Subsidiaries has participated that has not been completed as of the date hereof.
(s)   Neither the Company nor any of the Company Subsidiaries (other than a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including such taxable year that will close as of the Closing Date) that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(t)   The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(u)   Neither the Company nor any of the Company Subsidiaries (i) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident, (ii) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, or (iii) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized and resident.
(v)   Neither the Company nor any of the Company Subsidiaries has made an election under Section 965(h) of the Code to pay the “net tax liability” (as defined therein) in installments or made an election under Section 965(m) of the Code to defer the inclusion in gross income of a portion of the amount required to be taken into account under Section 951(a)(1) of the Code.
Section 4.12   Properties.
(a)   Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries owns fee simple title to, or has a leasehold interest in, each of the real properties identified as owned or leased by the Company in the Company SEC Reports or otherwise that is purported to be owned or leased by the Company or a Company Subsidiary (collectively, the “Company Properties”). In each case, such Company Properties are owned or leased, as the case may be, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”), except for (i) liens for Taxes or other governmental charges, assessments or levies that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required by GAAP), (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required by GAAP), or that are not otherwise material,

(iii) Encumbrances disclosed in the public records or in existing title policies, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property and (iv) other Encumbrances that do not, and would not reasonably be expected to, materially impair or interfere with the marketability, value or use and enjoyment of any such real property (as such property is currently being used or, with respect to any development properties, intended to be used).
(b)   Section 4.12(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the real property which, as of the date of this Agreement, is under contract to be purchased by the Company or a Company Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by the Company or a Company Subsidiary as lessee or sublessee after the date of this Agreement. There are no written agreements to which either the Company or any Company Subsidiary is a party pursuant to which either the Company or any Company Subsidiary is obligated to buy or lease or sublease as a tenant any real properties at some future date.
(c)   There are title insurance policies issued to the Company or the applicable Company Subsidiary for each Company Property, and no written claim has been made against any such policy by the Company or any Company Subsidiary which remains outstanding.
(d)   Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or, to the Company’s Knowledge, threatened with respect to any of the Company Properties, that would interfere in any material manner with the current use (or with respect to development properties, the future intended use) of the Company Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the operations of such Company Properties (assuming (other than in connection with development properties) its continued use in the manner it is currently operated), or (ii) any Laws, including any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation, has been violated (and remains in violation) for any Company Property (other than violations of any zoning regulation or ordinance resulting from a change to such zoning regulation or ordinance which render such Company Property legally non-conforming pursuant to such zoning regulations or ordinances), which have not been cured, contested in good faith or which violations would individually, or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.
(e)   Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except for any statutory rights or options to occupy or purchase any Company Property in favor of a Governmental Authority, neither the Company nor any of the Company Subsidiaries has granted any unexpired option agreements, rights of first offer or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any Persons to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale or letter of intent to sell any Company Property or any portion thereof.
(f)   To the Company’s Knowledge, each of the Company Properties has sufficient direct or indirect access to and from publicly dedicated streets for its current use and operation, without any constraints that materially interfere with the normal use, occupancy and operation thereof.
(g)   Section 4.12(g) of the Company Disclosure Schedule lists all ground leases (whether as lessor or lessee) affecting the interest of the Company or any Company Subsidiary in the Company Properties in effect as of the date hereof, true and complete in all material respects copies of which ground leases were made available to Parent on the Company Datasite prior to the date hereof.
(h)   Section 4.12(h) of the Company Disclosure Schedule sets forth a true, correct and complete list of the real property which is under ground-up development as of the date hereof (each, a “Company Development Property”, and, collectively, the “Company Development Properties”). There are no defaults under any of the Company Development Contracts which, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect. The Company or the Company Subsidiaries have obtained any and all material approvals, consents and authorizations to conduct the current activity on the Company Development Properties and, to the Company’s knowledge, no facts or circumstances exist which would reasonably be expected to lead to a failure to obtain any material approvals, consents and authorizations to initiate and complete the currently contemplated development, redevelopment or constructions of the Company Development Properties. Section 4.12(h) of the Company Disclosure Schedule lists the common name of each Company Property which is vacant land.
Section 4.13   Environmental Matters.
(a)   The Company and the Company Subsidiaries (i) are in compliance with all Environmental Laws, and (ii) are in compliance with their respective Environmental Permits, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Neither the Company nor any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary may be in violation of, or have liability under any Environmental Law the subject of which remains unresolved, except, as such violation or liability has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that, in each case, would be reasonably likely to result in material liability for the Company or any Company Subsidiary.
(d)   Since January 1, 2019, neither the Company nor any Company Subsidiary has (i) contractually assumed any material liability of another Person under any Environmental Law or (ii) released Hazardous Materials on any real property owned, leased or operated by the Company or the Company Subsidiaries, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)   Notwithstanding any other provision of this Agreement, this Section 4.13 contains the exclusive representations and warranties of the Company Parties with respect to Environmental Laws, Hazardous Materials or other environmental matters.
Section 4.14   Employee Benefit Plans.
(a)   Section 4.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of every material employee benefit plan, within the meaning of ERISA Section 3(3) (whether or not subject to ERISA), and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan that is currently maintained or contributed to by the Company or any Company Subsidiary or under or with respect to which the Company or any Company Subsidiary or their respective ERISA Affiliates would have any material liability (“Company Employee Programs”).
(b)   Each Company Employee Program that is intended to qualify under Section 401(a) of the Code (the “Company 401(k) Plan”) has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to the Company’s Knowledge, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination.
(c)   Each Company Employee Program complies in form and has been administered in accordance with the requirements of applicable Law, including ERISA and the Code, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse

Effect and is being administered and operated in all material respects in accordance with its terms. No Company Employee Program or any other employee benefit plan maintained, sponsored or contributed to by the Company or any ERISA Affiliate now or at any time within the previous six (6) years was subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37). None of the Company Employee Programs is a multiple employer pension plan or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).
(d)   All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable Law.
(e)   No material liability or Action has been made, commenced or, to the Company’s Knowledge, threatened with respect to any Company Employee Program (other than for benefits payable in the ordinary course of business).
(f)   No Company Employee Program provides for post-termination or retiree medical benefits (other than under Section 4980B of the Code) to any current or future retiree or former employee.
(g)   Except as otherwise provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Mergers will (either alone or together with any other event) (i) result in, or cause, the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, trustee or other service provider of the Company, (ii) result in any payment or benefit to any person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), or (iii) result in any limitation on the ability of the Company or any Company Subsidiary to amend or terminate any Company Employee Program.
(h)   There have been no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Employee Program and none of the Company or any of its ERISA Affiliates has engaged in any prohibited transaction, in any case that have not been corrected in full, except, in either case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(i)   The Company, and each Company Employee Program that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”), (i) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and the regulations and guidance issued thereunder, and (ii) has been in compliance in all material respects with such Laws since March 23, 2010. No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, or any Health Plan, to material penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of PPACA, HCERA, or the Code.
Section 4.15    Labor and Employment Matters.
(a)   Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries relating to their business. To the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.
(b)   There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of the Company Subsidiaries in connection with the employment relationship, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(c)   Since January 1, 2019, the Company and the Company Subsidiaries have been and are in compliance with (i) all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, harassment, non-discrimination in employment, workers’ compensation, unemployment compensation and the collection and payment of withholding or payroll Taxes and similar Taxes and (ii) all obligations of the Company and the Company Subsidiaries under any employment agreement, consulting agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding, except, in each case in subsections (i) and (ii), any such noncompliance that would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2019, all independent contractors and consultants providing personal services to the Company and the Company Subsidiaries have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all employees of the Company and the Company Subsidiaries have been properly classified under the FLSA, except, in each case, as would not, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect.
(d)   During the preceding three (3) years, (i) the Company and the Company Subsidiaries have not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any of the Company Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Company and the Company Subsidiaries have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable Law.
Section 4.16   No Brokers.   Other than with Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, which the Company has retained as its financial advisors in connection with the Mergers, neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or any of the Parent Parties to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement, the entry into this Agreement or the consummation of the Mergers or other transactions contemplated hereby. True and complete copies of the engagement letters with each of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC have been made available to Parent prior to the date hereof.
Section 4.17   Opinion of Financial Advisor.   The Company Board has received the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to holders of Company Common Stock (other than shares held by Parent, the Company or any of their respective Subsidiaries). A true and complete copy of such opinion will be provided to Parent by the Company solely for informational purposes within one (1) Business Day after the date of this Agreement.
Section 4.18   Vote Required.   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the approval of this Agreement is the only vote of the holders of any class or series of shares of capital stock or other equity or voting interests of the Company or any Company Subsidiary (other than the Partnership) necessary to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement (the “Company Stockholder Approval”). The Company, as the sole general partner of the Partnership and as a limited partner holding more than ninety percent (90%) of the outstanding Partnership OP Units, has approved this Agreement and the

Partnership Merger, and such approval is the only approval necessary for the approval of this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement by, or on behalf of, the Partnership.
Section 4.19   Company Material Contracts.
(a)   Other than as set forth in the exhibits to the Company SEC Reports filed with the SEC and publicly available prior to the date of this Agreement, Section 4.19(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Material Contracts as of the date hereof. A true, complete and correct copy of each Company Material Contract, as of the date of this Agreement, that is not marked with an “*” in Section 4.19(a) of the Company Disclosure Schedule has been made available by the Company to Parent prior to the date of this Agreement; provided that the Company shall provide to Parent within ten (10) Business Days following the date of this Agreement a true, complete and correct copy of each Company Material Contract marked with an “*” in Section 4.19(a) of the Company Disclosure Schedule. Each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto, and, to the Company’s Knowledge, on each other Person party thereto, and is in full force and effect except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
(b)   Neither the Company nor any Company Subsidiary is, and, to the Company’s Knowledge, no other party to a Company Material Contract is in violation of, or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract to which it is a party or by which any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written, or to the Company’s Knowledge, oral notice of any material violation of, or material default under, any Company Material Contract.
(c)   As of the date of this Agreement, there is no outstanding Indebtedness of the Company and its Subsidiaries in excess of $10,000,000 in principal amount, other than Indebtedness in the principal amounts identified by instrument in Section 4.19(c) of the Company Disclosure Schedule.
Section 4.20   Related Party Transactions.   From January 1, 2019 through the date of this Agreement, there have been no transactions or contracts between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that have not been so reported.
Section 4.21   Intellectual Property.
(a)   Within ten (10) Business Days following the date of this Agreement, the Company shall provide Parent with a correct and complete list of all Intellectual Property owned by the Company or any Company Subsidiary that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority or domain name registrar (the “Registered Intellectual Property”), together with all material unregistered trademarks. To the Company’s Knowledge, all material Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.
(b)   To the Company’s Knowledge, the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted and planned to be conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party and the Company has not received any written allegations to that effect.
(c)   To the Company’s Knowledge, no third party is currently misappropriating, infringing or otherwise violating any Intellectual Property rights of the Company or any Company Subsidiary.

(d)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted; provided, however, that the foregoing representation and warranty in this Section 4.21(d) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, or violation of any Intellectual Property rights (which is addressed in Section 4.21(b) and Section 4.21(c)).
(e)   To the Company’s Knowledge, the Company and the Company Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information of the Company and the Company Subsidiaries (and any confidential information owned by any Person to whom the Company or any of the Company Subsidiaries has a confidentiality obligation). To the Company’s Knowledge, no such trade secrets or other material confidential information has been disclosed by the Company or any Company Subsidiaries to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other material confidential information by such Person.
(f)   The IT Assets (i) are in operating order in all material respects and are fulfilling the purposes for which they were acquired, licensed or established in an efficient manner without material downtime or errors, (ii) have not, in the past three (3) years, experienced any material errors and/or breakdowns, (iii) to the Company’s Knowledge, do not contain Unauthorized Code, (iv) to the Company’s Knowledge, have not experienced any material security breaches, and (v) are considered by the Company to effectively perform, in all material respects, all information technology operations necessary to conduct the businesses of the Company and the Company Subsidiaries as they are currently conducted.
Section 4.22   Insurance.   The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance) and which the Company believes are adequate for the operation of its business and the protection of its assets. There is no claim by the Company or any Company Subsidiary pending under any such insurance policies which (a) has been denied or disputed by the insurer or (b) would have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid and the Company and the Company Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and no written notice of cancelation or termination has been received by the Company with respect to any such insurance policy other than in connection with ordinary course renewals.
Section 4.23   Information Supplied.   None of the information supplied or to be supplied by or on behalf of the Company Parties for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus will (a) in the case of the Form S-4, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Proxy Statement/Prospectus, on the date such Proxy Statement/Prospectus is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholder Meeting or at the Parent Stockholder Meeting or at the time that the Form S-4 is declared effective or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. At each of the times described in the preceding sentence, the Form S-4 and the Proxy Statement/Prospectus will (with respect to the Company, its directors and officers and the Company Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Laws. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company or the Partnership.

Section 4.24   Investment Company Act.   None of the Company or any Company Subsidiary is required to be registered under the Investment Company Act.
Section 4.25   Takeover Statutes.   Subject to the receipt of the Company Stockholder Approval, each of the Company Parties has taken such actions and votes as are necessary on its part to render the provisions of any takeover Laws, including any “fair price,” “moratorium” or “control share acquisition” or similar Laws, including the provisions contained in Article 1, Chapters 42 and 43 and Article 2, Chapter 3.1 of Indiana Law, or any other anti-takeover statute or similar federal or state statute or similar provisions in the Company Governing Documents or the Partnership Governing Documents (collectively, with any similar provisions of the Parent Governing Documents and the Parent OP Governing Documents, the “Takeover Statutes”) inapplicable to this Agreement, the Mergers and other transactions contemplated by this Agreement.
Section 4.26   No Other Representations or Warranties.   The Company Parties acknowledge that, except for the representations and warranties made by the Parent Parties in Article V, neither Parent, Parent OP, Prologis Merger Sub, Prologis OP Merger Sub nor any of their respective Representatives makes any representations or warranties, and Parent, Parent OP, Merger Sub and Prologis OP Merger Sub hereby disclaim any other representations or warranties, with respect to Parent, Parent OP, Prologis Merger Sub, Prologis OP Merger Sub, the Parent Subsidiaries, or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by Parent, Parent OP, Prologis Merger Sub and Prologis OP Merger Sub, notwithstanding the delivery or disclosure to the Company Parties or their Representatives of any documentation or other information with respect to any one or more of the foregoing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
Except (a) as disclosed in publicly-available Parent SEC Reports filed with, or furnished to, as applicable, the SEC on or after January 1, 2019 and at least one (1) Business Day prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements to the extent they are cautionary, predictive or forward-looking in nature), or (b) as set forth in the applicable section of the disclosure schedules of the Parent Parties delivered concurrently with the execution of this Agreement by the Parent Parties to the Company Parties (the “Parent Disclosure Schedule”) (it being acknowledged and agreed that disclosure of any item in any Section of Article V of the Parent Disclosure Schedule shall qualify or modify the Section of this Article V to which it corresponds and any other Section of this Article V to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made (it being understood that to be so reasonably apparent it is not required that such other Sections be cross-referenced); provided, that (x) nothing in the Parent Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Parent Parties made herein and (y) no reference to or disclosure of any item or other matter in the Parent Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent, Parent OP or any of the Parent Subsidiaries is a party exists or has actually occurred), each of the Parent Parties, jointly and severally, represent and warrant to the Company Parties that:
Section 5.1   Existence; Good Standing; Compliance with Law.
(a)   Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material

Adverse Effect. Parent has all requisite corporate power and authority to own, operate, lease, hold and encumber its properties and carry on its business as now conducted.
(b)   Parent OP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Parent OP is duly qualified or licensed to do business as a foreign limited partnership and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect. Parent OP has all requisite limited partnership power and authority to own, operate, lease, hold and encumber its properties and carry on its business as now conducted.
(c)   Each Subsidiary of Parent (each, a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) is duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of its jurisdiction of incorporation or organization. Each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect. Each Parent Subsidiary has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.
(d)   Parent has previously provided or made available to the Company true, correct and complete copies of (i) the charter of Parent (the “Parent Charter”), (ii) the bylaws of Parent (the “Parent Bylaws” and, together with the Parent Charter, the “Parent Governing Documents”), (iii) the certificate of limited partnership of Parent OP (the “Parent OP Certificate of Limited Partnership”), and (iv) the agreement of limited partnership of Parent OP (the “Parent Partnership Agreement” and, together with the Parent OP Certificate of Limited Partnership, the “Parent OP Governing Documents”) in each case as amended through the date of this Agreement. Each of the Parent Governing Documents and the Parent OP Governing Documents are in full force and effect, and neither Parent nor Parent OP is in violation of any of the provisions of such documents.
Section 5.2   Authority.
(a)   Each of the Parent Parties has all requisite corporate or other entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which a Parent Party is a party, including the Mergers. The execution, delivery and performance by the Parent Parties of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of such Parent Parties, subject, (i) with respect to the issuance of shares of Parent Common Stock in connection with the Company Merger pursuant to this Agreement (the “Parent Common Stock Issuance”), to the receipt of the Parent Stockholder Approval, (ii) with respect to the Company Merger, to the filing of the applicable Company Merger Certificates with, and acceptance for record of the Company Merger Certificates by, the Indiana Secretary and the DSOS, as applicable, and (iii) with respect to the Partnership Merger, to the filing of the applicable Partnership Merger Certificates with, and acceptance for record of the Partnership Merger Certificates by, the DSOS and the Indiana Secretary, as applicable. No other corporate proceedings on the part of the Parent Parties are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Parent Parties and, assuming the due authorization, execution and delivery hereof by each of the Company Parties, constitutes a valid and legally binding obligation of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(b)   The Parent Board at a duly held meeting, has, on behalf of Parent and in Parent’s capacity as general partner of Parent OP (and on behalf of Parent in Parent’s capacity as sole member of Prologis

Merger Sub and on behalf of Parent OP in Parent OP’s capacity as the sole member of Prologis OP Merger Sub), by unanimous vote (i) duly and validly authorized and approved the execution, delivery and performance of this Agreement and the Mergers and declared that this Agreement and the transaction contemplated hereby (including the Parent Common Stock Issuance) are advisable and in the best interests of Parent and the stockholders of Parent, (ii) directed that the Parent Common Stock issuance be submitted for consideration at the Parent Stockholder Meeting, and (iii) resolved to recommend that the stockholders of Parent vote in favor of the approval of Parent Common Stock Issuance (the “Parent Recommendation”) and approved the inclusion of the Parent Recommendation in the Proxy Statement/Prospectus, except that this clause (iii) is subject to Section 7.4(b)(iv) and Section 7.4(b)(v), and such resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way except as expressly permitted hereunder.
(c)   Parent OP has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Parent OP is a party. The execution, delivery and performance by Parent OP of this Agreement and the consummation by Parent OP of the transactions contemplated hereby have been duly authorized by all necessary partnership action, and no other partnership proceedings or organizational action on the part of Parent OP are necessary to authorize this Agreement or the Partnership Merger or to consummate the transactions contemplated hereby, subject, with respect to the Partnership Merger, to the filing of the applicable Partnership Merger Certificates with, and acceptance for record of the Partnership Merger Certificates by, the DSOS and the Indiana Secretary, as applicable. This Agreement has been duly executed and delivered by Parent OP and, assuming the due authorization, execution and delivery hereof by each of the Company Parties, constitutes a valid and legally binding obligation of Parent OP, enforceable against Parent OP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 5.3   Capitalization.
(a)   The authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of the close of business on June 8, 2022, (i) 740,344,353 shares of Parent Common Stock were issued and outstanding, (ii) 1,278,965 shares of Parent Preferred Stock were issued and outstanding, (iii) 22,766,330 shares of Parent Common Stock were available for grant pursuant to future awards under Parent’s 2020 Long-Term Incentive Plan (determined without regard to any performance-based adjustment that will occur at the end of any applicable performance period for any outstanding award), (iv) an aggregate of 1,552,210 shares of Parent Common Stock were issuable in respect of outstanding restricted stock units, deferred stock units, dividend equivalent units, phantom shares, and other awards and entitlements outstanding pursuant to the equity compensation plans (including the 2020 Long-Term Incentive Plan) maintained by Parent, (v) no warrants, rights, convertible or exchangeable securities or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in Parent or any Parent Subsidiary (other than the awards and entitlements disclosed in the foregoing clause (iv), the partnership units disclosed in the following clause (vi), and the Parent LTIP Units disclosed in the following clause (vii)) with respect to the Parent Common Stock were outstanding, (vi) 16,558,511 shares of Parent Common Stock were reserved for issuance upon redemption or exchange of Parent OP Units, Class A Convertible Common Units in Parent OP, Class A limited partnership interests in Prologis Fraser, L.P. and Class B common units in Prologis 2, L.P., (vii) an aggregate of 9,086,535 Parent LTIP Units (determined without regard to the performance-based adjustment that will occur at the end of any applicable performance period) were outstanding, and (viii) Parent does not have any shares of capital stock or other equity or voting interests issued or outstanding except as set forth in this sentence. All issued and outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.
(b)   Parent has no outstanding bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent on any matter (whether together with such stockholders or as a separate class).
(c)   All shares of Parent Common Stock to be issued in respect of to the awards, entitlements, and Parent LTIP Units disclosed in Section 5.3(a)(v) and 5.3(a)(vii) shall be, when issued, duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. All such awards, entitlements, and Parent LTIP Units were (i) granted, accounted for, reported and disclosed in accordance with applicable Law and accounting rules and (ii) granted in accordance with the terms of the applicable Parent equity compensation plan or nonqualified deferred compensation plan.
(d)   There are no agreements or understandings to which Parent, Parent OP or any Parent Significant Subsidiaries is a party with respect to the voting of any shares of capital stock of Parent or which restrict the transfer of any such shares.
(e)   Except as set forth in the Parent Partnership Agreement and Section 5.3(a) of the Parent Disclosure Schedule, as of the date of this Agreement, there are no outstanding contractual obligations of Parent, Parent OP or any Parent Significant Subsidiary to repurchase, redeem, exchange, convert or otherwise acquire any shares of capital stock, partnership interests or any other securities of Parent, Parent OP or any Parent Significant Subsidiary.
(f)   Parent does not have a “poison pill” or similar stockholder rights plan.
(g)   Except as set forth in this Section 5.3, as of the date hereof, there are no (i) voting trusts, proxies or other similar agreements or understandings to which Parent, Parent OP or any Parent Significant Subsidiary was bound with respect to the voting of any shares of capital stock or other equity or voting interests of Parent or any Parent Significant Subsidiary, (ii) contractual obligations or commitments of any character to which Parent, Parent OP or any Parent Significant Subsidiary was a party or by which Parent, Parent OP or any Parent Significant Subsidiary was bound restricting the transfer or, or requiring the registration for sale of, any shares of capital stock or other equity or voting interests of Parent or any Parent Significant Subsidiary or (iii) stock appreciation rights, performance shares, performance share units, contingent value rights, “phantom” stock or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any shares of capital stock or other equity or voting interests of Parent or any Parent Significant Subsidiary. As of the date hereof, none of Parent or any Parent Significant Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other equity or voting interests.
(h)   All dividends or other distributions on the shares of Parent Common Stock and any material dividends or other distributions on any securities of Parent OP or any Parent Significant Subsidiary which have been authorized and declared prior to the date hereof have been paid in full or set aside for payment (except to the extent such dividends have been publicly announced and are not yet due and payable).
(i)   Parent is the sole general partner of Parent OP. As of June 8, 2022, Parent owned 740,344,353 Parent OP Units and 1,278,965 Parent OP Preferred Units, constituting 96.7% of the Parent Partnership Units. As of June 8, 2022, Parent OP’s Limited Partners (as defined in the Parent Partnership Agreement), owned in the aggregate 8,260,769 Parent OP Units, 9,086,535 Parent LTIP Units (determined without regard to the performance-based adjustment that will occur at the end of any applicable performance period), 213,440 Series T Units and 7,998,504 Class A Convertible Common Units, constituting 3.3% of the Parent Partnership Units (based on assumed full conversion of all Class A Convertible Common Units outstanding as of June 8, 2022). Except as set forth in this Section 5.3, as of the date hereof, there are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Parent OP to issue, transfer or sell any Parent Partnership Units. Except as set forth in the Parent Partnership Agreement, as of the date hereof, there are no outstanding contractual obligations of Parent OP to repurchase, redeem or otherwise acquire any partnership interests of Parent OP. The partnership interests owned by Parent and, to Parent’s Knowledge, the partnership interests owned by the Parent OP’s Limited Partners (as defined in the Parent Partnership Agreement), are subject only to the restrictions on transfer set forth in the

Parent Partnership Agreement and those imposed by applicable Securities Laws. All issued and outstanding Parent Partnership Units are duly authorized, validly issued, fully paid and free of preemptive rights.
Section 5.4   Significant Subsidiary Interests.   All issued and outstanding shares of capital stock of each of the Parent Significant Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Parent Significant Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate any Parent Significant Subsidiary to issue, transfer or sell any interests of any Parent Significant Subsidiary. All issued and outstanding shares or other equity or voting interests of each Parent Significant Subsidiary (other than Parent OP) are owned directly or indirectly by Parent OP free and clear of all liens, pledges, security interests, claims, call rights, options, right of first refusal, rights of first offer, agreements, limitations on Parent OP’s or any Parent Significant Subsidiary’s voting rights, charges or other encumbrances of any nature whatsoever.
Section 5.5   Consents and Approvals; No Violations.   Subject to receipt of the Parent Stockholder Approval, and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state “blue sky” Laws, and (b) for filing of the applicable Company Merger Certificates with, and the acceptance for record of the Company Merger Certificates by, the Indiana Secretary and the DSOS, as applicable, and the filing of the applicable Partnership Merger Certificates with, and acceptance for record of the Partnership Merger Certificates by, the DSOS and the Indiana Secretary, as applicable, none of the execution, delivery or performance of this Agreement by Parent and Parent OP, the consummation by Parent and Parent OP of the transactions contemplated hereby or compliance by Parent, Parent OP or the Parent Significant Subsidiaries with any of the provisions hereof will (i) conflict with or result in any breach or violation of any provision of the Parent Governing Documents, the Parent OP Governing Documents or the organizational documents of any Parent Significant Subsidiaries, (ii) require any filing by Parent, Parent OP or any Parent Significant Subsidiary with, notice to, or permit, authorization, consent or approval of, any Governmental Authority, except (A) (I) the filing with the SEC of the Form S-4 and Proxy Statement/Prospectus, and the declaration of effectiveness of the Form S-4, and (II) the filing with the SEC of such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (B) as may be required under the rules and regulations of the NYSE, and (C) such filings as may be required in connection with Transfer Taxes, (iii) require any consent or notice under, result in a violation or breach by Parent, Parent OP or any Parent Significant Subsidiary of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancelation or acceleration) under, result in the triggering of any payment or result in the creation of any Encumbrance on any property or asset of Parent, Parent OP or any of the Parent Significant Subsidiaries pursuant to any of the terms, conditions or provisions of any Parent Material Contract to which Parent, Parent OP or any Parent Significant Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate or conflict with any Law applicable to Parent, Parent OP or any Parent Significant Subsidiary or any of its respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate have, or would reasonably be expected to have, a Parent Material Adverse Effect.
Section 5.6   Compliance with Applicable Laws.   Since January 1, 2019, none of Parent, Parent OP or the Parent Significant Subsidiaries has been, or is in, violation of, or has been given written notice of or been charged with any violation of, any Law applicable to Parent, Parent OP or any Parent Significant Subsidiary or by which any property or asset of Parent, Parent OP or any Parent Significant Subsidiary is bound (except for Laws addressed in Section 5.11 or Section 5.12, which shall be governed solely by such Sections), except for any such violations that have been cured, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except for Permits that are the subject of Section 5.11 and Section 5.12, which are addressed solely in those Sections, Parent, Parent OP and each Parent Significant Subsidiary has all Permits necessary to conduct Parent’s, Parent OP’s or a Parent Significant Subsidiary’s business, as applicable, substantially as it is being conducted as of the date hereof, except in each case as would not reasonably be likely to have a Parent Material Adverse Effect. To Parent’s Knowledge, none of Parent, Parent OP or any Parent Significant Subsidiary has received written notice that any such Permit will be terminated or modified or cannot be renewed in the ordinary course of business. All such Permits are valid and in full force and effect and there are no pending or, to Parent’s Knowledge, threatened administrative or judicial Actions that would reasonably be expected to result in modification, termination or revocation thereof, except which modification, termination or revocation would not, individually or in the aggregate, have, or would reasonably be expected to have, a Parent Material Adverse Effect. Since January 1, 2019, Parent, Parent OP and each Parent Significant Subsidiary has been in material compliance with the terms and requirements of such Permits.
Section 5.7   SEC Reports, Financial Statements and Internal Controls.
(a)   Each of the Parent Parties has, since January 1, 2019, filed with or otherwise furnished to (as applicable) the SEC on a timely basis all reports, schedules, forms, registration statements, definitive proxy statements and other documents required to be filed or furnished by it under the Securities Laws, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, together with any documents and information incorporated therein by reference, collectively, the “Parent SEC Reports”), all of which were prepared in all material respects in accordance with the requirements of the Securities Laws. As of their respective dates, Parent SEC Reports (other than preliminary materials) (i) complied (or with respect to Parent SEC Reports filed after the date hereof, will comply) as to form in all material respects with the requirements of the Securities Laws and (ii) at the time of filing or being furnished (or effectiveness in the case of registration statements) did not (or with respect to Parent SEC Reports filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Reports filed with or furnished to the SEC and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not supplied by or on behalf of Parent or the Parent OP. Neither Parent nor Parent OP has any outstanding and unresolved comments from the SEC with respect to Parent SEC Reports. Each of the consolidated balance sheets included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into Parent SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein, in each case in accordance with GAAP and the applicable rules accounting requirements and regulations of the SEC consistently applied during the periods involved, except to the extent such financial statements have been modified or superseded by later Parent SEC Reports filed with or furnished to the SEC and publicly available prior to the date of this Agreement, and except, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act and pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect. With the exception of Parent OP, no Parent Subsidiary is required to file any periodic report with the SEC.
(b)   Neither Parent nor any Parent Significant Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Parent and any Parent Significant Subsidiary, on the one hand, and any unconsolidated Affiliate of Parent or any Parent Significant Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent any Parent Significant Subsidiary or such Parent’s or Parent Significant Subsidiary’s audited financial statements or other Parent SEC Reports.

(c)   There are no liabilities of Parent or any Parent Subsidiary of a nature that would be required under GAAP to be set forth on the consolidated financial statements of Parent or the notes thereto, other than liabilities (i) adequately provided for on the balance sheet of Parent dated as of December 31, 2021 (including the notes thereto) included in the Parent SEC Reports filed with the SEC and publicly available prior to the date of this Agreement, (ii) incurred under this Agreement or in connection with the transactions contemplated hereby, or (iii) incurred in the ordinary course of business, consistent with past practice, subsequent to December 31, 2021.
(d)   Since the end of Parent’s most recent audited fiscal year, there have been no significant deficiencies or material weakness in Parent’s internal control over financial reporting (whether or not remediated) and no change in Parent’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting. Parent is not aware of any change in its internal control over financial reporting that has occurred since December 31, 2021 that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting. Since January 1, 2019, Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, (i) to Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of Parent to material information required to be included in the reports Parent is required to file under the Exchange Act, and (ii) Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s independent registered public accounting firm and the audit committee of Parent Board (A) all known significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. The principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.
Section 5.8   Litigation.   There is no Action pending or, to Parent’s Knowledge, threatened against Parent or any of the Parent Significant Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or any Parent Significant Subsidiary nor any of the Parent Properties is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.9   Absence of Certain Changes.   From January 1, 2022 through the date hereof, Parent and the Parent Significant Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice (except for the matters with respect to the negotiation of this Agreement) and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than the regular quarterly dividends to be paid to holders of Parent Common Stock); (b) any material change in Parent’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP; or (c) any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.10   Taxes.
(a)   Each of Parent and the Parent Subsidiaries (i) has timely filed (or had filed on its behalf) all material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority), and such Tax Returns are true, correct and complete in all material respects, and (ii) has paid (or had paid on its behalf) all material Taxes that are required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Parent Material Adverse Effect.
(b)   Parent (i) for all taxable years commencing with its taxable year ending December 31, 1997 through and including its taxable year ending December 31 immediately prior to the Company Merger Effective Time, has elected and has been subject to U.S. federal taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated at all times since such date, and intends to continue to operate for the taxable year that includes the Closing (and currently intends to continue to operate thereafter), in such a manner as to permit it to qualify as a REIT for the taxable year that will include the Company Merger, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in Parent’s failure to qualify as a REIT or a successful challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to Parent’s Knowledge, threatened.
(c)   The most recent financial statements contained in Parent SEC Reports reflect an adequate reserve for all Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns.
(d)   No material deficiencies for any Taxes have been asserted or assessed in writing against Parent or any of the Parent Subsidiaries and remain outstanding as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending.
(e)   No entity in which Parent directly or indirectly owns an interest is or at any time since the later of its acquisition or formation has been a corporation for United States federal income tax purposes, other than a Parent Subsidiary REIT, a corporation that qualifies as a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.
(f)   No entity in which Parent directly or indirectly owns an interest is or at any time since the later of its acquisition or formation has been a “publicly traded partnership” taxable as a corporation under Section 7704(b) of the Code.
(g)   Neither Parent nor any Parent Subsidiary (other than a Taxable REIT Subsidiary of Parent) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither Parent nor any Parent Subsidiary has engaged in any transaction that would give rise to “redetermined rents”, “redetermined deductions”, “excess interest” or “redetermined TRS service income”, in each case as defined in Section 857(b)(7) of the Code.
(h)   (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to Parent’s Knowledge, threatened with regard to any material Taxes or Tax Returns of Parent or any Parent Subsidiary, including claims by any Governmental Authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns; (ii) neither Parent nor any of the Parent Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (iii) neither Parent nor any Parent Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or other Governmental Authorities relating to Taxes.
(i)   Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(j)   There are no liens for Taxes upon any property or assets of Parent or any Parent Subsidiary except liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(k)   There is no Tax allocation or sharing agreement or similar arrangement with respect to which Parent or any Parent Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business).
(l)   Except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss, neither Parent nor any Parent Subsidiary is or has been a party to any “reportable transaction” as such term is used in the Treasury regulations under Section 6011 of the Code.
(m)   Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Parent or a Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise.
(n)   Neither Parent nor any Parent Subsidiary (other than a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(o)   Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(p)   Neither Parent nor any of the Parent Subsidiaries has made an election under Section 965(h) of the Code to pay the “net tax liability” (as defined therein) in installments or made an election under Section 965(m) of the Code to defer the inclusion in gross income of a portion of the amount required to be taken into account under Section 951(a)(1) of the Code.
Section 5.11   Properties.
(a)   Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or one of the Parent Subsidiaries owns fee simple title to or has a leasehold interest in each of the real properties identified as owned or leased by Parent in the Parent SEC Reports or otherwise that is purported to be owned or leased by Parent or a Parent Subsidiary (collectively, the “Parent Properties”). In each case, such Parent Properties are owned or leased, as the case may be, free and clear of Encumbrances, except for (i) liens for taxes or other governmental charges, assessments or levies that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Parent (if such reserves are required by GAAP), (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required by GAAP), or that are not otherwise material, (iii) Encumbrances disclosed in the public records or in existing title policies, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, and (iv) other Encumbrances that do not, and would not reasonably be expected to, materially impair or interfere with the marketability, value or use and enjoyment of any such real property (as such property is currently being used or, with respect to any development properties, intended to be used).
(b)   Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened in writing with respect to any of Parent Properties, that would interfere in any material manner with the current use of the Parent Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the operations of such Parent Properties (assuming its continued use in the manner it is currently operated), or (ii) any Laws, including any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation has been violated (and remains in violation) for any Parent Property (other than violations of any zoning regulation or ordinance resulting from a change to such zoning regulation or ordinance which render such Parent Property legally non-conforming pursuant to such zoning regulations or ordinances), which have not been cured, contested in good faith or which violations would individually, or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.
(c)   Except as would not have, and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and except for any statutory rights or options to occupy or purchase any Parent Property in favor of a Governmental Authority, neither Parent nor any of the Parent Subsidiaries has granted any unexpired option agreements, rights of first offer or rights of first refusal with respect to the purchase of a Parent Property or any portion thereof or any other unexpired rights in favor of any Persons to purchase or otherwise acquire a Parent Property or any portion thereof or entered into any contract for sale or letter of intent to sell any Parent Property or any portion thereof.
(d)   To Parent’s Knowledge, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.
(e)   With respect to any real property which, as of the date of this Agreement, is under ground-up development by Parent or any Parent Subsidiary (each, a “Parent Development Property,” and, collectively, the “Parent Development Properties”), there are no defaults under any of the Parent Development Contracts which, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. Parent or the Parent Subsidiaries have obtained any and all material approvals, consents and authorizations to initiate and complete the contemplated development, redevelopment or constructions of the Parent Development Properties as currently contemplated.
Section 5.12   Environmental Matters.
(a)   Parent and the Parent Subsidiaries (i) are in compliance with all Environmental Laws, and (ii) are in compliance with their respective Environmental Permits, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Neither Parent nor any Parent Subsidiary has received any written notice alleging that Parent or any Parent Subsidiary may be in violation of, or have liability under, any Environmental Law, the subject of which remains unresolved, except as such violation or liability has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that, in each case, would be reasonably likely to result in material liability for Parent or any Parent Subsidiary.
(d)   Since January 1, 2019, neither Parent nor any Parent Subsidiary has (i) contractually assumed any material liability of another Person under any Environmental Law or (ii) released Hazardous Materials on any real property owned, leased or operated by Parent or the Parent Subsidiaries, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(e)   Notwithstanding any other provision of this Agreement, this Section 5.12 contains the exclusive representations and warranties of the Parent Parties with respect to Environmental Laws, Hazardous Materials or other environmental matters.
Section 5.13   No Brokers.   No broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in each case from the Company or any of the Company Subsidiaries in connection with this Agreement or the Mergers in each case based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.14   Opinion of Financial Advisor.   Goldman Sachs & Co. LLC (“Goldman Sachs”), a financial advisor to Parent, rendered to the Parent Board its oral opinion, to be subsequently confirmed by delivery of Goldman Sachs’ written opinion, that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to Parent. A true and complete copy of such opinion will be provided to the Company by Parent solely for informational purposes within one (1) Business Day after the date of this Agreement.
Section 5.15   Vote Required.   The affirmative vote of the holders of a majority of the votes cast on the approval of the Parent Common Stock Issuance is the only vote of the holders of any class or series of shares of capital stock or other equity or voting interests of Parent necessary to approve this Agreement, the Parent Common Stock Issuance and the other transactions contemplated by this Agreement (the “Parent Stockholder Approval”). Parent, as a limited partner and as the sole general partner of the Parent OP has approved this Agreement and the Partnership Merger, and such approval is the only approval necessary for the approval of this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement by, or on behalf of, Parent OP.
Section 5.16   Parent Material Contracts.
(a)   The Parent SEC Reports set forth a true, correct and complete list of all Parent Material Contracts as of the date hereof. Each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto, and, to Parent’s Knowledge, on each other Person party thereto, and is in full force and effect except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
(b)   None of Parent or any Parent Subsidiary is, and, to Parent’s Knowledge, no other party to a Parent Material Contract is in violation of, or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary has received written, or to Parent’s Knowledge, oral notice of any material violation of, or material default under, any Parent Material Contract.
Section 5.17   Related Party Transactions.   From January 1, 2019 through the date of this Agreement, there have been no transactions or contracts between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC that have not been so reported.
Section 5.18   Insurance.   Parent and the Parent Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent (taking into account the cost and availability of such insurance) and which Parent believes are adequate for the operation of its business and the protection of its assets. There is no claim by Parent or any Parent Subsidiary pending under any such insurance policies which (a) has been denied or disputed by the insurer and (b) would have, or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, Parent and the Parent Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and no written notice of cancelation or termination has been received by Parent with respect to any such insurance policy other than in connection with ordinary course renewals.
Section 5.19   Information Supplied.   None of the information supplied or to be supplied by or on behalf of the Parent Parties for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus will (a) in the case of the Form S-4, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Proxy Statement/Prospectus, on the date such Proxy Statement/Prospectus is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholder Meeting or the Parent Stockholder Meeting or at the time that the Form S-4 is declared effective or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. At each of the times described in the preceding sentence, the Form S-4 and the Proxy Statement/Prospectus will (with respect to Parent, its directors and officers and the Parent Subsidiaries) comply as to form in all material respects with the applicable requirements of any Securities Laws. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not supplied by or on behalf of the Parent Parties.
Section 5.20   Investment Company Act.   None of Parent or any Parent Subsidiary is required to be registered under the Investment Company Act.
Section 5.21   Takeover Statute.   Each of the Parent Parties has taken such actions and votes as are necessary on its part to render the provisions of any Takeover Statute inapplicable to this Agreement, the Mergers and the other transactions contemplated by this Agreement.
Section 5.22   Activities of Prologis Merger Sub and Prologis OP Merger Sub.   Each of Prologis Merger Sub and Prologis OP Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Each of Prologis Merger Sub and Prologis OP Merger Sub has engaged in no other business activities, has no liabilities or obligations, other than those incident to its formation and incurred pursuant to this Agreement, and has conducted its operations only as contemplated hereby.
Section 5.23   No Other Representations or Warranties.   The Parent Parties acknowledge that, except for the representations and warranties made by the Company and the Partnership in Article IV, neither the Company, the Partnership nor any of their respective Representatives makes any representations or warranties, and the Company and the Partnership hereby disclaim any other representations or warranties, with respect to the Company, the Partnership, the Company Subsidiaries, or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company and the Partnership, notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation or other information with respect to any one or more of the foregoing.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGERS
Section 6.1   Conduct of Business by the Company.   During the period from the date of this Agreement until the earlier to occur of the Company Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except to the extent required by Law, as otherwise expressly required or permitted by this Agreement or as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company Parties shall use their commercially reasonable efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to, (x) carry on their respective businesses in all material respects in the ordinary course, consistent with past practice, and (y) (1) maintain its material assets and properties in their current condition (normal wear and tear excepted), (2) preserve intact in all material respects their present business organizations, ongoing businesses and significant business relationships, (3) keep available the services of their present officers, and (4) preserve the Company’s status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, none of the Company Parties or any of the Company Subsidiaries will (and the Company Parties will cause the Company Subsidiaries not to), during the Interim Period, except to the extent required by Law, as otherwise expressly required or permitted by this Agreement or as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)   split, combine, reclassify or subdivide any shares of capital stock, units or other equity or voting securities or ownership interests of any Company Party or any Company Subsidiary (other than a wholly owned Company Subsidiary);
(b)   declare, set aside or pay any dividend on, or make any other distributions (whether in cash, shares or property or otherwise) in respect of, any shares of capital stock of the Company, any units of the Partnership or other equity or voting securities or ownership interests in the Company or any Company Subsidiary, except for: (i) the declaration and payment by the Company of dividends in accordance with Section 7.17; (ii) the regular distributions that are required to be made in respect of the Partnership OP Units in connection with any permitted dividends paid on the Company Common Stock in accordance with the Partnership Agreement; (iii) dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company, the Partnership or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company; (iv) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company in accordance with the requirements of the organizational documents of such Company Subsidiary; and (v) distributions to the extent required for the Company to maintain its status as a REIT under the Code or to avoid or reduce the incurrence of any entity-level income or excise Taxes by the Company;
(c)   except for (i) transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, (ii) issuances of shares of Company Common Stock upon the exercise or settlement of any Company Equity Award, in each case, that is outstanding as of the date of this Agreement or (iii) exchanges of Partnership OP Units or Partnership LTIP Units for shares of Company Common Stock, in accordance with the Partnership Agreement, authorize for issuance, issue, sell or grant, or agree or commit to issue, sell or grant (whether through the issuance or granting of options, warrants, convertible securities, voting securities, commitments, subscriptions, rights to purchase or otherwise), any shares, units or other equity or voting interests or capital stock of any class or any other securities or equity equivalents (including Company Equity Awards and “phantom” stock rights or stock appreciation rights) of the Company or any Company Subsidiaries;
(d)   purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity or voting interests of any Company Party or a Company Subsidiary, other than (i) the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to outstanding Company Equity Awards, (ii) the redemption or purchase of Partnership OP Units to the extent required under the terms of the Partnership Agreement, or (iii) in connection with the redemption or repurchase by a wholly owned Company Subsidiary of its own securities (but solely to the extent such securities or equity equivalents are owned by the Company or a wholly owned Company Subsidiary);
(e)   acquire or agree to acquire any corporation, partnership, joint venture, other business organization or any division or material amount of assets thereof, real property or personal property, except acquisitions at a total cost of less than $75,000,000 in the aggregate;
(f)   sell, assign, transfer or dispose of, or effect a deed in lieu of foreclosure with respect to any Company Property (or real property that if owned by the Company or any Company Subsidiaries on the date of this Agreement would be a Company Property) or any other material assets, or place or permit any Encumbrance thereupon (whether by asset acquisition, stock acquisition or otherwise, including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner), except sales, transfers or other such dispositions of any Company Property or any other material assets that do not exceed $20,000,000 in the aggregate;
(g)   for any Company Development Properties, or for any other real property of the Company under development on the date hereof for which site work has commenced, or for projects currently in the planning stages, (i) expend or incur any amount, or (ii) enter into, amend, modify or terminate any Company Development Contracts which are Company Material Contracts, except (A) as contemplated by any existing Company Development Contract or (B) up to $50,000,000 in the aggregate in excess of the amounts set forth in clause (A);

(h)   (i) incur, create, assume, refinance, replace or prepay any amount of Indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for, any Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under the Company Credit Facility (whether drawn or undrawn as of the date hereof) or other similar lines of credit in existence as of the date hereof in the ordinary course of business for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)), (B) Indebtedness incurred under existing construction loan facilities with respect to ongoing construction projects by the Company or any Company Subsidiary, (C) refinancing of any existing Indebtedness, including the replacement or renewal of any letters of credit (provided, that (x) the terms of such new Indebtedness allow for prepayment at any time and do not include any make-whole, yield maintenance or any other penalties upon prepayment and the principal amount, (y) the terms of such new Indebtedness shall not in the aggregate, for each separate instrument of Indebtedness, be materially more onerous on the Company compared to the existing Indebtedness and (z) the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing), (D) any additional Indebtedness in an amount that, in the aggregate, does not exceed $50,000,000 (provided, that (x) the terms of such new Indebtedness allow for prepayment at any time and do not include any make-whole, yield maintenance or any other penalties upon prepayment and the principal amount, and (y) the terms of such new Indebtedness shall not in the aggregate, for each separate instrument of Indebtedness, be materially more onerous on the Company compared to the existing Indebtedness), (E) inter-company Indebtedness among the Company and any wholly owned Company Subsidiaries or (F) any surety bonds not exceeding $5,000,000 individually or $50,000,000 in the aggregate, which, in the case of each of clauses (A) through (F), do not prohibit or limit the transactions contemplated by this Agreement and do not include any termination, default or payment related to the transactions contemplated by this Agreement; or (ii) issue or sell debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of another Person;
(i)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, trustees, Affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, enter into any “keep well” or other similar arrangement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of the foregoing other than (i) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, (ii) loans or advances required to be made under any of the existing Company Leases or ground leases pursuant to which any Third Party is a lessee or sublessee on any Company Property, (iii) loans or advances required to be made under any existing joint venture arrangement to which the Company or a Company Subsidiary is a party and that are set forth on Section 6.1(i) of the Company Disclosure Schedule and that have been made available to Parent, or (iv) as contractually required by any Company Material Contract in effect on the date hereof that has been made available to Parent;
(j)   subject to Section 7.10, other than as expressly permitted by this Section 6.1, waive, release, assign, settle or compromise any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), directly or indirectly, other than waivers, releases, assignments, settlements or compromises that (i) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $5,000,000 individually or $50,000,000 in the aggregate, (ii) do not involve the imposition of any material injunctive relief against the Company or any Company Subsidiary, (iii) do not provide for any admission of liability by the Company or any of the Company Subsidiaries, other than liability that is immaterial in nature and does not involve any admission of criminal or fraudulent conduct, and (iv) with respect to any legal Action involving any present, former or purported holder or group of holders of shares of Company Common Stock or Partnership OP Units, are in accordance with Section 7.10;
(k)   fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2021, except as required by a change in GAAP or in applicable Law, or make any change other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;
(l)   enter into any new line of business;
(m)   fail to timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules or regulations;
(n)   enter into any joint venture, partnership or new funds or other similar agreement;
(o)   except (i) as required by applicable Law, (ii) as required by the terms of any Company Employee Program as in effect on the date hereof, (iii) as otherwise set forth in Section 6.1(o) of the Company Disclosure Schedule, or (iv) as required by any other provision of this Agreement, (A) hire any officer (with a title of vice president or higher) of the Company or promote or appoint any Person to a position of officer (with a title of vice president or higher) of the Company (other than to replace any officer that departs after the date of this Agreement), (B) increase in any manner the amount, rate or terms of compensation or benefits of any current or former trustees, officers or employees of the Company or any Company Subsidiary, (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other Company Employee Program, (D) accelerate the vesting or payment of any award under the Company Equity Incentive Plans or of any other compensation or benefits to any current or former trustees, officers or employees of the Company or any Company Subsidiary, (E) grant any equity or equity-based compensation awards under the Company Equity Incentive Plans or otherwise or grant any bonus, incentive, performance or other compensation plan or arrangement, or (F) fund (including through a grantor trust) or otherwise secure the payment of any compensation or benefits under any Company Employee Program;
(p)   except to the extent required to comply with its obligations hereunder or with applicable Law, amend or propose to amend (i) the Company Charter or Company Bylaws, (ii) the Partnership Agreement or Certificate of Formation, or (iii) such equivalent organizational or governing documents of any Company Subsidiary material to the Company and the Company Subsidiaries, considered as a whole, if such amendment, in the case of this clause (iii), would be adverse to the Company or Parent;
(q)   adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiaries or adopt resolutions providing for or authorizing such merger, liquidation dissolution, consolidation, restructuring, recapitalization or reorganization (other than the Mergers), except in connection with any acquisitions conducted by Company Subsidiaries to the extent permitted pursuant to Section 6.1(e) and in a manner that would not reasonably be expected (i) to be materially adverse to the Company or Parent or (ii) prevent or impair the ability of the Company Parties to consummate the Mergers;
(r)   amend any term of any outstanding shares of capital stock or other equity or voting security of the Company or any Company Subsidiary;
(s)   enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would constitute a Company Material Contract), except (i) as expressly permitted by this Section 6.1, (ii) any termination or renewal in accordance with the terms of any existing Company Material Contract, (iii) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not materially increase the principal amount thereunder or otherwise materially adversely affect the Company, any Company Subsidiary or Parent or any Parent Subsidiary, (iv) the entry into any commercial leases in the ordinary course of business consistent with past practice or (v) in connection with change orders related to any construction, development, redevelopment or capital expenditure projects that either (A) do not materially increase the cost of any such project, or (B) are otherwise permitted pursuant to this Section 6.1;

(t)   enter into any agreement that would limit or otherwise restrict (or purport to limit or otherwise restrict) the Company or any of the Company Subsidiaries or any of their successors from engaging or competing in any line of business or owning property in, whether or not restricted to, any geographic area;
(u)   make or commit to make any capital expenditures except (i) pursuant to the Company’s budget provided to Parent prior to the date of this Agreement, (ii) capital expenditures for tenant improvements in connection with new Company Leases, (iii) capital expenditures necessary to repair any casualty losses in an amount up to $10,000,000 in the aggregate or to the extent such losses are covered by existing insurance, and (iv) capital expenditures in the ordinary course of business consistent with past practice necessary to comply with applicable Law or to repair or prevent damage to any of the Company Properties or as is necessary in the event of an emergency situation, after prior notice to Parent (provided, that if the nature of such emergency renders prior notice to Parent impracticable, the Company shall provide notice to Parent as promptly as reasonably practicable after making such capital expenditure);
(v)   take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (i) the Company to fail to qualify as a REIT, or (ii) any Company Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(w)   enter into or modify in a manner adverse to the Company or Parent or their respective Subsidiaries any Tax Protection Agreement applicable to the Company or any Company Subsidiary (a “Company Tax Protection Agreement”), make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file any federal income Tax Return (except to the extent prepared in a manner in accordance with past practice, except as required by applicable Law) or amend any material income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (i) to the extent required by Law or (ii) to the extent necessary (A) to preserve the Company’s qualification as a REIT under the Code or (B) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(x)   take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(y)   permit any insurance policy naming the Company or any of its Subsidiaries or directors or officers as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy; provided, however, that, with respect to any renewal of any such policy, the Company shall (i) use commercially reasonable efforts to obtain favorable terms with respect to the assignment or other transfer of such policy and termination fees or refunds payable pursuant to such policy and (ii) (A) provide Parent a reasonable opportunity to review and consider the terms of any such policy and (B) consider in good faith any comments Parent may provide to the Company with respect to the terms of any such policy;
(z)   except to the extent permitted by Section 7.4(d), take any action that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement; or
(aa)   authorize, or enter into any contract, agreement, commitment or arrangement to take, any of the foregoing actions.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of outside counsel to the Company, is necessary for the Company to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time, including making dividend or other distribution payments in accordance with Section 7.17 to stockholders of the Company in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or REIT under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) the Partnership from taking any action, at any time or from time to time, as the Partnership reasonably determines to be necessary to: (A) be in compliance at all times with all of its obligations under any Company Tax Protection Agreement; and (B) avoid liability for any indemnification or other payment under any Company Tax Protection Agreement.
Section 6.2   Conduct of Business by Parent.   During the Interim Period, except to the extent required by Law, as otherwise expressly required or permitted by this Agreement or as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), the Parent Parties shall use their commercially reasonable efforts to, and shall cause each of the Parent Significant Subsidiaries to use its commercially reasonable efforts to, (x) carry on their respective businesses in all material respects in ordinary course, consistent with past practice, and (y) (1) maintain its material assets and properties in their current condition (normal wear and tear excepted), (2) preserve intact in all material respects their present business organizations, ongoing businesses and significant business relationships, (3) keep available the services of their present executive officers, and (4) preserve Parent’s status as a REIT within the meaning of the Code. Without limiting the foregoing, neither the Parent Parties nor any Parent Significant Subsidiary will (and the Parent Parties will cause the Parent Significant Subsidiaries not to), during the Interim Period, except to the extent required by Law, as otherwise expressly required or permitted by this Agreement or as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):
(a)   declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock or property or otherwise) in respect of any shares of capital stock of Parent, any units of Parent OP or other equity or voting securities or ownership interests in Parent or any Parent Significant Subsidiary, except for: (i) the declaration and payment by Parent of dividends in accordance with Section 7.17; (ii) the declaration and payment by Parent of dividends pursuant to the terms of the Parent Series Q Preferred Shares; (iii) the regular distributions that are required to be made in respect of the Parent OP Units in connection with any dividends paid on the shares of the Parent Common Stock and distributions that are required to be made in respect of the Parent OP Preferred Units or Class A Convertible Common Units in accordance with the Parent Partnership Agreement; (iv) dividends or distributions, declared, set aside or paid by any Parent Significant Subsidiary to Parent or any Parent Subsidiary that is, directly or indirectly, wholly owned by Parent; (v) distributions by any Parent Significant Subsidiary that is not wholly owned, directly or indirectly, by Parent, including any Parent Subsidiary REIT, in accordance with the requirements of the Parent OP Governing Documents or the organizational documents of such Parent Significant Subsidiary, as applicable; and (vi) distributions to the extent required for Parent or any Parent Subsidiary REIT to maintain its status as a REIT under the Code or avoid or reduce the incurrence of any entity-level income or excise Taxes by Parent or such Parent Subsidiary REIT;
(b)   acquire or agree to acquire any corporation, partnership, joint venture, other business organization or any division or material amount of assets thereof or real property that, in each case, would, or would reasonably be expected to, prevent or materially impair or delay the ability of the Parent Parties to consummate the Mergers on a timely basis;
(c)   fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2021, except as required by a change in GAAP or in applicable Law, or make any change other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(d)   fail to timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules or regulations, except to the extent that such failure would not prevent or materially impair the ability of the Parent Parties to consummate the Mergers on a timely basis;
(e)   except to the extent required to comply with its obligations hereunder or with applicable Law, amend or propose to amend (i) the Parent Charter (other than any amendments necessary to effect the Mergers or the other transactions contemplated hereby) or Parent Bylaws, (ii) the Parent Partnership Agreement (other than any amendments necessary to effect the Mergers or the other transactions contemplated hereby) or Parent OP Certificate of Limited Partnership or (iii) such equivalent organizational or governing documents of any Parent Significant Subsidiary material to Parent, Parent OP and the Parent Significant Subsidiaries, considered as a whole, if such amendment, in the case of this clause (iii), would be adverse to the Company or Parent;
(f)   adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Parent, Parent OP or any Parent Significant Subsidiaries or adopt resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, restructuring, recapitalization or reorganization (other than the Mergers), except in a manner that would not reasonably be expected (i) to be materially adverse to the Company or Parent or (ii) prevent or impair the ability of the Parent Parties to consummate the Mergers on a timely basis;
(g)   take any action that would, or fail to take action, the failure of which to be taken would, reasonably be expected to cause (i) Parent or any Parent Subsidiary REIT to fail to qualify as a REIT or (ii) any Parent Significant Subsidiary other than a Parent Subsidiary REIT to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(h)   take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)   except to the extent permitted by Section 7.4(d) or as required by applicable Law, take any action that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement; or
(j)   authorize, or enter into any contract, agreement, commitment or arrangement to take, any of the foregoing actions.
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) Parent from taking any action, at any time or from time to time, that in the reasonable judgment of Parent Board, upon advice of outside counsel to Parent, is necessary for Parent or any Parent Subsidiary REIT to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time, including making dividend or other distribution payments in accordance with Section 7.17 to stockholders of Parent or such Parent Subsidiary REIT, as applicable, in accordance with this Agreement or otherwise, or to qualify or preserve the status of Parent OP and any Parent Subsidiary other than a Parent Subsidiary REIT as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) Parent OP from taking any action, at any time or from time to time, as Parent OP reasonably determines to be necessary to: (A) be in compliance at all times with all of its obligations under any Tax Protection Agreement applicable to Parent, Parent OP or any Parent Subsidiary (a “Parent Tax Protection Agreement”), and (B) avoid liability for any indemnification or other payment under any Parent Tax Protection Agreement.
Section 6.3   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give any of the Company Parties, directly or indirectly, the right to control or direct Parent’s, Parent OP’s or any Parent Subsidiary’s operations prior to the Company Merger Effective Time, and nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company or any

Company Subsidiary’s operations prior to the Company Merger Effective Time. Prior to the Company Merger Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VII
COVENANTS
Section 7.1   Preparation of the Form S-4 and the Proxy Statement/Prospectus; Company Stockholder Meeting; Parent Stockholder Meeting; Listing Application.
(a)   As soon as reasonably practicable following the date of this Agreement, (i) each of the Parties hereto shall jointly prepare, and cause to be filed with the SEC, the Form S-4 with respect to the Parent Common Stock issuable in the Company Merger, which will include the preliminary Proxy Statement/Prospectus, and (ii) Parent shall prepare and cause to be submitted to the NYSE the application and other agreements and documentation necessary for the listing of the Parent Common Stock issuable in the Company Merger on the NYSE. Each of the Parties hereto shall use its commercially reasonable efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 and the Proxy Statement/Prospectus comply in all material respects with the applicable provisions of the Exchange Act and Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Company Merger. Parent shall use its commercially reasonable efforts to have the application for the listing of the Parent Common Stock accepted by the NYSE as promptly as is practicable following submission. Each of the Parties hereto shall furnish to any other Party any and all information concerning itself, its Affiliates and the holders of its shares of capital stock as may be required or reasonably requested to be disclosed in the Form S-4 and in the Proxy Statement/Prospectus as promptly as practicable after the date hereof and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus and the preparation and filing of the NYSE listing application. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the NYSE and of any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement/Prospectus or from the NYSE for amendments or supplements to the NYSE listing application or for additional information. Each Party shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the NYSE, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC or with respect to the NYSE listing application received from the NYSE and advise the other Party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC or from the NYSE with respect to the NYSE listing application. Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement/Prospectus, and to any comments from the NYSE with respect to the NYSE listing application. Notwithstanding the foregoing, prior to (1) filing the Form S-4 or the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC, or (2) submitting the NYSE listing application to the NYSE or responding to any comments of the NYSE, each of the Company and Parent shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give reasonable and good faith consideration to any comments thereon made by the other Party or its counsel. Parent shall advise the Company, promptly after it receives notice thereof, (x) of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Company Merger for offering or sale in any jurisdiction, and Parent shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated and (y) of the time the NYSE listing application is accepted. Parent shall take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Company Merger, and the Company shall furnish to Parent all information concerning the Company and the Company’s stockholders as may be reasonably requested in connection with any such actions. Parent shall also take any other action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the New OP Units in the Partnership Merger, and the Company shall furnish all information concerning the Company, the Partnership and the holders of the Partnership OP Units as may be reasonably requested in connection with any such actions. The Parent Parties shall have the right, to the extent necessary (and following consultation with the Company), to prepare and file a Form S-4 or any other registration form under the Securities Act or Exchange Act with respect to the New OP Units (the “OP Unit Form S-4”) to be issued in connection with the Partnership Merger. The Company Parties will cooperate in the preparation of the OP Unit Form S-4 pursuant to the immediately preceding sentence. For the avoidance of doubt, in the event the Parent Parties determine to prepare and file the OP Unit Form S-4, (I) the Parent Parties shall prepare and cause to be filed with the SEC, as promptly as reasonably practicable after such determination, the OP Unit Form S-4, and (II) all references in this Agreement to “Form S-4” (including this Section 7.1 and Section 8.1(d)) shall be deemed to refer to the Form S-4 and the OP Unit Form S-4, collectively.
(b)   If, at any time prior to the receipt of the Company Stockholder Approval and the Parent Stockholder Approval, any event occurs with respect to the Company, any Company Subsidiary or Parent or any of the Parent Subsidiaries, or any change occurs with respect to other information to be included in the Form S-4 or the Proxy Statement/Prospectus, which is required to be described in an amendment of, or a supplement to, the Form S-4 or the Proxy Statement/Prospectus, the Company or Parent, as the case may be, shall promptly notify the other Party of such event and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form S-4.
(c)   As promptly as practicable following the date on which the Form S-4 is declared effective under the Securities Act, (i) the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company’s stockholders for the purpose of seeking the Company Stockholder Approval (together with any adjournments or postponements thereof, the “Company Stockholder Meeting”) and (ii) Parent shall establish a record date for, duly call, give notice of, convene and hold a meeting of Parent’s stockholders for the purpose of seeking the Parent Stockholder Approval (together with any adjournments or postponements thereof, the “Parent Stockholder Meeting”). Each of Parent and the Company shall cooperate and use their reasonable best efforts to cause the Parent Stockholder Meeting and the Company Stockholder Meeting to be held on the same date and as soon as reasonably practicable after the date of this Agreement. Each of the Company and Parent shall cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and the stockholders of Parent entitled to vote at the Parent Stockholder Meeting, as applicable, and to hold the Company Stockholder Meeting and the Parent Stockholder Meeting, as applicable, as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company Recommendation and the Parent Recommendation shall be included in the Proxy Statement/Prospectus and each of the Company and Parent, respectively, shall use its reasonable best efforts to obtain the Company Stockholder Approval and the Parent Stockholder Approval, respectively, unless a Change in Company Recommendation or a Change in Parent Recommendation, respectively, has occurred in compliance with Section 7.4(b)(iv) or Section 7.4(b)(v), as applicable. Notwithstanding the foregoing provisions of this Section 7.1(c), (i) if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall make one or more successive postponements or adjournments of the Company Stockholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the approval of this Agreement; provided, that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law) without the consent of Parent and (ii) if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall make one or more successive postponements or adjournments of the Parent

Stockholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the approval of the Parent Common Stock Issuance; provided, that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law) without the consent of the Company.
Section 7.2   Other Filings.   In connection with and without limiting the obligations under Section 7.1, as soon as practicable following the date of this Agreement, the Company Parties and the Parent Parties each shall (or shall cause their applicable Subsidiaries to) use their commercially reasonable efforts to properly prepare and file any other filings required under the Exchange Act or any other Law relating to the Mergers (collectively, the “Other Filings”). Each of the Parties shall (and shall cause their Affiliates to) promptly notify the other Parties of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Authority or official, and each of the Parties shall supply the other Parties with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings, except, in each case, that confidential competitively sensitive business information may be redacted from such exchanges. Each of the Parties shall promptly obtain and furnish the other Parties with (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Authority and which the applicable producing Party reasonably deems appropriate to produce to such Governmental Authority; provided that the Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.2 as “outside counsel only” (in which case such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, trustees or directors of the recipient without the advance written consent of the Party providing such materials). Without limiting the foregoing, each Party shall (i) use its commercially reasonable efforts to respond as promptly as practicable to any request by the SEC or any other Governmental Authority or official for information, documents or other materials in connection with the review of the Other Filings or the transactions contemplated hereby; and (ii) provide to the other Party, and permit the other Party to review and comment in advance of submission, all proposed correspondence, filings, and written communications to the SEC or any other Governmental Authority or official with respect to the transactions contemplated hereby. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.
Section 7.3   Additional Agreements.   Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to the Company’s and its directors’ and Parent’s and its directors’, as applicable, right and duty to act in a manner consistent with their duties, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Mergers and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary or as reasonably determined by Parent and the Company advisable consents, approvals, orders, exemptions, waivers and authorizations by or from (or to give any notice to) any public or private third party, including any that are required to be obtained or made under any Law or any contract, agreement or instrument to which the Company or any Company Subsidiary or Parent, Parent OP or any Parent Subsidiary, as applicable, is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Mergers, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Authority, and to use its commercially reasonable efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Mergers.

Section 7.4   Acquisition Proposals; Changes in Recommendation.
(a)   Except as expressly provided in this Section 7.4, from and after the date hereof, each of Parent and the Company shall not, shall cause its respective Subsidiaries and its and their respective officers and directors not to, and shall instruct and use its reasonable best efforts to cause its and its respective Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries, indications of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide any nonpublic information or data to any Person relating to, an Acquisition Proposal or any inquiries, proposals, indications of interest or offers that constitute, or would reasonably be expected to lead to an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement relating to any Acquisition Proposal (an “Acquisition Agreement”), or (iv) propose or agree to do any of the foregoing. For the avoidance of doubt, this Section 7.4(a) shall not prohibit Parent, the Company or their respective Representatives from informing any Third Party of the terms of this Section 7.4 and referring such Third Party to any publicly-available copy of this Agreement.
(b)   (i)   Notwithstanding anything in this Agreement to the contrary, each of the Parent Board and the Company Board shall be permitted to take the following actions, prior to the Parent Stockholder Meeting or the Company Stockholder Meeting, respectively, in response to an unsolicited bona fide written Acquisition Proposal (as applicable) by a Person made to it after the date of this Agreement (provided that the Acquisition Proposal by such Person did not result from a breach of Section 7.4(a) or Section 7.4(c) by Parent, its Subsidiaries or its or their respective Representatives or the Company, its Subsidiaries or its or their respective Representatives, respectively and as applicable) and which the Parent Board or the Company Board, as applicable, concludes in good faith (after consultation with its outside legal counsel and its financial advisors) either constitutes or could reasonably be expected to lead to a Superior Proposal (as applicable), if the Parent Board or the Company Board, as applicable, concludes in good faith (after consultation with its outside legal counsel) that failure to do so would reasonably be expected to be inconsistent with their duties as members of the Parent Board or the Company Board, as applicable, under applicable Law: (A) engage in discussions and negotiations regarding such Acquisition Proposal with the Person who made such Acquisition Proposal, and (B) provide any nonpublic information or data to the Person who made such Acquisition Proposal after entering into an Acceptable Confidentiality Agreement with such Person; provided, however, that, prior to taking any of the actions described in the immediately preceding clause (A) and clause (B), Parent or the Company, as applicable, must comply with its obligations under Section 7.4(b)(ii) with respect to such Acquisition Proposal and must notify the Company or Parent, respectively and as applicable, that it intends to take such action with respect to such Acquisition Proposal. Each of Parent and the Company shall provide the other Party with a copy of any nonpublic information or data provided to the Person who made such Acquisition Proposal prior to or simultaneously with furnishing such information to such Person to the extent such nonpublic information or data has not been previously provided to the other Party, as applicable. For purposes of this Section 7.4(b), an “Acceptable Confidentiality Agreement” means, as applicable, a confidentiality agreement between Parent or the Company, on the one hand, and a counterparty, on the other hand, having confidentiality and use provisions that are no more favorable as a whole to such counterparty than those contained in the Confidentiality Agreement with respect to the Company or Parent, as applicable, and which agreement does not prohibit the Company from complying with its obligations under this Agreement; provided, however, that such confidentiality agreement shall not contain any standstill.
(ii)   Each of Parent and the Company shall promptly (but in no event later than thirty-six (36) hours) notify the Company or Parent, respectively and as applicable, orally, and promptly thereafter in writing, of the receipt by Parent, Parent OP, the Parent Board or any of their respective Representatives, in the case of Parent, or the Company, the Partnership, the Company Board or any of their respective Representatives, in the case of the Company, of any inquiry, proposal, indication of interest or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Such notice shall indicate the identity of the Person making such inquiry, proposal, indication of interest or offer, and the material terms and conditions of, such inquiry, proposal, indication of interest or offer (including a copy thereof if in writing and any material documentation or correspondence that sets forth any such terms). Each of Parent and the Company shall (A) promptly (but in no event later than thirty-six (36) hours) notify the other Party, as applicable, orally and promptly thereafter in writing, of any changes or modifications to the material terms of the Acquisition Proposal and (B) keep the other Party, as applicable, reasonably informed on a reasonably current basis regarding material developments, discussions and negotiations concerning any such Acquisition Proposal.
(iii)   Except as provided in Section 7.4(b)(iv) or Section 7.4(b)(v), neither the Parent Board, the Company Board nor any committee thereof shall (A) withhold or withdraw, or qualify or modify in any manner adverse to the Company Parties, the Parent Recommendation, or to the Parent Parties, the Company Recommendation, as applicable, (B) adopt, approve or recommend any Acquisition Proposal (or any transaction or series of related transactions included within the definition of an Acquisition Proposal), (C) fail to include the Parent Recommendation or the Company Recommendation, as applicable, in the Proxy Statement/Prospectus, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D promulgated under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the other Party so requests in writing, (E) if an Acquisition Proposal or any material modification thereof is made public or is otherwise sent to the holders of shares of Parent Common Stock or Company Common Stock, as applicable, fail to issue a press release or other public communication that reaffirms the Parent Recommendation or the Company Recommendation, as applicable, within ten (10) Business Days after the other Party so requests in writing, (F) authorize, cause or permit Parent or the Company, as applicable, or any of its respective Affiliates to enter into any Acquisition Agreement (other than an Acceptable Confidentiality Agreement in accordance with Section 7.4(b)(i)), or (G) propose, resolve or agree to take any action set forth in the foregoing clauses (A) through (F) (any such action set forth in this Section 7.4(b)(iii) with respect to the Company Recommendation, a “Change in Company Recommendation” and with respect to the Parent Recommendation, a “Change in Parent Recommendation”).
(iv)   Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, (x) at any time prior to the receipt of the Parent Stockholder Approval, the Parent Board may make a Change in Parent Recommendation and (y) at any time prior to the receipt of the Company Stockholder Approval, the Company Board may make a Change in Company Recommendation and/or terminate this Agreement pursuant to Section 9.1(e), in each case of clauses (x) and (y) (as applicable), if and only if (A) an unsolicited bona fide written Acquisition Proposal (provided that the Acquisition Proposal did not result from a breach of Section 7.4(a) or Section 7.4(c) by Parent, its Subsidiaries or its or their respective Representatives or the Company, its Subsidiaries or its or their respective Representatives, respectively and as applicable) is made to Parent or the Company, as applicable, and is not withdrawn, (B) the Parent Board or the Company Board, as applicable, has concluded in good faith (after consultation with its outside legal counsel and its financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Parent Board or the Company Board, as applicable, has concluded in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to be inconsistent with their duties as members of the Parent Board or the Company Board, as applicable, under applicable Law, (D) four (4) Business Days (the “Notice Period”) shall have elapsed since Parent or the Company, as applicable, has given written notice to the other Party advising the other Party that Parent or the Company, as applicable, intends to take such action and specifying in reasonable detail the reasons therefor, including the material terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Superior Proposal Notice”), which Superior Proposal Notice shall not, in and of itself, be deemed a Change in Parent Recommendation or a Change in Company Recommendation, as applicable, for any purpose of this Agreement, (E) during such Notice Period, Parent or the Company, as applicable, has considered and, if requested by the other Party, engaged and caused its Representatives to engage in good faith discussions with the other Party regarding any adjustment or modification of the terms of this Agreement proposed by the other Party, and (F) the Parent

Board or the Company Board, as applicable, following such Notice Period, again concludes in good faith (after consultation with its outside legal counsel and its financial advisors and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by the other Party) that the failure to do so would reasonably be expected to be inconsistent with their duties as members of the Parent Board or the Company Board, as applicable, under applicable Law and that such Acquisition Proposal continues to constitute a Superior Proposal; provided, however, that (1) if, during the Notice Period, any material revisions are made to the Superior Proposal (it being understood that a material revision shall include any change in the purchase price or form of consideration in such Superior Proposal), the Parent Board or the Company Board, as applicable, shall give a new Superior Proposal Notice to the other Party prior to the expiration of the Notice Period and shall comply in all respects with the requirements of this Section 7.4(b)(iv) and the Notice Period shall thereafter expire on the third (3rd) Business Day immediately following the date of the delivery of such new Superior Proposal Notice (provided that the delivery of a new Superior Proposal Notice shall in no event shorten the four (4) Business Day duration applicable to the initial Notice Period) and (2) in the event the Parent Board or the Company Board, as applicable, does not determine in accordance with the immediately preceding clause (F) that such Acquisition Proposal constitutes a Superior Proposal, but thereafter determines to make a Change in Parent Recommendation or a Change in Company Recommendation, as applicable, pursuant to this Section 7.4 or (with respect to the Company and the Company Board only) terminate this Agreement pursuant to Section 9.1(e) with respect to an Acquisition Proposal (whether from the same or different Person), the foregoing procedures and requirements referred to in this Section 7.4(b)(iv) shall apply anew prior to the taking of any such actions.
(v)   Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to an Acquisition Proposal, (I) at any time prior to the receipt of the Company Stockholder Approval, the Company Board may make a Change in Company Recommendation (but only as set forth in clauses (A) or (C) or, to the extent related to clauses (A) or (C), clause (G) of Section 7.4(b)(iii)) and (II) at any time prior to the receipt of the Parent Stockholder Approval, the Parent Board may make a Change in Parent Recommendation (but only as set forth in clauses (A) or (C) or, to the extent related to clauses (A) or (C), clause (G) of Section 7.4(b)(iii)), as applicable, if and only if (A) an Intervening Event has occurred with respect to the Company or the Company Subsidiaries or with respect to Parent or the Parent Subsidiaries, respectively and as applicable, (B) the Company Board or the Parent Board, as applicable, has concluded in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to be inconsistent with their duties as members of the Company Board or Parent Board, as applicable, under applicable Law, (C) four (4) Business Days (the “Intervening Event Notice Period”) shall have elapsed since the applicable Party has given written notice (which written notice shall not, in and of itself, be deemed a Change in Company Recommendation or Change in Parent Recommendation, as applicable, for any purpose of this Agreement) to the other Party advising that such Party intends to take such action and specifying in reasonable detail the reasons therefor, (D) during such Intervening Event Notice Period, such Party has considered and, if requested by the other Party, engaged and caused its Representatives to engage in good faith discussions with such other Party, regarding any adjustment or modification of the terms of this Agreement proposed by such other Party, and (E) the Company Board or the Parent Board, as applicable, following such Intervening Event Notice Period, again concludes in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that failure to do so would reasonably be expected to be inconsistent with their duties as members of the Company Board or Parent Board, as applicable, under applicable Law; provided, however, that in the event the Company Board or the Parent Board, as applicable does not make such a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, following such Intervening Event Notice Period, but thereafter determines to make such a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, pursuant to this Section 7.4(b)(v) in circumstances not involving an Acquisition Proposal, the foregoing procedures and requirements referred to in this Section 7.4(b)(v) shall apply anew prior to the taking of any such actions.

(vi)   Nothing contained in this Section 7.4 shall prohibit Parent or the Company from (A) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (B) making any other disclosure to its stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal that the Parent Board or the Company Board, as applicable, reasonably determines (after consultation with its outside counsel) is required by applicable Law or (C) issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that any such disclosure that addresses the approval, recommendation or declaration of advisability by the Parent Board or the Company Board, as applicable, with respect to this Agreement or an Acquisition Proposal shall be deemed to be a change in Parent Recommendation or a Change in Company Recommendation, as applicable, unless the Parent Board or the Company Board, as applicable, in connection with such communication publicly states that the Parent Recommendation or the Company Recommendation, as applicable, has not changed or refers to the prior recommendation of Parent or the Company, as applicable, without disclosing any Change in Parent Recommendation or Change in Company Recommendation, as applicable. For the avoidance of doubt, neither the Parent Board nor the Company Board may make a Change in Parent Recommendation or a Change in Company Recommendation, as applicable, unless in compliance with Section 7.4(b)(iv) or Section 7.4(b)(v).
(c)   Upon execution of this Agreement, each of Parent and the Company agrees that it will and will cause its Subsidiaries, and its and their Representatives to, (i) cease immediately and terminate any and all existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any Acquisition Proposal, (ii) terminate any such Third Party’s access to any physical or electronic data rooms and (iii) request that any such Third Party and its Representatives (A) destroy or return all confidential information concerning such Party or its Subsidiaries furnished by or on behalf of such Party or any of its Subsidiaries and (B) destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such confidential information, in the case of the foregoing clauses (ii) and (iii), to the extent required by and in accordance with the terms of the applicable confidentiality agreement between such Party or any of its Subsidiaries and such Person. Each of Parent and the Company agrees that it will promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 7.4. Any violation of the restrictions set forth in this Section 7.4 by any officer, director or investment banker of such Party or any of its Subsidiaries shall be deemed to be a breach of this Section 7.4 by such Party for purposes of this Agreement.
(d)   Notwithstanding any Change in Company Recommendation, unless such Change in Company Recommendation is with respect to a Superior Proposal and this Agreement is terminated pursuant to Section 9.1(e), the Company shall cause the approval of this Agreement to be submitted to a vote of its stockholders at the Company Stockholder Meeting. Notwithstanding any Change in Parent Recommendation, Parent shall cause the approval of the Parent Common Stock Issuance to be submitted to a vote of its stockholders at the Parent Stockholder Meeting.
(e)   Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), approval of this Agreement is the only matter, other than any say-on-golden parachute vote that may be required pursuant to Section 14A(b)(2) of the Exchange Act and Rule 14a-21(c) thereunder and a proposal to approve the adjournment of the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies, in the event there are not sufficient votes at the time of the Company Stockholder Meeting to obtain the Company Stockholder Approval, that the Company shall propose to be acted on by its stockholders at the Company Stockholder Meeting. Without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), approval of Parent Common Stock Issuance is the only matter, other than a proposal to approve the adjournment of the Parent Stockholder Meeting, if necessary or appropriate, to solicit additional proxies, in the event there are not sufficient votes at the time of the Parent Stockholder Meeting to obtain the Parent Stockholder Approval, that Parent shall propose to be acted on by its stockholders at the Parent Stockholder Meeting.

(f)   Neither Parent nor the Company shall submit to the vote of its stockholders any Acquisition Proposal other than the Mergers prior to the termination of this Agreement. In addition, except as part of a Change in Parent Recommendation otherwise permitted under this Section 7.4, prior to the termination of this Agreement, neither Parent nor any of its Subsidiaries shall file a proxy statement (including in preliminary form) with respect to, or publicly announce the entry into a definitive agreement providing for, an Acquisition Proposal (excluding the effects of clause (2) of such definition for purposes of this sentence) if such Acquisition Proposal would require a vote of Parent’s stockholders in connection with such Acquisition Proposal (it being understood that nothing in this sentence is intended to modify the rights and obligations of the Parties under Section 6.2, Section 7.1 or Section 7.4).
Section 7.5   Directors’ and Officers’ Indemnification.
(a)   From and after the Company Merger Effective Time, Parent (the “Indemnifying Party”) shall (or shall cause Parent OP to), for a period of six (6) years from the Company Merger Effective Time: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or is during any of the period from the date hereof until the Company Merger Effective Time, serving as a manager, director, officer, trustee or fiduciary of the Company or any of the Company Subsidiaries and acting in such capacity (collectively, the “Indemnified Parties”) to the fullest extent that an Indiana corporation is permitted to indemnify and hold harmless its own such Persons under the applicable Laws of the State of Indiana, as now or hereafter in effect, in connection with any Claim with respect to matters occurring on or before the Company Merger Effective Time and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or advance to each of the Indemnified Parties, to the fullest extent that an Indiana corporation is permitted to indemnify and hold harmless its own such Persons under the applicable Laws of the State of Indiana, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to Parent’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Laws or any of the Company Governing Documents that such Indemnified Party is not entitled to be indemnified; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Company Merger Effective Time, any Indemnified Party delivers to Parent a written notice asserting that indemnification is required in accordance with this Section 7.5 with respect to a Claim, then the provisions for indemnification contained in this Section 7.5 with respect to such Claim shall survive the sixth (6th) anniversary of the Company Merger Effective Time and shall continue to apply until such time as such Claim is fully and finally resolved. The Indemnifying Party shall not settle, compromise or consent to the entry of any judgment in, or seek termination with respect to, any actual or threatened Claim in respect of which indemnification may be sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Parties from all liability arising out of such Claim. No Indemnified Party shall be liable for any amounts paid in any settlement effected without its prior express written consent. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in, or seek termination with respect to, any actual or threatened Claim in respect of which indemnification may be sought by an Indemnified Party hereunder without the prior written consent of the Indemnifying Party (such consent shall not be unreasonably withheld).
(b)   Without limiting the foregoing, each of the Parent Parties agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time now existing in favor of the current or former directors, officers, trustees, agents or fiduciaries of the Company or any of the Company Subsidiaries as provided in the Company Governing Documents and indemnification or similar agreements of the Company shall survive the Company Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or modified in a manner adverse to the Indemnified parties, for a period of six (6) years following the Company Merger Effective Time; provided that if, at any time prior to the sixth (6th) anniversary of the Company Merger Effective Time, any Indemnified Party delivers to Parent a written notice asserting that indemnification is required in accordance with this Section 7.5 with respect to a Claim, then the provisions for indemnification contained in this Section 7.5 with respect to such Claim shall survive the sixth (6th) anniversary of the Company Merger Effective Time and shall continue to apply until such time as such Claim is fully and finally resolved.
(c)   Prior to the Company Merger Effective Time, the Company shall obtain and fully pay the premium for, and Parent shall maintain in full force and effect (and the obligations under to be honored), during the six (6) year period beginning on the date of the Company Merger Effective Time, a “tail” prepaid directors’ and officers’ liability insurance policy or policies (which policy or policies by their respective express terms shall survive the Mergers) from the Company’s current insurance carrier or an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, of at least the same coverage and amounts and containing terms and conditions, retentions and limits of liability that are no less favorable than the Company’s and the Company Subsidiaries’ existing directors’ and officers’ liability policy or policies for the benefit of the Indemnified Parties with respect to directors’ and officers’ liability insurance for Claims arising from facts or events that occurred on or prior to the Company Merger Effective Time; provided, however, that in no event shall the aggregate premium payable for such “tail” insurance policy exceed an amount equal to 250% of the annual premium paid by the Company for its directors’ and officers’ liability insurance as set forth in Section 7.5(c) of the Company Disclosure Schedule (such amount being the “Maximum Premium”). If the Company is unable to obtain the “tail” insurance described in the first sentence of this Section 7.5(c) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable “tail” insurance as reasonably available for an aggregate cost equal to the Maximum Premium.
(d)   If any of Parent or its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.5.
(e)   The provisions of this Section 7.5 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party referred to in this Section 7.5 (who are intended to be third party beneficiaries of this Section 7.5), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent and the Company, and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including any such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.5 shall be in addition to, and not in substitution for, any other rights to indemnification or exculpation which an Indemnified Party and other Person referred to in this Section 7.5 is entitled, whether pursuant to applicable Law, contract or otherwise.
Section 7.6   Access to Information; Confidentiality.
(a)   During the Interim Period, to the extent permitted by applicable Law and contracts, each Party shall, and shall cause each of its Subsidiaries to, (i) furnish the Company or Parent, as applicable, with such financial and operating data and other information with respect to the business, properties, offices, books, contracts, records and personnel of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, as the Company or Parent, as applicable, may from time to time reasonably request, and (ii) with respect to the Company and the Company Subsidiaries and subject to the terms of the Company Leases, facilitate reasonable access for Parent and its authorized Representatives during normal business hours, and upon reasonable advance notice, to all Company Properties; provided, however, that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any of the representations or warranties made by the Company Parties or the Parent Parties, as applicable, hereto and all such access shall be coordinated through the Company or Parent, as applicable, or its respective designated Representatives, in accordance with such reasonable procedures as they may establish. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 7.6 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a Third Party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (if the Company or Parent, as applicable, has used commercially reasonable efforts to obtain permission or consent of such Third Party to such disclosure), (B) the disclosure of which would violate any Law or legal duty of the Party or any of its Representatives (provided, however, that the Company or Parent, as applicable, shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law or legal duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of a loss of privilege to the disclosing Party (provided, however, that the Company or Parent, as applicable, shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not result in a loss of such attorney-client, attorney work product or other legal privilege) or (D) if it reasonably determines that such access is reasonably likely to materially disrupt, impair or interfere with its, or its Subsidiaries’, business or operations; provided, however, that the Parties will work in good faith to determine a means to provide access that will not materially disrupt, impair or interfere with such business or operations. Notwithstanding the foregoing, access pursuant to this Section 7.6 shall not include the right to perform environmental testing of any kind (including any invasive environmental testing) without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed for any environmental testing that is non-invasive). Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Prior to the Company Merger Effective Time, each of the Company Parties and each of the Parent Parties shall not, and shall direct their respective Representatives and Affiliates not to, contact or otherwise communicate (for the avoidance of doubt, other than any public communications otherwise permitted by this Agreement) with parties with which such Party knows the other Party has a business relationship (including tenants/subtenants) regarding the business of such other Party or this Agreement and the transactions contemplated hereby without the prior written consent of such other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided that, notwithstanding the foregoing or anything else in this Agreement or in the Confidentiality Agreement to the contrary, a Party and its respective Representatives and Affiliates may contact or otherwise communicate with such parties without any consent of the other Party (I) in pursuing its own business activities (operating in the ordinary course) or (II) in connection with the activities contemplated by Section 7.18.
(b)   Prior to the Company Merger Effective Time, each of the Company and Parent shall hold, and will cause its respective Representatives and Affiliates to hold any nonpublic information exchanged pursuant to this Section 7.6 in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.
Section 7.7   Public Announcements.   Except with respect to any Change in Company Recommendation, any Change in Parent Recommendation or any action taken by the Company or the Company Board or Parent or the Parent Board, as applicable, pursuant to and in accordance with Section 7.4, so long as this Agreement is in effect, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement and, except as otherwise permitted or required by this Agreement and except for the initial press release that will be mutually agreed in good faith by the Parties and the filing of this Agreement (and a summary of this Agreement) and the Form S-4 and the Proxy Statement/Prospectus with the SEC, none of the Company or Parent shall issue any such press release or make any such public statement or filing prior to obtaining the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a Party may, without the prior consent of the other Parties, issue any such press release or make any such public statement or filing (a) if the disclosure contained therein is consistent in all material respects with the initial press release referred to above, the summary of this Agreement filed with the SEC, the Form S-4 or the Proxy Statement/Prospectus or (b) as may be required by Law, order or the applicable rules of any stock exchange or quotation system if, in the case of this clause (b), (i) for any reason it is not reasonably practicable to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement or (ii) the Party issuing such press release or making such public statement has used its commercially reasonable efforts to consult with the other Party and to obtain such Party’s consent but has been unable to do so in a timely manner through no fault of such issuing Party.
Section 7.8   Employment Matters.
(a)   During the period commencing on the Closing and ending on the date that is twelve (12) months after the Closing (or if earlier, the date of the Continuing Employee’s termination of employment with Parent and the Parent Subsidiaries), Parent shall, and shall cause each Parent Subsidiary, as applicable, to, provide each individual who is an employee of the Company or any Company Subsidiary immediately prior to the Company Merger Effective Time and who remains employed by Parent or any Parent Subsidiary immediately following the Company Merger Effective Time (each, a “Continuing Employee” and collectively, the “Continuing Employees”) with (i) except as otherwise mutually agreed between Parent and such Continuing Employee, a base salary or base wage rate and a target annual cash incentive opportunity that, in the aggregate, are not less than those that were provided to such Continuing Employee immediately prior to the Closing (provided that in no event may such base salary or base wage rate be less than that provided to such Continuing Employee immediately prior to the Closing), and (ii) health and welfare benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Parent and the Parent Subsidiaries. In addition, during the period commencing on the Company Merger Effective Time and ending on the date that is twelve (12) months after the Company Merger Effective Time (or if earlier, the date of the Continuing Employee’s termination of employment with Parent and the Parent Subsidiaries), Parent shall, and shall cause each Parent Subsidiary, as applicable, to, provide Continuing Employees who are not party to an existing severance letter agreement with the Company, with severance benefits that are consistent with, and no less favorable than, those described on Section 7.8(a) of the Company Disclosure Schedule.
(b)   Parent shall, and shall cause each Parent Subsidiary and Parent OP, as applicable, to, provide, each employee of the Company or any Company Subsidiary who is not party to an existing severance letter agreement with the Company, whose employment terminates as of the Company Merger Effective Time, and who meets the requirements for severance pay as described in Section 7.8(a) of the Company Disclosure Schedule, with severance benefits that are consistent with, and no less favorable than, those described on Section 7.8(a) of the Company Disclosure Schedule. In addition, from and after the Company Merger Effective Time, Parent shall, and shall cause each Parent Subsidiary, as applicable, to honor, in accordance with their terms, all existing severance letter agreements between the Company and any employee of the Company or any Company Subsidiary.
(c)   Parent shall, and shall cause the Parent Subsidiaries to, provide credit for each Continuing Employee’s length of service with the Company and the Company Subsidiaries (as well as service with any predecessor employer of the Company or any Company Subsidiary) for purposes of eligibility, vesting and benefit level under any employee vacation, severance or paid time off benefit plan, program, policy, agreement or arrangement, or any retirement or savings plan, maintained by Parent and the Parent Subsidiaries in which such Continuing Employee is eligible to participate (“Parent Employee Program”) (but not for purposes of any benefit accrual under any defined benefit pension plan) to the same extent that such service was recognized under a similar plan, program, policy, agreement or arrangement of the Company or any Company Subsidiary, except that no such prior service credit will be required or provided to the extent that (i) it results in a duplication of benefits, or (ii) such service was not recognized under the corresponding Company Employee Program.
(d)   Parent and the Company shall take the actions described in Section 7.8(d) of the Company Disclosure Schedule.
(e)   To the extent permitted by applicable Law, Parent shall use, and shall cause the Parent Subsidiaries to use, commercially reasonable efforts to cause each Parent Employee Program in which any Continuing Employee participates that provides health or welfare benefits to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations applicable under the corresponding Company Employee Program or to the extent that such preexisting condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Employee Program and (ii) honor any payments, charges and expenses of Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Company Employee Program in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Parent Employee Program during the calendar year in which the Closing occurs.
(f)   During the Interim Period, the Parent Parties and the Company and the Company Subsidiaries shall, and agree to cause their applicable Affiliates to, cooperate with each other to accomplish the matters addressed by this Section 7.8 and the Company and the Company Subsidiaries agree, upon the reasonable request of Parent, to assist the Parent Parties with respect to post-closing employment matters relating to employees of the Company and the Company Subsidiaries.
(g)   Nothing in this Section 7.8 shall (i) confer any rights upon any Person, including any Continuing Employee or former employee of the Company or the Company Subsidiaries, other than the Parties to this Agreement and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or create any right in any Continuing Employee or any other Person to any continued employment or service with or for, or to receive any compensation or benefits from, the Company, the Company Subsidiaries, Parent or the Parent Subsidiaries, (iii) constitute or be treated as an amendment, modification, adoption, suspension or termination of any Company Employee Program or any Parent Employee Program, or (iv) alter or limit the ability of the Company, the Company Subsidiaries, Parent or the Parent Subsidiaries to amend, modify or terminate any benefit plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, consistent with the terms of such plan, program, policy, agreement or arrangement.
Section 7.9   Certain Tax Matters.
(a)   Each of Parent and the Company shall use their respective reasonable best efforts (before and, as relevant, after the Company Merger Effective Time) to cause the Company Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Parent or the Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Company Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the Company shall have received the opinion of counsel referred to in Section 8.3(e) and Parent shall have received the opinion of counsel referred to in Section 8.2(e), the Parties shall treat the Company Merger as a “reorganization” under Section 368(a) of the Code and no Party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)   Parent and the Company shall cooperate in good faith in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. The Parent Parties shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of shares of Company Common Stock or Partnership OP Units, all Transfer Taxes.
(c)   The Company shall cooperate and consult in good faith with Parent with respect to maintenance of the REIT status of the Company (and any of the Company’s Subsidiaries that is a REIT) for the Company’s 2022 taxable year, including by providing Parent information supporting amounts distributed and the calculation of the amount required to be distributed pursuant to Section 857(a) of the Code. Parent and the Company shall cooperate to cause each Taxable REIT Subsidiary of the Company to jointly elect with Parent to be treated as a Taxable REIT Subsidiary of Parent, effective as of the date of the Company Merger Effective Time.
(d)   Parent OP shall adopt the “traditional method” as set forth in Treasury Regulations Section 1.704-3 (and any analogous provision of state or local income tax law) with respect to any variation between the adjusted tax basis and fair market value, as of the Partnership Merger Effective Time, of any of the Company Properties or any other assets deemed transferred by the Partnership to Parent OP for federal income tax purposes.
Section 7.10   Notification of Certain Matters; Transaction Litigation.
(a)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, any of the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with any of the Mergers or the other transactions contemplated by this Agreement.
(b)   Promptly after becoming aware, the Company shall give written notice to Parent, and Parent shall give written notice to Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that, if uncured, it would be reasonably expected to result in any of the applicable closing conditions set forth in Article VIII not being capable of being satisfied by the Drop Dead Date; or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that, if uncured, it would result in any of the applicable closing conditions set forth in Article VIII not to be satisfied; provided, however, that no such notification (or failure to give such notification) shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if, to the Company’s Knowledge or Parent’s Knowledge, as applicable, the occurrence of any state of facts or Event would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth in Article VIII not to be satisfied or satisfaction to be reasonably delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company, Parent or their respective Representatives to provide such prompt notice under Section 7.10(a), this Section 7.10(b) or Section 7.10(c) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).
(c)   Each of the Company and Parent agrees to give prompt written notice to the other Party upon becoming aware of the occurrence or impending occurrence of any Event relating to it or any of its Subsidiaries, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.
(d)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Action commenced or, to the Company’s Knowledge or Parent’s Knowledge, as applicable, threatened against, relating to or involving such Party or any Company Subsidiary or Parent Subsidiary, respectively, that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement and each Party shall keep the other Party reasonably informed regarding any such matters. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any litigation against the Company, its directors or its officers relating to this Agreement, the Mergers and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent; provided, however, that, with respect to any such settlement that only requires payment of monetary amounts by the Company, such consent shall not be unreasonably withheld, conditioned or delayed. Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any litigation against Parent, its directors or its officers relating to this Agreement, the Mergers and the transactions contemplated hereby.
Section 7.11   Section 16 Matters. Prior to the Company Merger Effective Time, the Company and Parent shall, as applicable, take all such steps to cause any dispositions of shares of Company Common Stock (including derivative securities with respect thereto) or acquisitions of shares of Parent Common Stock (including derivative securities with respect thereto) resulting from the transactions contemplated by this Agreement by each individual who is, or may become (as a result of the transactions contemplated by this Agreement), subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act, in each case subject to applicable Law.

Section 7.12   Voting of Company Common Stock and Parent Common Stock. Parent shall vote all shares of Company Common Stock beneficially owned by it, Parent OP or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of approval of this Agreement. The Company shall vote all shares of Parent Common Stock beneficially owned by it, the Partnership or any of the Company Subsidiaries as of the record date for the Parent Stockholder Meeting, if any, in favor of approval of the Parent Common Stock Issuance.
Section 7.13   Termination of Company Equity Incentive Plans and Company Direct Stock Purchase and Dividend Reinvestment Plan.
(a)   Prior to the Company Merger Effective Time, the Company Board shall adopt such resolutions or take such other actions as may be required by the Company Equity Incentive Plans no later than immediately prior to the Company Merger Effective Time to effect the intent of Article III and to terminate the Company Equity Incentive Plans effective as of the Company Merger Effective Time, and to ensure that no awards will be made under the Company Equity Incentive Plans following the Company Merger Effective Time and no Person shall otherwise acquire any interest in the Company, any Company Subsidiary, Parent or any Parent Subsidiary, whether by purchase, exercise or otherwise, under the Company Equity Incentive Plans after the Company Merger Effective Time.
(b)   The Company Board shall adopt such resolutions or take such other actions as may be required to suspend the Company Direct Stock Purchase and Dividend Reinvestment Plan as soon as reasonably practicable following the date of this Agreement, and ensure that no purchase or other rights under the Company Direct Stock Purchase and Dividend Reinvestment Plan enable the holder of such rights to acquire any interest in the Company or any Company Subsidiary as a result of such purchase or the exercise of such rights. The Company Board shall adopt such resolutions or take such other actions as may be required to terminate the Company Direct Stock Purchase and Dividend Reinvestment Plan, effective prior to the Company Merger Effective Time, and ensure that no purchase or other rights under the Company Direct Stock Purchase and Dividend Reinvestment Plan enable the holder of such rights to acquire any interest in Parent or any Parent Subsidiary as a result of such purchase or the exercise of such rights at or after the Company Merger Effective Time.
(c)   If requested by Parent, the Company shall (or shall cause each applicable Company Subsidiary to), not earlier than ten (10) Business Days prior to the Closing Date, terminate the Company 401(k) Plan as of the day immediately prior to the Closing Date (but contingent upon the occurrence of the Mergers) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which are reasonably satisfactory to Parent. Regardless of whether the Company 401(k) Plan terminates as provided in the immediately preceding sentence, before the Closing Date, the Company shall adopt resolutions providing that all participant accounts in the Company 401(k) Plan shall be 100% vested as of the day immediately prior to the Closing Date (but contingent upon the consummation of the Mergers).
Section 7.14   Takeover Statutes.   The Parties shall use their reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.
Section 7.15   Tax Representation Letters.
(a)   The Company Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.2(c) and Section 8.3(e), (ii) deliver to Alston & Bird LLP, counsel to the Company, and Mayer Brown LLP, counsel to Parent, or other counsel described in Section 8.2(c) and Section 8.3(d), respectively, a tax representation letter, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4) and signed by an officer of the Company Parties, containing customary representations of the Company Parties as shall be reasonably necessary or appropriate to enable Alston & Bird LLP or Mayer Brown LLP (or such other counsel described in Section 8.2(c) and Section 8.3(d)) to render the opinions described in Section 8.2(c) and Section 8.3(d), respectively, on the date of the Company Merger Effective Time (and, if required, on the effective date of the Form S-4) and (iii) deliver to Wachtell, Lipton, Rosen & Katz, counsel to Parent, and Hogan Lovells US LLP, counsel to the Company, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the date of the Company Merger Effective Time, respectively, and signed by an officer of the Company Parties, containing customary representations of the Company Parties as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz, or other counsel described in Section 8.2(e), to render an opinion on the effective date of the Form S-4 and on the date of the Company Merger Effective Time, respectively, as described in Section 8.2(e), and Hogan Lovells US LLP, or other counsel described in Section 8.3(e), to render an opinion on the effective date of the Form S-4 and on the date of the Company Merger Effective Time, respectively, as described in Section 8.3(e).
(b)   The Parent Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.2(e) and Section 8.3(d), (ii) deliver to Mayer Brown LLP, counsel to Parent, or other counsel described in Section 8.3(d), a tax representation letter, dated as of the date of the Company Merger Effective Time (and, if required, as of the effective date of the Form S-4) and signed by an officer of the Parent Parties, containing customary representations of the Parent Parties as shall be reasonably necessary or appropriate to enable Mayer Brown LLP, or such other counsel described in Section 8.3(d), to render the opinion described in Section 8.3(d) on the date of the Company Merger Effective Time (and, if required, on the effective date of the Form S-4), and (iii) deliver to Wachtell, Lipton, Rosen & Katz, counsel to Parent, and Hogan Lovells US LLP, counsel to the Company, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the date of the Company Merger Effective Time, respectively, and signed by an officer of the Parent Parties, containing representations of the Parent Parties as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz, or other counsel described in Section 8.2(e), to render an opinion on the effective date of the Form S-4 and on the date of the Company Merger Effective Time, as described in Section 8.2(e), and Hogan Lovells US LLP, or other counsel described in Section 8.3(e), to render an opinion on the effective date of the Form S-4 and on the date of the Company Merger Effective Time, as described in Section 8.3(e).
Section 7.16   Accrued Dividends.   In the event that a distribution with respect to shares of Company Common Stock permitted under the terms of this Agreement has (a) a record date prior to the Company Merger Effective Time and (b) has not been paid as of the Company Merger Effective Time, the holders of shares of Company Common Stock and Partnership OP Units shall be entitled to receive such distribution from the Company (or the Partnership, as applicable) as of immediately prior to the time such shares or units are exchanged pursuant to Article III.
Section 7.17   Dividends and Distributions.
(a)   From and after the date of this Agreement until the earlier of the Company Merger Effective Time and termination of this Agreement pursuant to Section 9.1, none of Parent or the Company shall make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of Parent (in the case of the Company) or the Company (in the case of Parent); provided, however, that the written consent of the other Party shall not be required (but written notice shall be given) for (i) in the case of the Company, subject to the terms of this Section 7.17(a), (x) the authorization and payment of regular quarterly distributions at a rate not in excess of $0.28 per share, per quarter and (y) the regular distributions that are required to be made in respect of the Partnership OP Units in connection with any dividends paid on shares of Company Common Stock in accordance with the terms of the Partnership Agreement and (ii) in the case of Parent, subject to the terms of this Section 7.17(a), (x) the authorization and payment of regular quarterly distributions at a rate not in excess of $0.79 per share, per quarter (provided that, notwithstanding anything herein to the contrary, Parent and the Parent Board shall be permitted to increase its quarterly dividend without the Company’s consent by no more than 15% and to declare and pay such increased quarterly dividend; provided, further, that the Company shall be entitled to make a corresponding increase (of not more than 15%) in its dividend for the same quarterly period in which Parent makes such an increase), (y) the declaration and payment by Parent of dividends pursuant to the terms of the Parent Series Q Preferred Shares and (z) the regular distributions that are required to be made in respect of the Parent OP Units in connection with any dividends paid on the shares of the Parent Common Stock and distributions that are required to be made in respect of the Parent OP Preferred Units and Class A Convertible Common Units in accordance with the Parent Partnership Agreement; provided, further, that (A) it is agreed that the Parties shall take such actions as are necessary to ensure that if either the holders of Company Common Stock or the holders of Parent Common Stock receive a distribution for a particular quarter prior to the Closing Date, then the holders of Company Common Stock and the holders of Parent Common Stock, respectively, shall also receive a distribution for such quarter, whether in full or pro-rated for the applicable quarter, as necessary to result in the holders of Company Common Stock and the holders of Parent Common Stock receiving dividends covering the same periods prior to the Closing Date and (B) the Parties will cooperate such that, and the Company and the Partnership will ensure that, any such quarterly dividend or distribution (or dividends or distributions) by the Company (and the Partnership) will have the same record date and the same payment date as Parent’s in order to ensure that the stockholders of the Company and Parent (and the limited partners of the Partnership and the Parent OP) receive the same number of such dividends and distributions between January 1, 2022 and the Partnership Merger Effective Time.
(b)   Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of the Company and Parent, as applicable, shall be permitted to declare and pay a dividend to its stockholders, the record date for which shall be the close of business on the last Business Day prior to the Closing Date and the payment date shall be as soon as practicable following the Closing Date, distributing any amounts determined by such Party (in each case in consultation with the other Party) to be the minimum dividend required to be distributed in order for such Party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise Tax (any dividend paid pursuant to this paragraph, a “REIT Dividend”).
(c)   If either Party determines that it is necessary to declare a REIT Dividend, it shall notify the other Party at least twenty (20) days prior to the date of the Company Stockholder Meeting and the Parent Stockholder Meeting, as applicable, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of the Company, to holders of Company Common Stock, in an amount per share of Company Common Stock equal to the product of (A) the REIT Dividend declared by Parent with respect to each share of Parent Common Stock multiplied by (B) the Exchange Ratio and (ii) in the case of Parent, to holders of Parent Common Stock, in an amount per share of Parent Common Stock equal to the quotient obtained by dividing (x) the REIT Dividend declared by the Company with respect to each share of Company Common Stock by (y) the Exchange Ratio. The record date for any dividend payable pursuant to this Section 7.17(c) shall be the close of business on the last Business Day prior to the Closing Date and the payment date for such dividend shall be as soon as practicable following the Closing Date.
Section 7.18   Other Transactions; Parent-Approved Transactions.   During the Interim Period, and to the extent consistent with applicable Laws, the Company shall use commercially reasonable efforts to provide such cooperation and assistance as Parent may reasonably request to (a) identify certain assets that Parent may desire to be purchased by one or more Parent Subsidiaries or the Affiliates of the Parent Parties from one or more Company Subsidiaries as part of one or more “like-kind exchanges” under Section 1031 of the Code by such Parent Subsidiaries, (b) identify certain assets that Parent may desire to be purchased by one or more Company Subsidiaries from one or more Parent Subsidiaries or the Affiliates of the Parent Parties as part of one or more “like-kind exchanges” under Section 1031 of the Code by such Company Subsidiaries, (c) cause such purchases or sales referred to in the foregoing clauses (a) and (b) to be completed pursuant to such terms as may be designated by Parent and as may be necessary for such purchases or sales to constitute part of one or more like-kind exchanges under Section 1031 of the Code, (d) convert or cause the conversion of one or more wholly owned Company Subsidiaries that are organized as corporations into limited liability companies (or, if any such Company Subsidiary is organized as a limited liability company, make an election under Treasury Regulations Section 301.7701-3(c) to be disregarded as an entity separate from its owner for U.S. federal income tax purposes) and one or more Company Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (e) sell or cause to be sold stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more Company Subsidiaries at a price and on such other terms as designated by Parent, (f) exercise any right of the Company or a Company Subsidiary to terminate or cause to be terminated any contract to which the Company or a Company Subsidiary is a party and (g) sell or cause to be sold any of the assets and properties of the Company or one or more Company Subsidiaries at a price and on such other terms as designated by Parent (any action or transaction described in clause (c) through (g), a “Parent-Approved Transaction”); provided, that (i) neither the Company nor any of the Company Subsidiaries shall be required to take any action in contravention of (A) any organizational document of the Company or any of the Company Subsidiaries existing as of the date hereof, (B) any Company Material Contract existing as of the date hereof, or (C) applicable Law, (ii) any such conversions, effective times of terminations, sales or transactions, including the consummation of any Parent-Approved Transaction or other obligations of the Company or its Subsidiaries to incur any liabilities with respect thereto, shall (A) be contingent upon all of the conditions set forth in Article VIII having been satisfied (or, with respect to Section 8.2, waived) and receipt by the Company of a written notice from Parent to such effect the Parent Parties are prepared to proceed immediately with the Closing and (B) with respect to the transactions described in clauses (e), (f) and (g), not occur prior to the Closing (it being understood that in any event the transactions described in clauses (a), (b), (c) and (d) will be deemed to have occurred prior to the Closing, provided that if the Closing does not occur, the parties shall take all action necessary to reverse or otherwise not consummate any such transactions, without any liability to the Company or any Company Subsidiary), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Parent Parties under this Agreement, including the amount of or timing of payment of the Merger Consideration, the Fractional Share Consideration or the Partnership Merger Consideration, (iv) neither the Company nor any of the Company Subsidiaries shall be required to take any such action that could adversely affect the classification of the Company, or any Company Subsidiary that is classified as a REIT, as a REIT or could subject the Company or any such Subsidiary to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes), (v) neither the Company nor any Company Subsidiary shall be required to take any such action that could result in any United States federal, state or local income Tax being imposed on, or adverse Tax consequences to, any holder of Partnership OP Units other than the Company or any Company Subsidiary or any equity holders in the Company (in such Person’s capacity as an equity holder) and (vi) neither the Company nor any of the Company Subsidiaries shall be required to (A) enter into any contract, or make any undertaking, that would not by its terms terminate upon a termination of this Agreement, with no continuing obligation or liability for the Company or any Company Subsidiary, (B) consent to, or enter into any contract providing for, the consummation of any sale or other disposition of any assets or properties prior to the Closing Date, or (C) pay any fee or incur any liability, other than reasonable out-of-pocket-expenses or reasonable security deposits that are advanced or promptly reimbursed by the Parent Parties in accordance with this Section 7.18. Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent and, subject to the limits set forth above and except as agreed by Parent and the Company, such actions or transactions shall be implemented immediately prior to or concurrent with the Closing. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of the Company Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 7.18. The Company shall not be deemed to have made a Change in Company Recommendation or entered into or agreed to enter an Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by Parent in connection with a Parent-Approved Transaction. The Parent Parties shall, upon request by the Company, advance to the Company for all reasonable out-of-pocket costs or security deposits incurred by the Company and its Subsidiaries at Parent’s direction in connection with any actions taken by the Company and the Company Subsidiaries in accordance with this Section 7.18; provided that the Company shall promptly return to Parent any such amounts that are refunded to the Company or any Company Subsidiary. The consummation of any Parent-Approved Transaction shall not constitute consummation of an Acquisition Proposal for purposes of Section 9.3(a), nor shall any Acquisition Proposal made in respect of a Parent-Approved Transaction constitute an Acquisition Proposal for purposes of Section 9.3(a). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in performing their obligations under this Section 7.18, and Parent shall indemnify the Company and the Company Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of the Company Subsidiaries to the extent arising therefrom (and in the event the Mergers and the other transactions contemplated by this Agreement are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries not previously reimbursed), other than any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties that result from the gross negligence or willful misconduct by the Company or any Company Subsidiary or from their failure to comply with any instructions of Parent with respect to any such actions.
Section 7.19   Registration Rights Agreements.   Parent will use its reasonable best efforts to cause the resale of the Parent Common Stock that may be issued upon redemption of the New OP Units, including by any pledgees of the New OP Units, to be included on its existing registration statement promptly following the Closing (but, in any event, on or prior to the thirtieth (30th) day after the Closing Date).
Section 7.20   Financing Cooperation.
(a)   During the Interim Period, the Company shall, and shall cause its Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent in connection with financing arrangements (including assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of the Company Debt Agreements) as Parent may reasonably determine necessary or advisable in connection with the completion of the Mergers or the other transactions contemplated hereby, including timely taking all corporate action reasonably necessary to authorize the execution and delivery of any documents to be entered into prior to Closing in respect of the Company Debt Agreements and delivering all officer’s certificates and legal opinions required to be delivered in connection thereof; provided that any arrangements, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations, prepayments or other transactions or documents entered into pursuant to this Section 7.20(a) shall be effective at or immediately prior to the Partnership Merger Effective Time (other than any notices required to be given in advance of such time in order for any such financing arrangements or documents to be effective at or immediately prior to the Partnership Merger Effective Time).
(b)   During the Interim Period, Parent or one or more of its Subsidiaries may (i) commence any of the following: (A) one or more offers to purchase any or all of the outstanding debt issued under the Company Notes Indentures for cash (the “Offers to Purchase”); or (B) one or more offers to exchange any or all of the outstanding debt issued under the Company Notes Indentures for securities issued by the Partnership or any of its Affiliates (the “Offers to Exchange”); and (ii) solicit the consent of the holders of debt issued under the Company Notes Indentures regarding certain proposed amendments thereto (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Note Offers and Consent Solicitations”); provided that any such notice or offer shall expressly reflect that, and it shall be the case that, the closing of any such transaction shall not be consummated until the Closing and such transaction shall be funded using consideration provided by Parent or any of its Subsidiaries (or by the Company or any of the Company Subsidiaries if the payment thereof is to be made at or after the Closing). Any Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent and which are permitted by the terms of the applicable Company Notes Indenture and applicable Laws, including SEC rules and regulations. Parent shall consult with the Company regarding the material terms and conditions of any Note Offers and Consent Solicitations, including the timing and commencement of any Note Offers and Consent Solicitations and any tender deadlines. Parent shall have provided the Company with the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent in the applicable Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Note Offers and Consent Solicitations to allow the Company and its counsel to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent

Solicitations, the Company shall execute a supplemental indenture to each of the Company Notes Indentures in accordance with the terms thereof amending the terms and provisions thereof as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent; provided that the amendments effected by such supplemental indentures shall not become operative until the Closing. During the Interim Period, at Parent’s sole expense, the Company shall and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to, provide all cooperation reasonably requested by Parent to assist Parent in connection with any Note Offers and Consent Solicitations (including using commercially reasonable efforts to cause the Company’s independent accountants to provide customary consents for use of their reports to the extent required in connection with any Note Offers and Consent Solicitations); provided that neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Note Offers and Consent Solicitations other than, in connection with the execution of (i) any supplemental indenture relating to the Consent Solicitations, with respect to which the Company shall (x) deliver customary officers’ certificates and (y) customary legal opinions to the trustee under the applicable Company Notes Indenture in the form required by the applicable Company Notes Indenture or (ii) any dealer manager agreement or other similar agreement, with respect to which the Company shall deliver customary legal opinions to the dealer manager or other similar agent in the form required by the applicable dealer manager agreement, but only if such opinion is required to be delivered at or prior to Closing, in each case, to the extent such certificates and opinions would not conflict with applicable Laws. The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Note Offers and Consent Solicitations will be selected and retained by Parent. If, at any time prior to the completion of the Note Offers and Consent Solicitations, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use commercially reasonable efforts to promptly notify the other Party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the notes outstanding under the Company Notes Indentures.
Section 7.21   Withholding Certificates.   The Partnership shall use its reasonable best efforts to obtain and deliver to Parent prior to the Partnership Merger Effective Time a duly executed certificate of non-foreign status, dated as of the date of the Company Merger Effective Time, from each holder of Partnership OP Units that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) in compliance with Treasury Regulations 1.1445-2(b)(2), Section 1446(f)(2)(A) of the Code, IRS Notice 2018-29 and Proposed Treasury Regulations Section 1.1446-2(b)(2); provided, however, that in the event that any such certificate of non-foreign status is not delivered to Parent prior to the Partnership Merger Effective Time, Parent’s remedy shall be limited to withholding pursuant to this Agreement.
Section 7.22   Parent Board.   Prior to, and conditioned upon the occurrence of, the Company Merger Effective Time, Parent shall take all actions necessary in order to, upon the Company Merger Effective Time, add one (1) member of the Company Board as of the date of this Agreement as set forth on Section 7.22 of the Company Disclosure Schedule (“Company Board Designee”) to the Parent Board, to serve, together with the then members of the Parent Board, until the next annual meeting of stockholders of Parent. In connection with such next annual meeting of stockholder of Parent, the Board Governance and Nomination Committee of the Parent Board intends to recommend to the Parent Board the Company Board Designee for election to the Parent Board at such annual meeting of stockholders; provided that at such time the Company Board Designee satisfies the qualifications to serve on the Parent Board.
ARTICLE VIII
CONDITIONS TO THE MERGERS
Section 8.1   Conditions to the Obligations of Each Party to Effect the Mergers.   The obligations of the Parties to effect the Mergers are subject to the satisfaction or, to the extent allowed by applicable Law, waiver by the Parties, at or prior to the Closing, of each of the following conditions:

(a)   Stockholder Approvals.   Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.
(b)   No Prohibitive Laws.   No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority and be in effect which would have the effect of making illegal or otherwise prohibiting the consummation of the Mergers.
(c)   No Injunctions, Orders or Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction or other order, decree or judgment issued by a Governmental Authority shall be in effect which would have the effect of making illegal or otherwise prohibiting the consummation of the Mergers.
(d)   Registration Statement.   The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced by the SEC and not withdrawn.
(e)   Listing.   The shares of Parent Common Stock to be issued in the Company Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
Section 8.2   Conditions to Obligations of the Parent Parties.   The obligations of the Parent Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are further subject to the satisfaction or waiver by Parent, at or prior to the Closing, of each of the following additional conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of the Company Parties contained in Section 4.1 (Existence, Good Standing; Compliance with Law), Section 4.4 (Subsidiary Interests), Section 4.5 (Other Interests), Section 4.16 (No Brokers) and Section 4.23 (Information Supplied) shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct in all material respects at and as of such time), (ii) the representations and warranties of the Company Parties contained in Section 4.2 (Authority), Section 4.10(c) (Absence of Certain Changes), Section 4.17 (Opinion of Financial Advisor), Section 4.18 (Vote Required), Section 4.24 (Investment Company Act) and Section 4.25 (Takeover Statutes) shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time), (iii) the representations and warranties of the Company Parties contained in Section 4.3 (Capitalization) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct in all but de minimis respects at and as of such time), and (iv) each of the other representations and warranties of the Company Parties contained in this Agreement shall be true and correct as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions, in the case of this clause (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, with respect to the foregoing clauses (i) and (iv), any exceptions and qualifications with regard to materiality or Company Material Adverse Effect contained therein shall be disregarded for purposes of this Section 8.2(a). Parent shall have received a certificate signed on behalf of each of the Company Parties, dated as of the Closing Date, to the foregoing effect.
(b)   Performance of Obligations of the Company Parties.   Each of the Company Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and Parent shall have received a certificate signed on behalf of each of the Company Parties, dated as of the Closing Date, to the foregoing effect.

(c)   REIT Qualification Opinion.   Parent shall have received a written tax opinion of Alston & Bird LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit A to this Agreement, dated as of the Closing Date, to the effect that, beginning with its taxable year ended December 31, 1999 and ending with its taxable year that ends with the Company Merger, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.15(a)(ii) and subject to customary exceptions, assumptions and qualifications).
(d)   Absence of Material Adverse Change.   Since the date of this Agreement, there shall not have been an Event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of each of the Company Parties, dated as of the Closing Date, to the foregoing effect.
(e)   Section 368 Opinion.   Parent shall have received the written opinion of Wachtell, Lipton, Rosen & Katz (or other counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit B to this Agreement, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.15(a)(iii) and Section 7.15(b)(iii).
Section 8.3   Conditions to Obligations of the Company Parties.   The obligations of the Company Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are further subject to the satisfaction or waiver by the Company, at or prior to the Closing, of each of the following additional conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of the Parent Parties contained in Section 5.1 (Existence, Good Standing; Compliance with Law), Section 5.13 (No Brokers) and Section 5.19 (Information Supplied) shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct in all material respects at and as of such time), (ii) the representations and warranties of the Parent Parties contained in Section 5.2 (Authority), Section 5.9(c) (Absence of Certain Changes), Section 5.14 (Opinion of Financial Advisors) and Section 5.15 (Vote Required) shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time), (iii) the representations and warranties of Parent Parties contained in Section 5.3 (Capitalization) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct in all but de minimis respects at and as of such time), and (iv) each of the other representations and warranties of the Parent Parties contained in this Agreement shall be true and correct as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions, in the case of this clause (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to the foregoing clauses (i) and (iv), any exceptions and qualifications with regard to materiality or Parent Material Adverse Effect contained therein shall be disregarded for purposes of this Section 8.3(a). The Company shall have received a certificate signed on behalf of each of the Parent Parties, dated as of the Closing Date, to the foregoing effect.
(b)   Performance of Obligations of the Parent Parties.   Each of the Parent Parties shall have performed or complied in all material respects with all agreements and covenants required by this

Agreement to be performed or complied with by it at or prior to the Closing, and the Company shall have received a certificate signed on behalf of each of the Parent Parties, dated as of the Closing Date, to the foregoing effect.
(c)   Absence of Material Adverse Change.   Since the date of this Agreement, there shall not have been an Event that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of each of the Parent Parties, dated as of the Closing Date, to the foregoing effect.
(d)   REIT Qualification Opinion.   The Company shall have received a tax opinion of Mayer Brown LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit C to this Agreement, dated as of the Closing Date, to the effect that beginning with Parent’s taxable year ended December 31, 1997 and through the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Parent’s proposed method of organization and operation will enable Parent to continue to satisfy the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.15(a)(ii) and Section 7.15(b)(ii) and subject to customary exceptions, assumptions and qualifications).
(e)   Section 368 Opinion.   The Company shall have received the written opinion of Hogan Lovells US LLP (or other counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit D to this Agreement, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.15(a)(iii) and Section 7.15(b)(iii).
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
Section 9.1   Termination.   This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time, whether before or after the receipt of Company Stockholder Approval and the Parent Stockholder Approval (in each case, unless otherwise specified in this Section 9.1), by action taken or authorized by the Parent Board or the Company Board, as applicable, as follows:
(a)   by the mutual written consent of Parent and the Company;
(b)   by either the Company or Parent, by written notice to the other Party:
(i)   if, upon the completion of the voting at the Company Stockholder Meeting, the Company Stockholder Approval is not obtained; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily caused by any action or failure to act of any of the Company Parties that constitutes a material breach of their respective obligations under Section 7.1 or Section 7.4;
(ii)   if, upon the completion of the voting at the Parent Stockholder Meeting, the Parent Stockholder Approval is not obtained; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to Parent if the failure to obtain such Parent Stockholder Approval was primarily caused by any action or failure to act of any of the Parent Parties that constitutes a material breach of their respective obligations under Section 7.1 or Section 7.4;
(iii)   if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action, which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Mergers, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; or
(iv)   if the consummation of the Mergers shall not have occurred on or before 5:00 p.m. (New York time) on January 11, 2023 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the primary cause of, or resulted in, the failure of the Mergers to occur on or before the Drop Dead Date;
(c)   by Parent upon written notice from Parent to the Company, if any of the Company Parties breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.2(a) or Section 8.2(b) and such breach or failure to perform is incapable of being cured by the earlier of (i) thirty (30) days after such notice is given or (ii) two (2) Business Days prior to the Drop Dead Date or, if capable of being cured by such earlier date, is not cured by the Company Parties before such earlier date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Parent or Parent OP is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied;
(d)   by the Company upon written notice from the Company to Parent, if any of the Parent Parties breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.3(a) or Section 8.3(b) and such breach or failure to perform is incapable of being cured by the earlier of (i) thirty (30) days after such notice is given or (ii) two (2) Business Days prior to the Drop Dead Date or, if capable of being cured by such earlier date, is not cured by the Parent Parties before such earlier date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Company or the Partnership is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied;
(e)   by the Company upon written notice from the Company to Parent, at any time prior to the receipt of the Company Stockholder Approval, in order to enter into an Acquisition Agreement with respect to a Superior Proposal in compliance with Section 7.4(b)(iv); provided, however, that this Agreement may not be so terminated unless the payment required by Section 9.3(c) is made in full to Parent prior to or concurrently with the occurrence of such termination and entry into such Acquisition Agreement with respect to such Superior Proposal;
(f)   by Parent upon written notice from Parent to the Company, (i) if a Change in Company Recommendation shall have occurred (provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 9.1(f)(i) in respect of a Change in Company Recommendation shall expire if and when the Company Stockholder Approval is obtained), or (ii) upon a Willful Breach of Section 7.4 by the Company (it being understood that nothing in this Section 9.1(f) is intended to modify the rights of Parent and obligations of the Company with respect to a Willful Breach of this Agreement by the Company as provided in Section 9.2 or Section 9.3); or
(g)   by the Company upon written notice from the Company to Parent, (i) if a Change in Parent Recommendation shall have occurred or (ii) upon a Willful Breach of Section 7.4 by Parent; provided, however, that the Company’s right to terminate this Agreement pursuant to this Section 9.1(g) shall expire if and when the Parent Stockholder Approval is obtained (it being understood that nothing in this Section 9.1(g) is intended to modify the rights of the Company and obligations of Parent with respect to a Willful Breach of this Agreement by Parent as provided in Section 9.2 or Section 9.3).
Section 9.2   Effect of Termination.   Subject to Section 9.3, in the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any of the Parties hereto, or any of their respective Representatives, and all rights and obligations of any Party shall cease, except for the Confidentiality Agreement and the agreements contained in Section 7.6(b) (Access to Information; Confidentiality), this Section 9.2 (Effect of Termination), Section 9.3 (Termination Fees and Expense Amount), Section 9.4 (Payment of Expense Amount or Termination Fee) and Article X (General Provisions) and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 9.1; provided, however, that nothing shall relieve any Party from liabilities or damages arising out of any fraud or Willful Breach by such Party of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.
Section 9.3   Termination Fees and Expense Amount.
(a)   If this Agreement is terminated by either the Company or Parent pursuant to Section 9.1(b)(i) (or by either the Company or Parent pursuant to Section 9.1(b)(ii) when either the Company or Parent could have terminated this Agreement pursuant to Section 9.1(b)(i)) or Section 9.1(b)(iv) or by Parent pursuant to Section 9.1(c), and, after the date hereof and prior to the termination of this Agreement, the Company (i) receives or has received an Acquisition Proposal with respect to the Company or any Company Subsidiary that has been publicly announced prior to the time of the Company Stockholder Meeting (with respect to a termination under Section 9.1(b)(i) (or, if applicable, Section 9.1(b)(ii))) or that has been publicly announced or otherwise communicated to the Company Board prior to the date of termination of this Agreement (with respect to a termination under Section 9.1(b)(iv) or Section 9.1(c)), and (ii) before the date that is twelve (12) months after the date of termination of this Agreement, any transaction or series of related transactions included within the definition of an Acquisition Proposal is consummated by the Company or a Company Subsidiary or the Company or a Company Subsidiary enters into an Acquisition Agreement, then the Company shall pay, or cause to be paid, to Parent, subject to the provisions of Section 9.4(a), the Termination Fee minus, if previously paid pursuant to Section 9.3(e), the Expense Amount, by wire transfer of same day funds to an account designated by Parent, not later than the earlier of consummation of such transaction arising from such Acquisition Proposal or the execution of such Acquisition Agreement; provided, however, that for purposes of this Section 9.3(a), the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”
(b)   If this Agreement is terminated by either the Company or Parent pursuant to Section 9.1(b)(ii) (or by either the Company or Parent pursuant to Section 9.1(b)(i) when either the Company or Parent could have terminated this Agreement pursuant to Section 9.1(b)(ii)) or Section 9.1(b)(iv), and, after the date hereof and prior to the termination of this Agreement, Parent (i) receives or has received an Acquisition Proposal with respect to Parent or any Parent Subsidiary that has been publicly announced prior to the time of the Parent Stockholder Meeting (with respect to a termination under Section 9.1(b)(ii) (or if applicable Section 9.1(b)(i))) or that has been publicly announced or otherwise communicated to the Parent Board prior to the date of termination of this Agreement (with respect to a termination under Section 9.1(b)(iv)), and (ii) before the date that is twelve (12) months after the date of termination of this Agreement, any transaction or series of related transactions included within the definition of an Acquisition Proposal is consummated by Parent or a Parent Subsidiary or Parent or a Parent Subsidiary enters into an Acquisition Agreement, then Parent shall pay, or cause to be paid, to the Company, subject to the provisions of Section 9.4(a), the Termination Fee minus, if previously paid pursuant to Section 9.3(f), the Expense Amount, by wire transfer of same day funds to an account designated by the Company, not later than the earlier of consummation of such transaction arising from such Acquisition Proposal or the execution of such Acquisition Agreement; provided, however, that for purposes of this Section 9.3(b), the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”
(c)   If this Agreement is terminated by (i) the Company pursuant to Section 9.1(e) or (ii) Parent pursuant to Section 9.1(f), then, in each case, the Company shall pay, or cause to be paid, to Parent, subject to the provisions of Section 9.4(a), the Termination Fee by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination.

(d)   If this Agreement is terminated by the Company pursuant to Section 9.1(g), then Parent shall pay, or cause to be paid, to the Company, subject to the provisions of Section 9.4(a), the Termination Fee by wire transfer of same day funds to an account designated by the Company, within two (2) Business Days of such termination.
(e)   If this Agreement is terminated by either the Company or Parent pursuant to Section 9.1(b)(i) (or by either the Company or Parent pursuant to Section 9.1(b)(ii) when either the Company or Parent could have terminated this Agreement pursuant to Section 9.1(b)(i)), the Company shall pay, or cause to be paid, to Parent the Expense Amount of the Parent Parties, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days after the date of such termination.
(f)   If this Agreement is terminated by either the Company or Parent pursuant to Section 9.1(b)(ii) (or by either the Company or Parent pursuant to Section 9.1(b)(i) when either the Company or Parent could have terminated this Agreement pursuant to Section 9.1(b)(ii)), Parent shall pay, or cause to be paid, to the Company the Expense Amount of the Company Parties, by wire transfer of same day funds to an account designated by the Company, within two (2) Business Days after the date of such termination.
(g)   Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that:
(i)   under no circumstances shall either Parent or the Company be required to pay the Termination Fee on more than one occasion;
(ii)   under no circumstances shall either Parent or the Company be required to pay the Expense Amount on more than one occasion;
(iii)   if this Agreement is terminated under circumstances in which the Company is required to pay the Termination Fee pursuant to Section 9.3(a) or Section 9.3(c) and the Termination Fee is paid to Parent (or its designee), the payment of the Termination Fee will be the Parent Parties’ sole and exclusive remedy against the Company Parties arising out of or relating to this Agreement, except in the case of fraud or a Willful Breach of this Agreement by any of the Company Parties; and
(iv)   if this Agreement is terminated under circumstances in which Parent is required to pay the Termination Fee pursuant to Section 9.3(b) or Section 9.3(d) and the Termination Fee is paid to the Company (or its designee), the payment of the Termination Fee will be the Company Parties’ sole and exclusive remedy against the Parent Parties arising out of or relating to this Agreement, except in the case of fraud or a Willful Breach of this Agreement by any of the Parent Parties.
(h)   Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Fee nor the Expense Amount is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such amounts are due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision, and (iii) without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, if either Parent or the Company fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain such payment, the other Party commences a suit that results in a judgment against Parent or the Company, as applicable, for the payment of any amount set forth in this Section 9.3, Parent or the Company, as applicable, shall pay the other Party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate as published in The Wall Street Journal, Eastern Edition on the date of payment for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
Section 9.4   Payment of Expense Amount or Termination Fee.
(a)   In the event that Parent or the Company is obligated to pay the other Party the Expense Amount and/or Termination Fee, Parent or the Company, as applicable, shall pay to the other Party from the Expense Amount and/or Termination Fee deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Expense Amount and/or Termination Fee, as applicable, and (ii) the sum of (A) the maximum amount that can be paid to such other Party (or its designee) without causing such other Party (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (H) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”), as determined by such other Party’s independent certified public accountants (taking into account any known or anticipated income of such other Party which is not Qualifying Income and any appropriate “cushion” as determined by such accountants), plus (B) in the event such other Party receives either (1) a letter from such other Party’s counsel indicating that such other Party has received a ruling from the IRS described in Section 9.4(b)(ii) or (2) an opinion from such other Party’s outside counsel as described in Section 9.4(b)(ii), an amount equal to the excess of the Expense Amount and/or Termination Fee, as applicable, less the amount payable under clause (A) above. To secure Parent or the Company’s obligation to pay these amounts, as applicable, Parent or the Company, as applicable, shall deposit into escrow an amount in cash equal to the Expense Amount and/or the Termination Fee, as applicable, with an escrow agent selected by Parent or the Company, as applicable (that is reasonably satisfactory to the other Party) and on such terms (subject to Section 9.4(b)) as shall be mutually agreed in good faith upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Expense Amount or the Termination Fee, as applicable, pursuant to this Section 9.4(a) shall be made, at the time Parent or the Company is obligated to pay the other Party such amount pursuant to Section 9.3, by wire transfer of immediately available funds.
(b)   The escrow agreement shall provide that the Expense Amount or the Termination Fee, as applicable, in escrow or any portion thereof shall not be released to Parent or the Company, as applicable (or its designee), unless the escrow agent receives any one or combination of the following: (i) a letter from such Party’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to such Party (or its designee) without causing such Party (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from such Party’s accountants revising that amount, in which case the escrow agent shall release such amount to such Party (or its designee), or (ii) a letter from such Party’s counsel indicating that such Party received a ruling from the IRS holding that the receipt by such Party (or its designee) of the Expense Amount and/or the Termination Fee, as applicable, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that such Party’s outside counsel has rendered a legal opinion to the effect that the receipt by such Party (or its designee) of the Expense Amount and/or the Termination Fee, as applicable, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Expense Amount and/or the Termination Fee, as applicable, to such Party (or its designee). Each of Parent and the Company agrees to amend this Section 9.4(b) at the request of the other Party in order to (x) maximize the portion of the Expense Amount and/or Termination Fee, as applicable, that may be distributed to such other Party (or its designee) hereunder without causing such other Party (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve such other Party’s chances of securing a favorable ruling described in this Section 9.4(b) or (z) assist such other Party in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4(b). The escrow agreement shall also provide that any portion of the Expense Amount and/or Termination Fee, as applicable, that remains unpaid as of the end of the taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.4; provided, that the obligation of Parent or the Company, as applicable, to pay the unpaid portion of the Expense Amount and/or Termination Fee, as applicable, shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement and any such unpaid portion shall be released by the escrow agent to Parent or the Company, as applicable. Parent (in the case of Expense Amount and/or Termination Fee, as applicable, payable by Parent) or the Company (in the case of Expense Amount and/or Termination Fee, as applicable, payable by the Company) shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

(c)   Except as set forth in Section 9.3 and this Section 9.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses whether or not the Mergers are consummated.
Section 9.5   Amendment.   To the extent permitted by applicable Law, this Agreement may be amended by the Parties by an instrument in writing signed on behalf of each of the Parties, at any time before or after the Company Stockholder Approval or the Parent Stockholder approval is obtained; provided, however, that after the Company Stockholder Approval or after the Parent Stockholder Approval is obtained, as applicable, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such approval.
Section 9.6   Extension; Waiver.   At any time prior to the Company Merger Effective Time, the Company Parties, on the one hand, and the Parent Parties, on the other hand, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other Parties with any of the agreements or conditions contained herein. Any agreement on the part of the Company Parties, on the one hand, and the Parent Parties, on the other hand, to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Parties against which such waiver or extension is to be enforced. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
ARTICLE X
GENERAL PROVISIONS
Section 10.1   Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by electronic mail (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):
(a)   if to any of the Parent Parties:
Prologis, Inc.
1800 Wazee Street, Suite 500
Denver, CO 80202
Attention:
Edward S. Nekritz, Chief Legal Officer and General Counsel

Email:
enekritz@prologis.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:
Adam O. Emmerich
Robin Panovka
Viktor Sapezhnikov

Email:
aoemmerich@wlrk.com
rpanovka@wlrk.com
vsapezhnikov@wlrk.com

(b)   if to any of the Company Parties:

Duke Realty Corporation
8711 River Crossing Boulevard
Indianapolis, IN 46240
Attention:
Ann C. Dee, Executive Vice President, General Counsel and Corporate Secretary

Email:
Ann.Dee@dukerealty.com

with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
Columbia Square
555 13th St NW
Washington, DC 20004
Attention:
David Bonser
Paul Manca
Stacey McEvoy

Email:
david.bonser@hoganlovells.com
paul.manca@hoganlovells.com
stacey.mcevoy@hoganlovells.com

Section 10.2   Interpretation.   The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. When a reference is made in this Agreement, to the Company Disclosure Schedule or the Parent Disclosure Schedule, to information or documents being “provided,” “made available” or “disclosed” by a Party to another Party or its Affiliates, such information or documents shall include any information or documents (a) included in the Company SEC Reports or the Parent SEC Reports, as the case may be, which are publicly available at least one (1) Business Day prior to the date of this Agreement, (b) furnished prior to the execution of this Agreement in the Company Datasite or the Parent Datasite and to which access has been granted to the other party and its Representatives at least one (1) day prior to the date of this Agreement, or (c) otherwise provided in writing (including electronically) to the other Party or any of its Affiliates or Representatives at least one (1) day prior to the date of this Agreement. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References to a Person are also to its permitted successors and permitted assigns. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner, it means that the Party is legally obligated to do so under this Agreement.
Section 10.3   Non-Survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Company Merger Effective Time. This Section 10.3 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Company Merger Effective Time.
Section 10.4   Entire Agreement.   This Agreement constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the Parties, or between any of them, with respect to the subject matter hereof.
Section 10.5   Assignment; Third-Party Beneficiaries.   Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties. Except for (a) Article II and

Article III, which shall inure to the benefit of the stockholders of the Company and the limited partners of the Partnership who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, and (b) Section 7.5, which shall inure to the benefit of the Persons benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 10.6   Severability.   If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.
Section 10.7   Choice of Law/Consent to Jurisdiction.
(a)   All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Maryland without regard to its rules of conflict of laws (except that matters relating to the duties of the Company Board shall be subject to the Laws of the State of Indiana).
(b)   Each of the Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the Circuit Court for Baltimore City (Maryland), Business and Technology Case Management Program (the “Maryland Court”) for any litigation arising out of this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such court), waive any objection to the laying of venue of any such litigation in the Maryland Court and agree not to plead or claim in the Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program. Nothing in this Agreement shall limit or affect the rights of any Party to pursue appeals from any judgments or order of the Maryland Court as provided by Law. Each of the Parties agrees, (i) to the extent such Party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such Party’s agent for acceptance of legal process, and (ii) that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.
Section 10.8   Remedies.
(a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 10.8, it is agreed that prior to the termination of this Agreement pursuant to Article IX the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.
(c)   The Parties’ right of specific enforcement is an integral part of the Mergers and the other transactions contemplated hereby and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.8(c). In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 10.8(c).
Section 10.9   Counterparts.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery). Facsimile and electronic .pdf transmission of any signed original document shall be deemed the same as delivery of an original.
Section 10.10   WAIVER OF JURY TRIAL.   EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.
Section 10.11   Authorship.   The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.
PROLOGIS, INC.
By:
/s/ Edward S. Nekritz

Name:
Edward S. Nekritz

Title:
Chief Legal Officer, General Counsel and Secretary

PROLOGIS, L.P.
By: Prologis, Inc., its general partner
By:
/s/ Edward S. Nekritz

Name:
Edward S. Nekritz

Title:
Chief Legal Officer, General Counsel and Secretary

COMPTON MERGER SUB LLC
By: Prologis, Inc., its sole member
By:
/s/ Edward S. Nekritz

Name:
Edward S. Nekritz

Title:
Chief Legal Officer, General Counsel and Secretary

COMPTON MERGER SUB OP LLC
By: Prologis, L.P., its sole member
By: Prologis, Inc., its general partner
By:
/s/ Edward S. Nekritz

Name:
Edward S. Nekritz

Title:
Chief Legal Officer, General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.
DUKE REALTY CORPORATION
By:
/s/ James B. Connor

Name:
James B. Connor

Title:
Chairman and Chief Executive Officer

DUKE REALTY LIMITED PARTNERSHIP
By: Duke Realty Corporation, its general partner
By:
/s/ James B. Connor

Name:
James B. Connor

Title:
Chairman and Chief Executive Officer of the General Partner

[Signature Page to Agreement and Plan of Merger]

Annex B
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000
PERSONAL AND CONFIDENTIAL
June 11, 2022
Board of Directors
Prologis, Inc.
1800 Wazee Street, Suite 500
Denver, CO 80202
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to Prologis, Inc. (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 0.475 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company to be issued in exchange for each outstanding share of common stock, par value $0.01 per share (the “DRE Common Stock”), of Duke Realty Corporation (“DRE”) pursuant to the Agreement and Plan of Merger, dated as of June 11, 2022 (the “Agreement”), by and among the Company, Prologis, L.P., a subsidiary of the Company (the “Company OP”), Compton Merger Sub LLC, a wholly owned subsidiary of the Company, Compton Merger Sub OP LLC, a wholly owned subsidiary of the Company OP, DRE, and Duke Realty Limited Partnership, a subsidiary of DRE (the “DRE OP”).
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, DRE and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a senior co-manager with respect to a public offering by Prologis Yen Finance LLC, an affiliate of the Company, of its 0.589% Notes due 2027, 0.850% Notes due 2030, 1.003% Notes due 2032, 1.222% Notes due 2035 and 1.600% Notes due 2050 (aggregate principal amount ¥41,200,000,000), in June 2020; as a joint book-running manager with respect to a public offering by the Company OP of its 1.250% Notes due 2030 and 2.125% Notes due 2050 (aggregate principal amount $1,250,000,000), in August 2020; as an underwriter with respect to an offering of 110,480 investment units of Nippon Prologis REIT, Inc., an affiliate of the Company, in January 2021; as a joint book-running manager with respect to a public offering by Prologis Euro Finance LLC, an affiliate of the Company, of its 0.500% Notes due 2032 and 1.000% Notes due 2041 (aggregate principal amount €1,350,000,000), in February 2021; as a participant in the Company OP’s global senior credit agreement (aggregate principal amount $600,000,000 and €338,271,000), in April 2021; as a co-manager with respect to a public offering of Prologis Yen Finance LLC’s 0.448% Notes due 2028, 0.564% Notes due 2031, 0.885% Notes due 2036, 1.134% Notes due 2041 and 1.550% Notes due 2061 (aggregate principal amount ¥65,000,000,000), in June 2021; and as a joint book-running manager with respect to a public offering of Prologis Euro Finance LLC’s Floating Rate Notes due 2024, 1.000% Notes due 2029, and 1.500% Notes due

Board of Directors
Prologis, Inc.
June 11, 2022
Page Two
2034 (aggregate principal amount €1,550,000,000), in February 2022. We may also in the future provide financial advisory and/or underwriting services to the Company, DRE and their respective affiliates for which our Investment Banking Division may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and DRE for the five years ended December 31, 2021; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and DRE; certain other communications from the Company and DRE to their respective stockholders; certain publicly available research analyst reports for the Company and DRE; certain internal financial analyses and forecasts for DRE on a standalone basis prepared by its management; and certain financial analyses and forecasts for DRE on a stand-alone basis and giving effect to the Transaction, and certain internal financial analyses and forecasts for the Company on a standalone and on a pro forma basis giving effect to the Transaction, in each case, as prepared by the management of the Company and approved for our use by the Company (collectively, the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and DRE regarding their assessment of the past and current business operations, financial condition and future prospects of DRE and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of DRE Common Stock; compared certain financial and stock market information for the Company and DRE with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the real estate industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, the Company OP, DRE or the DRE OP or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, the Company OP, DRE or the DRE OP or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the Partnership Merger (as defined in the Agreement), the Contribution and Issuance (as such terms are defined in the Agreement), any distribution to the stockholders of the Company, or the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the

Board of Directors
Prologis, Inc.
June 11, 2022
Page Three
amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, the Company OP, DRE or the DRE OP, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock or DRE Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, the Company OP, DRE or the DRE OP or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company, the Company OP, DRE or the DRE OP or the ability of the Company, the Company OP, DRE or the DRE OP to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.
Very truly yours,
/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)

Annex C
Privileged and Confidential
June 11, 2022
Board of Directors
Duke Realty Corporation
8711 River Crossing Boulevard
Indianapolis, IN 46240
Members of the Board:
We understand that Duke Realty Corporation (the “Company”), Duke Realty Limited Partnership (the “Partnership”), Prologis, Inc. (“Parent”), Prologis, L.P., a subsidiary of Parent (“Parent OP”), Compton Merger Sub LLC, a wholly owned subsidiary of Parent (“Prologis Merger Sub”) and Compton Merger Sub OP LLC, a wholly owned subsidiary of Parent OP (“Prologis OP Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 11, 2022 (the “Merger Agreement”), which provides, among other things, for (i) the merger of the Company with and into Prologis Merger Sub (the “Company Merger”), with Prologis Merger Sub being the surviving entity (the “Surviving Entity”), and (ii) immediately following the consummation of the Company Merger, the merger of Prologis OP Merger Sub with and into the Partnership, with the Partnership being the surviving entity, (the “Partnership Merger”, and together with the Company Merger, the “Mergers”). Pursuant to the Company Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.01 of the Company (the “Company Common Stock”), other than shares held by Parent, the Company or any of their respective subsidiaries (collectively, the “Excluded Shares”), will be converted into the right to receive 0.475 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), subject to adjustment in certain circumstances (the “Consideration”). Pursuant to the Partnership Merger, the Surviving Entity shall continue to be the general partner of the Partnership, and each of the outstanding common partnership interests of the Partnership (any such common partnership unit, a “Partnership OP Unit”) (other than Partnership OP Units owned by the Surviving Entity, any wholly owned subsidiary of the Surviving Entity or of the Partnership) shall be converted into a number of newly issued Parent OP Units in an amount equal to the Exchange Ratio, and each holder of such Partnership OP Units shall be admitted as a limited partner of Parent OP. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares).
For purposes of the opinion set forth herein, we have:
1)
Reviewed certain publicly available financial statements and other business and financial information of the Company and Parent, respectively;

2)
Reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent, respectively;

3)
Reviewed certain financial projections prepared by the managements of the Company and Parent, respectively, including certain adjustments to the financial projections prepared by Parent with guidance from the management of the Company (which were reviewed and approved for our use by the management of the Company) (collectively, the “Financial Projections”);

4)
Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Mergers, prepared by the managements of Parent and the Company (which were reviewed and approved for our use by the management of the Company) (collectively, the “Synergies”);

5)
Discussed the past and current operations and financial condition and the prospects of the Company and Parent, respectively, including information relating to the Synergies, with senior executives of the Company;

6)
Reviewed the pro forma impact of the Mergers on Parent’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

7)
Reviewed the reported prices and trading activity for the Company Common Stock and Parent Common Stock;

8)
Compared the financial performance of the Company and Parent and the prices and trading activity of the Company Common Stock and Parent Common Stock with that of certain other publicly-traded companies comparable with the Company and Parent, respectively, and their securities;

9)
Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

10)
Participated in discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

11)
Reviewed the Merger Agreement and certain related documents; and

12)
Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Parent, and formed a substantial basis for this opinion. With respect to the Financial Projections and the Synergies, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and Parent of the future financial performance of the Company and Parent. We have relied upon, without independent verification, the assessment by the management of the Company of: (i) the Synergies, (ii) the timing and risks associated with the integration of the Company and Parent and (iii) the ability to retain key employees of the Company and Parent, respectively. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, (i) that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that the Partnership Merger will qualify as and constitute an “assets over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) and (iii) that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Mergers. We have been advised by the managements of the Parent and the Company, respectively, that each of Parent and the Company, respectively, has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) since its formation, and we have assumed that the Mergers will not adversely affect the status of either Parent or the Company as a REIT (in the case of the Company, through its final taxable year that will end with the Company Merger). We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction (other than the holders of the Excluded Shares). Our opinion does not address the relative merits of the Mergers as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Mergers, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the two years prior to the date hereof, we and our affiliates have provided financial advisory and financing services for Parent and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which Parent Common Stock will trade following consummation of the Mergers or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Parent and the Company should vote at the shareholders’ meetings to be held in connection with the Mergers.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares).
Very truly yours,
MORGAN STANLEY & CO. LLC
By:
/s/ Matthew Johnson

Matthew Johnson
Managing Director

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Section 2-418 of the MGCL permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.
In addition, Section 2-418 of the MGCL requires that, unless prohibited by its charter, a corporation indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, or any claim, issue or matter in the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding, or in the defense of any such claim, issue or matter in the proceeding.
Prologis’ charter and bylaws provide for the indemnification by the company of its directors and officers to the fullest extent permitted by applicable law. Prologis has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.
Prologis has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that Prologis indemnify its executive officers and directors to the fullest extent permitted by applicable law and reimburse the executive officers and directors for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.
The Prologis OP partnership agreement requires Prologis OP to indemnify Prologis, the directors and officers of Prologis, and such other persons as Prologis may from time to time designate against any loss or damage, including reasonable legal fees and court costs incurred by the person by reason of anything it may do or refrain from doing for or on behalf of Prologis OP or in connection with its business or affairs unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.
Item 21.   Exhibits
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)   Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
That, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description of Document
2.1	Agreement and Plan of Merger by and among Prologis, Inc., Prologis, L.P., Compton Merger Sub LLC, Compton Merger Sub OP LLC, Duke Realty Corporation and Duke Realty Limited Partnership, dated as of June 11, 2022 (included as Annex A to this joint proxy statement/prospectus included in this registration statement).*
3.1	Articles of Incorporation of Prologis, Inc. (incorporated by reference to Exhibit 3.1 to Prologis, Inc.’s Registration Statement on Form S-11/A (No. 333-35915) filed November 4, 1997).
3.2	Articles Supplementary of Prologis, Inc., dated June 2, 2011, establishing and fixing the rights and preferences of the Series Q Cumulative Redeemable Preferred Stock of Prologis, Inc. (incorporated by reference to Exhibit 3.4 to Prologis, Inc.’s Registration Statement on Form 8-A filed June 2, 2011).
3.3	Articles of Merger of New Pumpkin Inc., a Maryland corporation, with and into Prologis, Inc., a Maryland corporation, changing the name of “AMB Property Corporation” to “Prologis, Inc.,” as filed with the Stated Department of Assessments and Taxation of Maryland on June 2, 2011, and effective June 3, 2011 (incorporated by reference to Exhibit 3.1 to Prologis’ Current Report on Form 8-K filed June 8, 2011).
3.4	Articles of Amendment of Prologis, Inc., dated May 4, 2012 (incorporated by reference to Exhibit 3.1 to Prologis, Inc.’s Current Report on Form 8-K filed May 8, 2012).
3.5	Articles Supplementary of Prologis, Inc., dated April 3, 2014 (incorporated by reference to Exhibit 3.1 to Prologis, Inc.’s Current Report on Form 8-K filed on April 3, 2014).
3.6	Articles of Amendment of Prologis, Inc., dated May 4, 2020 (incorporated by reference to Exhibit 3.1 to Prologis, Inc.’s Current Report Form 8-K filed on May 4, 2020).
3.7	Ninth Amended and Restated Bylaws of Prologis, Inc. (incorporated by reference to Exhibit 3.1 to Prologis, Inc.’s Current Report on Form 8-K filed on September 24, 2021).
4.1	Form of Certificate for Common Stock of Prologis, Inc. (incorporated by reference to Exhibit 4.1 to Prologis, Inc.’s Registration Statement on Form S-4/A (No. 333-172741) filed April 12, 2011).
5.1	Opinion of Venable LLP.**
8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters.**
8.2	Opinion of Mayer Brown LLP regarding certain tax matters.**
8.3	Opinion of Hogan Lovells US LLP regarding certain tax matters.**
8.4	Opinion of Alston & Bird LLP regarding certain tax matters.**
15.1	Awareness Letter of KPMG LLP.**
23.1	Consent of KPMG LLP with respect to Prologis, Inc.**
23.2	Consent of KPMG LLP with respect to Duke Realty Corporation.**
23.3	Consent of Venable LLP (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).**
23.4	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.1 hereto and incorporated herein by reference).**
23.5	Consent of Mayer Brown LLP (included as part of its opinion filed as Exhibit 8.2 hereto and incorporated herein by reference).**
23.6	Consent of Hogan Lovells US LLP (included as part of its opinion filed as Exhibit 8.3 hereto and incorporated herein by reference).**
23.7	Consent of Alston & Bird LLP (included as part of its opinion filed as Exhibit 8.4 hereto and incorporated herein by reference).**
24.1	Powers of Attorney (contained on the signature pages of this registration statement).***

Exhibit No.	Description of Document
99.1	Consent of Goldman Sachs & Co. LLC.**
99.2	Consent of Morgan Stanley & Co. LLC.**
99.3	Consent of James B. Connor to be named as a director.***
99.4	Form of Proxy Card of Prologis, Inc.**
99.5	Form of Proxy Card of Duke Realty Corporation**
107	Exhibit Fee Table***

*
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request by the SEC.

**
Filed herewith.

***
Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on July 29, 2022.
PROLOGIS, INC.

By:
/s/ Edward S. Nekritz

Edward S. Nekritz
Chief Legal Officer, General
Counsel and Secretary
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on July 29, 2022.
Signature	Title
* Hamid R. Moghadam	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
* Timothy D. Arndt	Chief Financial Officer (Principal Financial Officer)
* Lori A. Palazzolo	Chief Accounting Officer and Managing Director (Principal Accounting Officer)
* Cristina G. Bita	Director
* George L. Fotiades	Director
* Lydia H. Kennard	Director
* Irving F. Lyons III	Director
* Avid Modjtabai	Director
* David P. O’Connor	Director
* Olivier Piani	Director

Signature	Title
* Jeffrey L. Skelton	Director
* Carl B. Webb	Director
* William D. Zollars	Director
*By:	/s/ Edward S. Nekritz Edward S. Nekritz Attorney-in-Fact